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INDEX TO FINANCIAL STATEMENTS

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GCI, INC.
(Exact Name of Registrant as Specified in Its Charter)

Alaska (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	91-1820757 (I.R.S. Employer Identification No.)

2550 Denali Street, Suite 1000
Anchorage, Alaska 99503-2781
(907) 868-5600
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

John M. Lowber
GCI, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska 99503-2781
(907) 868-5600
(Name, Address, Including Zip Code and Telephone Number, Including
Area Code, of Agent for Service)

COPIES OF ALL COMMUNICATIONS TO:

Steven D. Miller, Esq.
Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado 80202
(303) 297-2900

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee

8 5/8% Senior Notes due 2019	$425,000,000	100%	$425,000,000	$30,302.50

(1)
Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 26, 2010

PROSPECTUS

GCI, INC.

$425,000,000
EXCHANGE OFFER FOR
8 5/8% Senior Notes due 2019

        GCI, Inc. is offering to exchange an aggregate principal amount of up to $425,000,000 of its new 8 5/8% Senior Notes Due 2019 (the "New Notes") for a like amount of its old 8 5/8% Senior Notes Due 2019 issued in a private offering on November 3, 2009 (the "Old Notes"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes:

  •
  will have been registered under the Securities Act of 1933, as amended (the "Securities Act");

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the Old Notes; and

  •
  will not contain provisions relating to an increase in the interest rate borne by the Old Notes under circumstances related to the timing of the exchange offer.

        The New Notes, like the Old Notes, will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured debt, including our 7.25% Senior Notes due 2014. Also like the Old Notes, the New Notes will be structurally subordinated and effectively rank junior to any liabilities of our subsidiaries and will also be effectively subordinated to our existing and future secured debt to the extent of the value of the collateral securing such indebtedness.

        As of December 31, 2009, GCI, Inc. and its subsidiaries had, on a consolidated basis, approximately $37.0 million of secured debt, and GCI, Inc.'s subsidiaries had approximately $1.2 billion in liabilities, excluding intercompany liabilities, but including trade payables.

        There are restrictions on our ability and our restricted subsidiaries to incur additional debt pursuant to the indenture governing the New Notes and the terms of our Senior Credit Facility.

        The exchange offer expires at 5:00 p.m., New York City time, on                                    , 2010, unless we extend it.

        The New Notes will not be listed on any national securities exchange.

        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. If the broker-dealer acquired the Old Notes as a result of market-making activities or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with the resales of new securities. GCI, Inc. has agreed that, during the period ending 90 days after the consummation of the exchange offer, subject to extension in limited circumstances, it will use reasonable best efforts to keep the exchange offer registration statement effective and to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution and Selling Restrictions."

        For a discussion of certain factors that should be considered by holders prior to tendering their Old Notes for the New Notes in the exchange offer, see "Risk Factors" beginning on page 14.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                         , 2010.

        The information contained in this Prospectus speaks only as of the date of this Prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        This Prospectus incorporates important business and financial information about us that is not included or delivered with this Prospectus. This information is available without charge to security holders upon written or oral request to GCI, Inc., 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781, Attn: Bonnie J. Paskvan, Corporate Counsel of General Communication, Inc., telephone number (907) 868-5600.

        IN ORDER TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THE INFORMATION NO LATER THAN                    , WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER UNLESS WE DECIDE TO EXTEND THE EXPIRATION DATE.

i

SUMMARY

        Unless stated otherwise, the discussion in this Prospectus of our business includes the business of GCI, Inc. and its subsidiaries. Except as otherwise indicated or the context otherwise requires, in this Prospectus, the words "we," "us," "our," "Company," and "GCI" refer to GCI, Inc., the issuer of the New Notes, and its subsidiaries. The following summary contains basic information about the Company and this offering. It likely does not contain all the information that is important to you. This Prospectus includes the terms of the New Notes we are offering, as well as information regarding our business and detailed financial data. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred you.

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the "Risk Factors," and the consolidated financial statements and related notes, each of which are included elsewhere in this Prospectus.

 Private Placement of Old Notes

        On November 3, 2009, GCI, Inc. privately placed $425 million of 8 5/8% Senior Notes due 2019.

        Simultaneously with the private placement, GCI, Inc. entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, GCI, Inc. must use its reasonable best efforts to file a registration statement on or before March 3, 2010, to cause such registration statement to become effective on or prior to June 1, 2010, and to complete the exchange offer on or before 30 days following the effective date of such registration statement. If the exchange offer does not meet such deadlines, we must pay additional interest to the holders of the Old Notes until such deadlines are met. The registration statement has been filed after March 3, 2010 and therefore we will pay additional interest to the holders of the Old Notes. You may exchange your Old Notes for New Notes with substantially the same terms in this exchange offer. You should read the discussion under the headings "—The New Notes" and "Description of the New Notes" for further information regarding the New Notes.

        We believe that holders of the Old Notes may resell the New Notes without complying with the registration and prospectus delivery provisions of the Securities Act if certain conditions are met. You should read the discussion under the headings "—The Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resales of the New Notes.

Our Company

Overview

        We are the largest communications provider in Alaska as measured by revenues. We offer facilities based local and long-distance voice services, cable television, data and Internet access to residential and business customers across the state under our GCI brand. In addition, we provide wireless telephone services over our own facilities under the GCI, Alaska DigiTel and Alaska Wireless brand names. Due to the unique nature of the markets we serve, including harsh winter weather and remote geographies, our customers rely extensively on our systems to meet their communication and entertainment needs. We benefit from the attractive demographic and economic characteristics of Alaska. Also, the state of Alaska does not levy personal income taxes or collect sales taxes.

        Since GCI's founding in 1979 as a competitive long distance provider, we have consistently expanded our product portfolio and facilities to become the leading integrated communication services provider in our markets. Our facilities include redundant and geographically diverse digital undersea fiber optic cable systems linking our Alaska terrestrial networks to the networks of other carriers in the lower 48 contiguous states. As of December 31, 2009, our cable systems passed 89% of Alaska's households, and we have achieved 56% basic cable penetration of the homes we reach. We believe we offer superior video services relative to digital broadcast satellite ("DBS"), which is limited by Alaska's geographic location, challenging climate and terrain features. We have continued our statewide deployment of digital local phone service ("DLPS") utilizing our own coaxial cable facilities enabling us to move off of facilities that we previously leased from telecom incumbents. At December 31, 2009, 74% of the local access lines we served were carried on our own last mile facilities. In recent years, we expanded our efforts in wireless and presently operate the only statewide wireless network. Our network provides access for both global system for mobile communications ("GSM") and code division multiple access ("CDMA") based devices, and can provide us with an eventual path to fourth generation Long Term Evolution ("LTE") based wireless communications.

        Our Consumer segment serves residential customers. Our Network Access segment serves other common carriers. Our Commercial segment serves small businesses, local, national and global businesses, governmental entities, and public and private educational institutions. Our Managed Broadband segment serves rural school districts, hospitals and health clinics. The financial results of the long-distance, local access and Internet services sold to consumer and commercial customers that we serve due to our acquisitions of United Utilities, Inc. ("UUI") and United KUC, Inc. ("United KUC") are reported in the Regulated Operations segment.

        For the year ended December 31, 2009, we generated consolidated revenues of $595.8 million. We ended the period with approximately 100,600 long-distance customers, 144,700 local access lines in service, 147,600 basic cable subscribers, 125,400 wireless subscribers and 110,700 cable modem subscribers.

Competitive Strengths

        Market Leader.    We are Alaska's leading provider of long-distance, cable television and data and Internet services as measured by revenues, the second largest local access provider as measured by local access lines, and the third largest wireless service provider as measured by estimated subscriber lines in service. We attribute our leadership position to our commitment to provide our customers with high-quality products in attractively-priced bundled offerings.

        Advanced Infrastructure and Robust Network Assets.    We own and operate advanced networks that provide integrated end-to-end solutions. We have invested to enable DLPS statewide, to expand our wireless facilities and to construct new fiber. Our hybrid-fiber coax cable network enables us to offer last-mile broadband connectivity to our customers. Our interstate and undersea fiber optic cable systems connect our major markets in Alaska to the lower 48 contiguous states. We employ satellite transmission for rural intrastate and interstate traffic in markets where terrestrial based network alternatives are currently not available. Also, we serve Western Alaska through DeltaNet, a terrestrial long-haul microwave network. In our local access service markets, we offer services using our own facilities, unbundled network elements and wholesale/resale of third party facilities. We were recently awarded an $88.2 million 50/50 loan/grant combination from the federal broadband stimulus program, which we will use to expand our terrestrial broadband network in southwest Alaska. We expect to start construction in 2010 and complete the project by the end of 2012.

        Bundled Service Offerings.    Ownership and control of our network and communications assets have enabled us to effectively market bundled service offerings. As of December 31, 2009, we provided two or more services to 59,700 of our residential customers. Bundling facilitates the integration of operations, improves our ability to upsell and reduces churn. Our product and service portfolio includes stand-alone offerings and bundled combinations of local and long-distance voice and data services, cable video, broadband (cable modem, fixed wireless and DSL), dedicated Internet access services, mobile wireless and other services.

        Well-Recognized Brand Name.    GCI is the oldest brand among the major communications providers in Alaska. We believe our long-standing history in the community results in high brand recognition and strong customer loyalty, which positively differentiates us from our competitors. Our United Utilities, Alaska DigiTel and Alaska Wireless brand names have been in the Alaska marketplace since 1984, 1998 and 2003, respectively. We believe our customers associate these brand names with quality products.

        Favorable Alaska Market Dynamics.    The Alaska communications market is characterized by its large geographic size and isolated markets that include a combination of major metropolitan areas and small, isolated population clusters, which create barriers to potential new entrants. Due to the remote nature of its communities, the state's residents and businesses rely extensively on our systems to meet their communications needs. According to the United States Census Bureau, the median household income in Alaska was 26% higher than the 2007-2008 United States national average. In addition, Alaska does not levy personal income taxes or collect sales taxes. Also, the state provides an annual dividend to its citizens from the Alaska Permanent Fund, which was $1,305 per person in 2009. Due to unique geographic and demographic factors, we believe that, when compared to national averages, Alaska households spend more on communication services.

        Experienced Management Team.    Our experienced management team has a proven track record and has consistently expanded our business and improved our operations. Each member of our senior management team has, on average, more than 29 years of experience in the communications industry and more than 20 years with GCI.

Business Strategy

        We intend to continue to increase revenues using the following strategies:

        Offer Bundled Products.    We offer innovative service bundles to meet the needs of our consumer and commercial customers. We believe that bundling our services significantly improves customer retention, increases revenue per customer and reduces customer acquisition expenses. Our experience indicates that our bundled customers are significantly less likely to churn, and we experience less price erosion when we effectively combine our offerings. Bundling improves our top line revenue growth, provides operating cost efficiencies that expand our margins and drives our overall business performance. As a measure of success to date, over 59,700 of our residential customers subscribe to one of our service bundles that include two or more services.

        Maximize Sales Opportunities.    We successfully sell new and enhanced services and products between and within our business segments to our existing customer base to achieve increased revenues and penetration of our services. Through close coordination of our customer service and sales and marketing efforts, our customer service representatives suggest to our customers other services they can purchase or enhanced versions of services they already purchase. Many calls into our customer service centers or visits into one of our 32 retail stores result in sales of additional services and products. We actively encourage our existing customers to acquire higher value, enhanced services.

        Deliver Industry Leading Customer Service.    We have positioned ourselves as a customer service leader in the Alaska communications market. We have organized our operations to effectively focus on our customers. We operate our own customer service department and maintain and staff our own call centers. We have empowered our customer service representatives to handle most service issues and questions on a single call. We prioritize our customer services to expedite handling of our most valuable customers' issues, particularly for our largest commercial customers. We believe our integrated approach to customer service, including service set-up, programming various network databases with the customer's information, installation, and ongoing service, allows us to provide a customer experience that fosters customer loyalty.

        Leverage Communications Operations.    We continue to expand and evolve our integrated network for the delivery of our services. Our bundled strategy and integrated approach to serving our customers creates efficiencies of scale and maximizes network utilization. By offering multiple services, we are better able to leverage our network assets and increase returns on our invested capital. We periodically evaluate our network assets and continually monitor technological developments that we can potentially deploy to increase network efficiency and performance.

        Expand Our Product Portfolio and Footprint in Alaska.    Throughout our history, we have successfully added and expect to continue to add new products to our product portfolio. We have a demonstrated history of new product evaluation, development and deployment for our customers, and we continue to assess revenue-enhancing opportunities that create value for our customers. In addition to new services such as additional high definition television ("HDTV") channels, video-on-demand, on-line advertising placement, on-line content delivery such as streaming music, and mobile high speed data, we are also expanding the reach of our core products to new markets. Where feasible and where economic analysis supports geographic expansion of our network coverage, we are currently pursuing or expect to pursue opportunities to increase the scale of our facilities, enhance our ability to serve our existing customers' needs and attract new customers.

        Make Strategic Acquisitions.    We have a history of making and integrating acquisitions of in-state telecommunications providers. In 2008, we completed three acquisitions of telecommunications providers in various Alaska communities. Our management team is adept at sourcing, acquiring and integrating these acquired companies, and we will continue to actively pursue and buy companies that we believe fit with our strategy and networks and that are accretive to earnings.

Our Organization

        The chart below depicts our organizational structure and reflects our principal subsidiaries.

Recent Developments

        We closed the offer and sale of the Old Notes on November 3, 2009, which generated net proceeds of $412.1 million. We used the net proceeds to repay all currently outstanding indebtedness under our Old Senior Credit Facility and for general corporate purposes. $2.8 million in letters of credit, which are not considered indebtedness, were rolled over from our Old Senior Credit Facility to our Senior Credit Facility and remain outstanding.

        In January 2010 the U.S. Department of Agriculture's Rural Utilities Service ("RUS") approved our wholly-owned subsidiary, UUI's application for an $88.2 million loan/grant combination to extend terrestrial broadband service for the first time to Bristol Bay and the Yukon-Kuskokwim Delta, an area in Alaska roughly the size of the state of North Dakota. Upon completion, UUI's project, TERRA-Southwest ("TERRA-SW"), will be able to serve 9,089 households and 748 businesses in the 65 covered communities. The project will also be able to serve numerous public/non-profit/private community anchor institutions and entities, such as regional health care providers, school districts, and other regional and Alaska Native organizations. The RUS award, consisting of a $44.2 million loan and a $44.0 million grant, will be made under the RUS Broadband Initiatives Program established pursuant to the American Recovery and Reinvestment Act. The grant portion of the award will fund backbone network facilities that we would not otherwise be able to construct within our return-on-investment requirements. UUI expects to start construction on TERRA-SW in 2010 and complete the project by the end of 2012.

        On January 29, 2010, we signed an agreement for a new $75.0 million line of credit under our Senior Credit Facility. The line of credit replaces our previous line of credit and has a maturity date of January 2015.

Address and Telephone Number

        Our principal executive office is located at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781, and our telephone number is (907) 868-5600. Our website is http://www.gci.com. Information on our website is not incorporated into or otherwise a part of this Prospectus.

Additional Information

        For additional information about us and our business, please see our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the United States Securities and Exchange Commission (the "SEC" or the "Commission") and the section entitled "Where You Can Find More Information" of this Prospectus.

THE EXCHANGE OFFER

        On November 3, 2009, GCI, Inc. issued $425,000,000 principal amount of 8 5/8% Senior Notes due 2019, the Old Notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In connection with the initial purchasers' purchase of the Old Notes, we agreed to commence the exchange offer within a certain time period following the initial offering of the Old Notes.

Registration Rights Agreement	GCI, Inc. sold the Old Notes on November 3, 2009 to the initial purchasers—Deutsche Bank Securities Inc., Calyon Securities (USA) Inc., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Oppenheimer & Co. Inc. and Janney Montgomery Scott LLC. Simultaneously with the sale of the Old Notes, GCI, Inc. entered into a registration rights agreement which provides for the exchange offer.

You may exchange your Old Notes for New Notes, which have substantially identical terms. The exchange offer satisfies your rights under the registration rights agreement. After the exchange offer is over, you will not be entitled to any registration rights with respect to your Old Notes.

The Exchange Offer

GCI, Inc. is offering new 8 5/8% Senior Notes due 2019, the New Notes to which this exchange offer applies, all of which New Notes will have been registered under the Securities Act, in exchange for your Old Notes.

To exchange your Old Notes, you must properly tender them, and we must accept them. We will exchange all Old Notes that you validly tender and do not validly withdraw. We will issue registered New Notes promptly after the expiration of the exchange offer.

Resale of New Notes

We believe that, if you are not a broker-dealer, you may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the New Notes in the ordinary course of your business;
• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a "distribution" of the New Notes; and
• are not an "affiliate" of GCI within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires New Notes for its own account in exchange for Old Notes must represent that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the New Notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. During the period ending 90 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this Prospectus for an offer to sell, a resale or other retransfer of New Notes received in exchange for Old Notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , unless we extend the expiration date. We will not extend the expiration date beyond 45 days from the date of this Prospectus.
Withdrawal

You may withdraw your tender of Old Notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in "The Exchange Offer—Withdrawal Rights."

Procedures for Tendering Old Notes	Each holder of Old Notes that wishes to accept the exchange offer must either:

•       complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the Old Notes), to the exchange agent; or

•       if Old Notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company ("DTC") to cause an agent's message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

• comply with the procedures set forth below under "—Guaranteed Delivery."
Holders of Old Notes that tender Old Notes in the exchange offer must represent that the following are true:
• the holder is acquiring the New Notes in the ordinary course of its business;
• the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a "distribution" of the New Notes; and
• the holder is not an "affiliate" of GCI within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing Old Notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this Prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If:
• you beneficially own Old Notes;
• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and
• you wish to tender your Old Notes in the exchange offer;

please contact the registered holder as soon as possible and instruct it to tender your Old Notes on your behalf and comply with the instructions set forth in this Prospectus and the letter of transmittal.

Guaranteed Delivery

If you hold Old Notes in certificated form or if you own Old Notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those Old Notes but

• your Old Notes are not immediately available;
• time will not permit you to deliver the required documents to the exchange agent by the expiration date; or
• you cannot complete the procedure for book-entry transfer on time;

you may tender your Old Notes pursuant to the procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."
Consequences of Not Exchanging Old Notes

If you do not tender your Old Notes or we reject your tender, your Old Notes will remain outstanding and will be entitled to the benefits of the indenture governing the Old Notes (which will also govern the New Notes). Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the Old Notes.

We could reject your tender of Old Notes if you tender them in a manner that does not comply with the instructions provided in this Prospectus and the accompanying letter of transmittal.
Appraisal or Dissenters' Rights	You do not have any appraisal or dissenters' rights in connection with the exchange offer.
Certain United States Federal Income Tax Consequences	Your exchange of Old Notes for New Notes will not be treated as a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."
Conditions; Regulatory Approvals

The exchange offer is subject to the conditions that it not violate applicable law or any SEC policy. In addition, the exchange offer is conditioned on the tender of the Old Notes to us by the holders in accordance with the exchange offer. Except as set forth in the previous two sentences, there are no federal or state regulatory requirements with which we must comply and there are no approvals that we must obtain in connection with the exchange offer.

Use of Proceeds

We will not receive any proceeds from the exchange offer or the issuance of the New Notes. The net proceeds from the issuance of the Old Notes were used to repay all currently outstanding indebtedness under our Old Senior Credit Facility (although $2.8 million in letters of credit, which are not considered indebtedness, were rolled over from our Old Senior Credit Facility to our Senior Credit Facility and remain outstanding) and for general corporate purposes.

Acceptance of Old Notes and Delivery of New Notes

We will accept for exchange any and all Old Notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the New Notes promptly after the expiration date.

Exchange Agent

Union Bank, N.A. is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this Prospectus under "The Exchange Offer—Exchange Agent" and in the letter of transmittal.

The New Notes

        The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the Old Notes; and

  •
  will not contain provisions relating to an increase in the interest rate borne by the Old Notes under circumstances related to the timing of the exchange offer.

The New Notes represent the same debt as the Old Notes and are governed by the same indenture, which is governed by New York law.

The Offering

        The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this Prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	GCI, Inc.
Securities Offered	$425,000,000 principal amount of 8 5/8% senior notes due 2019.
Maturity	November 15, 2019.
Interest Rate	8 5/8% per year (calculated using a 360-day year).
Interest Payment Dates	May 15 and November 15, beginning on May 15, 2010. Interest will accrue from the issue date of the Old Notes.
Ranking

The New Notes will be senior unsecured obligations of GCI, Inc., and will rank equally with existing and future senior unsecured debt of GCI, Inc. and senior to all future subordinated debt of GCI, Inc. The New Notes will be effectively junior in right of payment to all of GCI, Inc.'s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally junior to all existing and future debt and liabilities, including any trade payables and indebtedness of GCI, Inc.'s subsidiaries. As of December 31, 2009, GCI, Inc. and its subsidiaries had, on a consolidated basis, $37.0 million of secured debt, and GCI, Inc.'s subsidiaries had $1.2 billion in liabilities, excluding intercompany liabilities, but including trade payables.

Optional Redemption

Except as set forth below, GCI, Inc. cannot redeem the New Notes prior to November 15, 2014. Thereafter, GCI, Inc. may redeem some or all of the New Notes at the redemption prices listed in "Description of the New Notes—Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption After Public Equity Offerings

At any time on or prior to November 15, 2012, GCI, Inc. may, at its option, choose to redeem up to 35% of the outstanding Old Notes and New Notes with net cash proceeds from one or more public equity offerings, so long as:

• GCI, Inc. pays 108.625% of the face amount of the Old Notes and New Notes, plus interest;
• GCI, Inc. redeems the Old Notes and New Notes within 180 days of completing the public equity offering; and
• at least 65% of the aggregate principal amount of Old Notes and New Notes issued remains outstanding afterwards.

Change of Control Offer

If a change of control occurs, GCI, Inc. must give holders of outstanding Old Notes and New Notes the opportunity to sell their Old Notes and New Notes at 101% of their face amount, plus accrued and unpaid interest, if any. See "Description of the New Notes—Change of Control."

Asset Sale Proceeds

If GCI, Inc. or its restricted subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay debt under our credit facility, if any, or make an offer to purchase a principal amount of outstanding Old Notes and New Notes equal to the excess net cash proceeds. The purchase price of the Old Notes and New Notes will be 100% of their principal amount, plus accrued and unpaid interest, if any.

Certain Indenture Provisions	The indenture governing the New Notes will contain covenants limiting GCI, Inc.'s and its restricted subsidiaries' ability to:
• incur additional debt or enter into sale and leaseback transactions;
• pay dividends or distributions on capital stock or repurchase capital stock;
• issue stock of subsidiaries;
• make certain investments;
• create liens on assets to secure debt;
• enter into transactions with affiliates;
• merge or consolidate with another company; and
• transfer and sell assets.
These covenants are subject to a number of important limitations and exceptions as described under "Description of the New Notes—Certain Covenants."
Risk Factors	Investing in the New Notes involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the New Notes.
Absence of a Public Market for the New Notes

The New Notes will be new securities for which there is currently no market. We do not intend to apply for a listing of the New Notes on any securities exchange. Accordingly, a liquid market for the New Notes may never develop or be maintained.

SELECTED FINANCIAL DATA

        The following tables present selected historical information relating to the financial condition and results of operations of GCI, Inc. over the past five years.

	Years ended December 31,
	2009	2008	2007	2006	2005
	(Amounts in thousands)
Consolidated Statement of Operations Data:
Revenues	$595,811	575,442	520,311	477,482	443,026
Income (loss) before income taxes and cumulative effect of a change in accounting principle	$7,452	(2,295)	25,859	34,253	36,835
Cumulative effect of a change in accounting principle, net of income tax expense of $44 in 2006	$—	—	—	64	—
Net income (loss) attributable to GCI, Inc.	$3,516	(1,869)	13,733	18,520	20,831
Consolidated Ratios of earnings to fixed charges(1)	$1.11	0.98	1.39	1.63	1.64

(1)
The Company's consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of income (loss) from continuing operations, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium related to indebtedness, whether expensed or capitalized, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

	Years ended December 31,
	2009	2008	2007	2006	2005
	(Amounts in thousands)
Consolidated Balance Sheet Data:
Total assets	$1,417,763	1,335,090	984,233	909,370	873,775
Long-term debt(1)	$776,380	817,160	541,249	492,319	476,512
Total stockholder's equity	$266,683	258,704	259,435	240,395	243,680
Dividends declared per common share	$0.00	0.00	0.00	0.00	0.00

(1)
Total long-term debt means GCI, Inc.'s long-term debt, obligations under capital leases and current maturities of long-term debt and obligations under capital leases and includes the unamortized portion of debt discount.

        The Selected Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and GCI, Inc.'s consolidated financial statements, including the related notes, which are included elsewhere in this Prospectus.

RISK FACTORS

        You should carefully consider the risk factors described below, together with all of the other information included or incorporated by reference in this Prospectus, before you decide to exchange your Old Notes for New Notes offered by this Prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial position, results of operations or liquidity.

Risks Relating to Our Business and Operations

We depend on a small number of customers for a substantial portion of our revenue and business. The loss of any of such customers would have a material adverse effect on our financial position, results of operations or liquidity.

        For the year ended December 31, 2009, we provided services to a major customer which generated revenues of 11% of our total 2009 revenues. This customer is free to seek out long-distance communications services from our competitors upon expiration of its contracts or earlier upon the occurrence of certain contractually stipulated events including a default, the occurrence of a force majeure event, or a substantial change in applicable law or regulation under the applicable contract. Additionally, the contracts provide for periodic reviews to assure that the prices paid by our major customer for its services remain competitive.

        Mergers and acquisitions in the communications industry are relatively common. If a change in control of our major customer were to occur it would not permit it to terminate its existing contracts with us without a negotiated settlement, but it could in the future result in the termination of or a material adverse change in our relationships with this customer. In addition, our major customer's need for our long-distance services depends directly upon its ability to obtain and retain its own long-distance and wireless customers and upon the needs of those customers for long-distance services. The loss of our major customer, a material adverse change in our relationships with it or a material loss of or reduction in its long-distance customers would have a material adverse effect on our financial position, results of operations and liquidity.

We face competition that may reduce our market share and harm our financial performance.

        There is substantial competition in the communications industry. The traditional dividing lines between long-distance, local access, wireless, Internet and video services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers are striving to provide integrated communications services offerings within and across geographic markets. We face increasing video services competition from DBS providers.

        We expect competition to increase as a result of the rapid development of new technologies, services and products. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, economic conditions and pricing strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry and in our markets, we could lose market share or experience a decline in our revenue and net income. Competitive conditions create a risk of market share loss and the risk that customers shift to less profitable lower margin services. Competitive pressures also create challenges for our ability to grow new businesses or introduce new services successfully and execute our business plan. Each of our business segments also faces the risk of potential price cuts by our competitors that could materially adversely affect our market share and gross margins.

        For more information about competition by segment, see the section titled "Competition" included in the "Business" section of this Prospectus.

Our business is subject to extensive governmental legislation and regulation. Applicable legislation and regulations and changes to them could adversely affect our business, financial position, results of operations or liquidity.

        Local Access Services.    Our success in the local telephone market depends on our continued ability to obtain interconnection, access and related services from local exchange carriers on terms that are reasonable and that are based on the cost of providing these services. Our local telephone services business faces the risk of the impact of the implementation of current regulations and legislation, unfavorable changes in regulation or legislation or the introduction of new regulations. Our ability to enter into the local telephone market depends on our negotiation or arbitration with local exchange carriers to allow interconnection to the carrier's existing local telephone network, to establish dialing parity, to obtain access to rights-of-way, to resell services offered by the local exchange carrier, and in some cases, to allow the purchase, at cost-based rates, of access to unbundled network elements ("UNEs"). In some Alaska markets, it also depends on our ability to gain interconnection at economic costs. Future arbitration proceedings with respect to new or existing markets could result in a change in our cost of serving these markets via the facilities of the incumbent local exchange carrier ("ILEC") or via wholesale offerings.

        Video Services.    The cable television industry is subject to extensive regulation at various levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required of us in the future. Currently, pursuant to Alaska law, the basic cable rates in Juneau are the only rates in Alaska subject to regulation by the local franchising authority, and the rates in Juneau were reviewed and approved by the Regulatory Commission of Alaska (the "RCA") in September 2009.

        Other existing federal regulations, currently the subject of judicial, legislative, and administrative review, could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry in general, or on our activities and prospects in the cable television business in particular, can be predicted at this time. There can be no assurance that future regulatory actions taken by Congress, the Federal Communications Commission (the "FCC") or other federal, state or local government authorities will not have a material adverse effect on our business, financial position, results of operations or liquidity.

        Proposals may be made before Congress and the FCC to mandate cable operators provide "open access" over their cable systems to Internet service providers. As of the date of this report, the FCC has declined to impose such requirements. If the FCC or other authorities mandate additional access to our cable systems, we cannot predict the effect that this would have on our Internet service offerings.

        Internet Services.    Changes in the regulatory environment relating to the Internet access market, including changes in legislation, FCC regulation, judicial action or local regulation that affect communications costs or increase competition from the ILEC or other communications services providers, could adversely affect the prices at which we sell Internet services. Legislative or regulatory proposals under the banner of "net neutrality", if adopted, could interfere with our ability to reasonably manage and invest in our broadband network, and could adversely affect the manner and price of providing service.

        Wireless Services.    The licensing, construction, operation, sale and interconnection arrangements of wireless communications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to:

  •
  How radio spectrum is used by licensees;

  •
  The nature of the services that licensees may offer and how such services may be offered; and

  •
  Resolution of issues of interference between spectrum bands.

        The Communications Act of 1934, as amended (the "Communications Act"), preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service providers, except that states may exercise authority over such things as certain billing practices and consumer-related issues. These regulations could increase the costs of our wireless operations. The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. FCC rules require all wireless licensees to meet certain build-out requirements and substantially comply with applicable FCC rules and policies and the Communications Act in order to retain their licenses. Failure to comply with FCC requirements in a given license area could result in revocation of the license for that license area. There is no guarantee that our licenses will be renewed.

        The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. Changes proposed by the FCC could adversely impact our utilization of our licensed spectrum and our operation costs.

        Commercial mobile radio service providers must implement enhanced 911 ("E911") capabilities in accordance with FCC rules. Failure to deploy E911 service consistent with FCC requirements could subject us to significant fines.

        The FCC, together with the Federal Aviation Administration, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of projects, which makes it more difficult and expensive to deploy antenna facilities. The FCC is also considering changes to its rules regarding environmental protection as related to tower construction, which, if adopted, could make it more difficult to deploy facilities.

        For more information about Regulations affecting our operations, see "Competition" contained in the "Business" section of this Prospectus.

Loss of our ETC status would disqualify us for USF support.

        The Universal Service Fund ("USF") pays support to Eligible Telecommunications Carriers ("ETCs") to support the provision of facilities-based wireline and wireless telephone service in high-cost areas. If we were to lose our ETC status in any of the study areas where we are currently an authorized ETC, we would be ineligible to receive USF support for providing service in that area. Loss of our ETC status could have an adverse effect on our business, financial position, results of operations or liquidity.

Revenues and accounts receivable from USF support may be reduced or lost.

        We receive support from each of the various USF programs: high-cost, low income, rural health care, and schools and libraries programs. The programs are subject to change by legislative or regulatory actions taken by the FCC. Changes to any of the USF programs that we participate in could result in a material decrease in revenue and accounts receivable, which could have an adverse effect on our business, financial position, results of operations or liquidity.

        See "Business—Description of Our Business by Reportable Segment—Regulation—Wireline Voice Services and Products—Universal Service" for more information.

We may not be able to satisfy the requirements of the loan/grant we obtained to build TERRA-SW and/or we may have to spend considerably more than expected to complete the project.

        The TERRA-SW project requires us to construct network facilities in rural areas of Alaska where extensive network facilities have never been built. Our ability to complete the TERRA-SW project will require us to obtain permits from various government agencies as well as construct facilities in rural locations. We will be unable to meet the requirements of the grant if we are unable to obtain necessary construction permits and if we are unable to construct the necessary facilities in the rural locations. Additionally, we may be required to incur significant unplanned costs if we encounter unplanned construction challenges. These additional unplanned costs may require us to modify our other network expansion plans so that we may meet the requirements of the grant. Our inability to meet the requirements of the grant and/or significant cost overruns in the construction of TERRA-SW could have an adverse effect on our business, financial position, results of operations or liquidity.

Failure to complete development, testing and deployment of new technology that supports new services could affect our ability to compete in the industry. In addition, the technology we use may place us at a competitive disadvantage.

        We develop, test and deploy various new technologies and support systems intended to enhance our competitiveness by both supporting new services and features and reducing the costs associated with providing those services or features. Successful development and implementation of technology upgrades depend, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by our customers or may not be profitable, in which case we could not recover our investment in the technology. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services. Any resulting customer dissatisfaction could affect our ability to retain customers and may have an adverse effect on our financial position, results of operations, or liquidity.

Unfavorable general economic conditions in the United States could have a material adverse effect on our financial position, results of operations and liquidity.

        Unfavorable general economic conditions, including the current economic downturn in the United States, could negatively affect our business. While it is often difficult for us to predict the impact of general economic conditions on our business, these conditions could adversely affect the affordability of and demand for some of our products and services and could cause customers to shift to lower priced products and services or to delay or forgo purchases of our products and services. One or more of these circumstances could cause our revenue to decline. Also, our customers may not be able to obtain adequate access to credit, which could affect their ability to make timely payments to us. If that were to occur, we could be required to increase our allowance for doubtful accounts, and the number of days outstanding for our accounts receivable could increase. For these reasons, among others, if the current economic conditions persist or decline, this could adversely affect our financial position, results of operations, or liquidity, as well as our ability to service debt, pay other obligations and enhance shareholder returns. The government has taken various measures in an attempt to help improve the economy, however, we are unable to predict the success or outcome of such programs.

Our businesses are currently geographically concentrated in Alaska. Any deterioration in the economic conditions in Alaska could have a material adverse effect on our financial position, results of operations and liquidity.

        We offer voice, data and wireless communication and video services to customers primarily in Alaska. Because of this geographic concentration, our growth and operations depend upon economic conditions in Alaska. The economy of Alaska is dependent upon natural resource industries, in particular oil production, as well as tourism, and government spending, including substantial amounts for the United States military. Any deterioration in these markets could have an adverse impact on the demand for communication and cable television services and on our results of operations and financial condition. In addition, the customer base in Alaska is limited. Alaska has a population of approximately 690,000 people, 54% of whom are located in the Anchorage and Matanuska-Susitna Borough region. We have already achieved significant market penetration with respect to our service offerings in Anchorage and in other locations in Alaska.

        We may not be able to continue to increase our market share of the existing markets for our services, and no assurance can be given that the Alaskan economy will continue to grow and increase the size of the markets we serve or increase the demand for the services we offer. As a result, the best opportunities for expanding our business may arise in other geographic areas such as the lower 49 states. There can be no assurance that we will find attractive opportunities to grow our businesses outside of Alaska or that we will have the necessary expertise to take advantage of such opportunities. The markets in Alaska for voice, data and wireless communications and video services are unique and distinct within the United States due to Alaska's large geographical size, its sparse population located in a limited number of clusters, and its distance from the rest of the United States. The expertise we have developed in operating our businesses in Alaska may not provide us with the necessary expertise to successfully enter other geographic markets.

Prolonged service interruptions could affect our business.

        We rely heavily on our network equipment, communications providers, data and software to support all of our functions. We rely on our networks and the networks of others for substantially all of our revenues. We are able to deliver services only to the extent that we can protect our network systems against damage from power or communication failures, computer viruses, natural disasters, unauthorized access and other disruptions. While we endeavor to provide for failures in the network by providing back-up systems and procedures, we cannot guarantee that these back-up systems and procedures will operate satisfactorily in an emergency. Should we experience a prolonged failure, it could seriously jeopardize our ability to continue operations. In particular, should a significant service interruption occur, our ongoing customers may choose a different provider, and our reputation may be damaged, reducing our attractiveness to new customers.

        To the extent that any disruption or security breach results in a loss or damage to our customers' data or applications, or inappropriate disclosure of confidential information, we may incur liability and suffer from adverse publicity. In addition, we may incur additional costs to remedy the damage caused by these disruptions or security breaches.

If failures occur in our undersea fiber optic cable systems, our ability to immediately restore the entirety of our service may be limited and we could incur significant costs, which could lead to a material adverse effect on our business, financial position, results of operations or liquidity.

        Our communications facilities include undersea fiber optic cable systems that carry a large portion of our traffic to and from the contiguous lower 48 states one of which provides an alternative geographically diverse backup communication facility to the other. If a failure of both sides of the ring of our undersea fiber optic facilities occurs and we are not able to secure alternative facilities, some of the communications services we offer to our customers could be interrupted which could have a material adverse effect on our business, financial position, results of operations or liquidity. Damage to an undersea fiber optic cable system can result in significant unplanned expense which could have a material adverse effect on our business, financial position, results of operations or liquidity.

If a failure occurs in our satellite communications systems, our ability to immediately restore the entirety of our service may be limited.

        Our communications facilities include satellite transponders that we use to serve many rural and remote Alaska locations. Each of our C-band and Ku-band satellite transponders is backed up on the same spacecraft with multiple backup transponders. If a failure of our satellite transponders occurs and we are not able to secure alternative facilities, some of the communications services we offer to our customers could be interrupted which could have a material adverse effect on our business, financial position, results of operations or liquidity.

We depend on a limited number of third-party vendors to supply communications equipment. If we do not obtain the necessary communications equipment, we will not be able to meet the needs of our customers.

        We depend on a limited number of third-party vendors to supply cable, Internet, DLPS, wireless and telephony-related equipment. If our providers of this equipment are unable to timely supply the equipment necessary to meet our needs or provide them at an acceptable cost, we may not be able to satisfy demand for our services and competitors may fulfill this demand. Due to the unique characteristics of the Alaska communications markets (i.e., remote locations, rural, satellite-served, low density populations, and our leading edge services and products), in many situations we deploy and utilize specialized, advanced technology and equipment that may not have a large market or demand. Our vendors may not succeed in developing sufficient market penetration to sustain continuing production and may fail. Vendor bankruptcy (or acquisition without continuing product support by the acquiring company) may require us to replace technology before its otherwise useful end of life due to lack of on-going vendor support and product development.

We do not have insurance to cover certain risks to which we are subject, which could lead to the incurrence of uninsured liabilities that adversely affect our financial position, results of operations or liquidity.

        As is typical in the communications industry, we are self-insured for damage or loss to certain of our transmission facilities, including our buried, undersea and above-ground transmission lines. If we become subject to substantial uninsured liabilities due to damage or loss to such facilities, our financial position, results of operations or liquidity may be adversely affected.

We must perform impairment tests of our goodwill, cable certificate and wireless license assets on an annual basis. Impairment testing may result in a material, non-cash write-down of our cable certificate, wireless license, or goodwill assets and could have a material adverse impact on our results of operations.

        In accordance with accounting principles generally accepted in the United States of America ("GAAP"), we must test our goodwill and other intangible assets with indefinite lives for impairment at least annually. Our cable certificate and wireless license assets are our only indefinite-lived intangible assets other than goodwill as of December 31, 2009. Our goodwill, cable certificate and wireless license assets are tested annually for impairment, and are tested for impairment more frequently if events and circumstances such as, but not limited to an extended decline in our stock price or a significant decrease in future expected cash flows indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the asset with its carrying amount. If the carrying amount of the assets exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Impairment testing of these assets in future periods may result in a material, non-cash write-down of these assets and could have a material adverse impact on our results of operations.

Our significant debt could adversely affect our business and prevent us from fulfilling our obligations under our notes, including the New Notes.

        We have and will continue to have a significant amount of debt. As of December 31, 2009, GCI, Inc. and its subsidiaries had, on a consolidated basis, approximately $37.0 million of secured debt, and GCI, Inc.'s subsidiaries had approximately $1.2 billion in liabilities, excluding intercompany liabilities, but including trade payables. In addition, on December 31, 2009, we had total debt of $877.9 million. Our debt balance is expected to increase by $44.2 million with the construction of TERRA-SW between 2010 and 2012. Our high level of debt could have important consequences, including the following:

  •
  use of a large portion of our cash flow to pay principal and interest on the New Notes, outstanding Old Notes, our 2014 Notes, any credit facility under which we have payment obligations and other debt, which will reduce the availability of our cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  make it more difficult for us to satisfy our obligations with respect to our debt, including the New Notes;

  •
  place us at a competitive disadvantage compared to our competitors that have proportionately less debt; and

  •
  limit, along with the financial and other restrictive covenants in our debt, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends.

        In addition, a portion of our current debt does, and our future debt may, bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which would adversely affect our financial position, results of operations or liquidity.

We will require a significant amount of cash to service our debt, complete our planned network expansion and to meet other obligations. Our ability to generate cash depends on many factors beyond our control. If we are unable to meet our future capital needs it may be necessary for us to curtail, delay or abandon our business growth plans. If we incur significant additional indebtedness to fund our plans, it could cause a decline in our credit rating and could increase our borrowing costs or limit our ability to raise additional capital.

        We will continue to require a significant amount of cash to satisfy our debt service requirements and to meet other obligations. We expect to incur $44.2 million in additional debt for the construction of TERRA-SW in 2010-2012 and, to meet our capital needs, we may incur additional debt in the future. Our ability to make payments on and to refinance our debt and to fund planned capital expenditures and acquisitions will depend on our ability to generate cash and to arrange additional financing in the future. These abilities are subject to, among other factors, our credit rating, our financial performance, general economic conditions, prevailing market conditions, the state of competition in our market, the outcome of certain legislative and regulatory issues and other factors that may be beyond our control. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms or at all.

The terms of our debt impose restrictions on us that may affect our ability to successfully operate our business and our ability to make payments on the notes.

        The indentures governing our notes and/or the credit agreements governing our Senior Credit Facility and other loans contain various covenants that could materially and adversely affect our ability to finance our future operations or capital needs and to engage in other business activities that may be in our best interest.

        All of these covenants may restrict our ability to expand or to pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur, we cannot be sure that we will be able to comply. A breach of these covenants could result in a default under the indentures governing notes and/or the Senior Credit Facility. If there were an event of default under the indentures for the notes and/or the Senior Credit Facility, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay the debt under the Senior Credit Facility when it becomes due, the lenders under the Senior Credit Facility could proceed against certain of our assets and capital stock of our subsidiaries that we have pledged to them as security. Our assets or cash flow may not be sufficient to repay borrowings under our outstanding debt instruments in the event of a default thereunder.

Concerns about health risks associated with wireless equipment may reduce the demand for our wireless services.

        Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous other wireless carriers seeking not only damages but also remedies that could increase the cost of doing business. We cannot be sure of the outcome of those cases or that the industry will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

        Additionally, new government regulations on the use of a wireless device while driving may affect us through a reduction in subscribers. Studies have indicated that using wireless devices while driving may impair a driver's attention. Many state and local legislative bodies have passed or proposed legislation to restrict the use of wireless telephones while driving vehicles. Concerns over safety and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services. Litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in adverse publicity and further governmental regulation. Any of these results could have a material adverse effect on our financial position, results of operations or liquidity.

A significant percentage of GCI's voting securities are owned by a small number of shareholders and these shareholders can control shareholder decisions on very important matters.

        As of December 31, 2009, our executive officers and directors and their affiliates owned 8% of GCI's combined outstanding Class A and class B common stock, representing 16% of the combined voting power of that stock. These shareholders can significantly influence, if not control, our management policy and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and election of directors to GCI's Board.

Risks Relating to the New Notes and the Exchange Offer

Despite our current significant level of debt, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

        We may be able to incur substantial debt in the future. Although the indenture governing the 2014 Notes, the indenture that governs the Old Notes and will govern the New Notes and the credit agreement that governs our Senior Credit Facility contain, and any credit agreement that will govern credit facilities that we may obtain in the future may contain, restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify.

Our secured creditors will be entitled to be paid in full from the proceeds from the sale of our pledged assets before such proceeds will be available for payment on the New Notes.

        The New Notes will be unsecured obligations. Holders of our secured debt will have claims that are prior to your claims as holders of the New Notes to the extent of the value of the assets securing the secured debt. Notably, we recently entered into a new revolving credit facility, our Senior Credit Facility pursuant to which we may borrow up to $75 million, that replaced our Old Senior Credit Facility, and any amounts borrowed thereunder will be secured by liens on the stock and assets of substantially all of our subsidiaries and guaranteed by substantially all of our subsidiaries. In the event that our secured creditors exercise their rights with respect to our pledged assets, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other senior creditors, including the holders of the New Notes. Borrowings under such secured credit facilities, as well as obligations under interest rate protection or other hedging agreements owed to secured credit facility lenders and their affiliates, will be secured. The indentures governing the 2014 Notes and the Old Notes and New Notes permit us to incur additional secured indebtedness provided certain conditions are met. In addition, if we are involved in a bankruptcy, foreclosure, dissolution, winding-up, liquidation, reorganization or a similar proceeding or upon a default in payment on, or the acceleration of, any of our secured indebtedness, our assets that secure such indebtedness will be available to pay obligations on the New Notes only after all indebtedness under such secured indebtedness has been paid in full from those assets. Holders of the New Notes will participate ratably with all holders of our unsecured debt that is deemed to be of the same class as the New Notes, including holders of the Old Notes and 2014 Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. We may not have sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding.

GCI, Inc., the sole obligor of the New Notes, is a holding company. We may not be able to service the New Notes because of our operational structure.

        The New Notes are obligations solely of GCI, Inc. GCI, Inc. has no operations of its own and derives all of its revenues and cash flows from its subsidiaries. However, GCI, Inc.'s subsidiaries are separate and distinct legal entities and have no legal obligation, contingent or otherwise, to pay amounts due under the New Notes or to make funds available to pay those amounts, whether by dividend, distribution, loan or otherwise.

        The New Notes are structurally subordinate to all debt and liabilities, including trade payables, of GCI, Inc.'s subsidiaries. You are only entitled to participate with all other holders of GCI, Inc.'s indebtedness and liabilities in the assets of GCI, Inc.'s subsidiaries remaining after GCI, Inc.'s subsidiaries have paid all of their debts and liabilities. GCI, Inc.'s subsidiaries may not have sufficient funds or assets to permit payments to GCI, Inc. in amounts sufficient to permit GCI, Inc. to pay all or any portion of its indebtedness and other obligations, including its obligations on the New Notes. Although the indenture that will govern the New Notes limits the ability of such subsidiaries to enter into any consensual restrictions on their ability to pay dividends and other payments to us, such limitations will be subject to a number of significant qualifications.

We may be unable to raise the funds necessary to finance the change of control repurchase provision required by the indenture governing the New Notes.

        Upon certain events constituting a change of control, as that term is defined in the indenture that governs the Old Notes and will govern the New Notes, including a change of control caused by an unsolicited third party, we will be required to make an offer in cash to repurchase all or any part of each holder's outstanding Old Notes and New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. The indenture governing our 2014 Notes contains similar requirements. We cannot assure you that sufficient funds will be available at the time of any change of control event to repurchase all tendered Old Notes, New Notes and 2014 Notes pursuant to this requirement. Our failure to offer to repurchase Old Notes, New Notes and 2014 Notes, or to repurchase Old Notes, New Notes and 2014 Notes tendered, following a change of control will result in a default under the indentures governing the Old Notes and New Notes and the 2014 Notes, which could lead to a cross-default under the instruments governing our credit facilities, including our Senior Credit Facility. Prior to repurchasing the New Notes on a change of control event, we may have to repay outstanding debt under the instruments governing our credit facilities or obtain the consent of the lenders under those facilities. If we do not obtain the required consents or repay our outstanding debt under our credit facilities, we would remain effectively prohibited from offering to repurchase the Old Notes, New Notes and the 2014 Notes. See the "Description of the New Notes" section for additional information.

We may not be required, or we may not be able, to repurchase the New Notes upon an asset sale.

        Holders of the New Notes may not have all or any of their New Notes repurchased following an asset sale because:

  •
  we are only required to repurchase the New Notes (together with outstanding Old Notes) under certain circumstances if there are excess proceeds of the asset sale; or

  •
  we may be prohibited from repurchasing the New Notes by the terms of our other senior debt, including any outstanding credit facilities.

        Under the terms of the indenture governing the Old Notes and New Notes, we are required to repurchase all or a portion of the outstanding Old Notes and New Notes following an asset sale at a purchase price equal to 100% of the principal amount of the Old Notes and New Notes. However, we are required to repurchase the Old Notes and New Notes only from the excess proceeds of the asset sale that we do not use to repay other senior debt or to acquire replacement assets. We can also defer the offer to you until there are excess proceeds in an amount greater than $10 million. The terms of any outstanding credit facility, including our Senior Credit Facility, may require us to apply most, if not all, of the proceeds of an asset sale to repay that debt, in which case there may be no excess proceeds of the asset sale for the repurchase of the Old Notes and New Notes. See the "Description of the New Notes" section for additional information.

        In addition, the terms of any outstanding credit facility, including our Senior Credit Facility, may prevent us from repurchasing the New Notes without the consent of the credit facility lenders. In those circumstances, we would be required to obtain the consent of our lenders before we could repurchase the New Notes with the excess proceeds of an asset sale. If we were unable to obtain any required consents, the requirement that we purchase the New Notes from the excess proceeds of an asset sale will be ineffective.

No public market exists for the New Notes. If an active trading market does not develop for the New Notes, you may not be able to resell them.

        Prior to this offering, there was no public market for the New Notes and we cannot assure you that an active trading market will develop for the New Notes. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all. Future trading prices of the New Notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers that they currently intend to make a market in the New Notes after this offering is completed. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for listing of the New Notes on any securities exchange.

If you fail to comply with the procedures described in this Prospectus, you may lose your opportunity to participate in this exchange offer.

        The New Notes will be issued in exchange for the Old Notes only after timely receipt by the exchange agent of the Old Notes or a book-entry confirmation related thereto, or compliance with the requirements for guaranteed delivery, a properly completed and executed letter of transmittal or an agent's message, and all other required documentation. If you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. If you fail to comply with the procedures described in this Prospectus, you may lose your opportunity to participate in this exchange offer.

If a bankruptcy petition were filed by or against us, you may receive a lesser amount for your claim than you would be entitled to receive under the indenture governing the New Notes.

        If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code after the issuance of the New Notes, the claim by any holder of the New Notes for the principal amount of the New Notes may be limited to an amount equal to the sum of:

  •
  The original issue price for the New Notes; and

  •
  That portion of the original issue discount ("OID") that does not constitute "unmatured interest" for purposes of the United States Bankruptcy Code.

        Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the New Notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the New Notes, even if sufficient funds are available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        You should carefully review the information contained in this Prospectus, but should particularly consider any risk factors that we set forth in this Prospectus and in other reports or documents that we file from time to time with the Commission. In this Prospectus, in addition to historical information, we state our future strategies, plans, objectives or goals and our beliefs of future events and of our future operating results, financial position and cash flows. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "project," or "continue" or the negative of those words and other comparable words. All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, achievements, plans and objectives to differ materially from any future results, performance, achievements, plans and objectives expressed or implied by these forward-looking statements. In evaluating those statements, you should specifically consider various factors, including those identified under "Risk Factors" and elsewhere in this Prospectus. Those factors may cause our actual results to differ materially from any of our forward-looking statements. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

        You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement, and the related risks, uncertainties and other factors speak only as of the date on which they were originally made and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement to reflect any change in our expectations with regard to these statements or any other change in events, conditions or circumstances on which any such statement is based. New factors emerge from time to time, and it is not possible for us to predict what factors will arise or when. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

 USE OF PROCEEDS

        After deducting the initial purchasers' fees, OID and other transaction expenses of approximately $12.6 million, the net proceeds from the sale of the Old Notes were approximately $412.4 million. We used the net proceeds from our offering of Old Notes to repay all currently outstanding indebtedness under our Old Senior Credit Facility (although $2.8 million in letters of credit, which are not considered indebtedness, were rolled over from our Old Senior Credit Facility to our Senior Credit Facility and remain outstanding) and the remaining net proceeds for general corporate purposes. We will not receive any proceeds from the exchange offer described in this Prospectus or the issuance of the New Notes.

 CAPITALIZATION

        The following table sets forth the consolidated cash and cash equivalents and capitalization of GCI, Inc. as of December 31, 2009. You should read this table in conjunction with the audited financial statements of GCI, Inc. and the related notes included elsewhere in this Prospectus.

December 31, 2009
(in thousands)
Cash and cash equivalents	$48,142

Long-term debt, including current portion(1):
Senior Credit Facility:
Revolving Credit Facility(2)	—
Term Loan Facility	—
Old Notes(3)	425,000
2014 Notes(4)	320,000
Capital leases and other long-term debt(5)	132,912

Total consolidated long-term debt	877,912
Total stockholder's equity	265,683

Total capitalization	1,143,595

(1)
Total long-term debt means GCI, Inc.'s long-term debt, obligations under capital leases and current maturities of long-term debt and obligations under capital leases and excludes the unamortized portion of debt discount.

(2)
There was $2.8 million of letters of credit outstanding under our Old Senior Credit Facility on December 31, 2009.

(3)
Excludes $3.5 million of OID.

(4)
Excludes $2.2 million of OID.

(5)
Consists of $95.9 million of capital leases and $37.0 million outstanding under credit facilities of UUI and Unicom, Inc. ("Unicom").

 DESCRIPTION OF OTHER INDEBTEDNESS

Old Senior Credit Facility

        On December 31, 2009, GCI Holdings, Inc. (a wholly-owned subsidiary of GCI, Inc.) and certain of its subsidiaries had an Old Senior Credit Facility, which included a $360.0 million term loan and a $75.0 million revolving credit facility with a $25.0 million sublimit for letters of credit. We used the net proceeds from the sale of the Old Notes to repay all existing indebtedness under this Old Senior Credit Facility. $2.8 million of letters of credit, which were drawn under our Old Senior Credit Facility and reduced the availability of indebtedness under the Old Senior Credit Facility but are not considered indebtedness, were rolled over into our Senior Credit Facility and remain outstanding. See "Use of Proceeds."

        References to a "Senior Credit Facility" in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus are references to this Old Senior Credit Facility, since the notes were prepared as of December 31, 2009, at a time during which our Old Senior Credit Facility was still in effect.

Senior Credit Facility

        On January 29, 2010, GCI Holdings, Inc. entered into a Second Amended and Restated Credit and Guarantee Agreement dated as of January 29, 2010 with GCI, Inc., the subsidiary guarantors party thereto, the lenders party thereto, Calyon New York Branch, as administrative agent, Royal Bank of Canada, as syndication agent, and CoBank, ACB, Union Bank of California, N.A. and Wells Fargo Bank, N.A., as documentation agents. This Senior Credit Facility provides a $75.0 million revolving credit facility with a $25.0 million sublimit for letters of credit. The interest rate under the Senior Credit Facility is LIBOR plus a margin dependent upon our Total Leverage Ratio (as defined in the Senior Credit Facility) ranging from 2.5% to 4.0%. The Senior Credit Facility will mature on January 29, 2015. The terms of the Senior Credit Facility include customary representations and warranties, customary affirmative and negative covenants and customary events of default. At any time after the occurrence of an event of default under the Senior Credit Facility, the lenders may, among other options, declare any amounts outstanding under the Senior Credit Facility immediately due and payable and terminate any commitment to make further loans under the Senior Credit Facility. The obligations under the Senior Credit Facility are secured by a security interest on substantially all of the assets of GCI Holdings, Inc. and the subsidiary guarantors, and on the stock of GCI Holdings, Inc.

2014 Notes

        We have outstanding 2014 Notes in the principal amount of $317.8 million at December 31, 2009. We pay interest of 7.25% on the 2014 Notes and the notes mature on February 15, 2014.

        The 2014 Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at the following redemption prices, plus accrued and unpaid interest (if any) to the date of redemption:

If redeemed during the twelve month period commencing February 1 of the year indicated:	Redemption Price
2010	102.417%
2011	101.208%
2012 and thereafter	100.000%

        The 2014 Notes restrict GCI, Inc. and certain of its subsidiaries from incurring debt, but permit debt as long as our leverage ratio does not exceed 6.0:1.0. In addition, certain other debt is permitted regardless of our leverage ratio, including debt under the Senior Credit Facility not exceeding:

  •
  $250.0 million, reduced by the amount of any required prepayments, or

  •
  3.0 times earnings before interest, taxes, depreciation and amortization for the last four full fiscal quarters of GCI, Inc. and its subsidiaries.

        Semi-annual interest payments of $11.6 million are payable on the 2014 Notes in February and August of each year.

Restrictive Covenants

        The indenture governing our 2014 Notes, the indenture that governs the Old Notes and will govern the New Notes and the credit agreement that governs our Senior Credit Facility contain, and any credit agreement that will govern credit facilities that we may obtain in the future may contain, covenants that, among other things, limit our ability to:

  •
  incur additional debt and issue preferred stock;

  •
  pay dividends or make other restricted payments;

  •
  make certain investments;

  •
  create liens;

  •
  allow restrictions on the ability of certain of our subsidiaries to pay dividends or make other payments to us;

  •
  sell assets;

  •
  merge or consolidate with other entities; and

  •
  enter into transactions with affiliates.

Capital Lease Obligations

        We entered into a long-term capital lease agreement in 1991 with the wife of General Communication, Inc.'s President and Chief Executive Officer for property occupied by us. The leased asset was capitalized in 1991 at the owner's cost of $900,000, and the related obligation was recorded in the accompanying financial statements. The lease agreement was amended in April 2008 and we have increased our existing capital lease asset and liability by $1.3 million to record the extension of this capital lease. The amended lease terminates on September 30, 2026.

        On March 31, 2006, through our subsidiary GCI Communication Corp., we entered into an agreement to lease transponder capacity on Intelsat's Galaxy 18 spacecraft that successfully launched on May 21, 2008. The Intelsat Galaxy 18 transponders are being leased over an expected term of 14 years.

        We also have other capital leases. A summary of future minimum lease payments as of December 31, 2009 for all of our capital leases follows (amounts in thousands):

Years ending December 31:	Payments
2010	$11,656
2011	11,672
2012	11,732
2013	11,742
2014	11,752
2015 and thereafter	90,232

Total minimum lease payments	148,786
Less amount representing interest	52,872
Less current maturity of obligations under capital leases	4,759

Long-term obligations under capital leases, excluding current maturity	$91,155

        The leases generally provide that we pay the taxes, insurance and maintenance expenses related to the leased assets. Several of our leases include renewal options, escalation clauses and immaterial amounts of contingent rent expense. We expect that in the normal course of business leases that expire will be renewed or replaced by leases on other properties.

Rural Utilities Services and CoBank Mortgage Note Payable

        We acquired long-term debt upon our acquisition of UUI and Unicom effective June 1, 2008. As of December 31, 2009, the long-term debt consists of $34.7 million from the RUS and $2.3 million mortgage note payable due to CoBank. The long-term debt is due in monthly installments of principal based on fixed rate amortization schedules. The interest rates on the various loans to which this debt relates range from 2.0% to 6.8%. Through UUI and Unicom, we have $17.0 million available for borrowing for specific capital expenditures under existing borrowing arrangements. At December 31, 2009, we were in compliance with all loan covenants relating to our RUS and CoBank debt. Substantially all of the assets of our subsidiaries, UUI and Unicom are collateral for the amounts due to RUS and CoBank.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        Simultaneously with the issuance and sale of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes—Deutsche Bank Securities Inc., Calyon Securities (USA) Inc., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Oppenheimer & Co. Inc. and Janney Montgomery Scott LLC. Under the registration rights agreement, we agreed, among other things, to use commercially reasonable efforts to:

  •
  cause to be filed a registration statement relating to a registered exchange offer for the Old Notes with the SEC on or prior to the 120th day after the date of the issuance of the Old Notes;

  •
  cause the SEC to declare the registration statement effective under the Securities Act no later than the 210th day after the date of the issuance of the Old Notes; and

  •
  commence and consummate the exchange offer no later than the 30th day after the registration statement was declared effective by the SEC.

        We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not entitle holders to the registration rights that apply to the Old Notes; and will not contain provisions relating to additional interest in connection with the Old Notes under circumstances related to the timing of the exchange offer.

        The exchange offer is not extended to Old Note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

        In the event that applicable law or SEC policy does not permit us to conduct the exchange offer, or if certain holders of the Old Notes notify us within 30 days following the date when such holders become aware that they did not receive freely tradable New Notes in exchange for tendered Old Notes in the exchange offer, we will use commercially reasonable efforts to file and cause to become effective a shelf registration statement with respect to the resale of the notes. We also agreed to use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of two years after the date of the issuance of the Old Notes or such time as all of the applicable notes have been sold thereunder.

        If we fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay additional interest to the holders of the Old Notes. Since the registration statement to which this exchange offer relates has been filed after March 3, 2010 (i.e., the 120th day after the date of the issuance of the Old Notes), we will pay additional interest to the holders of the Old Notes.

Terms of the Exchange Offer

        We are offering to exchange up to $425 million total principal amount of New Notes for a like total principal amount of Old Notes. The Old Notes must be tendered properly in accordance with the conditions set forth in this Prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for Old Notes properly tendered and accepted, we will issue a like total principal amount of up to $425 million in New Notes. The exchange offer is not conditioned upon holders tendering a minimum principal amount of Old Notes. As of the date of this Prospectus, $425 million aggregate principal amount of Old Notes are outstanding.

        Old Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

        Holders of the Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. If you do not tender your Old Notes or if you tender Old Notes that we do not accept, your Old Notes will remain outstanding. Any Old Notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such Old Notes. See "Risk Factors—Risks Relating to the New Notes and the Exchange Offer" for more information regarding Old Notes outstanding after the exchange offer.

        Promptly after the expiration date of the exchange offer, we will return to the holder any tendered Old Notes that we did not accept for exchange.

        None of us, our board of directors or our management recommends that you tender or not tender Old Notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of Old Notes to tender.

        The expiration date is 5:00 p.m., New York City time, on                    , or such later date and time to which we extend the exchange offer. We will not extend the expiration date beyond 45 days from the date of this Prospectus.

        We have the right, in accordance with applicable law, at any time:

  •
  to delay the acceptance of the Old Notes if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied prior to the expiration of the offer;

  •
  to terminate the exchange offer and not accept any Old Notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied prior to the expiration of the offer;

  •
  to extend the expiration date of the exchange offer and retain all Old Notes tendered in the exchange offer other than those Old Notes properly withdrawn (however, we will not extend the expiration date beyond 45 days from the date of this Prospectus); and

  •
  to waive any condition or amend the terms of the exchange offer in any manner.

        If we materially amend the exchange offer, we will as promptly as practicable distribute to the holders of the Old Notes a Prospectus supplement or, if appropriate, an updated Prospectus from a post-effective amendment to the registration statement of which this Prospectus is a part, disclosing the change and extending the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

        If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

Acceptance of Old Notes for Exchange and Issuance of New Notes

        Promptly after the expiration date, we will accept all Old Notes validly tendered and not withdrawn, and we will issue New Notes registered under the Securities Act to the exchange agent.

        The exchange agent might not deliver the New Notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents, which include:

  •
  certificates for Old Notes or a timely confirmation of the book-entry transfer of the Old Notes being tendered into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents, such as endorsements, bond powers, opinions of counsel, certificates and powers of attorney, if applicable.

        We will be deemed to have exchanged Old Notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered Old Notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of Old Notes, letters of transmittal and related documents.

        In tendering Old Notes, you must warrant in the letter of transmittal or in an agent's message (described below) that (1) you have full power and authority to tender, exchange, sell, assign and transfer Old Notes, (2) we will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the Old Notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the Old Notes.

Procedures for Tendering Old Notes

  Valid Tender

        When the holder of Old Notes tenders, and we accept, Old Notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal. A holder of Old Notes who wishes to tender Old Notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including Old Notes), to the exchange agent, Union Bank, N.A., at the address set forth below under the heading "—Exchange Agent";

  •
  if Old Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a properly completed and duly executed letter of transmittal or arrange with DTC to cause an agent's message, as defined below, to be transmitted with the required information (including a book-entry confirmation, as defined below) to the exchange agent at the address set forth below under the heading "—Exchange Agent"; or

  •
  comply with the provisions set forth below under "—Guaranteed Delivery."

        The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder. The agent's message forms a part of a book-entry transfer.

        In addition, on or prior to the expiration date:

  •
  the exchange agent must receive the certificates for the Old Notes and the letter of transmittal;

  •
  the exchange agent must receive a timely confirmation of the book-entry transfer of the Old Notes being tendered into the exchange agent's account at DTC, the "book-entry confirmation," along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        We will not accept any alternative, conditional or contingent tenders. All tendering holders of Old Notes, by executing the letter of transmittal, waive any right to receive notice of the acceptance of Old Notes for exchange.

        If you beneficially own Old Notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Old Notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the Old Notes on your behalf and comply with the instructions set forth in this Prospectus and the letter of transmittal.

        If you tender fewer than all of your Old Notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all Old Notes that you hold.

        The letter of transmittal may be delivered by mail, facsimile, hand delivery or overnight carrier to the exchange agent.

        The method of delivery of the certificates for the Old Notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent on or prior to the expiration date. No letters of transmittal or Old Notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

  •
  by a registered holder of Old Notes who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including:

  •
  a bank;

  •
  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

        If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as we or the trustee under the indenture may require in accordance with the restrictions on transfers applicable to the Old Notes.

  Book-Entry Transfers

        For tenders by book-entry transfer of Old Notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program ("ATOP") procedures to tender Old Notes. Accordingly, any participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer those Old Notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

        Notwithstanding the ability of holders of Old Notes to effect delivery of Old Notes through book-entry transfer at DTC, either:

  •
  the letter of transmittal or a facsimile thereof, or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, and the book-entry confirmation must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange Agent"; or

  •
  the guaranteed delivery procedures described below must be complied with.

  Guaranteed Delivery

        If a holder wants to tender Old Notes in the exchange offer and (1) the certificates for the Old Notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the Old Notes may be tendered if the holder complies with the following guaranteed delivery procedures:

  •
  the tender is made by or through an eligible institution;

  •
  the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

  •
  setting forth the name and address of the holder of the Old Notes being tendered and the amount of the Old Notes being tendered;

  •
  stating that the tender is being made; and

  •
  guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent's message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for the Old Notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered Old Notes.

        You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

        Our acceptance of properly tendered Old Notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

  Determination of Validity

        We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered Old Notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of Old Notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of Old Notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

        We reserve the absolute right, in our sole and absolute discretion:

  •
  to reject any tenders determined to be in improper form or unlawful;

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  to waive any of the conditions of the exchange offer; and

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  to waive any condition or irregularity in the tender of Old Notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

        If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

        Any Old Notes which have been tendered for exchange but are not exchanged for any reason will be returned to the holder thereof promptly after rejection of tender or termination of the exchange offer without cost to the holder. In the case of Old Notes tendered by book-entry transfer through DTC, any unexchanged Old Notes will be credited to an account maintained with DTC.

Resales of New Notes

        Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of New Notes, other than a broker-dealer, may offer New Notes for resale, resell and otherwise transfer the New Notes without delivering a prospectus to prospective purchasers, if the holder acquires the New Notes in the ordinary course of its business, is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a "distribution" (as defined under the Securities Act) of the New Notes and is not an "affiliate" of GCI (as defined under the Securities Act). We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

        By tendering Old Notes, the holder, other than participating broker-dealers, as defined below, of those Old Notes will represent to us that, among other things:

  •
  the New Notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder;

  •
  neither the holder nor any other person receiving the New Notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" (as defined under the Securities Act) of the New Notes; and

  •
  neither the holder nor any other person receiving the New Notes is an "affiliate" (as defined under the Securities Act) of GCI.

        If any holder or any such other person is an "affiliate" of GCI or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" of the New Notes, such holder or other person:

  •
  may not rely on the applicable interpretations of the staff of the SEC referred to above; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must represent that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the New Notes. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" (as defined under the Securities Act). If a broker-dealer acquired Old Notes as a result of market-making or other trading activities, it may use this Prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of New Notes received in exchange for the Old Notes pursuant to the exchange offer. We have agreed that, during the period ending 90 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement and make this Prospectus available to any broker-dealer for use in connection with any such resale. Participating broker-dealers will be required to suspend use of this Prospectus included in the exchange offer registration statement under certain circumstances upon receipt of written notice to that effect from us. See "Plan of Distribution and Selling Restrictions" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

        You can withdraw tenders of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

  •
  specify the name of the person that tendered the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn, including the total principal amount of Old Notes to be withdrawn; and

  •
  where certificates for Old Notes are transmitted, the name of the registered holder of the Old Notes, if different from that of the person withdrawing the Old Notes.

        If you delivered or otherwise identified Old Notes to the exchange agent, you must submit the serial numbers of the Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of Old Notes tendered for the account of an eligible institution. If you tendered Old Notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, Old Notes properly withdrawn may again be tendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

        We will determine, in our sole discretion, all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

        Withdrawn Old Notes will be returned to the holder promptly after withdrawal without cost to the holder. In the case of Old Notes tendered by book-entry transfer through DTC, the Old Notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, and we may terminate or amend the exchange offer, if at any time prior to the expiration of the exchange offer, we determine that the exchange offer violates applicable law or SEC policy.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, as many times as we choose prior to the expiration of the exchange offer, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose prior to the expiration of the exchange offer. If we determine that a waiver of conditions materially changes the exchange offer, this Prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the Exchange Offer."

        In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this Prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes.

        If we terminate or suspend the exchange offer based on a determination that the exchange offer is not permitted by applicable law or SEC policy, the registration rights agreement requires that we use commercially reasonable efforts to cause a shelf registration statement covering the resale of the Old Notes to be filed 120 days after the date we receive notice of such determination and to be declared effective by the SEC on or prior to 210 days after the date on which we file such shelf registration statement. See "—Registration Rights; Additional Interest."

Exchange Agent

        We appointed Union Bank, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent at the address and phone number as follows:

By Facsimile:	By Registered or Certified Mail, Hand or Overnight Delivery
(213) 972-5695 Attention: Josefina Benavides, Corporate Trust Department Confirm by Telephone: (213) 972-5679	Union Bank, N.A. Corporate Trust Department 120 South San Pedro Street, 4th Floor Los Angeles, CA 90012 Attention: Josefina Benavides

        If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the New Notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this Prospectus and related documents to their clients that are holders of Old Notes and for handling or tendering for such clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of Old Notes pursuant to the exchange offer.

Transfer Taxes

        Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, New Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Old Notes which have been tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Old Notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the Old Notes over the term of the New Notes.

Registration Rights; Additional Interest

        If:

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  we are not permitted to consummate the exchange offer as contemplated by this Prospectus because the exchange offer is not permitted by applicable law or SEC policy;

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  for any reason the exchange offer is not consummated within 240 days following the original issuance of the Old Notes; or

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  after the exchange offer, any holder (other than affiliates of GCI) of New Notes notifies us within 30 days following the date such holder becomes aware that they did not receive New Notes that can be sold without restriction under state and federal securities laws, then we will file and cause to be effective with the SEC a shelf registration statement to cover resales of the Old Notes or New Notes, as applicable, by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        If a shelf registration filing is required,

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  we will use commercially reasonable efforts to file such shelf registration statement with the SEC, on or prior to 120 days after the date the filing obligation arises;

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  we will use commercially reasonable efforts to cause such shelf registration statement to become effective on or prior to 210 days after the date we file the shelf registration statement;

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  we will use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of two years after the date of issuance of the Old Notes or such time as all of the applicable notes have been sold thereunder; and

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  the securities laws require that disclosure regarding selling holders for whom the New Notes are to be registered be provided in the shelf registration statement.

        If:

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  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

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  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, or the effectiveness target date;

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  we fail to consummate the exchange offer within 30 days after the date on which the exchange offer registration statement was declared effective; or

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  the shelf registration statement or the exchange offer registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of Old Notes during the periods specified in the registration rights agreement,

(each such event in the four bullet points above referred to as a "Registration Default") then we will pay additional interest to each holder of the Old Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default at a rate of 0.25% per annum of the principal amount of Old Notes held by such holder. The amount of additional interest will increase by an additional 0.25% per annum of the principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of Old Notes. Following the cure of all Registration Defaults, the accrual of additional interest will cease. We will pay additional interest to the holders of the Old Notes since the registration statement to which this exchange offer relates has been filed after the 120th day after the date of the issuance of the Old Notes, as required by the registration rights agreement.

        Holders of Old Notes will be required (1) to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer, (2) to deliver certain information to be used in connection with the shelf registration statement, and (3) to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring Old Notes or New Notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

BUSINESS

        GCI, Inc. was incorporated in 1997 under the laws of the State of Alaska. GCI, Inc., as a wholly owned subsidiary of General Communication, Inc. (which we sometimes refer to in this Prospectus as our "Parent"), received through its initial capitalization all ownership interests in subsidiaries previously held by Parent. General Communication, Inc. was incorporated in 1979 under the laws of the State of Alaska. General Communication, Inc. and GCI, Inc. have their principal executive offices at 2550 Denali Street, Suite 1000, Anchorage, AK 99503-2781 (telephone number 907-868-5600).

        GCI, Inc. is primarily a holding company and, together with its direct and indirect subsidiaries, is a diversified communications provider in the State of Alaska.

Availability of Reports and Other Information

        Internet users can access information about the Company and its services at http://www.gci.com/, http://www.gcinetworksolutions.com/, http://www.unicom-alaska.com/, http://www.alaskadigitel.com/, http://www.alaska-wireless.com/, and http://www.alaskaunited.com/. The Company hosts Internet services at http://www.gci.net/, broadband delivery of health services at http://www.connectmd.com, and SchoolAccess® services at http://www.schoolaccess.net/. Our online telephone directory and yellow pages are hosted at http://www.gcidirectory.com/.

        We make available on the http://www.gci.com/ website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, General Communication, Inc.'s Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically submit such material to the SEC. In addition, the SEC's website is http://www.sec.gov/. The SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Information on our websites or the SEC's website is not part of this document except to the extent incorporated by reference herein.

Financial Information about Industry Segments

        Our five reportable segments are Consumer, Network Access, Commercial, Managed Broadband, and Regulated Operations services.

        For financial information about our reportable segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Also refer to note 9 in the "Notes to Consolidated Financial Statements" included with the financial statements provided with this Prospectus.

Narrative Description of our Business

  General

        We are the largest communications provider in Alaska as measured by revenues. We offer facilities-based local and long-distance voice services, cable television, data and Internet access to residential and business customers across the state under our GCI brand. In addition, we provide wireless telephone services over our own facilities under the GCI, Alaska DigiTel and Alaska Wireless brand names. Due to the unique nature of the markets we serve, including harsh winter weather and remote geographies, our customers rely extensively on our systems to meet their communication and entertainment needs. We benefit from the attractive demographic and economic characteristics of Alaska. Also, the state of Alaska does not levy personal income taxes or collect sales taxes.

        Since GCI's founding in 1979 as a competitive long distance provider, we have consistently expanded our product portfolio and facilities to become the leading integrated communication services provider in our markets. Our facilities include redundant and geographically diverse digital undersea fiber optic cable systems linking our Alaska terrestrial networks to the networks of other carriers in the lower 48 contiguous states. As of December 31, 2009, our cable systems passed 89% of Alaska's households, and we have achieved 56% basic cable penetration of the homes we reach. We believe we offer superior video services relative to DBS, which is limited by Alaska's geographic location, challenging climate and terrain features. We have continued our statewide deployment of DLPS utilizing our own coaxial cable facilities enabling us to move off of facilities that we previously leased from telecom incumbents. At December 31, 2009, 74% of the local access lines we served were carried on our own last mile facilities. In recent years, we expanded our efforts in wireless and presently operate the only statewide wireless network. Our network provides access for both GSM and CDMA based devices, and can provide us with an eventual path to fourth generation LTE based wireless communications.

        Our Consumer segment serves residential customers. Our Network Access segment serves other common carriers. Our Commercial segment serves small businesses, local, national and global businesses, governmental entities, and public and private educational institutions. Our Managed Broadband segment serves rural school districts, hospitals and health clinics. The financial results of the long-distance, local access and Internet services sold to consumer and commercial customers that we serve due to our acquisitions of UUI and United-KUC are reported in the Regulated Operations segment.

        For the year ended December 31, 2009, we generated consolidated revenues of $595.8 million. We ended the period with approximately 100,600 long-distance customers, 144,700 local access lines in service, 147,600 basic cable subscribers, 125,400 wireless subscribers and 110,700 cable modem subscribers.

  Recent Developments

        Loan/grant Approval.    In January 2010 the U.S. Department of Agriculture's RUS approved our wholly-owned subsidiary, UUI's application for an $88.2 million loan/grant combination to extend terrestrial broadband service for the first time to Bristol Bay and the Yukon-Kuskokwim Delta, an area in Alaska roughly the size of the state of North Dakota. Upon completion, UUI's project, TERRA-SW, will be able to serve 9,089 households and 748 businesses in the 65 covered communities. The project will also be able to serve numerous public/non-profit/private community anchor institutions and entities, such as regional health care providers, school districts, and other regional and Alaska Native organizations. The RUS award, consisting of a $44.2 million loan and a $44.0 million grant, will be made under the RUS Broadband Initiatives Program established pursuant to the American Recovery and Reinvestment Act. The grant portion of the award will fund backbone network facilities that we would not otherwise be able to construct within our return-on-investment requirements. UUI expects to start construction on TERRA-SW in 2010 and complete the project by the end of 2012.

        Senior Credit Facility.    On January 29, 2010, we signed an agreement for a new $75.0 million line of credit under our Senior Credit Facility. The line of credit replaces our previous line of credit and has a maturity date of January 2015.

  Development of our Business During the Past Fiscal Year

        Wireless Business Strategy.    During 2009 we continued our GSM and CDMA network expansion. We have expended $30.8 million in 2009 and plan to spend approximately $41.0 million over the next two years.

        Debt Refinance.    In November 2009, we issued $425.0 million principal amount of Old Notes. These Old Notes bear interest at 8.625% and are due in November 2019. We used the proceeds from the issuance of these Old Notes to repay all indebtedness under our Old Senior Credit Facility totaling $389.8 million and for general corporate purposes.

        You should see "Business—Regulation" for regulatory developments.

  Business Strategy

        We intend to continue to increase revenues using the following strategies:

        Offer Bundled Products.    We offer innovative service bundles to meet the needs of our consumer and commercial customers. We believe that bundling our services significantly improves customer retention, increases revenue per customer and reduces customer acquisition expenses. Our experience indicates that our bundled customers are significantly less likely to churn, and we experience less price erosion when we effectively combine our offerings. Bundling improves our top line revenue growth, provides operating cost efficiencies that expand our margins and drives our overall business performance. As a measure of success to date, over 59,700 of our residential customers subscribe to one of our service bundles that include two or more services.

        Maximize Sales Opportunities.    We successfully sell new and enhanced services and products between and within our business segments to our existing customer base to achieve increased revenues and penetration of our services. Through close coordination of our customer service and sales and marketing efforts, our customer service representatives suggest to our customers other services they can purchase or enhanced versions of services they already purchase. Many calls into our customer service centers or visits into one of our 32 retail stores result in sales of additional services and products. We actively encourage our existing customers to acquire higher value, enhanced services.

        Deliver Industry Leading Customer Service.    We have positioned ourselves as a customer service leader in the Alaska communications market. We have organized our operations to effectively focus on our customers. We operate our own customer service department and maintain and staff our own call centers. We have empowered our customer service representatives to handle most service issues and questions on a single call. We prioritize our customer services to expedite handling of our most valuable customers' issues, particularly for our largest commercial customers. We believe our integrated approach to customer service, including service set-up, programming various network databases with the customer's information, installation, and ongoing service, allows us to provide a customer experience that fosters customer loyalty.

        Leverage Communications Operations.    We continue to expand and evolve our integrated network for the delivery of our services. Our bundled strategy and integrated approach to serving our customers creates efficiencies of scale and maximizes network utilization. By offering multiple services, we are better able to leverage our network assets and increase returns on our invested capital. We periodically evaluate our network assets and continually monitor technological developments that we can potentially deploy to increase network efficiency and performance.

        Expand Our Product Portfolio and Footprint in Alaska.    Throughout our history, we have successfully added and expect to continue to add new products to our product portfolio. We have a demonstrated history of new product evaluation, development and deployment for our customers, and we continue to assess revenue-enhancing opportunities that create value for our customers. In addition to new services such as additional HDTV channels, video-on-demand, on-line advertising placement, on-line content delivery such as streaming music, and mobile high speed data, we are also expanding the reach of our core products to new markets. Where feasible and where economic analysis supports geographic expansion of our network coverage, we are currently pursuing or expect to pursue opportunities to increase the scale of our facilities, enhance our ability to serve our existing customers' needs and attract new customers.

        Make Strategic Acquisitions.    We have a history of making and integrating acquisitions of in-state telecommunications providers. In 2008, we completed three acquisitions of telecommunications providers in various Alaska communities. Our management team is adept at sourcing, acquiring and integrating these acquired companies, and we will continue to actively pursue and buy companies that we believe fit with our strategy and networks and that are accretive to earnings.

Description of our Business by Reportable Segment

Overview

        Our five reportable segments are Consumer, Network Access, Commercial, Managed Broadband, and Regulated Operations. Our reportable segments are business units that offer different products, are each managed separately, and serve distinct types of customers.

        Following are our segments and the services and products each offers to its customers:

Reportable Segments
Services and Products	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations
Voice:
Long-distance	X	X	X		X
Local Access	X	X	X		X
Directories			X
Video	X		X
Data:
Internet	X	X	X	X	X
Data Networks		X	X	X
Managed Services			X	X
Managed Broadband Services				X
Wireless	X	X	X

        Many of our networks and facilities are utilized by more than one segment to provide services and products to our customers. The following description of our business by reportable segment includes a comprehensive discussion within the Consumer segment section with references to that section if such common network and facility use exists in another segment. Similarly, many of the same services and products are sold to our customers in different segments.

        The following discussion includes information about significant services and products, sales and marketing, facilities, competition and seasonality for each of our five reportable segments. All amounts identified below in this section are reported in thousands. For a discussion and analysis of financial condition and results of operations please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

Consumer Segment

        Consumer segment revenues for 2009, 2008 and 2007 are summarized as follows (amounts in thousands):

	Year Ended December 31,
	2009	2008	2007
Total revenues(1)	$294,925	255,632	223,502

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus for more information regarding the financial performance of our Consumer segment.

Services and Products

        Our Consumer segment offers a full range of voice, video, data and wireless services and products to residential customers.

  Voice Services and Products

        Revenues derived from Consumer segment voice services and products in 2009, 2008, and 2007 totaled $52.7 million, $47.0 million, and $46.2 million, respectively, or 9%, 8%, and 9% of our total revenues, respectively.

Long-Distance

        We are a full-service long-distance provider including intrastate, interstate and international calling. The value of our long-distance services is generally designed to be equal to or greater than that for comparable services provided by our competitors.

Local Access

        We offer local access services in many communities and areas in Alaska, including the state's five largest population centers, Anchorage, Fairbanks, the Matanuska-Susitna Valley, the Kenai Peninsula, and Juneau. Our own DLPS facilities and collocated remote facilities that access the ILEC UNE loops allow us to offer full featured local service products to customers. In areas where we do not have our own DLPS facilities or access to ILEC UNE loop facilities, we offer service using total service resale of the ILEC's local service or UNE platform.

Video Services and Products

        Revenues derived from Consumer segment video services and products in 2009, 2008, and 2007 totaled $111.0 million, $105.2 million, and $96.3 million, respectively, or 19%, 18%, and 19% of our total revenues, respectively.

        Our cable television systems serve 40 communities and areas in Alaska, including the state's five largest population centers, Anchorage, Fairbanks, the Matanuska-Susitna Valley, the Kenai Peninsula, and Juneau.

        We offer a full range of video services over our broadband cable systems. Our video service offerings include the following:

        Basic cable.    Our basic cable service consists of digital basic service with access to between 13 and 21 channels of programming and an expanded digital basic service with access to between 40 and 102 additional channels of programming. These services generally consist of programming provided by national and local broadcast networks, national and regional cable networks, and governmental and public access programming. We transmit an entirely digital signal for all cable television channels in all markets we serve.

        High-definition television.    Our HDTV service provides our digital subscribers with improved, high-resolution picture quality, improved audio quality and a wide-screen, theater-like display. Our HDTV service offers a broad selection of high-definition programming with access of up to 82 high-definition channels including most major broadcast networks, leading national cable networks, premium channels and national sports networks.

        Digital video recorder.    Our advanced digital video recorder ("DVR") service lets digital cable subscribers select, record and store programs and play them at whatever time is convenient. DVR service also provides the ability to pause and rewind "live" television.

        Premium channel programming.    Our premium channel programming service, which includes cable networks such as Home Box Office, Showtime, Starz and Cinemax, generally offers, without commercial interruption, feature motion pictures, live and taped sporting events, concerts and other special features.

        Video on demand.    Our video on demand service permits our cable subscribers to order at their convenience, individual feature motion pictures and special event programs, on an unedited, commercial-free basis.

        Pay-per-view programming.    Our pay-per-view service permits our cable subscribers to order, for a separate fee, scheduled individual feature motion pictures and special event programs, such as professional boxing, professional wrestling and concerts, on an unedited, commercial-free basis.

Data Services and Products

        Revenues derived from Consumer segment data services and products in 2009, 2008, and 2007 totaled $50.3 million, $42.7 million, and $34.2 million, respectively, or 8%, 7%, and 7% of our total revenues, respectively.

Internet

        We primarily offer four types of Internet access for consumer use: high-speed cable modem, dial-up, mobile wireless and fixed wireless. Value-added Internet features, such as e-mail virus prevention, personal web site and domain hosting, and additional e-mail accounts, are available for additional charges. Our consumer high-speed cable modem Internet service offers up to 12 Mbps download and 2 Mbps upload speeds as compared with up to 56 Kbps upload and download speeds through standard copper wire dial-up modem access. Our fixed wireless Internet product is available in 120 communities.

Wireless Services and Products

        Revenues derived from Consumer segment wireless services and products in 2009, 2008, and 2007 totaled $81.0 million, $60.7 million, and $46.7 million, respectively, or 14%, 11%, and 9% of our total revenues, respectively.

        We offer mobile wireless voice and data services by selling services over our own facilities under the GCI, Alaska DigiTel, and Alaska Wireless brand names. We offer fixed wireless local access services over our own facilities and have purchased personal communication services ("PCS") and local multipoint distribution system ("LMDS") wireless broadband licenses in FCC auctions covering markets in Alaska. We offer mobile wireless service to our customers in the state's five largest population centers, Anchorage, Fairbanks, the Matanuska-Susitna Valley, the Kenai Peninsula, Juneau and many other small Alaska communities.

        We offer our customers a variety of rate plans so they can choose the plan that best fits their expected calling needs. Consumer voice service is generally offered on a contract basis for one or two year periods. Under the terms of these contracts, service is billed and provided on a monthly basis according to the applicable rate plan chosen. Our offerings include regional and national rate plans at a variety of pricing tiers. Our wireless voice plans generally combine a fixed monthly access charge, a designated number of minutes-of-use, per minute usage charges for minutes in excess of the included amount and additional charges for certain custom-calling features. Most of our plans include basic features such as voice messaging, caller ID, call forwarding and call waiting, and two-way text messaging. Wireless data service is included in certain plans or can be purchased as a feature to a plan.

        We sell a variety of handsets and personal computer wireless data cards manufactured by various suppliers for use with our wireless services. We also sell accessories, such as carrying cases, hands-free devices, batteries, battery chargers and other items. We provide contract subscribers substantial equipment subsidies to initiate, continue or upgrade service.

Bundled Services and Products

        We combine one or more of our individual service and product offerings into bundles that we sell to our Consumer segment customers at attractive prices. Our most popular bundled offering includes long-distance, cable television, cable modem Internet access and local access services. In addition to several other bundled offerings we also offer a bundle of wireless services, cable television and cable modem Internet access.

Sales and Marketing

        Our Consumer segment sales efforts are primarily directed toward increasing the number of subscribers we serve, selling bundled services, and generating incremental revenues through product and feature up-sell opportunities.

Facilities

        We operate a modern, competitive communications network employing digital transmission technology based upon fiber optic facilities within Alaska and between Alaska and the lower 48 states. Our facilities include three self-constructed digital undersea fiber optic cable systems linking our Alaska terrestrial networks to the networks of other carriers in the lower 49 states:

  •
  Alaska United East was placed into service in 1999 and connects Whittier, Valdez and Juneau, Alaska and Seattle, Washington,

  •
  Alaska United West was placed into service in 2004 and connects Seward, Alaska to Warrenton, Oregon, and

  •
  Alaska United Southeast was placed into service in 2008 and connects Ketchikan, Wrangell, Petersburg, Angoon and Sitka, Alaska to Alaska United West.

        The combination of our Alaska United East, Alaska United West and Alaska United Southeast systems provides us with the ability to provide fully protected geographically diverse routing of service between Alaska and the lower 48 states.

        Our Alaska United North-West self-constructed terrestrial fiber optic cable system connects Anchorage and Fairbanks, Alaska along the Parks Highway corridor and we own a terrestrial fiber optic cable system that extends from Prudhoe Bay, Alaska to Valdez, Alaska via Fairbanks, Alaska.

        We have indefeasible rights to use ("IRU") capacity in the Kodiak-Kenai Cable Company, LLC's undersea fiber optic cable system linking Anchorage to Kenai, Homer, Kodiak, Narrow Cape on Kodiak Island, and Seward, Alaska.

        Another carrier operates a pair of fiber optic cable facilities connecting points in Alaska to the lower 48 states. The additional fiber system provides direct competition to services we provide on our owned fiber optic cable facilities.

        We serve many rural and remote Alaska locations solely via satellite communications. Each of our C-band and Ku-band satellite transponders is backed up on the same spacecraft with multiple backup transponders. The primary spacecrafts we use to provide voice, data and Internet services to our rural Alaska customers are Intelsat's Galaxy 18 for C-band and Intelsat's Horizons 1 for Ku-band, but we also lease capacity on two other spacecraft for services we provide, SES Americom's AMC-7 and AMC-8.

        We also lease one 36 MHz transponder on SES Americom's AMC-7 spacecraft. We use this transponder to distribute multi-channel, digitally encoded video programming and services to remote locations within Alaska. We may use this transponder along with two others that we reserve on AMC-7 to restore service during any fiber outage that may occur in our network.

        We operate digital microwave systems to link Anchorage with the Kenai Peninsula, our Prudhoe Bay Earth Station with Deadhorse, Alaska, and to link Bethel, Alaska with 40 rural communities. Virtually all switched services are computer controlled, digitally switched, and interconnected by a packet switched SS7 signaling network.

        Other facilities include major earth stations at Adak, Barrow, Bethel, Cordova, Dillingham, Dutch Harbor, Eagle River, Galena, Juneau, Ketchikan, King Salmon, Kodiak, Kotzebue, McGrath, Nome, Prudhoe Bay, Sitka, Unalakleet, and Yakutat, all in Alaska, serving the communities in their vicinity, and at Issaquah, Washington, which provides interconnection to Seattle and the lower 48 states for traffic to and from major Alaska earth stations. The Eagle River earth station is linked to the Anchorage distribution center by fiber optic facilities.

        We use a synchronous optical network ("SONET") as a service delivery method for our terrestrial metropolitan area networks and long-haul terrestrial and undersea fiber optic cable systems.

        A fiber optic cable system from our Anchorage distribution center connects to the Matanuska Telephone Association ("MTA"), Eagle River central office and to our major hub earth station in Eagle River. The Issaquah earth station is connected with the Seattle distribution center by means of diversely-routed leased fiber optic cable transmission systems, each having the capability to restore the other in the event of failure. The Juneau earth station and distribution centers are collocated. We have digital microwave facilities serving the Kenai Peninsula communities. We maintain earth stations in Fairbanks (linked by digital microwave to the Fairbanks distribution center), Juneau (collocated with the Juneau distribution center), Anchorage (Benson earth station), and in Prudhoe Bay as fiber network restoration earth stations. Our Benson earth station also uplinks our statewide video service; such service may be pre-empted if earth station capacity is needed to restore our fiber network between Anchorage and Prudhoe Bay.

        We use our demand assigned multiple access ("DAMA") facilities to serve 69 additional locations throughout Alaska. DAMA is a digital satellite earth station technology that allows calls to be made between remote villages using only one satellite hop, thereby reducing satellite delay and capacity requirements while improving quality. In addition, 54 (for a total of 123) C-band facilities provide dedicated Internet access and private network services to rural public schools, hospitals, health clinics, and natural resource development industries throughout Alaska. Our network of 83 Ku-band facilities provides dedicated Internet access and private network services to rural public schools, hospitals, health clinics, and natural resource development industries throughout Alaska, and in ten locations in the lower 48 states.

        Our Anchorage, Fairbanks, and Juneau distribution centers contain electronic switches to route calls to and from local exchange companies and, in Seattle, to obtain access to other carriers to distribute our southbound traffic to the remaining 49 states and international destinations. Our extensive metropolitan area fiber network in Anchorage supports cable television, Internet and telephony services. The Anchorage, Fairbanks, and Juneau facilities also include digital access cross-connect systems, frame relay data switches, Internet platforms, and in Anchorage and Fairbanks, collocation facilities for interconnecting and hosting equipment for other carriers. We also maintain an operator and customer service center in Wasilla, Alaska. Our operator services traffic is processed by an integrated services platform that also hosts answering services, directory assistance, and internal conferencing services.

        We continue our DLPS deployment utilizing our coaxial cable facilities. This delivery method allows us to utilize our own cable facilities to provide local access service to our customers and avoid paying local loop charges to the ILEC.

        Our statewide cable systems consist of 3,023 miles of installed cable plant having 450 to 625 MHz of channel capacity. Our cable television businesses are located throughout Alaska and serve 40 communities and areas in Alaska, including the state's five largest population centers, Anchorage, Fairbanks, the Matanuska-Susitna Valley, the Kenai Peninsula, and Juneau. Our facilities include cable plant and head-end distribution equipment. Some of our locations on the fiber routes are served from the head-end distribution equipment in Anchorage. All of our cable systems are completely digital.

        We provide access to the Internet using a platform that includes many of the latest advancements in technology. The physical platform is concentrated in Anchorage and is extended into many remote areas of the state. Our Internet platform includes the following:

  •
  Our Anchorage facilities are connected to multiple Internet access points in Seattle through multiple, diversely routed networks;

  •
  We use multiple routers on each end of the circuits to control the flow of data and to provide resiliency; and

  •
  Our Anchorage facility consists of routers, a bank of servers that perform support and application functions, database servers providing authentication and user demographic data, layer 2 gigabit switch networks for intercommunications and broadband services.

        Our dedicated Internet access and Internet protocol ("IP") data services are delivered to a router located at the service point. Our Internet management platform constantly monitors this router and continual communications are maintained with all of the core and distribution routers in the network. The availability and quality of service, as well as statistical information on traffic loading, are continuously monitored for quality assurance. The management platform has the capability to remotely access routers, servers and layer two switches, permitting changes in configuration without the need to be physically located at the service point.

        We own state-wide wireless facilities that cover 94% of the population providing service to urban and rural Alaska communities and we will continue to expand these networks throughout the terrestrially and satellite served portions of Alaska in 2010. We own GSM and CDMA wireless facilities serving urban Alaska locations. Our urban network includes Ericsson and Nortel wireless switches located in Anchorage and more than 160 cell sites that serve the following areas of Alaska: Anchorage and Eagle River, the Matanuska-Susitna Valley, Kenai Peninsula, Southeast, Kodiak and Fairbanks. Our rural network consists of GSM facilities that are located throughout Alaska's rural villages and communities. We extend our network coverage through roaming arrangements with other GSM and CDMA carriers.

Competition

        A discussion of competition by product and service in our Consumer segment follows.

Voice Services and Products Competition

Long-Distance

        The long-distance industry is intensely competitive and based upon price and bundling.

        In the intrastate, interstate and international long-distance market, we compete against AT&T Alascom, Inc. ("AT&T Alascom"), Alaska Communications Systems Group, Inc. ("ACS"), MTA, long-distance resellers, and certain smaller rural local telephone companies. AT&T Alascom, as a subsidiary of AT&T, Inc., has access to greater financial, technical and marketing resources than we have. There is also the possibility that new competitors will enter the Alaska market. In addition, wireless and voice over Internet protocol services continue to grow as an alternative to wireline services as a means of reaching customers. Wireless local number portability allows consumers to retain the same phone number as they change service providers allowing for interchangeable and portable fixed-line and wireless numbers. Some consumers now use wireless service as their primary voice phone service for local and long-distance calling.

        We have competed in the long-distance market by offering discounts from rates charged by our competitors and by providing desirable bundles of services. Discounts have been eroded in recent years due to lowering of prices by AT&T Alascom and entry of other competitors into the long-distance markets we serve. In addition, our competitors offer their own bundles of services.

        Our ability to compete successfully will depend on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and pricing strategies.

Local Access

        We compete against ACS, the ILEC, in Anchorage, Juneau, Fairbanks and the Kenai Soldotna area. We compete against MTA, the ILEC, in the Matanuska-Susitna Valley. We compete against other smaller ILECs in other communities.

        In the local telephone services market, the Telecommunications Act of 1996 (the "1996 Telecom Act"), judicial decisions, state and federal legislative and regulatory developments, and new technologies have increased the overall likelihood that barriers to local telephone competition will be substantially reduced or removed. These initiatives include requirements that ILECs negotiate with entities, including us, to provide interconnection to the existing local telephone network, to allow the purchase, at cost-based rates, of access to UNEs, to establish dialing parity, to obtain access to rights-of-way and to resell services offered by the ILEC. We have been able to obtain interconnection, access and related services from the ILECs, at rates that allow us to offer competitive services. However, if we are unable to continue to obtain these services and access at acceptable rates, our ability to offer local access services, and our revenues and net income, could be materially adversely affected. To date, we have been successful in capturing a significant portion of the local telephone market in the locations where we are offering these services. However, there can be no assurance that we will continue to be successful in attracting or retaining these customers.

        We believe that we have certain advantages over ILECs in providing communications services, including awareness by Alaskan customers of the GCI brand name, our facilities-based communications network, and our prior experience in, and knowledge of, the Alaskan market.

        See "Regulation—Wireline Voice Services and Products" below for more information.

Video Services and Products Competition

        Our cable television systems face competition from alternative methods of receiving and distributing television signals, including DBS, digital video over telephone lines, broadband IP-based services, wireless and satellite master antenna television systems, and from other sources of news, information and entertainment such as Internet services, off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive computer services, and home video products, including video disks. Our cable television systems also face competition from potential overbuilds of our existing cable systems by other cable television operators and municipally-owned cable systems, and alternative methods of receiving and distributing television signals. The extent to which our cable television systems are competitive depends, in part, upon our ability to provide quality programming and other services at competitive prices.

        We believe that the greatest source of potential competition for video services could come from the DBS industry. Two major companies, The DirecTV Group, Inc. and EchoStar Communications Corporation are currently offering nationwide high-power DBS services. The ILECs in the Matanuska-Susitna Valley and Ketchikan offer digital video service over telephone lines in limited areas. Their product offerings and price points are similar to our product offerings. With the addition of Anchorage local broadcast stations, increased marketing, ILEC and DBS alliances, and emerging technologies creating new opportunities, competition from these sources has increased and will likely continue to increase.

        Competitive forces will be counteracted by offering expanded programming through digital services. Digital delivery technology is being utilized in all of our systems. We have retransmission agreements with Anchorage broadcasters and provide for the uplink/downlink of their signals into all our systems, and local programming for our customers.

        Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful to both consumers and businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services including data transmissions. The FCC established an over-the-air interactive video and data service that will permit two-way interaction with commercial and educational programming along with informational and data services. ILECs and other common carriers also provide facilities for the transmission and distribution to homes and businesses of interactive computer-based services, including the Internet, as well as data and other non-video services. The FCC has conducted spectrum auctions for licenses to provide PCS, as well as other services. PCS and other services will enable license holders, including cable operators, to provide voice and data services. We own a statewide PCS license in Alaska.

        Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") gives local franchising authorities jurisdiction over basic cable service rates and equipment in the absence of "effective competition," prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems. Well-financed businesses from outside the cable industry (such as the public utilities that own certain of the poles on which cable is attached) may become competitors for franchises or providers of competing services.

        We expect to continue to provide, at reasonable prices and in competitive bundles, a greater variety of communication services than are available off-air or through other alternative delivery sources. Additionally, we believe we offer superior technical performance and responsive community-based customer service. Increased competition, however, may adversely affect our market share and results of operations from our cable services product offerings.

Data Services and Products Competition

        The Internet industry is highly competitive, rapidly evolving and subject to constant technological change. Competition is based upon price and pricing plans, service bundles, the types of services offered, the technologies used, customer service, billing services, and perceived quality, reliability and availability. We compete with other Alaska based Internet providers and domestic, non-Alaska based providers that provide national service coverage. Several of the providers headquartered outside of Alaska have substantially greater financial, technical and marketing resources than we do.

        With respect to our high-speed cable modem service, ACS and other Alaska telephone service providers are providing competitive high-speed data subscriber line services over their telephone lines in direct competition with our high-speed cable modem service. Competitive local fixed wireless providers are providing service in certain of our markets as is a national WiMax-based provider in Anchorage with plans for Juneau and Fairbanks. WiMax is a standards-based wireless technology that provides high-throughput broadband connections over long distances. WiMax can be used for a number of applications, including last mile broadband connections, hotspots and cellular backhaul, and high-speed enterprise connectivity for business. DBS providers and others provide wireless high speed Internet service in competition with our high-speed cable modem services.

        Niche providers in the industry, both local and national, compete with certain of our Internet service products, such as web hosting, list services and e-mail.

Wireless Services and Products Competition

        We compete against AT&T Mobility, LLC ("AT&T Mobility"), ACS, MTA, and resellers of those services in Anchorage and other markets. The GCI and Alaska DigiTel brands compete against each other.

        Regulatory policies favor robust competition in wireless markets. Wireless local number portability, which was implemented by the FCC late in 2003, has also increased the level of competition in the industry. Number portability allows subscribers to switch carriers without having to change their telephone numbers.

        The communications industry continues to experience significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. Accordingly, we expect competition in the wireless communications industry to continue to be dynamic and intense as a result of the development of new technologies, services and products.

        We compete for customers based principally upon price, bundled services, the services and enhancements offered, network quality, customer service, network coverage and capacity, the type of wireless handsets offered, and the availability of differentiated features and services. Our ability to compete successfully will depend, in part, on our marketing efforts and our ability to anticipate and respond to various competitive factors affecting the industry.

Seasonality

        Our Consumer segment services and products do not exhibit significant seasonality. Our ability to implement construction projects is hampered during the winter months because of cold temperatures, snow and short daylight hours.

Network Access Segment

        Network Access segment revenues for 2009, 2008 and 2007 are summarized as follows (amounts in thousands):

	Year Ended December 31,
	2009	2008	2007
Total revenues(1)	$122,072	153,821	163,377

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus for more information regarding the financial performance of our Network Access segment.

Services and Products

        Our Network Access segment offers wholesale voice, data, and wireless services and products to other common carrier customers. We provide network transport, billing services and access to our network to other common carriers. These services allow other common carriers to provide services to their customers that originate or terminate on our network, or on the networks of other communication companies to which we connect.

Voice Services and Products

        Revenues derived from Network Access segment voice services and products in 2009, 2008, and 2007 totaled $49.8 million, $79.7 million, and $96.9 million, respectively, or 8%, 14%, and 19% of our total revenues, respectively.

        We are engaged in the transmission of interstate and intrastate-switched message telephone service. We terminate northbound message telephone service traffic for several large resellers who do not have facilities of their own in Alaska. We also provide origination of southbound calling card, toll-free services, and toll services for interexchange carriers. Services are generally provided pursuant to contracts.

Data Services and Products

        Revenues derived from Network Access segment data services and products in 2009, 2008, and 2007 totaled $63.9 million, $71.4 million, and $61.2 million, respectively, or 11%, 12%, and 12% of our total revenues, respectively.

        Data network services include multi-protocol label switching, frame relay, private line and dedicated Internet service.

Wireless Services and Products

        Revenues derived from Network Access segment wireless services and products in 2009, 2008, and 2007 totaled $8.4 million, $2.7 million, and $5.3 million, respectively, or 1%, 0%, and 1% of our total revenues, respectively. We provide roaming services on our wireless network within Alaska to other GSM and CDMA wireless carriers.

Sales and Marketing

        Our Network Access segment sales and marketing efforts are primarily directed toward increasing the number of other common carriers we serve, the number of billable minutes of long-distance and wireless traffic we carry over our network and the number of voice and data transmission circuits leased. We sell our voice, data and wireless services primarily through direct contact marketing.

Facilities

        Our Network Access segment shares common facilities used for voice, data and wireless services by other segments. You should refer to "Consumer Segment—Facilities" above for additional information.

Major Customer

        During the years ended December 31, 2009, 2008 and 2007, we had Verizon as a major customer. Revenues attributed to our major customer during the years ended December 31, 2009, 2008 and 2007, totaled $64.5 million, $65.0 million and $71.5 million or 11%, 11% and 14% of total revenues, respectively.

Competition

        Our Network Access segment competes against AT&T Alascom, ACS, and certain smaller rural local telephone carrier affiliates. There is also the possibility that new competitors will enter the Alaska market. You should refer to "Consumer Segment—Competition" above for additional information.

        Other common carrier traffic routed to us for termination in Alaska is largely dependent on traffic routed to our carrier customers by their customers. Pricing pressures, new program offerings, revised business plans, and market consolidation continue to evolve in the markets served by our carrier customers. If, as a result, their traffic is reduced, or if their competitors' costs to terminate or originate traffic in Alaska are reduced, our traffic will also likely be reduced, and we may have to respond to competitive pressures. We are unable to predict the effect of such changes on our business.

        Historically, we have competed in the Network Access segment market by offering rates comparable to or less than our competitors, by providing a comprehensive service model to meet the complete needs of our carrier customers, and by providing responsive customer service.

Seasonality

        Network Access segment long-distance and wireless services revenues derived from our other common carrier customers have historically been highest in the summer months because of temporary population increases attributable to tourism and increased seasonal economic activity such as construction, commercial fishing, and oil and gas activities. Our Network Access segment data services do not exhibit significant seasonality.

Commercial Segment

        We offer a full range of communications services and products to commercial and governmental customers. Commercial segment revenues for 2009, 2008 and 2007 are summarized as follows:

	Year Ended December 31,
	2009	2008	2007
Total revenues(1)	$110,135	114,660	104,640

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus for more information regarding the financial performance of our Commercial segment.

Services and Products

        Our Commercial segment offers a full range of voice, video, data, wireless and managed services and products to small businesses, local, national and global businesses, governmental entities, and public and private educational institutions.

Voice Services and Products

        Revenues derived from Commercial segment voice services and products in 2009, 2008, and 2007 totaled $30.8 million, $29.4 million, and $30.8 million, respectively, or 5%, 5%, and 6% of our total revenues, respectively.

Long-Distance

        We are engaged in the transmission of interstate and intrastate-switched message telephone service between the major communities in Alaska, and the remaining United States and foreign countries. Our message toll services include intrastate, interstate and international direct dial, toll-free services, calling card, operator and enhanced conference calling services. Small business subscribers generally may cancel long-distance service at any time. Certain small business and most large business, governmental and educational institution customers generally contract with us for service over one to five year periods.

Local Access

        We offer full featured local access service to our Commercial segment customers using our own fiber and coax facilities and collocated remote facilities that access the ILEC's UNE loops and wholesale facilities. In areas where we do not have our own facilities or access to ILEC loop facilities, we offer service using total service resale of the ILEC's local service or UNE platform.

        Our package offerings are competitively priced and include popular features, including caller ID, voice messaging, three-way calling, call forwarding, and call waiting.

Directories Services

        We sell advertising in our yellow pages directories to Commercial segment customers, distribute white and yellow pages directories or CD directories to customers in certain markets we serve, and offer an on-line directory. We offer three yellow pages directories with each directory covering multiple locations and including custom features for each area. Our directories cover the following communities: Anchorage and Southcentral Alaska; Fairbanks and vicinity; and Juneau and Southeast Alaska

Video Services and Products

        Revenues derived from Commercial segment video services and products in 2009, 2008, and 2007 totaled $9.2 million, $9.6 million, and $8.0 million, respectively, or 2% of our total revenues.

        Commercial segment subscribers such as hospitals, hotels and motels are charged negotiated monthly service fees. Our video on demand platform is available to hotels in Anchorage that are connected using our fiber facilities. Programming services offered to our cable television systems subscribers differ by system as described in the Consumer segment Video Services and Products section above. You should refer to "Consumer Segment—Services and Products" above for additional information.

Data Services and Products

        Revenues derived from Commercial segment data services and products in 2009, 2008, and 2007 totaled $63.4 million, $70.1 million, and $61.1 million, respectively, or 11%, 12%, and 12% of our total revenues, respectively.

Internet

        We currently offer several Internet service packages for commercial use. Our business high-speed cable modem Internet service offers access speeds ranging from 512 Kbps to 12 Mbps, free monthly data transfers of up to 250 gigabytes and free 24-hour customer service and technical support.

        We also provide dedicated access Internet service to commercial and public organizations in Alaska. We offer a premium service and currently support many of the largest organizations in the state such as BP Exploration (Alaska) Inc. and the State of Alaska. We have hundreds of other enterprise customers, both large and small, using this service.

Data Networks

        Data network services utilize voice and data transmission circuits, dedicated to particular subscribers, which link a device in one location to another in a different location. Private IP, private lines, metro Ethernet and frame relay offer a secure solution for frequent communication of large amounts of data between sites.

Managed Services

        We design, sell, install, service and operate, on behalf of certain customers, communications and computer networking equipment and provide field/depot, third party, technical support, communications consulting and outsourcing services. We supply integrated voice and data communications systems incorporating private IP, interstate and intrastate digital data networks, point-to-point and multipoint data network and small earth station services.

Wireless Services and Products

        Revenues derived from Commercial segment wireless services and products in 2009, 2008, and 2007 totaled $6.7 million, $5.6 million, and $4.8 million, respectively, or 1% of our total revenues.

        Wireless services and products offered to our Commercial segment customers are the same as those described in the Consumer Wireless Services and Products section above. You should refer to "Consumer Segment—Services and Products" above for additional information.

Bundled Services and Products

        We combine one or more of our individual service or product offerings into bundles that we sell to our Commercial segment customers at attractive prices as described further in the Consumer segment Services and Products section above. You should refer to "Consumer Segment—Services and Products" above for additional information. Additionally, we use master service agreements with larger enterprise customers to capture the overall relationship.

Sales and Marketing

        Our Commercial segment sales and marketing efforts focus on increasing the number of subscribers we serve, selling bundled services, and generating incremental revenues through product and feature up-sell opportunities. We sell our Commercial segment services and products primarily through direct contact marketing.

Facilities

        Our Commercial segment uses many facilities to provide services and products that are common to the Consumer segment. You should refer to "Consumer Segment—Facilities" above for additional information.

        We provide our own facilities-based local access services to many of Anchorage's larger business customers through expansion and deployment of SONET, optical ethernet, and gigabit passive optical network fiber transmission facilities, digital loop carrier facilities, and leased facilities.

        Our dedicated Internet access and Internet protocol/Multi-Protocol Label Switching data services are delivered to an Ethernet port located at the service point. Our management platform constantly monitors this port and continual communications are maintained with all of the core and distribution elements in the network. The availability and quality of service, as well as statistical information on traffic loading, are continuously monitored for quality assurance. The management platform has the capability to remotely access routers, servers and layer two switches, permitting changes in configuration without the need to physically be at the service point. This management platform allows us to offer network monitoring and management services to businesses and governmental entities. Many of the largest commercial networks in Alaska use this service, including the State government.

Competition

        Many of our Commercial segment voice, video, data and wireless services and products are also common to the Consumer segment. You should refer to "Consumer Segment—Competition" above for additional information.

        We expect continued competition in commercial customer telephone access, Internet access, wireless and data markets. Competition is based upon price and pricing plans, the type of services offered, customer service, billing services, performance, and perceived quality, reliability and availability.

        Presently, there are a number of competing companies in Alaska that actively sell and maintain data and voice communications systems. Our ability to integrate communications networks and data communications equipment has allowed us to maintain our market position based on customer support services rather than price competition alone. These services are blended with other transport products into unique customer solutions, including managed services and outsourcing.

        We compete with two other major yellow page directories and several local community directories. We compete based on reduced advertising and listing prices, broad circulation, and directory quality and features.

Seasonality

        Our Commercial segment voice, video, data and wireless services do not exhibit significant seasonality. Our ability to implement construction projects to expand our outside plant facilities is hampered during the winter months because of cold temperatures, snow and short daylight hours.

Managed Broadband Segment

        Managed Broadband segment revenues for 2009, 2008 and 2007 are summarized as follows:

	Year Ended December 31,
	2009	2008	2007
Total revenues(1)	$44,875	37,047	28,792

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus for more information regarding the financial performance of our Managed Broadband segment.

Services and Products

        Our Managed Broadband segment offers Internet access and related services to rural schools and health organizations.

        SchoolAccess® is a suite of services designed to advance the educational opportunities of students in underserved regions of the country. Our SchoolAccess® division provides Internet and distance learning services designed exclusively for the school environment. The Schools and Libraries Program of the USF makes discounts available to eligible rural school districts for telecommunication services and monthly Internet service charges. The program is intended to ensure that rural school districts have access to affordable services.

        Our network, Internet and software application services provided through our Managed Broadband segment's Medical Services division are branded as ConnectMD®. Our ConnectMD® services are currently provided under contract to medical businesses in Alaska, Washington and Montana. The Rural Health Care Program of the USF makes discounts available to eligible rural health care providers for telecommunication services and monthly Internet service charges. The program is intended to ensure that rural health care providers pay no more for telecommunications services in the provision of health care services than their urban counterparts. Customers utilize ConnectMD® services to securely move data, images, voice traffic, and real time multipoint interactive video.

        We offer a managed video conferencing product for use in distance learning, telemedicine and group communication and collaboration environments. The product is designed to offer customers enhanced communication services that support video, audio and data presentation. Our product benefits customers by reducing travel costs, improving course equity in education and increasing the quality of health services available to patients. The product bundles our data products, video conferencing services and optional rental of video conferencing endpoint equipment. Our video conferencing services include multipoint conferencing, integrated services digital network gateway and transcoding services, online scheduling and conference control, and videoconference recording, archiving and streaming. We provide 24-hour technical support via telephone or online.

        Our videoconferencing network is the largest in Alaska, and network coverage includes parts of the states of Washington and Montana. The network supports all H.323 IP videoconferencing standards including the newer H.264 standard, and supports call data rates from 128 Kb per second up to and including multi-megabit high definition calls. In 2009 and 2008, we terminated over 32,000 and 30,000, respectively, videoconferencing endpoint connections amounting to over 2.0 million and 1.8 million, respectively, videoconferencing minutes on our network.

Sales and Marketing

        Our Managed Broadband segment sales and marketing efforts focus on increasing the number of subscribers we serve, selling bundled services, and generating incremental revenues through product and feature up-sell opportunities. We sell our Managed Broadband segment services and products primarily through direct contact marketing.

Facilities

        Our Managed Broadband segment services and products are delivered using a platform including many of the latest advancements in technology through a locally available circuit, our existing lines, and/or satellite earth stations. Our Internet services are partially provisioned over a satellite based digital video broadcast carrier that reduces the requirement for new satellite transponder bandwidth to support growth in rural health, SchoolAccess® and other broadband services.

        We employ a packet data satellite transmission technology for the efficient transport of broadband data in support of our rural health and SchoolAccess® initiatives. Our SchoolAccess® Internet service is delivered as follows:

  •
  In communities where we have terrestrial interconnects or provide existing service over regional earth stations, we have configured intermediate distribution facilities. Schools that are within these service boundaries are connected locally to one of those facilities;

  •
  In communities where we have extended communications services via our DAMA earth station program, SchoolAccess® is provided via a satellite circuit to an intermediate distribution facility at the Eagle River earth station; and

  •
  In communities or remote locations where we have not extended communications services, SchoolAccess® is provided via a dedicated (usually on premise) very small aperture terminal ("VSAT") satellite station. The VSAT connects to an intermediate distribution facility located in Anchorage.

        Our facilities include DeltaNet, a long-haul broadband microwave network ringing the Yukon-Kuskokwim Delta—a region of approximately 50,000 square miles in western Alaska. DeltaNet links more than 30 villages to Bethel, the region's hub. We utilize DeltaNet to support growth in wireless and broadband services including rural health and SchoolAccess®.

        You should refer to "Consumer Segment—Facilities" above for additional information.

Competition

        There are several competing companies in Alaska that actively sell broadband services. Our ability to provide end-to-end broadband services solutions has allowed us to maintain our market position based on "value added" services and products rather than solely based on price competition. These services are blended with other transport and software products into unique customer solutions, including SchoolAccess® and rural health applications such as video conferencing and unique web content services.

Seasonality

        Our Managed Broadband segment does not exhibit seasonality.

Regulated Operations Segment

        We offer voice and data services and products to commercial and residential customers in 60 rural communities in the Bethel, Alaska area. Regulated Operations segment revenues were $23.8 million and $14.3 million in 2009 and from the June 1, 2008 date of acquisition of UUI and United-KUC through December 31, 2008, respectively.

Services and Products

        Our Regulated Operations segment offers wireline communications services to our residential and commercial customers, including local access, long-distance, and Internet services and products.

Sales and Marketing

        Our Regulated Operations segment sales efforts are primarily directed toward increasing the number of subscribers we serve. We sell our Regulated Operations segment services through local media advertising, retail stores, and through our website.

Facilities

        Our Regulated Operations segment services are delivered by switching, outside plant, terrestrial microwave, and satellite facilities. Our outside plant is primarily aerial and buried copper and fiber optic cables.

Competition

        In the intrastate, interstate and international long-distance market, we compete against AT&T Alascom. AT&T Alascom, as a subsidiary of AT&T, Inc., has access to greater financial, technical and marketing resources than we have. Our Regulated Operations segment has no competition for its local access services.

Seasonality

        Our Regulated Operations segment services do not exhibit significant seasonality.

Sales and Marketing—Company-wide

        Our sales and marketing strategy hinges on our ability to leverage (i) our unique position as an integrated provider of multiple communications, Internet and cable services, (ii) our well-recognized and respected brand names in the Alaskan marketplace and (iii) our leading market positions in the services and products we offer. By continuing to pursue a marketing strategy that takes advantage of these characteristics, we believe we can increase our customer market penetration and retention rates, increase our share of our customers' aggregate voice, video, data and wireless services expenditures and achieve continued growth in revenues and operating cash flow.

Environmental Regulations

        We may undertake activities that, under certain circumstances may affect the environment. Accordingly, they are subject to federal, state, and local regulations designed to preserve or protect the environment. The FCC, the Bureau of Land Management, the United States Forest Service, and the National Park Service are required by the National Environmental Policy Act of 1969 to consider the environmental impact before the commencement of facility construction.

        We believe that compliance with such regulations has had no material effect on our consolidated operations. The principal effect of our facilities on the environment would be in the form of construction of facilities and networks at various locations in Alaska and between Alaska, Seattle, Washington, and Warrenton, Oregon. Our facilities have been constructed in accordance with federal, state and local building codes and zoning regulations whenever and wherever applicable. Some facilities may be on lands that may be subject to state and federal wetland regulation.

        Uncertainty as to the applicability of environmental regulations is caused in major part by the federal government's decision to consider a change in the definition of wetlands. Most of our facilities are on leased property, and, with respect to all of these facilities, we are unaware of any violations of lease terms or federal, state or local regulations pertaining to preservation or protection of the environment.

        The engineered routes of our projects to construct terrestrial and undersea fiber optic cable facilities pass over wetlands and other environmentally sensitive areas. We believe our construction methods used for buried cable have a minimal impact on the environment. The agencies, among others, that are involved in permitting and oversight of our cable deployment efforts are the United States Army Corps of Engineers, National Marine Fisheries Service, United States Fish and Wildlife Service, United States Coast Guard, National Oceanic and Atmospheric Administration, Alaska Department of Natural Resources, and the Alaska Office of the Governor—Governmental Coordination. We are

unaware of any violations of federal, state or local regulations or permits pertaining to preservation or protection of the environment.

        In the course of operating our cable television and communications systems, we have used various materials defined as hazardous by applicable governmental regulations. These materials have been used for insect repellent, paint used to mark the location of our facilities, and pole treatment, and as heating fuel, transformer oil, cable cleaner, batteries, diesel fuel, and in various other ways in the operation of those systems. We do not believe that these materials, when used in accordance with manufacturer instructions, pose an unreasonable hazard to those who use them or to the environment.

Patents, Trademarks and Licenses

        We do not hold patents, franchises or concessions for communications services or local access services. We do hold registered service marks for the letters GCI®, and for the terms SchoolAccess®, Alaska United Fiber Optic Cable System®, GCI ConnectMD®, ConnectMD®, GCI Hypernet®, My GCI®, MyGCI®, Keep Talking Alaska®, Digiminutes®, Unicom®, Cell-ID®, and United-KUC®. The Communications Act gives the FCC the authority to license and regulate the use of the electromagnetic spectrum for radio communications. We hold licenses through our subsidiary GCI Communication Corp. for our satellite and microwave transmission facilities for provision of long-distance services provided by our Consumer, Commercial and Network Access segments.

        We are licensed for use of a 30 MHz block of spectrum for providing PCS services in Alaska. The PCS license was renewed in 2005 for an additional 10 year term. Licenses may be revoked and license renewal applications may be denied for cause.

        We hold the following licenses, among others:

  •
  We acquired a LMDS license in 1998 for use of a 150 MHz block of spectrum in the 28 GHz Ka-band for providing wireless services. The LMDS license was renewed in 2008 for an additional 10-year term, following the grant of an extension until June 1, 2012 of the requirement to provide "substantial service" in the service region,

  •
  Two licenses for use of a 30 MHz block of spectrum, which together authorize provision of PCS services in Alaska. Both licenses have an expiration date of June 23, 2015. Licenses may be revoked and license renewal applications may be denied for cause. We expect the PCS license will be renewed in due course, when, at the end of the license period, a renewal application will be filed,

  •
  A cellular A license 25 MHz for sites located in the Bethel AK-2 B2 portion of RSA 316, serving the Aleutians West Census Area, and

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  Several cellular B licenses 25 MHz are held by our subsidiary Unicom for sites located in the Wade Hampton AK-1 portion of CMA 315 and the Bethel AK-2 portion of CMA 316, throughout the Yukon-Kuskokwim Delta.

        Earth stations are licensed generally for fifteen years. The FCC also issues a single blanket license for a large number of technically identical earth stations (e.g., VSATs). Our operations may require additional licenses in the future.

Regulation

        Our businesses are subject to substantial government regulation and oversight. The following summary of regulatory issues does not purport to describe all existing and proposed federal, state, and local laws and regulations, or judicial and regulatory proceedings that affect our businesses. Existing laws and regulations are reviewed frequently by legislative bodies, regulatory agencies, and the courts and are subject to change. Any change in the laws that loosened regulatory oversight of ILECs' control of bottleneck facilities could have an adverse impact on our businesses. We cannot predict at this time the outcome of any present or future consideration of proposed changes to governing laws and regulations.

Wireline Voice Services and Products

        General.    As an Interexchange carrier, we are subject to regulation by the FCC and RCA as a non-dominant provider of interstate, international, and intrastate long-distance services. As a state-certificated competitive local exchange carrier, we are subject to regulation by the RCA and the FCC as a non-dominant provider of local communications services. Military franchise requirements also affect our ability to provide communications services to military bases.

        Rural Exemption and Interconnection.    A Rural Telephone Company is exempt from compliance with certain material interconnection requirements under Section 251(c) of the 1996 Telecom Act, including the obligation to negotiate Section 251(b) and (c) interconnection requirements in good faith, unless and until a state regulatory commission lifts such "rural exemption" or otherwise finds it not to apply. All ILECs in Alaska are Rural Telephone Companies except ACS in its Anchorage study area. We have had to participate in numerous proceedings regarding the rural exemptions of various ILECs, including ACS for its Fairbanks and Juneau operating companies, MTA and Ketchikan, in order to achieve the necessary Interconnection Agreements with the remaining ILECs. In other cases the Interconnection Agreements were reached by negotiation without regard to the implications of the ILEC's rural exemption.

        We have completed negotiation and/or arbitration of the necessary interconnection provisions and the RCA has approved current wireline Interconnection Agreements between GCI and all of the major ILECs. We have entered all of the major Alaskan markets with local access services.

        See "Description of Our Business by Reportable Segment—Consumer—Competition—Voice Services and Products Competition" for more information.

        Access Charges and Other Regulated Fees.    The FCC regulates the fees that local telephone companies charge long-distance companies for access to their local networks. The FCC is considering proposals to restructure and possibly reduce interstate access charges. Changes to the interstate access charge regime or introduction of new technologies not subject to access charges could fundamentally change the economics of some aspects of our business.

        Carriers also pay fees for switched wholesale transport services in and out of Alaska. The rates for such services offered by and to any provider are currently governed by a federal law that was effective through December 31, 2009. We cannot predict at this time the effect of the expiration of the applicable federal law, but a decrease in the rates for services would result in a reduction of revenues.

        Access to Unbundled Network Elements.    The ability to obtain UNEs is an important element of our local access services business. We cannot predict the extent to which existing FCC rules governing access to and pricing for UNEs will be sustained in the face of additional legal action and the impact of any further rules that are yet to be determined by the FCC. Moreover, the future regulatory classification of services that are transmitted over facilities may impact the extent to which we will be permitted access to such facilities. Changes to the applicable regulations could result in a change in our cost of serving new and existing markets.

        Recurring and non-recurring charges for UNE-loops and other UNEs may increase based on the rates adopted in RCA proceedings to establish new Interconnection Agreements or renew existing agreements. These increases could have an adverse effect on our financial position, results of operations or liquidity.

        Universal Service.    The USF pays ETCs to support the provision of facilities-based wireline telephone service in high-cost areas. Under FCC regulations and RCA orders, we are an authorized

ETC for purposes of providing wireline local exchange service in Anchorage, Juneau, Fairbanks, and the MTA study area (which includes the Matanuska-Susitna Valley) and other small areas throughout Alaska. Without ETC status, we would not qualify for USF support in these areas or other rural areas where we propose to offer facilities-based wireline telephone services, and our net cost of providing local telephone services in these areas would be materially adversely affected.

        On May 1, 2008, the FCC issued an order adopting the recommendation of the Federal State Joint Board on Universal Service ("Joint Board") to impose a state-by-state interim cap on high cost funds to be distributed to competitive ETCs. As part of the revised policy, the FCC adopted a limited exception from the cap for competitive ETCs serving tribal lands or Alaska Native regions. While the operation of the cap will generally reduce the high cost fund amounts available to competitive ETCs as new competitive ETCs are designated and as existing competitive ETCs acquire new customers, providers like us who serve tribal lands or Alaska Native regions were provided some relief. On March 5, 2009, the FCC issued an additional order waiving a previously adopted limitation to the exception, the result of which is to provide uncapped support for all lines served by competitive ETCs for tribal lands or Alaska Native regions during the time the interim cap is in effect. The uncapped support for tribal lands or Alaska Native regions and the cap for all other regions will be in place until the FCC takes action on proposals for long term reform.

        Local Regulation.    We may be required to obtain local permits for street opening and construction permits to install and expand our networks. Local zoning authorities often regulate our use of towers for microwave and other communications sites. We also are subject to general regulations concerning building codes and local licensing. The 1996 Telecom Act requires that fees charged to communications carriers be applied in a competitively neutral manner, but there can be no assurance that ILECs and others with whom we will be competing will bear costs similar to those we will bear in this regard.

Video Services and Products

        General.    Because cable communications systems use local streets and rights-of-way, they generally are operated pursuant to franchises (which can take the form of certificates, permits or licenses) granted by a municipality or other state or local government entity. The RCA is the franchising authority for all of Alaska. We believe that we have generally met the terms of our franchises, which do not require periodic renewal, and have provided quality levels of service. Military franchise requirements also affect our ability to provide video services to military bases.

        The RCA is also certified under federal law to regulate rates for the Basic Service tier on our cable systems. Under state law, however, cable television service is exempt from regulation unless subscribers petition the RCA. At present, regulation of basic cable rates takes place only in Juneau. The RCA does not regulate rates for cable modem service.

        Must Carry/Retransmission Consent.    The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station, subject to certain exceptions, or to negotiate for "retransmission consent" to carry the station.

        The FCC has adopted rules to require cable operators to carry the digital programming streams of broadcast television stations. The FCC requirement that cable operators carry both the analog and digital programming streams of broadcast television stations while broadcasters are transitioning from analog to digital transmission does not apply to all-digital systems like ours. Further, the FCC has declined to require any cable operator to carry multiple digital programming streams from a single broadcast television station, but should the FCC change this policy, we would be required to devote additional cable capacity to carrying broadcast television programming streams, a step that could require the removal of other programming services.

        Cable System Delivery of Internet Service.    The FCC has defined high-speed Internet over cable as an "information service" not subject to local cable-franchise fees, as cable service may be, or any explicit requirements for "open access." The Supreme Court affirmed the FCC's position in a decision issued in 2005.

        Although there is at present no significant federal regulation of cable system delivery of Internet services, this situation may change as cable systems expand their broadband delivery of Internet services. Proposals have been advanced at the FCC and Congress to require cable operators to provide access to unaffiliated Internet service providers and online service providers and to govern the terms under which content providers and applications are delivered by all broadband network operators. If such requirements were imposed on cable operators, it could burden the capacity of cable systems and frustrate our plans for providing expanded Internet access services. These access obligations could adversely affect our financial position, results of operations or liquidity.

        Segregated Security for Set-top Devices.    The FCC mandated, effective July 1, 2007, that all new set-top video navigation devices must segregate the security function from the navigation function. The new devices are more expensive than existing equipment, and compliance would increase our cost of providing cable services. Subject to a waiver granted by the FCC on May 4, 2007, we may continue providing low-cost integrated set-top boxes to consumers to facilitate our all-digital cable networks.

        Pole Attachments.    The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. This formula governs the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing communications services, including cable operators. The RCA, however, does not use the federal formula and instead has adopted its own formula that has been in state regulation since 1987. This formula could be subject to further revisions upon petition to the RCA and the FCC has an open rulemaking proceeding to consider application of the federal formula. We cannot predict at this time the outcome of any such proceedings.

        Copyright.    Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system, cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review. We cannot predict the outcome of this legislative review, which could adversely affect our ability to obtain desired broadcast programming. Copyright clearances for non-broadcast programming services are arranged through private negotiations.

Internet-based Services and Products

        General.    There is no one entity or organization that governs the Internet. Each facilities-based network provider that is interconnected with the global Internet controls operational aspects of their own network. Certain functions, such as IP addressing, domain name routing, and the definition of the TCP/IP protocol, are coordinated by an array of quasi-governmental, intergovernmental, and non-governmental bodies. The legal authority of these bodies is not precisely defined.

        Although the FCC does not regulate the prices charged by Internet service providers or Internet backbone providers, the vast majority of users connect to the Internet over facilities of existing communications carriers. Those communications carriers are subject to varying levels of regulation at both the federal and the state level. Thus, non-Internet-specific regulatory decisions exercise a significant influence over the economics of the Internet market.

        Many aspects of the coordination and regulation of Internet activities and the underlying networks over which those activities are conducted are evolving. Internet-specific and non-Internet-specific changes in the regulatory environment, including changes that affect communications costs or increase competition from ILECs or other communications services providers, could adversely affect the prices at which we sell Internet-based services.

Wireless Services and Products

        General.    The FCC regulates the licensing, construction, interconnection, operation, acquisition, and transfer of wireless network systems in the United States pursuant to the Communications Act. As a licensee of PCS, LMDS, and other wireless services, we are subject to regulation by the FCC, and must comply with certain build-out and other license conditions, as well as with the FCC's specific regulations governing the PCS and LMDS services (described above). The FCC does not currently regulate rates for services offered by commercial mobile radio service providers.

        Commercial mobile radio service wireless systems are subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of antenna structures on which our antennas and associated equipment are located and are also subject to regulation under federal environmental laws and the FCC's environmental regulations, including limits on radio frequency radiation from wireless handsets and antennas on towers.

        Interconnection.    We have completed negotiation and the RCA has approved current direct wireless Interconnection Agreements between GCI and all of the major ILECs. These are in addition to indirect interconnection arrangements utilized elsewhere.

        Universal Service.    The USF pays ETCs to support the provision of facilities-based wireless telephone service in high-cost areas. A wireless carrier may seek ETC status so that it can receive support from the USF. Several wireless carriers, including us, have successfully applied to the RCA for ETC status in Alaska. Under FCC regulations and RCA orders, we are an authorized ETC for purposes of providing wireless telephone service in Anchorage, Juneau, Fairbanks, and the MTA study area (which includes the Matanuska-Susitna Valley) and other small areas throughout Alaska. Without ETC status, we would not qualify for USF support in these areas or other rural areas where we propose to offer facilities-based wireless telephone services, and our net cost of providing wireless telephone services in these areas would be materially adversely affected.

        See "Description of Our Business by Reportable Segment—Regulation—Wireline Voice Services and Products—Universal Service" for more information.

        Emergency 911.    The FCC has imposed rules requiring carriers to provide emergency 911 services, including enhanced 911 services that provide to local public safety dispatch agencies the caller's communications number and approximate location. Providers are required to transmit the geographic coordinates of the customer's location within accuracy parameters set forth by the FCC, either by means of network-based or handset-based technologies. Providers may not demand cost recovery as a condition of doing so, although they are permitted to negotiate cost recovery if it is not mandated by the state or local governments.

        State and Local Regulation.    While the Communications Act generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, it also permits a state to petition the FCC to allow it to impose commercial mobile radio service rate regulation when market conditions fail to adequately protect customers and such service is a replacement for a substantial portion of the telephone wireline exchange service within a state. No state currently has such a petition on file, and all prior efforts have been rejected. In addition, the Communications Act does not expressly preempt the states from regulating the "terms and conditions" of wireless service.

        Several states have invoked this "terms and conditions" authority to impose or propose various consumer protection regulations on the wireless industry. State attorneys general have also become more active in enforcing state consumer protection laws against sales practices and services of wireless carriers. States also may impose their own universal service support requirements on wireless and other communications carriers, similar to the contribution requirements that have been established by the FCC.

        States have become more active in attempting to impose new taxes and fees on wireless carriers, such as gross receipts taxes. Where successful, these taxes and fees are generally passed through to our customers and result in higher costs to our customers.

        At the local level, wireless facilities typically are subject to zoning and land use regulation. Neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or take actions, such as indefinite moratoria, which have the effect of prohibiting construction. Nonetheless, securing state and local government approvals for new tower sites has been and is likely to continue to be difficult, lengthy and costly.

Financial Information about our Foreign and Domestic Operations and Export Sales

        Although we have several agreements to help originate and terminate international toll traffic, we do not have foreign operations or export sales. We conduct our operations throughout the western contiguous United States and Alaska and believe that any subdivision of our operations into distinct geographic areas would not be meaningful.

Customer-Sponsored Research

        We have not expended material amounts during the last three fiscal years on customer-sponsored research activities.

Geographic Concentration and the Alaska Economy

        We offer voice, data and wireless telecommunication services and video services to customers primarily throughout Alaska. Because of this geographic concentration, growth of our business and operations depends upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, and in particular oil production, as well as investment earnings, tourism, government, and United States military spending. Any deterioration in these markets could have an adverse impact on us. A significant part of the Alaska economy is the state government. All of the federal funding and the majority of investment revenues are dedicated for specific purposes, leaving oil revenues as the primary source of general operating revenues for the State of Alaska. The State of Alaska reported in fiscal 2009 that oil, federal funding, and investment revenues supplied 89%, 7% and 4%, respectively, of the State's unrestricted revenues. In fiscal 2010 state economists forecast that Alaska's oil, federal funding and investment revenues will supply 87%, 8% and 5%, respectively, of the State's projected unrestricted revenues.

        The volume of oil transported by the TransAlaska Oil Pipeline System over the past 20 years has been as high as 2.0 million barrels per day in fiscal 1988. Production has been declining over the last several years with an average of 0.69 million barrels produced per day in fiscal 2009. The State forecasts the production rate to decline from 0.66 million barrels produced per day in fiscal 2010 to 0.52 million barrels produced per day in fiscal 2019.

        Market prices for North Slope oil averaged $68.34 in fiscal 2009 and are forecasted to average $66.93 in fiscal 2010. The closing price per barrel was $78.48 on February 2, 2010. To the extent that actual oil prices vary materially from the State's projected prices, the State's projected revenues and deficits will change. The production policy of the Organization of Petroleum Exporting Countries and its ability to continue to act in concert represents a key uncertainty in the State's revenue forecast.

        Should new oil discoveries or developments not materialize or the price of oil become depressed, the long term trend of continued decline in oil production from the Prudhoe Bay area is inevitable with a corresponding adverse impact on the economy of the State, in general, and on demand for telecommunications and cable television services, and, therefore, on us, in particular. Periodically there are renewed efforts to allow exploration and development in the Arctic National Wildlife Refuge ("ANWR"). The United States Energy Information Agency has estimated that it could take nine years to begin oil field drilling after approval of ANWR exploration.

        No assurance can be given that the driving forces in the Alaska economy, and in particular, oil production, will continue at appropriate levels to provide an environment for expanded economic activity.

        No assurance can be given that oil companies doing business in Alaska will be successful in discovering new fields or further developing existing fields which are economic to develop and produce oil with access to the pipeline or other means of transport to market. We are not able to predict the effect of changes in the price and production volumes of North Slope oil on Alaska's economy or on us.

        Deployment of a natural gas pipeline from the State of Alaska's North Slope to the lower 48 states has been proposed to supplement natural gas supplies. There are two competing companies that are studying the economic viability of a natural gas pipeline, which depends upon the price of and demand for natural gas.

        The State of Alaska maintains the Constitutional Budget Reserve Fund ("CBRF") that is intended to fund budgetary shortfalls. If the State's current projections are realized and no surpluses are deposited into the CBRF it is projected that the fund would not be depleted before 2020. The date the CBRF is depleted is highly influenced by the price of oil. If the fund is depleted, aggressive state action will be necessary to increase revenues and reduce spending in order to balance the budget. The governor of the State of Alaska and the Alaska legislature continue to evaluate cost cutting and revenue enhancing measures.

        We have, since our entry into the telecommunication marketplace, aggressively marketed our services to seek a larger share of the available market. The customer base in Alaska is limited, however, with a population of approximately 690,000 people. The State of Alaska's population is distributed as follows:

  •
  42% are located in the Municipality of Anchorage,

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  14% are located in the Fairbanks North Star Borough,

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  12% are located in the Matanuska-Susitna Borough,

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  8% are located in the Kenai Peninsula Borough,

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  4% are located in the City and Borough of Juneau, and

  •
  The remaining 20% are located in other communities across the State of Alaska.

Employees

        We employed 1,635 persons as of December 31, 2009, and we are not subject to any collective bargaining agreements with our employees. We believe our future success will depend upon our continued ability to attract and retain highly skilled and qualified employees. We believe that relations with our employees are satisfactory.

Other

        No material portion of our business is subject to renegotiation of profits or termination of contracts at the election of the federal government.

Properties

        Our properties do not lend themselves to description by location of principal units. The majority of our properties are located in Alaska. It is not practicable to allocate our properties to our reportable segments since many of our properties are employed by more than one segment to provide common services and products. Additionally our properties are managed at the consolidated company level rather than at the segment level.

        We lease our executive, corporate and administrative facilities and business offices. Our operating, executive, corporate and administrative properties are in good condition. We consider our properties suitable and adequate for our present needs and they are being fully utilized.

        Our properties consist primarily of undersea and terrestrial fiber optic cable networks, switching equipment, satellite transponders and earth stations, microwave radio and cable and wire facilities, cable head-end equipment, wireless towers and equipment, coaxial distribution networks, connecting lines (aerial, underground and buried cable), routers, servers, transportation equipment, computer equipment and general office equipment, land, land improvements, landing stations and other buildings. Substantially all of our properties are located on or in leased real property or facilities. Substantially all of our properties secure our Senior Credit Facility. See note 6 of the notes to our financial information included elsewhere in this Prospectus for more information.

Legal Proceedings

        Except as set forth in this paragraph, neither the Company, its property nor any of its subsidiaries or their property is a party to or subject to any material pending legal proceedings. We are parties to various claims and pending litigation as part of the normal course of business. We are also involved in several administrative proceedings and filings with the FCC and state regulatory authorities. In the opinion of management, the nature and disposition of these matters are considered routine and arising in the ordinary course of business. In addition, in September 2008, the FCC's Office of Inspector General ("OIG") initiated an investigation regarding Alaska DigiTel, LLC's ("Alaska DigiTel") compliance with program rules and requirements under the Lifeline Program. The request covers the period beginning January 1, 2004 through August 31, 2008 and relates to the amounts received for Lifeline service. Alaska DigiTel was an Alaska based wireless communications company of which we acquired an 81.9% equity interest on January 2, 2007 and the remaining 18.1% equity interest on August 18, 2008 and was subsequently merged with one of our wholly owned subsidiaries in April 2009. Prior to August 18, 2008, our control over the operations of Alaska DigiTel was limited as required by the FCC upon its approval of our initial acquisition completed in January 2007. We have been and intend to continue fully complying with this request on behalf of Alaska DigiTel and the GCI companies as affiliates. The OIG investigation is still pending, and we presently are unable to assess the ultimate resolution of this matter.

MANAGEMENT

Directors and Executive Officers

        As of September 30, 2009, the board of Parent consisted of eight director positions, divided into three classes of directors serving staggered three-year terms. As of September 30, 2009, the board of GCI, Inc. consisted of three director positions, the terms of which are not staggered.

        A director on the board of Parent or GCI, Inc. is elected at an annual meeting of shareholders and serves until the earlier of his or her resignation or removal, or his or her successor is elected and qualified. The executive officers of Parent and GCI, Inc. generally are appointed at their respective board's first meeting after each annual meeting of shareholders and serve at the discretion of the board.

        The following table sets forth certain information about the directors and executive officers of GCI, Inc. and Parent as of September 30, 2009.

Name	Age	Position
Stephen M. Brett(1)	69	Chairman, Director of Parent
Ronald A. Duncan(1)	57	President, Chief Executive Officer and Director of Parent and Director of GCI, Inc.
John M. Lowber	59	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer of Parent; Chief Financial Officer, Senior Vice President, Secretary, Treasurer and Director of GCI, Inc.
G. Wilson Hughes	64	Executive Vice President and General Manager of Parent and Director and President of GCI, Inc.
William C. Behnke	51	Senior Vice President—Strategic Initiatives of Parent
Natalie W. Blaylock	45	Vice President—General Manager, Network Access Services of Parent
Gina R. Borland	46	Vice President, Product Management—Voice and Messaging of Parent
Martin E. Cary	45	Vice President—General Manager, Managed Broadband Services of Parent
Gregory F. Chapados	52	Senior Vice President of Parent
Richard P. Dowling	65	Senior Vice President—Corporate Development of Parent
Paul E. Landes	51	Vice President and General Manager, Consumer Services of Parent
Terry J. Nidiffer	58	Vice President, Product Management—Data and Entertainment of Parent
Gregory W. Pearce	46	Vice President and General Manager, Commercial Services of Parent
Dana L. Tindall	47	Senior Vice President—Legal, Regulatory and Governmental Affairs of Parent
Richard D. Westlund	66	Senior Vice President of Parent
Jerry A. Edgerton(1)	67	Director of Parent
Scott M. Fisher(1)	43	Director of Parent
William P. Glasgow(1)	51	Director of Parent
Mark W. Kroloff(1)	52	Director of Parent
Stephen R. Mooney(1)	50	Director of Parent
James M. Schneider(1)	56	Director of Parent

(1)
The present classification of the board of Parent is as follows: (1) Class I—Messrs. Edgerton and Mr. Kroloff, whose present terms expire at the time of Parent's 2011 annual meeting;

  (2) Class II—Messrs. Brett, Duncan and Mooney whose present terms expire at the time of Parent's 2012 annual meeting; and (3) Class III—Messrs. Fisher, Glasgow, and Schneider, whose present terms expire at the time of Parent's 2010 annual meeting.

        Stephen M. Brett.    Mr. Brett has served as Chairman of Parent's board since June 2005 and as a director on Parent's board since January 2001. He has been of counsel to Sherman and Howard, a law firm, since January 2001. He served as Senior Executive Vice President for AT&T Broadband from March 1999 to April 2000. His present term as a director on Parent's board expires at the time of Parent's 2012 annual meeting.

        Ronald A. Duncan.    Mr. Duncan is a co-founder of Parent and has served as a director on Parent's board since 1979 and as a director of GCI, Inc. since May 1997. Mr. Duncan has served as President and Chief Executive Officer of Parent since January 1989 and has served as Director of GCI, Inc. since May 1997. His present term as a director on the board of Parent expires at the time of Parent's 2012 annual meeting.

        John M. Lowber.    Mr. Lowber has served as Chief Financial Officer of Parent since January 1987, as Secretary and Treasurer of Parent since July 1988 and as Senior Vice President of Parent since December 1989. Mr. Lowber has served as Chief Financial Officer and as a director of GCI, Inc. since May 1997.

        G. Wilson Hughes.    Mr. Hughes has served as Executive Vice President and General Manager of Parent since June 1991. Mr. Hughes has served as a director of GCI, Inc. since May 1997 and its President since June 2005.

        William C. Behnke.    Mr. Behnke has served as Senior Vice President—Strategic Initiatives of Parent since January 2001. Prior to that, he had served as Senior Vice President—Marketing and Sales of Parent from January 1994.

        Natalie W. Blaylock.    Ms. Blaylock has served as Vice President—General Manager, Network Access Systems of Parent since April 2009. Prior to that, she had served as Vice President, Roaming Services of Parent from July 2008 and was a consultant in a comparable role through Strong-Bridge Consultants from April 2008 through June 2008. Prior to joining Parent, Mr. Blaylock served as Vice President, Revenue for Sea Mobile (a Seattle, Washington business) from February 2006 to April 2008. The bulk of her telecommunications career took place with T-Mobile and its predecessors (Voice Stream, Western Wireless and Pacific Northwest Cellular). She has served in various information technology, revenue assurance and product development roles from August 1992 through December 2005.

        Gina R. Borland.    Ms. Borland has served as Vice President, Product Management—Voice and Messaging of Parent since September 2005. Prior to that, she had served as Vice President-General Manager, Local Services of Parent beginning in January 2001. Prior to that, she was a member of the Corporate Development Department of Parent serving in various capacities generally involving business development from September 1996 through December 2000.

        Martin E. Cary.    Mr. Cary has served as Vice President—General Manager, Managed Broadband Services of Parent since September 2004. Prior to that, Mr. Cary was Vice President—Broadband Services of Parent from June 1999 to September 2004.

        Gregory F. Chapados.    Mr. Chapados has served as Senior Vice President of Parent since June 2006. Prior to that, Mr. Chapados was the Managing Director of Integrated Strategies Initiatives LLC from August 2004 to May 2006. Integrated Strategies was at the time a boutique investment bank serving middle-market companies in defense and other areas of federal contracting. Prior to that,

Mr. Chapados was the Managing Director of the investment bank, Hoak Breedlove Wesneski & Co., from February 1995 to July 2004.

        Richard P. Dowling.    Mr. Dowling has served as Senior Vice President—Corporate Development of Parent since December 1990.

        Paul E. Landes.    Mr. Landes has served as Vice President and General Manager, Consumer Services of Parent since September 2005. Prior to that, he was Vice President—Marketing and Sales, Chief Marketing Officer of Parent beginning in 2002. Prior to that, he was Vice President—Marketing of Parent from 1999 to 2002.

        Terry J. Nidiffer.    Mr. Nidiffer has served as Vice President, Product Management—Data and Entertainment of Parent since September 2005. Prior to that, he served as Vice President—General Manager, Internet Services of Parent beginning in February 2000.

        Gregory W. Pearce.    Mr. Pearce has served as Vice President and General Manager, Commercial Services of Parent since September 2005. Prior to that, he was Vice President /Director of Long Distance Products of Parent beginning in January 1998. Prior to that, Mr. Pearce served Parent in various engineering management functions beginning with his joining Parent in November 1990.

        Dana L. Tindall.    Ms. Tindall has served as Senior Vice President—Legal, Regulatory, and Governmental Affairs of Parent since January 1994.

        Richard D. Westlund.    Mr. Westlund has served as Senior Vice President of Parent since April 2009. Prior to that, he was Senior Vice President and General Manager, Network Access Services of Parent beginning in September 2005. Prior to that, he was Vice President-General Manager, Long Distance and Wholesale Services of Parent beginning in January 2001. He was Vice President—General Manager, Wholesale and Carrier Services of Parent from January 1999 through December 2000.

        Jerry A. Edgerton.    Mr. Edgerton has served as a director on the board of Parent since June 2004. Since November 2007, he has served as Chief Executive Officer for Command Information, Inc., a Next Generation Internet Service Provider. From April 2007 to October 2007, Mr. Edgerton served as an advisor on matters affecting the telecommunications industry as well as the U.S. government. Prior to that, from January 2006 to April 2007, he served as Group President of Verizon Federal. Prior to that, he had since November 1996 served as Senior Vice President—Government Markets for MCI Communications Corporation, an affiliate of MCI, which was later acquired by Verizon Communications, Inc. His present term as a director on the board of Parent expires at the time of Parent's 2011 annual meeting.

        Scott M. Fisher.    Mr. Fisher was appointed to the board of Parent in December 2005. He has since 1998 been a partner of Fisher Capital Partners, Ltd., a private equity and real estate investment company located in Denver, Colorado. Prior to that, from June 1990 to April 1998, he was Vice President at The Bank of New York and BNY Capital Resources Corporation, an affiliate of The Bank of New York, where he worked in the corporate lending and commercial leasing departments. His present term as director on the board of Parent expires at the time of Parent's 2010 annual meeting.

        William P. Glasgow.    Mr. Glasgow has served as a director on the board of Parent since 1996. From 2005 to the present, Mr. Glasgow has been Chief Executive Officer of AmericanWay Education. From 1999 to December 2004, he was President/CEO of Security Broadband Corp. From 2000 to the present Mr. Glasgow has been President of Diamond Ventures, L.L.C., a Texas limited liability company and sole general partner of Prime II Management, L.P., and Prime II Investments, L.P., both of which are Delaware limited partnerships. Since 1996, he has been President of Prime II Management, Inc., a Delaware corporation, which was formerly the sole general partner of Prime II

Management, L.P. His present term as a director on the board of Parent expires at the time of Parent's 2010 annual meeting.

        Mark W. Kroloff.    Mr. Kroloff has served as a director on the board of Parent since his appointment to the expanded eight-member board in February 2009. Since May 2005, he has served as Senior Executive Vice President and Chief Operating Officer of Arctic Slope Regional Corporation ("ASRC"), one of several corporations formed under Alaska corporate law and pursuant to the federal Alaska Native Claims Settlement Act of 1971, as amended. From 2001 to April 2005, Mr. Kroloff served as Chief Operating Officer of Cook Inlet Region, Inc., also one of those corporations formed pursuant to that federal act. Prior to that, from 1989 to 2001 he served as Vice President and General Counsel of Cook Inlet Region, Inc. His present term as a director on the board of Parent expires at the time of Parent's 2011 annual meeting.

        Stephen R. Mooney.    Mr. Mooney has served as a director on the board of Parent since January 1999. Since February 2008, Mr. Mooney has served as Vice President, Business Development for Affiliated Computer Services, Inc., a global information technology and business process outsourcing company. From October 2007 to January 2008, he served as a consultant with Allied Capital Corp., a business development company specializing in private finance and development. From January 2006 to September 2007, he served as Executive Director, Business Development of VerizonBusiness, a unit of Verizon. Prior to that, he had served as Vice President, Corporate Development and Treasury Services at MCI beginning in 2002. From 1999 to 2002, he was Vice President of WorldCom Ventures Fund, Inc. His present term as a director on Parent's board expires at the time of Parent's 2012 annual meeting.

        James M. Schneider.    Mr. Schneider has served as a director on the board of Parent since July 1994. He has been Chairman of Frontier Bancshares, Inc. since February 2007. Prior to that, Mr. Schneider had been Senior Vice President and Chief Financial Officer for Dell, Inc. from March 2000 to February 2007. Prior to that, he was Senior Vice President—Finance for Dell Computer Corporation from September 1998 to March 2000. He presently serves on the board of directors of, and is a member of the audit committee of, GAP, Inc. He also serves on the board of, and is a member of, the audit and management development and compensation committees of, Lockheed Martin Corporation. His present term as a director on Parent's board expires at the time of Parent's 2010 annual meeting.

Director Independence

        Mr. Brett, the Chairman of the Board of Parent, while in that capacity an officer under the Bylaws of Parent and responsible for the conduct of Parent's board meetings and shareholder meetings when present, is considered by Parent's board to have no greater influence on Parent's affairs or authority to act on behalf of Parent than any of the non-executive directors on Parent's board.

        Parent's board believes, with the exception of Mr. Duncan, each of its members is an independent director as the term is defined in the Nasdaq Stock Market ("Nasdaq") corporate governance listing standards (to which Parent is subject), i.e., an individual other than one of Parent's executive officers or employees or any other individual having a relationship which in the opinion of Parent's board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director ("Independent Director"). None of the members of the board of GCI, Inc. satisfies the definition of an Independent Director.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of Parent is composed of the following seven members of the board of Parent: Mr. Brett (Chair), Mr. Edgerton, Mr. Fisher, Mr. Glasgow, Mr. Kroloff, Mr. Mooney and Mr. Schneider. With the exception of Mr. Kroloff who was appointed to the board and to the

Compensation Committee in February 2009, all of these members served on the committee for all of 2008. The relationships of them to Parent are described elsewhere in this Prospectus. See, "Management—Directors and Executive Officers"; "Ownership of Parent"; and "Certain Transactions."

Director Compensation

        The following table sets forth certain information concerning the cash and non-cash compensation earned by the directors of Parent ("Director Compensation Plan"), each for services as a director during the year ended December 31, 2008:

2008 Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen M. Brett	40,000	24,509	—	—	—	—	64,509
Jerry A. Edgerton(3)	130,623	88,844	—	—	—	25,734	245,201
Scott M. Fisher	40,000	24,509	—	—	—	507	65,016
William P. Glasgow	50,000	24,509	—	—	—	1,523	76,032
Mark W. Kroloff(4)	—	—	—	—	—	—	—
Stephen R. Mooney(5)	189,623	88,844	—	—	—	25,734	304,201
James M. Schneider	50,000	24,509	—	—	—	—	74,509

(1)
Compensation to Mr. Duncan as a director is described elsewhere in this Prospectus. See, "Executive Compensation" and "Compensation Discussion and Analysis."

(2)
Except as noted in the table and as further described below, each director received a grant of awards of 3,330 shares of Parent Class A common stock on June 1, 2008. The value of the shares on the date of grant was $7.36 per share, i.e., the closing price of the stock on Nasdaq on that date and as required in accordance with FAS 123R.

(3)
Includes $90,623 in board fees, $64,335 in Parent Class A common stock and $25,734 in tax reimbursement for prior years' service on Parent's board during which Mr. Edgerton's previous employer did not allow board compensation to accrue to the benefit of an individual serving on the board.

(4)
Mr. Kroloff was appointed to the board in February 2009 and did not receive director compensation for 2008.

(5)
Includes $139,623 in board fees, $64,335 in Parent Class A common stock and $25,734 in tax reimbursement for prior years' service on Parent's board during which Mr. Mooney's previous employer did not allow board compensation to accrue to the benefit of the individual serving on the board.

        Parent's initial Director Compensation Plan was adopted in 2004 by the board to acknowledge and compensate, from time to time, directors on the board for ongoing dedicated service. During 2008 and up through September 30, 2009, the plan provided for $40,000 per year (prorated for days served and paid quarterly) plus $10,000 per year for each director serving on Parent's Audit Committee.

        During 2008 and up through September 30, 2009, the stock compensation portion of the Director Compensation Plan consisted of a grant of 5,000 shares to a director for a year of service, or a portion of a year of service. Grants are made and vest annually under the plan on June 1 of each year. For 2008, grants of awards were made under the Director Compensation Plan as of June 1, 2008. Grants of awards of 5,000 shares of Class A common stock to each director were made under the plan as of June 1, 2009. Because the shares vest upon award, they are subject to taxation based upon the then fair market value of the vested shares.

        Under Parent's Director Compensation Plan, compensation is to be paid only to those directors who are to receive the benefit individually, whether or not they are Parent's employees.

        Except for Parent's Director Compensation Plan, during 2008 the directors on Parent's board received no other direct compensation for serving on the board and its committees. However, they were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of Parent's board and its committees. The director fee structure as described in this section continued otherwise unchanged through September 30, 2009.

        The directors of GCI, Inc. received no direct compensation for serving on the board of directors of GCI, Inc.

Litigation and Regulatory Matters

        As of September 30, 2009, Parent's board was unaware of any legal proceedings in which one or more of Parent's directors, officers, affiliates or owners of record or beneficially of more than 5% of any class of Parent's voting securities, or any associates of the previously listed persons were parties adverse to Parent or any of its subsidiaries. Furthermore, as of that date, Parent's board was unaware of any events occurring during the past five years materially adverse to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer of Parent.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This compensation discussion and analysis ("Compensation Discussion and Analysis") addresses the material elements of Parent's Compensation Program as applied to Parent's chief executive officer, Parent's chief financial officer, and to each of Parent's three other most highly compensated executive officers other than the chief executive officer and chief financial officer who were serving as executive officers as of December 31, 2008. All five of these officers are identified in the Summary Compensation Table ("Named Executive Officers"). See, "Executive Compensation—Summary Compensation Table."

        Both the Compensation Committee and Parent believe that the compensation paid to the Named Executive Officers under Parent's Compensation Program is fair, reasonable, competitive and consistent with our Compensation Principles (as defined below).

        For purposes of this Compensation Discussion and Analysis section only, except as otherwise indicated or as the context otherwise requires, references to "we", "us", "our" and correlative terms shall refer to Parent and its subsidiaries (including, where applicable, GCI, Inc.) on a consolidated basis.

Principles of the Compensation Program

        Our Compensation Program is based upon the following principles ("Compensation Principles"):

  •
  Compensation is related to performance and must cause alignment of interests of executive officers with the long term interests of our shareholders.

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  Compensation targets must take into consideration competitive market conditions and provide incentives for superior performance by Parent.

  •
  Actual compensation must take into consideration Parent's and the executive officer's performance over the prior year and the long term, and Parent's resources.

  •
  Compensation is based upon both qualitative and quantitative factors.

  •
  Compensation must enable Parent to attract and retain management necessary to cause Parent to succeed.

Process

        Compensation Committee and Compensation Consultant Interaction.    The Compensation Committee reviews annually and recommends to Parent's board for approval the base salary, incentive and other compensation of the chief executive officer. These reviews are performed and recommendations are made in executive session that excludes all members of management. Board action on the recommendations is done by vote of Parent's Independent Directors.

        The Compensation Committee further reviews annually and recommends to Parent's board for approval the base salary, incentive and other compensation of Parent's senior executive officers, including the Named Executive Officers. These reviews are performed and recommendations are made in executive session that excludes all members of management. The analyses and recommendations of the chief executive officer on these matters as relating to senior executive officers other than the chief executive officer may be considered by the Compensation Committee in its deliberations and recommendations to Parent's board. Board action on the recommendations is done by vote of Parent's Independent Directors.

        Other elements of executive compensation and benefits as described in this section are also reviewed by the Compensation Committee on a regular basis.

        In October 2005, the Compensation Committee selected, retained and commenced a process of working with Towers Perrin, an outside compensation consultant ("Compensation Consultant"). The Compensation Consultant reported directly to the Compensation Committee and assisted the committee in evaluating and analyzing the Compensation Program, its principles and objectives, and in evaluating and analyzing the specific compensation element recommendations presented by Parent's chief executive officer. The Compensation Consultant has, at the request of the Compensation Committee, subsequently reviewed and consulted with the committee in 2007 regarding that initial evaluation in light of changing market conditions and compensation of executive officers of businesses similar to that of Parent.

        Discussions on executive compensation and benefits made by the Compensation Committee have been guided by our Compensation Principles. The elements of compensation as described later in this section are believed by the Compensation Committee to be integral and necessary parts of the Compensation Program.

        The Compensation Committee has concluded that each individual segment of each element of executive compensation continues generally to be consistent with one or more of our Compensation Principles. The Compensation Committee has further concluded the amount of compensation provided by the segment is reasonable, primarily based upon a comparison of the compensation amounts and segments we provide when compared to those offered by other similar companies in our industry and in our market.

        Our process for determining executive compensation and benefits does not involve a precise and identifiable formula or link between each element and our Compensation Principles. However, it takes into consideration market practice and information provided by the Compensation Consultant and management. It is also the result of discussion among the Compensation Committee members and management. Ultimately it is based upon the judgment of the Compensation Committee.

        We chose to include as an alternative in each agreement to allow Parent to elect to pay a portion of the compensation in the form of non-cash items, e.g., options and awards, to limit the immediate cash outlay and at the same time allow us to provide an incentive to the officer to work hard toward the goal of making us successful in our marketplace. That is, as we prove successful in the marketplace, the investing public should see our publicly traded stock as more valuable, which in turn makes the stock subject to the options or awards held by the officers more valuable when the options are exercised and the stock is issued or the awards vest.

        The Compensation Committee will during 2009 perform a review of all elements of our Compensation Program.

        In early 2007, base salary and incentive stock targets were compared to amounts offered by a group of similar companies. Parent's relative financial performance was reviewed in order to determine what a reasonable amount of compensation might be in relation to its peer group. The compensation peer group is principally made up of the following:

  •
  Publicly held companies in industries similar to Parent.

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  Companies with which Parent competes for executive talent.

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  Parent's direct business competitors.

  •
  Companies that compete with Parent for investment dollars.

        The compensation peer group list used in determining the reasonableness of our Compensation Program consisted of 19 companies as follows:

Alaska Communications Systems Group, Inc.	CT Communications, Inc.
FairPoint Communications, Inc.	Equinix, Inc.
Iowa Telecommunications Services, Inc.	Golden Telecom, Inc.
Mediacom Communications Corp.	North Pittsburgh Systems, Inc.
Northrim BanCorp, Inc.	RCN Corp
Cincinnati Bell, Inc.	SureWest Communications
Commonwealth Telephone Enterprises, Inc.	Talk America Holdings, Inc.
Consolidated Communications Holdings, Inc.	Time Warner Telecom, Inc.
Covad Communications Group	XO Holdings, Inc.
Crown Media Holdings, Inc.

        The results of this benchmark analysis were size-adjusted to take into consideration differences between Parent's revenue size and that of the peer group companies. Individual levels of element compensation were generally targeted to be set within a range of between the 50th and 75th percentile, based upon the executive's individual performance in the prior year relative to his or her peers, the executive's future potential, and the scope of the executive's responsibilities and experience. Input from the individual executives in terms of their expectation and requirements were considered as well.

        We believe this method of setting compensation enables Parent to attract and retain individuals who are necessary to lead and manage Parent while enabling Parent to differentiate between executives and performance levels and responsibility. The comparison to other companies also allowed the Compensation Committee to determine the reasonableness of the balance between long-term incentive and annual compensation.

        Based upon the initial information received from its Compensation Consultant, the Compensation Committee determined that, in general, compensation levels for Parent's senior officers were reasonable when compared to officers of companies in our peer group having comparable financial performance. As a result, the Compensation Committee in early 2008 made de minimis adjustments to the compensation of Parent's senior executive officers, except for option grants to certain of them.

        In establishing 2008 base salary and incentive compensation targets, the Compensation Committee, although it did review the information and, except for grants that vested over multiple years, concluded it was not appropriate to take into account payments or compensation earned by executive officers as a result of options or awards granted in prior years.

        Other compensation elements as discussed in this section were periodically reviewed to ensure that they continued to remain both competitive and reasonable based upon market survey data obtained from various sources at the time of review. While such data were typically not customized to Parent, they were used by the Compensation Committee as a guide for overall reasonableness and competitiveness of the benefits.

Elements of Compensation

  Overview

        The elements of compensation in our Compensation Program were for 2008 and (except as noted below) are for 2009 as follows:

  •
  Base Salary.

  •
  Incentive Compensation Bonus Plan ("Incentive Compensation Plan").

  •
  Stock Option Plan.

  •
  Perquisites.

  •
  Retirement and Welfare Benefits.

        There are no compensatory plans or arrangements providing for payments to any of the Named Executive Officers in conjunction with any termination of employment or other working relationship of such an officer with us (including without limitation, resignation, severance, retirement or constructive termination of employment of the officer). Furthermore, there are no such plans or arrangements providing for payments to any of the Named Executive Officers in conjunction with a change of control of us or a change in such an officer's responsibilities to us.

  Base Salary

        Effective January 1, 2008, based upon the process previously described in this section, the base salaries reported in the Summary Compensation Table (see, "Executive Compensation—Summary Compensation Table") were approved by the Compensation Committee.

        Mr. Duncan's base salary reflects cash compensation of $600,000 per year until adjusted by the Compensation Committee. Mr. Duncan's duties remained unchanged during 2008.

        Mr. Hughes' base salary reflects cash compensation of $200,000 per year, $225,000 credited to his Deferred Compensation Arrangement account with us, and amortization of the prepaid portion of a retention agreement with him in the amount of $37,500. Mr. Hughes' compensation is subject to change by the Compensation Committee, and his duties remain unchanged during 2008.

        Mr. Lowber's base salary reflects cash compensation of $260,000 and $65,000 credited to his Deferred Compensation Arrangement account with us. Mr. Lowber's compensation is subject to change by the Compensation Committee, and his duties have remained unchanged during 2008.

        Mr. Behnke's base salary reflects cash compensation of $250,000. Mr. Behnke's compensation is subject to change by the Compensation Committee, and his duties have remained unchanged during 2008.

        Mr. Chapados' base salary reflects cash compensation of $240,000. He did not participate in a Deferred Compensation Arrangement with us in 2008. Mr. Chapados' compensation is subject to change by the Compensation Committee, and his duties have remained unchanged during 2008.

  Incentive Compensation Plan

        A portion of Parent's compensation to each Named Executive Officer relates to, and is contingent upon, the officer's performance and our financial performance and resources. This portion of compensation took the form of incentive bonus agreements with each of the Named Executive Officers pursuant to our Incentive Compensation Plan.

        In early 2008, the Compensation Committee, using as a guide the Compensation Principles, established compensation levels for 2008 for all senior corporate officers, including the Named Executive Officers. The specific level for a given officer and related terms for the program and the Incentive Compensation Plan were set forth in agreements between Parent and each officer. Targeted incentive compensation amounts were established at $350,000 for Mr. Duncan and $100,000 for each of Messrs. Behnke, Hughes and Lowber. Mr. Chapados' incentive compensation was in the form of a stock option agreement with a targeted vesting of 20,000 shares per year. However, Parent adjusted the amount to 40,000 shares vested for 2008. During June 2008, the Incentive Compensation Plan for Mr. Chapados was adjusted to provide an additional cash target of $100,000.

        The specific form and targeted amount of incentive compensation for a Named Executive Officer, once adopted by the Compensation Committee as a part of the Compensation Program, was submitted to the board for approval. Thereafter, these matters were informally reviewed with the employee by our Chief Executive Officer.

        The payout opportunities for our senior executive officers, including our Named Executive Officers, are for each officer based upon subjective levels of achievement by the individual officer and are heavily influenced by the financial performance of Parent against its current year business plan. In general, if the plan is met and the individual performed as expected, the targeted amount of incentive compensation would be paid. From time to time, a special award may be made to an individual following an effort resulting in a significant benefit to Parent. Should Parent's financial performance materially exceed its business plan, the Compensation Committee would take that into consideration in possibly increasing the amount of the bonus awarded for that year. In the event an incentive goal is not met, the Compensation Committee may decrease the corresponding bonus.

        Parent has no specific policies for allocating between long-term and currently paid out compensation. The Compensation Committee attempts to strike an appropriate balance between available resources, the desires of the applicable employee, and a determination of reasonableness based upon an awareness of the competitive environment. This desire for balance also extends to the allocation between cash and non-cash compensation and among different forms of non-cash compensation. Parent has no specific policy in the context of long-term compensation for the basis for allocating compensation to each different form of award but strives to encourage management at an appropriate cost to Parent to focus on the long-term performance of Parent in order that management share in Parent's success as well as participate in any downturns.

        Compensation levels may be adjusted by the Compensation Committee based upon a number of factors including available Parent resources, financial performance of Parent, an evaluation of the competitive marketplace, and the requirements of its key employees. Accounting and income tax treatments of compensation are considered by the Compensation Committee with the primary focus on ascertaining that taxable income to the recipients is deductible by Parent and the accounting treatment is consistent with the requirements of current accounting literature.

        Parent has no requirements with respect to security ownership by its officers or directors, and it has no policies regarding hedging the economic risk of ownership of Parent equity. Executive officers are invited to provide their input with respect to their compensation to the Compensation Committee primarily through our Chief Executive Officer.

        A Named Executive Officer participating in the Compensation Program could, under terms of the corresponding Incentive Compensation Plan agreement with us and pursuant to our Deferred Compensation Plan, elect to defer a significant portion of that compensation. In this instance, the Named Executive Officer becomes our unsecured creditor. See, "Nonqualified Deferred Compensation."

        During 2008, all of our Named Executive Officers participated in the Incentive Compensation Plan. The Compensation Committee determined that the performance requirements of the Incentive Compensation Plan had been exceeded during 2008 and authorized payments pursuant to the plan and determined that, but for Mr. Chapados, they would be made entirely in cash. The committee authorized payments of $750,000 to Mr. Duncan and $200,000 to each of Messrs. Behnke, Chapados, Hughes and Lowber. Mr. Chapados' incentive stock option agreement was vested in the amount of 40,000 shares of Parent's Class A common stock.

  Stock Option Plan

        Options and awards, if granted to the Named Executive Officers, were granted pursuant to terms of our Amended and Restated 1986 Stock Option Plan ("Stock Option Plan"). In particular, the exercise price for options in each instance was identified as an amount within the trading range for Parent's Class A common stock on Nasdaq on the day of the grant of the option. Options, if granted, were granted contemporaneously with the approval of the Compensation Committee, typically early in the year in question or late the previous year as described above. See within this section, "—Elements of Compensation—Incentive Compensation Plan."

  Perquisites

        Parent provides certain perquisites to its Named Executive Officers. The Compensation Committee believes these perquisites are reasonable and appropriate and consistent with our awareness of perquisites offered by similar publicly traded companies. The perquisites assist in attracting and retaining the Named Executive Officers and, in the case of certain perquisites, promote health, safety and efficiency of our Named Executive Officers. These perquisites are as follows:

  •
  Use of Parent Leased Aircraft—Parent permits employees, including the Named Executive Officers, to use Parent aircraft for personal travel for themselves and their guests. Such travel is limited to a space available basis on flights that are otherwise business-related. When employees, including the Named Executive Officers, use Parent aircraft for such travel they are attributed with taxable income in accordance with Internal Revenue Service ("IRS") regulations. Parent does not "gross up" or reimburse employees for taxes they owe on such attributed income. Messrs. Behnke, Duncan and Hughes have made use of the aircraft for personal travel, the value of which is included in the Summary Compensation Table. See, "Executive Compensation—Summary Compensation Table."

  •
  Enhanced Long Term Disability Benefit—Parent provides the Named Executive Officers and other senior executive officers of Parent with an enhanced long term disability benefit. This benefit provides a supplemental replacement income benefit of 60% of average monthly compensation capped at $10,000 per month. The normal replacement income benefit applying to other of our employees is capped at $5,000 per month.

  •
  Enhanced Short Term Disability Benefit—Parent provides the Named Executive Officers and other senior executive officers of Parent with an enhanced short term disability benefit. This benefit provides a supplemental replacement income benefit of 66 2/3% of average monthly compensation, capped at $2,300 per week. The normal replacement income benefit applying to other of our employees is capped at $1,150 per week.

  •
  Miscellaneous—Aside from benefits offered to its employees generally, Parent provided miscellaneous other benefits to its Named Executive Officers including the following (see, "Executive Compensation—Summary Compensation Table—Components of 'All Other Compensation"'):

  •
  Success Sharing—An incentive program offered to all of our employees that shares 15% of the excess earnings before interest, taxes, depreciation, amortization and share based compensation expense over the highest previous year ("Success Sharing").

  •
  Tax Reimbursement—Provided to Mr. Duncan, as one of our directors, on restricted stock awards granted to him under our Director Compensation Plan during 2006 and provided to other employees and senior executive officers, including the Named Executive Officers, from time to time, on $100 longevity stock awards.

  •
  Board Fees—Provided to Mr. Duncan as one of our directors.

  Retirement and Welfare Benefits

        —Stock Purchase Plan.    Named Executive Officers may, along with our employees generally, participate in our Stock Purchase Plan, i.e., our Qualified Employee Stock Purchase Plan, in which we may provide matching contributions in accordance with the terms of the plan.

        We initially adopted our qualified employee stock purchase plan effective in January 1987. It has been subsequently amended from time to time and presently is our Stock Purchase Plan. The plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). All of our employees (excluding employees subject to a collective bargaining agreement) who have completed at least one year of service are eligible to participate in the plan. Eligible employees may elect to reduce their taxable compensation up to 12% of such compensation for employees (those highly compensated earning more than $105,000 within the prior year) and up to 50% of such compensation for all others, both up to a maximum per employee of $16,500 for 2009. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Participants over the age of 50 may make additional elective deferral contributions to their accounts in the plan of up to $5,500 for 2009.

        Subject to certain limitations, we may make matching contributions to the Stock Purchase Plan for the benefit of employees. Matching contributions will vest in accordance with a six-year schedule if the employee completes at least 1,000 hours of service in each year. Such a contribution will vest in increments over the first six years of employment. Thereafter, they are fully vested when made.

        Except for additional elective contributions made by participants over age 50, the combination of pre-tax elective contributions, after-tax contributions and our matching contributions for any employee cannot exceed $49,000 for 2009.

        Under the terms of the Stock Purchase Plan, participating eligible employees may direct their contributions to be invested in common stock of Parent and shares of various identified mutual funds.

        The Stock Purchase Plan is administered through a plan administrator (currently Mr. Lowber, our Senior Vice President and Chief Financial Officer) and our Plan Committee. The plan administrator and members of the Plan Committee are all our employees. The Plan Committee has broad administrative discretion under the terms of the plan.

        As of September 30, 2009, there remained 276,235 shares of Parent Class A and 463,989 shares of Parent Class B common stock allocated to the Stock Purchase Plan and available for issuance by us or otherwise acquisition by the plan for the benefit of participants in the plan.

  —Deferred Compensation Program

        Parent provides to certain of our employees, including our executive officers and Named Executive Officers, opportunities to defer certain compensation under our nonqualified, unfunded, deferred compensation plan ("Deferred Compensation Plan"). In addition, we offer to our executive officers and to certain of our Named Executive Officers nonqualified, deferred compensation arrangements more specifically fashioned to the needs of the officer and us ("Deferred Compensation Arrangements"). Together, the Deferred Compensation Plan and Deferred Compensation Arrangements constitute our Deferred Compensation Program and is part of our Compensation Program. During 2008, three of our officers participated in the Deferred Compensation Plan. Furthermore, during 2008 and up and through September 30, 2009, 6 of our officers (including 4 of the Named Executive Officers) participated in Deferred Compensation Arrangements.

        The Deferred Compensation Program enables these individuals to defer compensation in excess of limits that apply to qualified plans, like our Stock Purchase Plan, and to pursue other income tax goals which they set for themselves. The Deferred Compensation Program is described in more detail elsewhere in this Prospectus. See, "Nonqualified Deferred Compensation."

        Based upon its review of our Deferred Compensation Program, the Compensation Committee concluded that the benefits provided under the program are both reasonable and an important tool in attracting and retaining executive officers, including the Named Executive Officers as well as other employees eligible to participate in the Stock Purchase Plan.

  —Welfare Benefits

        With the exception of the enhanced long term and short term disability benefits described previously, Parent provided to the Named Executive Officers the same health and welfare benefits provided generally to all other employees of Parent at the same general premium rates as charged to those employees. The cost of the health and welfare programs is subsidized by Parent for all eligible employees including the Named Executive Officers.

  Shift in Compensation Structure

        Earlier this year, Parent was contemplating a shift in compensation structure to establish a defined mix of base compensation, annual cash incentive compensation and long term incentive compensation for senior officers and managerial level employees within Parent. Both the annual cash incentive compensation and the long term equity compensation would be awarded following each year end based upon performance measured against defined targets.

        In the past, Parent has used the Stock Option Plan to motivate our employees with compensation that is tied to Parent's stock performance. However, many employees do not recognize the tangible benefits of holding stock options. The Black-Sholes Model, although elegant and deterministic, is at its core very complex. A much simpler calculation that is often used by employees is to multiply the number of options by the amount that the options are in the money to calculate the current "value" of those options. Unfortunately, this simpler calculation effectively ignores the remaining term of the option and drastically reduces its value in motivating and retaining option holders.

        In the future, we expect to use restricted stock in place of options for all but the most senior executives. That is, for all but the most senior officers (senior vice presidents and business line managers), the long term equity component would possibly be paid in grant stock vesting anywhere from one- to five- years in the future. In concert with this contemplated shift in compensation structure, earlier this year our board and shareholders approved an amendment to our Stock Option Plan specifically permitting a one-time offer of exchange of certain options, granted under the plan to certain of the officers and employees of the Company and other persons, for grants of certain stock awards under the plan.

Performance Rewarded

        Our Compensation Program is, in large part, designed to reward individual performance. What constitutes performance varies from officer to officer, depending upon the nature of the officer's responsibilities. Consistent with the Compensation Program, Parent identified key business drivers and established defined targets related to those drivers for each Named Executive Officer. The targets were regularly reviewed by management, from time to time, and provided an immediate and clear picture of performance and enabled management to respond quickly to both potential problems as well as potential opportunities.

        The Compensation Program also was used to establish and track corresponding applicable targets for individual management employees. At year end, the results from this program were factored in determining the level of payout for the personal performance portion of the annual incentive for Named Executive Officers.

        In 2008, the Compensation Program was used in development of each Named Executive Officer's individual performance goals and established incentive compensation targets. The Compensation Committee evaluated the performance of each of the executive officers and the financial performance of Parent and awarded incentive compensation as described above.

Timing of Equity Awards

  Director Compensation Plan

        As a part of the Director Compensation Plan, we grant awards of Parent common stock to board members, including those persons who may be also serving as one or more of our executive officers. Mr. Duncan, a board member and Named Executive Officer, has been granted such awards in the past. These awards are made annually in June of each year in accordance with the terms of the Director Compensation Plan. The awards are made through our Stock Option Plan. See within this section, "—Elements of Compensation—Stock Option Plan."

  Incentive Compensation Plan

        As a part of our Compensation Program, from time to time, we grant stock options in Parent Class A common stock to our executive officers, including the Named Executive Officers. In particular, stock options are granted in conjunction with the agreements that we enter into with Named Executive Officers pursuant to our Incentive Compensation Program. The grants of such options are typically made early in the year at the time each agreement is entered into with the corresponding executive officer. All such options are granted through the Stock Option Plan. See within this section, "—Elements of Compensation—Incentive Compensation Plan" and "—Elements of Compensation—Stock Option Plan."

  Stock Option Plan

        As a part of our Compensation Program, from time to time, we grant stock options in Parent Class A common stock to our executive officers, including the Named Executive Officers, and to certain of our advisors. In the case of an executive officer, these options may be granted regardless of whether there is in place an agreement entered into with the officer under our Incentive Compensation Plan. In the case of a new hire and where we choose to grant options or awards, the grant may be done at the time of hire. Under the Stock Option Plan, the Compensation Committee may set the exercise price for the Class A common stock at not less than its fair market value. That value is presently determined on Nasdaq. In all cases, regardless of the identity of the grantee, the timing, amount and other terms of the grant of options under our Stock Option Plan are determined in the sole discretion of the Compensation Committee. See within this section, "—Elements of Compensation—Stock Option Plan."

        In the event an executive level employee is hired or promoted during a year, that employee may be eligible to receive an equity option under the plans previously described in this section. Grants of options in this context may be made at the recommendation of management and only with action of the Compensation Committee.

  Grant Policy, Past Practice

        In 2007, the Compensation Committee implemented a new granting procedure with the anticipation of simplifying, streamlining and reducing uncertainty as to the timing and pricing of stock option grants on a prospective basis. Under the policy, potential stock option grants were accumulated until the last day of each of the following months: March, June, September and December. During the first meeting following the end of the applicable month, the potential grants were reviewed and approved by the Compensation Committee. All approved grants were granted effective the date they were approved by the committee and were priced at an amount not less than the market value at the close of trading on that date. The terms of the award were then communicated immediately to the recipient. During 2008, the policy was amended such that awards are accumulated and granted without regard to any particular calendar quarter.

        Parent does not, and has not in the past, timed its release of material nonpublic information for purposes of affecting the value of equity compensation.

Tax and Accounting Treatment of Executive Compensation

        In determining the amount and form of compensation granted to executive officers, including the Named Executive Officers, Parent takes into consideration both tax treatment and accounting treatment of the compensation. Tax and accounting treatment for various forms of compensation is subject to changes in, and changing interpretations of, applicable laws, regulations, rulings and other factors not within Parent's control. As a result, tax and accounting treatment is only one of several factors that Parent takes into account in designing the previously described elements of compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

        As of September 30, 2009, Parent did not have employment agreements with any of the Named Executive Officers. The following table summarizes total compensation paid or earned by each Named Executive Officer for fiscal years 2008, 2007 and 2006 for services they provided to Parent and its subsidiaries (including, where applicable, GCI, Inc.) on a consolidated basis. The process followed by the Compensation Committee in establishing total compensation for each Named Executive Officer as set forth in the table is described elsewhere in this Prospectus. See, "Compensation Discussion and Analysis."

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Ronald A. Duncan(3)	2008	600,000		750,000	1,101,263	237,258	—	75,143	2,763,664
President and Chief	2007	585,208		100,000	596,132	325,968	—	90,800	1,698,108
Executive Officer	2006	345,000		900,000	43,656	308,713	—	96,324	1,693,693
G. Wilson Hughes	2008	462,500	(4)	203,000	—	659,545	7,556	24,806	1,357,407
Executive Vice President	2007	462,500	(4)	77,000	—	308,470	10,516	21,801	880,287
and General Manager	2006	461,459	(4)	65,500	100	230,219	21,471	31,833	810,582
John M. Lowber	2008	325,000		203,000	—	426,357	646	24,268	979,271
Senior Vice President,	2007	323,919		76,000	—	284,915	633	22,500	707,967
Chief Financial Officer	2006	296,888		65,500	—	321,147	—	30,524	714,059
and Secretary/Treasurer
William C. Behnke	2008	250,000		202,000	—	482,687	—	30,824	965,511
Senior Vice President—	2007	248,959		125,000	—	272,323	—	18,750	665,032
Strategic Initiatives	2006	225,000		94,000	—	180,343	—	724	500,067
Gregory F. Chapados	2008	240,000		204,000	—	926,443	—	43,771	1,414,214
Senior Vice President—	2007	239,333		53,000	—	519,871	—	62,000	874,204
Federal Affairs & Business	2006	121,621		—	—	280,364	—	29,589	431,574
Development

(1)
For 2006 through 2008, salary includes deferred compensation of $225,000 and $65,000 for Messrs. Hughes and Lowber, respectively.

(2)
See, "Components of 'All Other Compensation"' table displayed below for more detail.

(3)
In 2006, Mr. Duncan received $107,119 in compensation relating to his service on Parent's board including $46,000 in board fees, $43,656 in stock awards, and $17,463 in tax reimbursements on those stock awards. In 2007, Mr. Duncan received $84,422 in compensation relating to his service on Parent's board including $40,000 in board fees and $44,422 in stock awards. In 2008, Mr. Duncan received $64,509 in compensation relating to his service on Parent's board including $40,000 in board fees and $24,509 in stock awards.

(4)
For 2006 through 2008, includes $37,500 for Mr. Hughes representing the amount vested during 2006 through 2008 pursuant to prepaid retention agreements.

        The amounts reported under the "All Other Compensation" column are comprised of the following:

Components of "All Other Compensation"

Name and Principal Position	Year	Stock Purchase Plan(1) ($)	Board Fees ($)	Success Sharing(2) ($)	Tax Reimbursement on Stock Awards(3) ($)	Use of Parent Leased Aircraft(4) ($)	Miscellaneous(5) ($)	Total ($)
Ronald A. Duncan	2008	23,000	40,000	—	—	12,143	—	75,143
	2007	22,500	40,000	—	—	28,300	—	90,800
	2006	22,000	46,000	—	17,463	10,861	—	96,324
G. Wilson Hughes	2008	23,000	—	1,268	—	538	—	24,806
	2007	21,801	—	—	—	—	—	21,801
	2006	22,000	—	579	27	—	9,227	31,833
John M. Lowber	2008	23,000	—	1,268	—	—	—	24,268
	2007	22,500	—	—	—	—	—	22,500
	2006	22,000	—	579	—	—	7,945	30,524
William C. Behnke	2008	21,646	—	1,268	—	7,910	—	30,824
	2007	18,750	—	—	—	—	—	18,750
	2006	—	—	724	—	—	—	724
Gregory F. Chapados	2008	21,670	—	1,268	—	—	20,833	43,771
	2007	12,000	—	—	—	—	50,000	62,000
	2006	—	—	422	—	—	29,167	29,589

(1)
Amounts are contributions by Parent matching each employee's contribution. Matching contributions by Parent under the Stock Purchase Plan are available to each of Parent's full time employees with over one year of service. During 2008, the match was based upon the lesser of $23,000 ($22,500 for 2007 and $22,000 for 2006), 10% of the employee's salary and the total of the employee's pre-tax and post-tax contributions to the plan. See, "Compensation Discussion and Analysis—Elements of Compensation—Retirement and Welfare Benefits—Stock Purchase Plan."

(2)
The highest year on which the Success Sharing was based was 2008. See, "Compensation Discussion and Analysis—Elements of Compensation—Perquisites."

(3)
Mr. Duncan's reimbursement relates to stock awards received for services on Parent's board. Mr. Hughes' reimbursements relate to his receipt of awards of $100 in Parent stock for longevity of service under a program open to all of Parent's employees.

(4)
Use of Parent aircraft is based upon standard industrial fare levels.

(5)
Includes, for Mr. Hughes, an event (for 2006, valued at $9,227) hosted by him outside of Alaska for a gathering of a group of Parent executives to celebrate the achievement of a specific corporate performance target. Includes, for Mr. Lowber, forgiveness (for 2006, valued at $7,945) of interest on a loan. Includes for Mr. Chapados vesting of a $100,000 signing bonus received in 2006. See, "Certain Transactions—Transactions with Related Persons" and "Compensation Discussion and Analysis: Elements of Compensation—Perquisites."

Grant of Plan-Based Awards Table

        The following table displays specific information on grants of options and awards under Parent's Compensation Program and, in addition, in the case of Mr. Duncan, Parent's Director Compensation Plan, made to Named Executive Officers during 2008. Parent had no non-equity payouts during that year, and under Parent's present Compensation Program it did not as of September 30, 2009 contemplate having any such payouts for any of the Named Executive Officers pertaining to that year.

Grants of Plan-Based Awards

					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Ronald A. Duncan	6/01/08	—	—	—	3,330	(2)	—	—	24,509
G. Wilson Hughes	1/09/08	—	—	—	—		100,000	7.95	438,680
John M. Lowber	—	—	—	—	—		—	—	—
William C. Behnke	1/09/08	—	—	—	—		100,000	7.95	438,680
Gregory F. Chapados	1/09/08	—	—	—	—		100,000	7.95	438,680

(1)
Determined as the closing price of the stock on Nasdaq on the date of grant and as required by FAS 123R.

(2)
Mr. Duncan's stock award was granted pursuant to the terms of Parent's Director Compensation Plan. See, "Management—Director Compensation."

Outstanding Equity Awards at Fiscal Year-End Table

        The following table displays specific information on unexercised options, stock that has not vested and equity incentive plan awards for each of the Named Executive Officers and outstanding as of December 31, 2008. Vesting of these options and awards varies for the Named Executive Officers as described in the footnotes to the table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald A. Duncan	—		—		—		—		225,000	(2)	1,820,250	(2)	—		—
	150,000		—		6.50		3/14/10		—		——		—		—
	250,000	(3)	—		8.40	(3)	6/24/14	(3)	—		—		—		—
	150,000	(4)	—		7.25	(4)	2/08/12	(4)	—		—		—		—
G. Wilson Hughes	—		—		—		—		—		—		50,000	(5)	437,500	(5)
	200,000	(4)	—		7.25		2/08/12		—		—		—		—
	200,000		—		6.50		3/14/10		—		—		—		—
	50,000	(6)	100,000	(6)	12.99	(6)	6/25/17	(6)	—		—		—		—
	—		100,000	(7)	7.95	(7)	1/09/18	(7)	—		—		—		—
John M. Lowber	100,000	(3)	—		8.40	(3)	6/24/14	(3)	—		—		—		—
	200,000		—		7.25		2/08/12		—		—		—		—
	30,000	(8)	170,000	(8)	12.99	(8)	6/25/17	(8)	—		—		—		—
	150,000		—		6.50		3/14/10		—		—		—		—
William C. Behnke	208,325	(9)	41,675	(9)	7.25	(9)	2/08/12	(8)	—		—		—		—
	—		100,000	(10)	12.99	(10)	6/25/17	(9)	—		—		—		—
	—		100,000	(11)	7.95	(11)	1/09/18	(11)	—		—		—		—
Gregory F. Chapados	—		—		—		—		—		—		15,000	(5)	131,250	(5)
	80,000		120,000		13.11		6/01/16		—		—		—		—
	82,000	(12)	68,000	(12)	13.11	(12)	6/01/16	(12)	—		—		—		—
	30,000		—		6.00		2/01/13		—		—		—		—
	—		100,000	(7)	7.95		1/09/18	(7)	—		—		—		—

(1)
Stock option awards generally vest over five years and expire ten years from grant date, except as noted in the footnotes below.

(2)
Stock Award vests 75,000 shares each on February 19 of 2009, 2010 and 2011.

(3)
Options vest 20% per year, and the first vesting date occurred on December 4, 2004.

(4)
All options vested on February 8, 2007.

(5)
Stock awards fully vest on April 1, 2010 subject to Parent's adjusted EBITDA reaching $210 million in 2009. Awards will vest at 20% for $202 million and ratably thereafter to 100% for $210 million.

(6)
Options vest 33.3% on each of February 19, 2008, 2009 and 2011.

(7)
Options vest 50% on each of December 31, 2010 and 2011, respectively.

(8)
Options vest 15%, 20%, 20%, 20% and 25% on February 19 of 2008, 2009, 2010, 2011 and 2012, respectively.

(9)
Options vest 16.7% each year from February 8, 2004 through February 8, 2009.

(10)
Options vest 33.3% on February 19 of 2009, 2010 and 2011.

(11)
Options vest 25% on December 31, 2010 and 75% on December 31, 2011.

(12)
Options vest 27,000 shares on January 1, 2007 and 15,000, 40,000, 20,000, 20,000, 20,000 and 8,000 shares on December 31, 2007, 2008, 2009, 2010, 2011 and 2012, respectively, subject to adjustments based upon performance.

Option Exercises and Stock Vested Table

        The following table displays specific information on each exercise of stock options, stock appreciation rights, and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments on an aggregate basis, for each of the Named Executive Officers during 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized On Vesting ($)
Ronald A. Duncan(1)	—	—	3,330	(1)	24,309	(1)
	—	—	75,000		470,250
G. Wilson Hughes	—	—	—		—
John M. Lowber	—	—	—		—
William C. Behnke	5,425	20,941	—		—
Gregory F. Chapados	—	—	—		—

(1)
Mr. Duncan's stock awards relate to his service as one of Parent's directors.

Potential Payments upon Termination or Change-in-Control

        Except as described in this Prospectus, as of the end of 2008 and through September 30, 2009, there were no compensatory plans or arrangements providing for payments to any of the Named Executive Officers in conjunction with any termination of employment or other working relationship of such an officer with Parent (including without limitation, resignation, severance, retirement or constructive termination of employment of the officer). Furthermore, there were, as of that date, no such plans or arrangements providing for payments to any of the Named Executive Officers in conjunction with a change of control of us or a change in such an officer's responsibilities to Parent.

NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

        Parent established a Deferred Compensation Plan in 1995 to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the Deferred Compensation Plan are determined by Parent's board. Parent may, at its discretion, contribute matching deferrals in amounts as it selects.

        Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by Parent. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed ten years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability of the participant, or change of control of Parent or Parent's insolvency. Participants become Parent's general unsecured creditors with respect to deferred compensation benefits of Parent's Deferred Compensation Plan.

        None of the Named Executive Officers participated in Parent's Deferred Compensation Plan during 2008 and up through September 30, 2009.

Deferred Compensation Arrangements

        Parent has, from time to time, entered into Deferred Compensation Arrangements with certain executive officers, including several of the Named Executive Officers. The status of these arrangements during 2008 is summarized for each of Parent's Named Executive Officers in the following table and further descriptions of them are provided following the table.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings (Loss) in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Ronald A. Duncan	—	—	(128,918)	—	1,580,228
G. Wilson Hughes	125,000	100,000	(84,118)	—	2,712,253
John M. Lowber(2)	65,000	90,538	88,812	(400,000)	1,087,384
William C. Behnke	—	—	(8,097)	—	99,248
Gregory F. Chapados	—	—	—	—	—

(1)
Includes earnings of $7,556 for Mr. Hughes and $646 for Mr. Lowber that is reported in the Summary Compensation Table.

(2)
Includes $90,538 in Parent contributions, $13,894 in aggregate earnings and a year end balance of $194,845 which vests 100% on December 31, 2010 pursuant to a retention agreement.

        Mr. Duncan's Deferred Compensation Arrangement with Parent is comprised of 195,331 shares of Parent's Class A common stock. The earnings on his account for 2008 relate to the decrease in the price of the stock from $8.75 per share on December 31, 2007 to $8.09 per share on December 31, 2008. In December 2008, Mr. Duncan's Deferred Compensation Arrangement was amended such that payment would be made in cash on February 6, 2009 rather than shares. The amount of the cash payment was fixed based upon the value of the stock on an election date specified by Mr. Duncan.

Mr. Duncan made that election, and his Deferred Compensation Arrangement was paid out in cash in February 2009.

        Mr. Hughes' Deferred Compensation Arrangement with Parent consists of three components, i.e., consideration for agreeing to continue his employment by Parent in the past, a salary deferral plan, and consideration for agreeing to continue his employment by Parent in the future. In consideration for agreeing to continue his employment during 2003 and 2004, he was granted deferred compensation in the amount of $275,000 which accrues interest at the rate of 3% per year. This arrangement also allows Mr. Hughes' personal use of, and a first right of refusal to purchase, property which Parent owns on Lake Nerka in western Alaska for two weeks per year until the earlier of December 31, 2034 or the election by him to receive payment of his deferred compensation. As of December 31, 2008 and under this agreement, there was accrued $332,750, of which $8,250 had accrued during 2008. In exchange for immediate payment of the amounts accrued, the agreement was amended in December 2008 to eliminate the first right of refusal to purchase the property and to terminate the agreement upon the earliest of December 31, 2034, Mr. Hughes' death or sale of the property by Parent. The amounts accrued under the Deferred Compensation Arrangement were paid out in January 2009. During 2008 and up through September 30, 2009, no unreimbursed personal use of the property was made by Mr. Hughes or by the other Named Executive Officers.

        Mr. Hughes' salary Deferred Compensation Arrangement with Parent earns interest at the rate of 10% per year based upon the balance at the beginning of the year plus new salary deferrals during the year. As of December 31, 2008 and under this plan, there were accrued $1,989,503, of which $125,000 in salary were deferred and $21,050 in interest were accrued during 2008. In November 2007 at the request of Mr. Hughes, Parent used $1,998,467 of Mr. Hughes' deferred compensation account to acquire 217,300 shares of Parent Class A common stock. Accordingly, a portion of Mr. Hughes' deferred compensation account was denominated in 217,300 shares of Parent Class A common stock at year-end. In consideration for agreeing to continue his employment from January 1, 2006 through December 31, 2009 and under a separate Deferred Compensation Arrangement with Parent, Mr. Hughes received a payment of $150,000 and was granted deferred compensation of $400,000 with interest at 7.5% per year. Under this Deferred Compensation Arrangement, the deferred portion of the compensation vests at the rate of $100,000 per year. As of December 31, 2008 and under this plan, there were accrued $390,000, of which $100,000 were vested for 2008 service and $30,000 were accrued for 2008 interest.

        Mr. Hughes' Deferred Compensation Arrangement provides that after five years employment, or at termination, he is entitled to receive the full amount owed in a lump sum, or in monthly installments paid over a ten-year period.

        Mr. Lowber's Deferred Compensation Arrangement with Parent consists of deferred salary which earns interest on the amounts deferred at 9% per year. As of December 31, 2008 and under this plan, there were accrued $892,539, of which $139,988 had accrued and $400,000 had been paid out during 2008. Effective January 1, 2007 Parent agreed to enter into a retention agreement with Mr. Lowber. In exchange for his commitment to remain in the employ of Parent through the end of 2010, Parent agreed to establish a deferred compensation account in the amount of $350,000 that is to vest on December 31, 2010. The account was credited with $70,000 effective February 19, 2007 and $70,000 effective on each of December 31, 2007 and 2008. Thereafter, it will be credited $70,000 annually on December 31 of 2009 and 2010. The account is to accrue interest at the rate of 7.25% per annum, compounding annually.

        Mr. Behnke's Deferred Compensation Arrangement with Parent consists of deferred compensation denominated in the form of 12,268 shares of Parent Class A common stock in which he is fully vested. In addition, Mr. Behnke may defer additional amounts of compensation that may be invested in up to an additional 11,518 shares of Parent Class A common stock at a price of $7.78125 per share. Mr. Behnke received all of his shares in January 2009.

        Mr. Chapados did not participate in a Deferred Compensation Arrangement with Parent during 2008.

CERTAIN TRANSACTIONS

Transactions with Related Persons

  Stanton Shareholdings, Registration Rights Agreement

        As of September 30, 2009 and as a result of the sale by Verizon of all its shareholdings in Parent's Class B common stock to John W. Stanton and Theresa E. Gillespie, husband and wife (collectively, "Stantons"), the Stantons are significant shareholders of that class of Parent's stock. As of September 30, 2009, neither the Stantons nor the Stantons' affiliates were Parent's directors, officers, nominees for election as directors, or members of the immediate family of such directors, officers, or nominees.

        Parent is a party to a registration rights agreement ("Stanton Registration Rights Agreement") with the Stantons regarding all shares the Stantons hold in Parent Class B common stock and any shares of Parent Class A common stock resulting from conversion of that Class B common stock to Class A common stock. The basic terms of the Stanton Registration Rights Agreement are as follows. If Parent proposes to register any of its securities under the Securities Act for its account or for the account of one or more of its shareholders, it must notify the Stantons of that intent. In addition, Parent must allow the Stantons an opportunity to include the holder's shares ("Stanton Registerable Shares") in that registration.

        Under the Stanton Registration Rights Agreement, the Stantons also have the right, under certain circumstances, to require Parent to register all or any portion of the Stanton Registerable Shares under the Securities Act. The agreement is subject to certain limitations and restrictions, including Parent's right to limit the number of Stanton Registerable Shares included in the registration. Generally, Parent is required to pay all registration expenses in connection with each registration of Stanton Registerable Shares pursuant to this agreement.

        The Stanton Registration Rights Agreement specifically states Parent is not required to effect any registration on behalf of the Stantons regarding Stanton Registerable Shares if the request for registration covers an aggregate number of Stanton Registerable Shares having a market value of less than $1.5 million. The agreement further states Parent is not required to effect such a registration for the Stantons where Parent has at that point previously filed two registration statements with the SEC, or where the registration would require Parent to undergo an interim audit or prepare and file with the SEC sooner than otherwise required financial statements relating to the proposed transaction. Finally, the agreement states Parent is not required to effect such a registration when in the opinion of Parent's legal counsel a registration is not required in order to permit resale under Rule 144 as adopted by the SEC pursuant to the Exchange Act.

        The Stanton Registration Rights Agreement provides that the first demand for registration by the Stantons must be for no less than 15% of the total number of Stanton Registerable Shares. However, the Stantons may take the opportunity to require Parent to include the Stanton Registerable Shares as incidental to a registered offering proposed by Parent.

  Duncan Leases

        In 1991, we entered into a long-term capital lease agreement with a partnership in which Mr. Duncan held a 50% ownership interest. Mr. Duncan later sold that interest to an individual who later became his spouse. However, Mr. Duncan remains a guarantor on the note which was used to finance the acquisition of the property subject to the lease. The leased asset was capitalized in 1991 at the owner's cost of $900,000 and the related obligation was recorded in the accompanying financial statements. The lease agreement was amended in 2008, and we increased our existing capital lease asset and liability by $1.3 million to record the extension of the capital lease. The amended lease terminates on September 30, 2026. The property consists of a building presently occupied by us. As of

December 31, 2008, the payments on the lease were $21,532 per month. They continue at that rate through September 2011. In October 2011, the payments on the lease will increase to $22,332 per month.

        In January 2001 we entered into an aircraft operating lease agreement with a company owned by Mr. Duncan. The lease agreement is presently month-to-month and may be terminated at any time upon 120 days' prior written notice. The lease rate is $75,000 per month. Upon signing the lease, the lessor was granted an option to purchase 250,000 shares of Parent Class A common stock at $6.50 per share, of which 150,000 shares of the option remained and were exercisable at December 31, 2008. We paid a deposit of $1.5 million in connection with the lease. The deposit will be repaid to us upon the earlier of six months after the agreement terminates, or nine months after the date of a termination notice. The lessor may sell to Parent the stock arising from the exercise of the stock option or surrender the intrinsic value of the right to purchase all or a portion of the stock option to repay the deposit, if allowed by our debt instruments in effect at that time.

Review Procedure for Transactions with Related Persons

        The following describes Parent's policies and procedures for the review, approval or ratification of transactions in which Parent is to be a participant and where the amount involved in each instance exceeds $120,000 and in which any related person had or is to have a direct or indirect material interest ("Related Transactions"). Here, we use the term "related person" to mean any person who is one of Parent's directors, a nominee for director, an immediate family member of one of Parent's directors or executive officers, any person who is a holder of five percent or more of a class of Parent's common stock, or any immediate family member of such a holder.

        A related person who is one of Parent's officers, directors or employees ("Employee") is subject to Parent's Code of Business Conduct and Ethics ("Ethics Code"). The Ethics Code requires the Employee to act in the best interest of Parent and to avoid situations which may conflict with this obligation. The code specifically provides that a conflict of interest occurs when an Employee's private interest interferes in any way with Parent's interest. In the event an Employee suspects such a conflict, or even an appearance of conflict, he or she is urged by the Ethics Code to report the matter to an appropriate authority. The Ethics Code, Nominating and Corporate Governance Committee Charter and the Audit Committee Charter define that authority as being Parent's Chief Financial Officer, the Nominating and Corporate Governance Committee, the Audit Committee (in the context of suspected illegal or unethical behavior-related violations pertaining to accounting, or internal controls on accounting or audit matters), or the Employee's supervisor within Parent, as the case may be.

        The Ethics Code further provides that an Employee is prohibited from taking a personal interest in a business opportunity discovered through use of corporate position, information or property that properly belongs to Parent. The Ethics Code also provides that an Employee must not compete with, and in particular, must not use corporate position, information, or property for personal gain or to compete with, Parent.

        The Ethics Code provides that any waiver of its provisions for Parent's executive officers and directors may be made only by Parent's board and must be promptly disclosed to Parent's shareholders. This disclosure must include an identification of the person who received the waiver, the date of the grant of the waiver by Parent's board, and a brief description of the circumstances and reasons under which it was given.

        The Ethics Code is silent as to the treatment of immediate family members of Parent's Employees, holders of five percent or more of a class of Parent's stock, or the immediate family members of them. Parent considers such Related Transactions with such persons on a case-by-case basis, if at all, by analogy to existing procedures as above described pertaining to Parent's Employees.

        During 2008 and for the period in 2009 up through September 30, 2009, there were no Related Transactions. The leases described previously were entered into prior to the establishment of the Ethics Code.

OWNERSHIP OF PARENT

Principal Shareholders

        The following table sets forth, as of September 30, 2009 (unless otherwise noted), certain information regarding the beneficial ownership of Parent's Class A common stock and Class B common stock by each of the following:

  •
  Each person known by Parent to own beneficially 5% or more of the outstanding shares of Class A common stock or Class B common stock of Parent.

  •
  Each of the directors of Parent.

  •
  Each of the Named Executive Officers.

  •
  All of the executive officers and directors of Parent as a group.

All information with respect to beneficial ownership has been furnished to Parent by the respective shareholders.

Names of Beneficial Owner(1)	Title of Class(2)	Amount and Nature of Beneficial Ownership (#)		% of Class	% of Total Shares Outstanding (Class A & B)(2)	% Combined Voting Power (Class A & B)(2)
Stephen M. Brett	Class A	46,650	(3)	*	*	*
	Class B	—		—
Ronald A. Duncan	Class A	1,638,008	(3,4)	3.2	3.8	7.4
	Class B	459,970	(4)	14.4
Jerry A. Edgerton	Class A	21,650	(3)	*	*	*
	Class B	—		—
Scott M. Fisher	Class A	109,262	(3,5)	*	*	5.3
	Class B	437,688	(5)	13.7
William P. Glasgow	Class A	71,594	(3,6)	*	*	*
	Class B	—		—
G. Wilson Hughes	Class A	656,469	(7)	1.3	1.2	*
	Class B	2,695	(7)	*
Mark W. Kroloff(8)	Class A	15,000	(3)	*	*	*
	Class B	—		—
John M. Lowber	Class A	333,722	(9)	*	*	*
	Class B	6,256	(9)	*
Stephen R. Mooney	Class A	21,650	(3)	*	*	*
	Class B	—		—
James M. Schneider	Class A	43,050	(3)	*	*	*
	Class B	—		—
William C. Behnke	Class A	187,935	(10)	*	*	*
	Class B	—		—

Names of Beneficial Owner(1)	Title of Class(2)	Amount and Nature of Beneficial Ownership (#)		% of Class	% of Total Shares Outstanding (Class A & B)(2)	% Combined Voting Power (Class A & B)(2)
Gregory F. Chapados	Class A	187,716	(11)	*	*	*
	Class B	—		—
Arctic Slope Regional Corp.	Class A	7,481,240		14.5	13.7	9.0
3900 C Street, Suite 801	Class B	—		—
Anchorage, Alaska 99503
Barclays Global Investors	Class A	3,655,011	(12)	7.1	6.7	4.4
45 Fremont Street	Class B	—		—
San Francisco, CA 94105
GCI Qualified Employee	Class A	5,091,081		9.9	9.4	6.9
Stock Purchase Plan	Class B	65,112		2.0
2550 Denali St., Ste. 1000
Anchorage, AK 99503
Gary Magness	Class A	1,347,961	(12)	2.6	3.3	6.8
c/o Raymond L. Sutton, Jr.	Class B	433,924	(12)	13.6
303 East 17th Ave., Ste 1100
Denver, CO 80203-1264
John W. Stanton and Theresa E. Gillespie	Class A	2,503,305		4.8	6.9	18.3
155 108th Avenue., N.E.,	Class B	1,275,791		40.0
Suite 450
Bellevue, WA 98004
Robert M. Walp	Class A	104,885	(13)	*	*	2.5
804 P Street, Apt. 4	Class B	202,350	(13)	6.3
Anchorage, AK 99501
All Directors and Executive	Class A	4,132,513	(14)	8.0	9.3	16.7
Officers As a Group	Class B	991,338	(14)	31.1
(21 Persons)

*
Represents beneficial ownership of less than 1% of the corresponding class or series stock.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of Parent's stock that a person has the right to acquire within 60 days of September 30, 2009 are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the footnotes to the table. Addresses are provided only for persons other than management who own beneficially more than 5% of the outstanding shares of Class A or B common stock.

(2)
"Title of Class" includes Parent's Class A common stock and Class B common stock. "Amount and Nature of Beneficial Ownership" and "% of Class" are given for each class of stock. "% of Total Shares Outstanding" and "% Combined Voting Power" are given for the combination of outstanding Class A common stock and Class B common stock, and the voting power for Class B common stock (10 votes per share) is factored into the calculation of that combined voting power.

(3)
Includes 5,000 shares of Parent's Class A common stock granted to each of those persons pursuant to the Director Compensation Plan for services performed during 2009.

(4)
Includes 147,391 shares of Class A common stock and 6,219 shares of Class B common stock allocated to Mr. Duncan under the Stock Purchase Plan as of December 31, 2008. Includes 400,000 shares of Class A common stock subject to stock options granted under the Stock Option Plan to Mr. Duncan which he has the right to acquire within 60 days of September 30, 2009 by exercise of the stock options. Does not include 35,560 shares of Class A common stock or 8,242 shares of Class B common stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Ms. Miller is Mr. Duncan's daughter, and Mr. Duncan disclaims beneficial ownership of the shares. Does not include 27,760 shares of Class A common stock or 27,020 shares of Class B common stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership. Includes 150,000 shares of Class A common stock which a company owned by Mr. Duncan has the right to acquire within 60 days of September 30, 2009 by the exercise of stock options. Includes 790,617 shares of Class A common stock and 453,751 shares of Class B common stock pledged as security.

(5)
Includes 87,512 shares of Class A and 437,688 shares of Class B common stock owned by Fisher Capital Partners, Ltd. of which Mr. Fisher is a partner.

(6)
Does not include 158 shares owned by a daughter of Mr. Glasgow. Mr. Glasgow disclaims any beneficial ownership of the shares held by his daughter.

(7)
Includes 81,422 shares of Class A common stock and 2,695 shares of Class B common stock allocated to Mr. Hughes under the Stock Purchase Plan, as of December 31, 2008. Includes 325,890 shares of Class A common stock pledged as security. Excludes 217,300 shares held by Parent pursuant to Mr. Hughes' Deferred Compensation Agreement.

(8)
Mr. Kroloff joined Parent's board on February 9, 2009. Includes 10,000 shares of Class A common stock purchased by Mr. Kroloff. Excludes shares held by Arctic Slope Regional Corporation where Mr. Kroloff is the Chief Operating Officer.

(9)
Includes 28,321 shares of Class A common stock and 5,986 shares of Class B common stock allocated to Mr. Lowber under the Stock Purchase Plan, as of December 31, 2008.

(10)
Includes 8,800 shares of Class A common stock allocated to Mr. Benhke under the Stock Purchase Plan, as of December 31, 2008.

(11)
Includes 30,000 shares of Class A common stock which Mr. Chapados has the right to acquire within 60 days of September 30, 2009 by the exercise of vested stock options. Includes 5,997 shares of Class A common stock allocated to Mr. Chapados under the Stock Purchase Plan, as of December 31, 2008.

(12)
Balance as of December 31, 2008.

(13)
Includes 16,098 shares of Class A common stock and 457 shares of Class B common stock allocated to Mr. Walp under the Stock Purchase Plan.

(14)
Includes 588,388 shares of Class A common stock which such persons have the right to acquire within 60 days of September 30, 2009 through the exercise of vested stock options. Includes 549,549 shares of Class A common stock and 25,601 shares of Class B common stock allocated to such persons under the Stock Purchase Plan. Does not include shares held by Arctic Slope Regional Corporation where Mr. Kroloff is the Chief Operating Officer.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table sets forth, as of the end of 2008, information on equity compensation plans approved by Parent's shareholders and separately such plans not approved by Parent's shareholders. The information is focused on outstanding options, warrants and rights, and so the only such plan is Parent's Stock Option Plan as approved by Parent's shareholders.

 Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by security holders	7,205,186	9.08	917,855
Equity compensation plans not approved by security holders	150,000	6.50	-0-
Total:	7,355,186	9.03	917,855

DESCRIPTION OF THE NEW NOTES

        GCI will issue the New Notes under an indenture (the "Indenture"), between itself and Union Bank, N.A., as Trustee (the "Trustee"), that also governs the Old Notes. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture was attached as Exhibit 4.2 to a Current Report on Form 8-K that we filed with the SEC on November 5, 2009, and may be obtained from the Company or the initial purchasers. You can find definitions of certain capitalized terms used in this section of the Prospectus under "—Certain Definitions." Any terms defined in this section of the Prospectus will carry the meanings given to them for the purposes of this section only. For purposes of this section, references to the "Company" include only GCI, Inc. and not its subsidiaries or Parent.

        The Company will issue the New Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as paying agent and registrar for the New Notes. The New Notes may be presented for registration or transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of the New Notes (the "Holders"). The Company will pay principal (and premium, if any) on the New Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the exchange offer, together with the New Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. For purposes of this section only, the single class of securities that are comprised of outstanding Old Notes and the New Notes are referred to as the "Notes."

Principal, Maturity and Interest

        The Notes will mature on November 15, 2019, and will be initially issued in an aggregate principal amount of up to $425 million. Additional Notes may be issued from time to time, subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness." The Notes will bear interest at the rate of 8 5/8% per annum and will be payable semiannually in cash on May 15 and November 15 of each year, beginning on May 15, 2010, to the persons who are registered holders of the Notes at the close of business on the preceding May 1 or November 1, respectively, as the case may be. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the date of payment.

Ranking

        The Notes will be senior unsecured obligations of the Company, will rank equally in right of payment with existing and future senior unsecured indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Notes will be effectively junior in right of payment to all of the Company's existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be structurally junior in right of payment to all existing and future indebtedness and liabilities of the Company's subsidiaries, including any trade payables and indebtedness of the Company's subsidiaries. As of December 31, 2009, the Company and its subsidiaries had $877.9 million of indebtedness outstanding, of which $132.9 million was secured and $320.0 million ranked equally in right of payment with the Notes and (ii) the Company's subsidiaries had $132.9 million of total indebtedness and $398.2 million of total liabilities, including trade payables, outstanding.

        Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, significant amounts of such Indebtedness may be Indebtedness of Subsidiaries (which will be effectively senior in right of payment to the Notes). See "—Certain Covenants." Moreover, claims of creditors of the Company's Subsidiaries, including trade creditors, and holders of Preferred Stock of the Company's Subsidiaries (if any), will generally have a priority as to the assets of such Subsidiaries over the claims of the Company.

        The Notes are obligations exclusively of the Company. Since the operations of the Company are conducted through Subsidiaries, the Company's cash flow and the consequent ability to service debt of the Company, including the Notes, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries are subject to statutory and contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations. See "Risk Factors—Risk Relating to the New Notes—GCI, Inc., the sole obligor of the New Notes, is a holding company. We may not be able to service the New Notes because of our operational structure."

Optional Redemption

        The Notes are not redeemable prior to November 15, 2014. At any time on or after November 15, 2014, the Notes are redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption:

        If redeemed during the 12-month period commencing November 15 of the year indicated:

Year	Redemption Price
2014	104.313%
2015	102.875%
2016	101.438%
2017 and thereafter	100.000%

        Notwithstanding the foregoing, on or prior to November 15, 2012, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to a maximum of 35% of the initially outstanding aggregate principal amount of Notes at a redemption price equal to 108.625% of the principal amount of the Notes (determined at the redemption date), together with accrued and unpaid interest thereon to the date of redemption; provided that not less than 65% of the principal amount of the Notes issued under the Indenture remain outstanding following any such redemption.

        As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Stock of Parent or the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act; provided that in the event of a Public Equity Offering by Parent, Parent contributes to the capital of the Company as common equity the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued and unpaid interest thereon to the redemption date) of the Notes to be redeemed pursuant to the preceding paragraph.

        In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a

Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository Trust Company ("DTC")), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that related to such Note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Sinking Fund

        There will be no mandatory sinking fund payments for the Notes.

Change of Control

        Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof except that no Note will be purchased in part if the remaining portion thereof would not be at least $2,000) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (the "Change of Control Payment"). A Change of Control will not occur if the persons obtaining control of the Company are one or more of the Permitted Holders.

        Within 30 days following any Change of Control, the Company shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) mail a notice to each holder of Notes stating: (1) that a Change of Control has occurred and a Change of Control Offer is being made and that all Notes timely tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (4) that any Notes (or portions thereof) not tendered will continue to accrue interest; (5) a description of the transaction or transactions constituting the Change of Control; and (6) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        Except as described above with respect to a Change of Control, the Indenture does not contain any provisions that permit the holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the registered holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        The Credit Facility may impose restrictions on the ability of the Company's Subsidiaries to pay dividends or make distributions to the Company. Such restrictions may limit the ability of the Company to fund any purchase of the Notes upon a Change of Control. There can be no assurance that the Company will be able to fund any purchase of the Notes upon a Change of Control.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Limitation on Indebtedness.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness; provided, however, that (a) if after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence, the Company may Incur Indebtedness and Restricted Subsidiaries may borrow or Guarantee borrowings under the Credit Facility (other than any debt securities), or incur Indebtedness that is Vendor Financing, if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Leverage Ratio of the Company and the Restricted Subsidiaries (on a consolidated basis) would not exceed 5.5 to 1.0 and (b) Permitted Indebtedness may be Incurred.

        "Permitted Indebtedness" is defined to include any and all of the following: (i) Indebtedness pursuant to the Credit Facility incurred under this clause (i) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $250 million, reduced by the amount of any prepayments made on the Indebtedness incurred under the Credit Facility pursuant to "—Limitation on Asset Sales" and (b) 3.0 times Trailing EBITDA of the Company and its Restricted Subsidiaries; provided, however, that the amount of Indebtedness permitted to be incurred pursuant to either clause (a) or (b) is reduced by the amount of then outstanding Vendor Financing, or refinancing thereof, secured by a Lien, incurred pursuant to clause (xii), or pursuant to clause (iii) in the case of a refinancing, of the definition of Permitted Liens; (ii) Indebtedness of the Company evidenced by the Notes issued on the Issue Date; (iii) Indebtedness of the Company owing to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; provided, further, that any Indebtedness of the Company owing to and held by a Restricted Subsidiary shall be expressly subordinated to the Notes; (iv) Indebtedness (other than Indebtedness permitted by the immediately preceding paragraph or elsewhere in this paragraph) in an aggregate principal amount outstanding at any time not to exceed $15 million; (v) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting interest rate risks, provided, that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant; (vi) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; (vii) Indebtedness outstanding on the Issue Date (after giving effect to the application of the proceeds of the sale of the Notes); and (viii) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause (a) of the immediately preceding paragraph and clauses (ii) and (vii) above.

        Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment, (a) a Default or an Event of Default shall have occurred and be continuing, (b) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of "—Limitation on Indebtedness" or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made since February 17, 2004 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (i) the excess of (A) Cumulative EBITDA over (B) the product of 1.5 and Cumulative Interest Expense, (ii) Capital Stock Sale Proceeds, (iii) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon conversion or exchange) and (iv) an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from (A) dividends, repayment of loans or advances, or other transfers or distributions of Property (but only to the extent the Company excludes such transfers or distributions from the calculation of Cumulative EBITDA for purposes of clause (c)(i)(A) above), in each case to the Company or any Restricted Subsidiary from any Person or (B) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed, in the case of (A) or (B) of this subclause (iv), the amount of such Investments previously made by the Company and its Restricted Subsidiaries in such Person or such Unrestricted Subsidiary, as the case may be, which were treated as Restricted Payments. As of December 31, 2009, the amount available to make Restricted Payments pursuant to this paragraph would have been $388.4 million.

        Notwithstanding the foregoing limitation, the Company and its Restricted Subsidiaries, may (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture, (b) redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes with the proceeds of any Indebtedness that is Permitted Refinancing Indebtedness in respect of such subordinated Indebtedness, (c) acquire, redeem or retire Capital Stock of the Company or Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any Subsidiary of the Company), (d) when the Company could incur at least one dollar of additional indebtedness pursuant to clause (a) of the first paragraph of "Limitation on Indebtedness," make Investments in Persons the primary businesses of which are Related Businesses (other than Investments in the Capital Stock of the Company) in an amount at any time outstanding not to exceed in the aggregate for all such Investments made in reliance upon this clause (d), the sum of (i) $35 million and (ii) an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from payments of dividends, repayment of loans or advances, or other transfers or distributions of Property (to the extent not included in EBITDA) to the Company or any Restricted Subsidiary from any Person (but only to the extent such net reduction in Investments has not been utilized to permit a Restricted Payment pursuant to clause (c) (i) or (c) (iv) in the immediately preceding paragraph) not to exceed, in the case of clause (d) (ii), the amount of such Investments previously made by the Company and its Restricted Subsidiaries in such Person which were treated as Restricted Payments, (e) purchase or redeem Capital Stock in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees of Parent, the Company or one of its Subsidiaries; provided, however, that the amount paid in connection with all such redemptions or repurchases pursuant to this clause (e) shall not exceed in any fiscal year $2 million in the aggregate, and (f) additional Restricted Payments up to an aggregate amount of $65 million if at the time of making any such Restricted Payment, the Leverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) is less than 5.0 to 1.0.

        Any payments made pursuant to clauses (b) and (c) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after the Issue Date; provided, however, that the proceeds from the issuance of Capital Stock pursuant to clause (c) of the immediately preceding paragraph shall not constitute Capital Stock Sale Proceeds for purposes of clause (c) (ii) of the first paragraph of this covenant. The Company may, at the time of any Restricted Payment, designate, by delivery to the Trustee of an Officers' Certificate referencing this covenant and such designation, whether such Restricted Payment is being made in accordance with the second preceding paragraph or, if applicable, the clause of the preceding paragraph pursuant to which such Restricted Payment is being made.

        Limitation on Liens.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether now owned or hereafter acquired, or any interest therein, or any income or profits therefrom, unless (a) with respect to any Restricted Subsidiary, such Lien secures Indebtedness other than Guarantees of Indebtedness of the Company or (b) effective provision has been or will be made whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness of the Company or any Restricted Subsidiary secured by such Lien; provided, however, that no Lien may be granted with respect to Indebtedness of the Company that is subordinated to the Notes.

        Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale and (ii) (A) at least 80% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or (B) the consideration paid to the Company or such Restricted Subsidiary is determined in good faith by the Board of Directors of the Company, as evidenced by a Board Resolution, to be substantially comparable in type to the assets being sold; provided, however, this clause (ii) shall not apply to any sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be.

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, (A) to prepay, repay or purchase Indebtedness under the Credit Facility or Indebtedness of a Restricted Subsidiary (excluding Indebtedness owed to the Company or an Affiliate of the Company); or (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within one year from the date of such Asset Sale or the receipt of such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million (taking into account income earned on such Excess Proceeds), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes, and any other Indebtedness, if any, that ranks pari passu with the Notes and contains similar provisions requiring an Asset Sale prepayment offer, on a pro rata basis, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon (if any) to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture (or, in the event of Indebtedness that is discounted, at a price of the then accreted value thereof); provided, however, if any other such Indebtedness that ranks pari passu with the Notes does not contain similar Asset Sale prepayment offer provisions with regard to the pro rata repayment of such other Indebtedness and the Notes, the Company will be required to purchase the Notes before purchasing any other such Indebtedness from such Excess Proceeds. If the aggregate principal amount of Notes surrendered for purchase by holders thereof exceeds the amount of Excess Proceeds allocated to the Notes, then the Trustee shall select the Notes to be purchased pro rata according to principal amount or by lot with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased and that no Note in a denomination of less than $2,000 shall be outstanding. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and, provided that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds will be reset to zero.

        Within five Business Days after one year from the date of an Asset Sale or the receipt of Net Available Cash therefrom, the Company shall, if it is obligated to make a Prepayment Offer, send a written notice, by first-class mail, to the holders of the Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things, (a) that the Company is offering to purchase Notes pursuant to the provisions of the Indenture described herein under "—Limitation on Asset Sales," (b) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date (defined below)) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date, (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed (the "Purchase Date"), (d) the aggregate principal amount of Notes (or portions thereof) to be purchased and (e) a description of the procedure which holders of Notes must follow in order to tender their Notes (or portions thereof) and the procedures that holders of Notes must follow in order to withdraw an election to tender their Notes (or portions thereof) for payment.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. Such limitation will not apply (1) with respect to clauses (a), (b) and (c), to encumbrances and restrictions (i) in existence under or by reason of any agreements (not otherwise described in clause (iii)) in effect on the Issue Date, (ii) relating to Indebtedness of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, (iii) any encumbrance or restriction pursuant to Indebtedness of a Restricted Subsidiary, which in the good faith judgment of the Company, will not impair the Company's ability to make required payments of interest and principal on the Notes when due or (iv) which result from the extension, renewal, refinancing, replacement, refunding or amendment of an agreement referred to in the immediately preceding clauses (1) (i) and (ii) above and in clauses (2) (i) and (ii) below, provided, such encumbrance or restriction is no more restrictive to such Restricted Subsidiary and is not materially less favorable to the holders of Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced, replaced, refunded or amended, and (2) with respect to clause (c) only, to (i) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured pursuant to the provisions under "—Limitation on Indebtedness" and "—Limitation on Liens" that limits the right of the debtor to dispose of the assets or Property securing such Indebtedness, (ii) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (iii) customary provisions restricting subletting or assignment of leases of the Company or any Restricted Subsidiary and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (iv) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless (a) the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary, (b) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $25 million, the Board of Directors of the Company (including a majority of the disinterested members of the Board of Directors of the Company) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(ii) and (iii) of this paragraph as evidenced by a Board Resolution and (c) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $50 million, the Company obtains a written opinion from an independent appraisal firm to the effect that such Affiliate Transaction is fair, from a financial point of view to the Company or such Restricted Subsidiary, as applicable.

        Notwithstanding the foregoing limitation, the Company may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Issue Date on the terms of such contract as in effect on the Issue Date; (ii) any transaction or series of transactions between the Company and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries; (iii) any Restricted Payment permitted to be made pursuant to "—Limitation on

Restricted Payments"; (iv) the payment of compensation (including, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Parent, the Company or any of its Restricted Subsidiaries, so long as the Board of Directors of the Company in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; and (v) loans and advances to employees of Parent, the Company or a Restricted Subsidiary made in the ordinary course of business and consistent with past practice of Parent, the Company or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed in the aggregate $6 million at any one time outstanding.

        Operation of Unrestricted Subsidiaries.    The Company shall cause each of its Unrestricted Subsidiaries (i) to maintain continuously articles or a certificate of incorporation or, in the case of a partnership, a partnership agreement, (ii) to maintain separate books and records including, without limitation, separate financial statements; (iii) not to commingle any of its properties or assets with the properties or assets of the Company or any Restricted Subsidiary; (iv) to pay its liabilities, the salaries of its employees and all consultant and advisor fees and expenses directly out of funds that do not comprise in whole or in part the funds of the Company or any of its Restricted Subsidiaries and (v) otherwise to hold itself out as a separate entity.

        Prohibition on Incurrence of Certain Indebtedness.    The Company shall not incur any Indebtedness that is subordinated to any other Indebtedness of the Company unless such Indebtedness is subordinated on the same basis to the Notes.

        Merger, Consolidation and Sale of Assets.    The Company will not merge or consolidate with or into any other entity (other than a merger of a wholly owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless: (a) the entity formed by or surviving any such consolidation or merger (if the Company is not the surviving entity) or the Person to which such sale, transfer, assignment, lease, conveyance or other disposition is made (the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal of, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (b) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph of "—Certain Covenants—Limitation on Indebtedness"; and (d) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Company's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person.

        In connection with any consolidation, merger or transfer contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, assignment, lease, conveyance or other disposition and the supplemental indenture in respect thereof comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

        SEC Reports.    The Company shall file with the Trustee and provide Holders of the Notes, within 15 days after it files with the Commission, copies of its annual report and the information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the Commission and provide the Trustee and Holders of the Notes with the annual reports and the information, documents and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a United States corporation subject to such sections at the times specified for filing of such information. The Company also shall comply with the other provisions of TIA Section 314(a).

        Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

        In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Conduct of Business.    The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

        Events of Default in respect of the Notes as set forth in the Indenture include: (i) failure to make any payment of any principal of any of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption, optional redemption, required purchase or otherwise; (ii) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (iii) failure to comply with any other covenant or agreement in the Notes or in the Indenture and such failure continues for 30 days after written notice from the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) a default under any Indebtedness for borrowed money by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness when due within any applicable grace period, in a total amount greater than $25 million (the "Cross Acceleration Provisions"); (v) any judgment or judgments for the payment of money in an uninsured aggregate amount in excess of $25 million shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "Judgment Default Provisions"); and (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) (the "Bankruptcy Provisions"). The Indenture provides that the Trustee may withhold from the holders of the Notes notice of any Default (other than payment Defaults) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

        The Indenture will provide that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

        The registered holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default, other than payment Defaults, with respect to the Notes or compliance with any provision of the Indenture and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

        No holder of the Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, (iii) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request, and (iv) the Trustee shall have failed to institute such proceeding within 60 days; provided, however, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

        The Indenture may be amended with the consent of the registered holders of a majority in principal amount of the Notes to be affected then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past Default, other than payment Defaults, or compliance with any provisions may also be waived with the consent of the registered holders of a majority in principal amount of the Notes to be affected then outstanding; provided, however, without the consent of each holder of an outstanding Note to be affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vi) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the holders of the Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (viii) reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed as described under "Optional Redemption," or (ix) after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto.

        Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, the Company is required to mail to registered holders of the Notes affected a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

        (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

        (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

        (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

        (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, reorganization and insolvency events relating to the Company) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

        (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

          (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

        (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (6)   the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

        (7)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

        (8)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that:

  assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

        (9)   certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

        (1)   either:

          (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b)   all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable within one year or (iii) have been called for redemption within one year pursuant to the provisions described under "—Optional Redemption," and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the scheduled maturity date or date of redemption, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

        (2)   the Company has paid all other sums payable under the Indenture by the Company; and

        (3)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used in this section of this Prospectus for which no definition is provided.

        "Additional Assets" means (i) any Property (other than cash, cash equivalents or securities) to be owned by the Company or a Restricted Subsidiary and used in a Related Business, (ii) the costs of improving or developing any Property owned by the Company or a Restricted Subsidiary which is used in a Related Business and (iii) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary.

        "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger or a Sale and Leaseback Transaction) by such Person or any of its Subsidiaries (or, in the case of the Company, its Restricted Subsidiaries) in any single transaction or series of transactions of (a) shares of Capital Stock or other ownership interests in another Person (including, with respect to the Company and its Restricted Subsidiaries, Capital Stock of Unrestricted Subsidiaries) or (b) any other Property of such Person or any of its Restricted Subsidiaries; provided, however, that the term "Asset Sale" shall not include: (i) the sale or transfer of Temporary Cash Investments, inventory, accounts receivable or other Property (including, without limitation, the sale or lease of excess satellite transponder capacity and the sale or lease of excess fiber capacity) in the ordinary course of business; (ii) the liquidation of Property received in settlement of debts owing to such Person or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person or any of its Restricted Subsidiaries in the ordinary course of business; (iii) when used with respect to the Company, any asset disposition permitted pursuant to "—Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Company's Property; (iv) the sale or transfer of any Property by such Person or any of its Restricted Subsidiaries to such Person or any of its Restricted Subsidiaries; (v) a disposition in the form of a Restricted Payment permitted to be made pursuant to—Certain Covenants—Limitation on Restricted Payments"; or (vi) a disposition (taken together with any other dispositions in a single transaction or series of related transactions) with a Fair Market Value and a sale price of less than $5 million.

        "Attributable Indebtedness" means Indebtedness deemed to be incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of the date of determination, with respect to any security, the quotient obtained by dividing (i) the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal or other redemption payment of such security multiplied by the amount of such payment by (ii) the sum of all such payments.

        "Board of Directors" of any Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company, to be in full force and effect on the date of such certification and delivered to the Trustee.

        "Capital Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

        "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company) by the Company of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date.

        "Change of Control" means the occurrence of one or more of the following events:

        (1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), but other than by way of merger or consolidation, of all or substantially all of the assets of the Company or Parent to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

        (2)   the approval by the holders of Capital Stock of the Company or Parent, as the case may be, of any plan or proposal for the liquidation or dissolution of the Company or Parent, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture);

        (3)   any Person or Group (other than the Permitted Holders, any entity formed for the purpose of owning Capital Stock of the Company or any direct or indirect wholly owned Subsidiary of Parent) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Voting Stock of the Company or Parent; or

        (4)   the replacement of a majority of the Board of Directors of the Company or Parent over a two-year period from the directors who constituted the Board of Directors of the Company or Parent, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company or Parent, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of dividends in respect of Disqualified Stock paid by such person, the amount of Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of such Person held other than by such Person or a Subsidiary (other than any Unrestricted Subsidiary) of such Person, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and the interest component of rentals in respect of any Capital Lease Obligation or Sale and Leaseback Transaction paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis for such Person and its Subsidiaries (or, in the case of the Company, its Restricted Subsidiaries) in accordance with GAAP consistently applied. For purposes of this definition, interest on a Capital Lease Obligation or a Sale and Leaseback Transaction shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation or Sale and Leaseback Transaction in accordance with GAAP consistently applied.

        "Consolidated Net Income" of a Person means for any period, the net income (loss) of such Person and its Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) with respect to the Company, any net income (loss) of any Person if such Person is not a

Restricted Subsidiary, except that (a) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) with respect to the Company, any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iii) any gains or losses realized upon the sale or other disposition of any Property of such Person or its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (iv) any extraordinary gain or loss and (v) the cumulative effect of a change in accounting principles.

        Notwithstanding the provisions of clause (ii) in the preceding paragraph, in the event that Consolidated Net Income is being calculated with respect to the Company or any Surviving Entity (a) for purposes of determining whether the Company or any Surviving Entity could incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of "—Certain Covenants—Limitation on Indebtedness" for purposes of (i) clause (b) of the first sentence under "—Certain Covenants—Limitation on Restricted Payments," (ii) clause (c) under "—Merger, Consolidation and Sale of Assets," (iii) the definition of "Unrestricted Subsidiary," or (iv) clause (d) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments," (b) for purposes of calculating Cumulative EBITDA for purposes of clause (c) of the first sentence of "—Certain Covenants—Limitation on Restricted Payments," (c) for purposes of calculating the Leverage Ratio for purposes of clause (f) of the second paragraph of "—Certain Covenants—Limitations on Restricted Payments," then such clause (ii) shall be disregarded.

        Notwithstanding the provisions of clause (ii) in the first paragraph of this definition, in the event that Consolidated Net Income is being calculated with respect to the Company for purposes of determining whether the Incurrence of Indebtedness proposed to be Incurred is permissible under clause (a) of the first paragraph of "—Certain Covenants—Limitation on Indebtedness," clause (i)(b) of the definition of Permitted Indebtedness and clause (f) of the second paragraph of "—Certain Covenants—Limitation on Restricted Payments," then restrictions on the payment of dividends or the making of distributions to the Company by GCI Holdings, Inc. referred to in clause (1) (iii) of the first sentence under "—Certain Covenants—Limitation on Restrictions on Distributions From Restricted Subsidiaries" shall be disregarded.

        "Credit Facility" means one or more agreements pursuant to which the Company or any of its Restricted Subsidiaries incurs Indebtedness for borrowed money (whether in the form of a credit agreement, debt securities or other agreement), as amended and supplemented from time to time.

        "Cumulative EBITDA" means at any date of determination the cumulative EBITDA of the Company from and after the last day of the fiscal quarter of the Company immediately preceding February 17, 2004 to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

        "Cumulative Interest Expense" means at any date of determination the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries from the last day of the fiscal quarter of the Company immediately preceding February 17, 2004 to the end of the fiscal quarter immediately preceding the date of determination.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness at the option of the holder thereof, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

        "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period, plus, to the extent deducted in arriving at Consolidated Net Income for such period, (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, (iii) Consolidated Interest Expense for such period, (iv) depreciation for such period on a consolidated basis, (v) amortization of intangibles for such period on a consolidated basis, and (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (B) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (i) if such property or asset has a Fair Market Value of less than or equal to $15 million, by any Officer of the Company or (ii) if such property or asset has a Fair Market Value in excess of $15 million, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

        "GAAP" means accounting principles generally accepted in the United States of America as in effect on the Issue Date, unless stated otherwise.

        "GCI" means General Communication, Inc., an Alaska corporation, and its successors.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, foreign exchange contract, currency swap agreement, currency option or any other similar agreement or arrangement.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capital Lease Obligations, (ii) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such first Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons, (iv) any Disqualified Stock, (v) any Attributable Indebtedness, (vi) all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions issued for the account of such Person, (vii) in the case of the Company, Preferred Stock of its Restricted Subsidiaries, and (viii) to the extent not otherwise included in clauses (i) through (vii) of this paragraph, any payment obligations of any such Person at the time of determination under any Hedging Obligation. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date. For purposes of this definition, the amount of the payment obligation with respect to any Hedging Obligation shall be an amount equal to (i) zero, if such obligation is an Interest Rate Agreement permitted pursuant to clause (v) of the second paragraph of "—Certain Covenants—Limitation on Indebtedness" or (ii) the notional amount of such Hedging Obligation, if such Hedging Obligation is not an Interest Rate Agreement so permitted.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be.

        "Issue Date" means the date on which the Notes are initially issued.

        "Leverage Ratio" means the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of the Company, the outstanding Indebtedness of the Company and its Restricted Subsidiaries) divided by (ii) the Trailing EBITDA of such Person (or in the case of the Company, the Trailing EBITDA of the Company and its Restricted Subsidiaries).

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Net Available Cash" from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such Properties or assets or received in any other noncash form) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, and in each case net of all payments made on any Indebtedness (a) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or (b) which must (1) by its terms, or in order to obtain a necessary consent to such Asset Sale (except, in the case of this clause (b), Indebtedness that is pari passu with or subordinated to the Notes), or (2) by applicable law be repaid out of the proceeds from such Asset Sale, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, any Vice President, the Treasurer and the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be counsel to Parent, the Company or the Trustee.

        "Parent" means GCI so long as it owns, and any other Person which acquires or owns, directly or indirectly, 80% or more of the Voting Stock of the Company.

        "Permitted Holders" means (i) Ronald Duncan and his estate, spouse, ancestors, lineal descendants and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries and (ii) the General Communication, Inc. Employee Stock Purchase Plan.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to (after which such other Person shall cease to exist or shall remain a "shell" corporation), the Company or a Restricted Subsidiary; (iii) Temporary Cash Investments; (iv) accounts receivable owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (vii) loans and advances to employees of Parent, the Company or a Restricted Subsidiary made in the ordinary course of business consistent with past practice of Parent, the Company or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed in the aggregate $6 million at any one time outstanding.

        "Permitted Liens" means (i) Liens on the Property of the Company or any Restricted Subsidiary existing on the Issue Date; (ii) Liens under the Credit Facility relating to Indebtedness incurred pursuant to clause (i) of the definition of Permitted Indebtedness; (iii) Liens on the Property of the Company or any Restricted Subsidiary to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clause (i), (ii), (vii), (x) or (xii); provided, however, that any such Lien will be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (i), (ii), (vii), (x) or (xii), as applicable, at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses incurred by the Company in connection with such extension, renewal, refinancing, replacement or refunding; (iv) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (v) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (vi) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice; (vii) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided such Lien shall not have been Incurred in anticipation of or in connection with such transaction or series of related transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary; (viii) other Liens on the Property of the Company or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in anticipation of or in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses; (ix) pledges or deposits by the Company or any Restricted Subsidiary under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (x) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided any such Lien does not extend to any other Property of the Company or any Restricted Subsidiary; and provided, further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary; (xi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; and (xii) Liens on Property securing Vendor Financing permitted to be Incurred under clause (a) of the first paragraph of Limitations on Indebtedness, provided, however, that any such Lien will be limited to all or any part of the same Property purchased or acquired directly with such Vendor Financing and provided further, however, that, after giving effect to the Incurrence of Indebtedness that is secured by such Lien, the sum of (A) the outstanding principal amount of Indebtedness under the Credit Facility at that time and (B) the aggregate outstanding amount of Indebtedness secured by Liens permitted under this clause (xii) at such time, will not be greater than the amount of Indebtedness that could be Incurred under the Credit Facility pursuant to clause (i)(b) of the definition of Permitted Indebtedness at such time.

        "Permitted Refinancing Indebtedness" means any extensions, renewals, refinancings, replacements or refundings of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings, replacements or refundings so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such extension, renewal, refinancing, replacement or refunding (other than to finance fees and expenses, including any premium and defeasance costs, incurred in connection therewith), (ii) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being extended, renewed, refinanced, replaced or refunded, (iii) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being extended, renewed, refinanced, replaced or refunded and (iv) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, refinanced, replaced or refunded; provided, that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that extends, renews, refinances, replaces or refunds, Indebtedness of the Company or (b) Indebtedness of the Company or a Restricted Subsidiary that extends, renews, refinances, replaces or refunds Indebtedness of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

        "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any disposition of any Person or business, Pro Forma EBITDA of such Person and its Subsidiaries shall be computed so as to give pro forma effect to such disposition and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; provided, however, that, with respect to the Company, all of the foregoing references to "Subsidiary or "Subsidiaries" shall be deemed to refer only to the "Restricted Subsidiaries" of the Company.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in, and other securities of, any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

        "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

        "Related Business" means the business of (i) transmitting, or providing services related to the transmission of voice, video or data through owned or leased wireline or wireless transmission facilities, (ii) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products or (iii) pursuing any other business that is related to those identified in the foregoing clause (i) or (ii).

        "Restricted Payment" means (i) any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any shares of Capital Stock of the Company or Capital Stock of any Restricted Subsidiary except for any dividend or distribution which is made solely by a Restricted Subsidiary to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or dividends or distributions payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company; (ii) a payment made by the Company or any Restricted Subsidiary to purchase, redeem, acquire or retire any Capital Stock of the Company or Capital Stock of any Affiliate of the Company (other than a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; (iii) a payment made by the Company or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes; or (iv) an Investment (other than Permitted Investments) in any Person.

        "Restricted Subsidiary" means (i) any Subsidiary of the Company on or after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the definition of "Unrestricted Subsidiary" and (ii) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the definition of "Unrestricted Subsidiary."

        "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person (or, in the case of the Company, its Restricted Subsidiaries) and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries (or, in the case of the Company, its Restricted Subsidiaries).

        "Significant Subsidiary" shall have the meaning set forth in Rule 1.02 (w) of Regulation S-X under the Securities Act as in effect on the Issue Date; provided, however, that for purposes of this definition only, (i) subclause (3) of such Rule 1.02(w) shall be disregarded and (ii)"Significant Subsidiary" shall include any Subsidiary (and its Subsidiaries) whose EBITDA comprises more than 10% of the EBITDA of the Company for the most recently completed fiscal year; and provided, further, that no Unrestricted Subsidiary shall be deemed a Significant Subsidiary.

        "Stated Maturity" means, with respect to any Indebtedness, the date specified in such Indebtedness as the final date on which the payment of principal of such Indebtedness is due and payable.

        "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which at least a majority of the total voting power of the Voting Stock is held by such first-named Person or any of its Subsidiaries and such first-named Person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or (ii) in the case of a partnership, joint venture, association, or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

        "Temporary Cash Investments" means any of the following: (i) Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and shall, in any event, include First National Bank of Alaska, (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than the Company or an Affiliate of the Company) organized and in existence under the laws of the United States of America or any state thereof or the District of Columbia with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)).

        "Trailing EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for the four most recent full fiscal quarters for which financial statements are available.

        "Unrestricted Subsidiary" means (i) United Utilities Inc. and Unicom, Inc., (ii) Subsidiaries of the Company designated as Unrestricted Subsidiaries pursuant to the procedures below and (iii) any Subsidiary of any Subsidiary described in the foregoing clauses (i) and (ii), in each case, until any such Subsidiary is redesignated as a Restricted Subsidiary in accordance with this definition. The Company's Board of Directors may designate any Person that becomes a Subsidiary of the Company or any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (ii) the Subsidiary to be so designated is not obligated under any Indebtedness or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary and (iii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such entity becoming a Subsidiary of the Company or any Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or of any Restricted Subsidiary will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the Company would be unable to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of "—Certain Covenants—Limitation on Indebtedness." Except as provided in the second sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional indebtedness pursuant to clause (a) of the first paragraph of "—Certain Covenants—Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom. Any such designation by the Company's Board of Directors will be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying (i) that such designation complies with the foregoing provisions and (ii) giving the effective date of such designation, such filing with the Trustee to occur within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year).

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Vendor Financing" means the financing entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) or maintenance of personal property (tangible or intangible) used, or to be used, in a Related Business.

        "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

Notices

        Notices to holders of Notes will be sent by mail to the addresses of such holders as they may appear in the security register.

Governing Law

        The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE HOLDERS ARE HEREBY NOTIFIED THAT (A) THE DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (B) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE NEW NOTES; AND (C) PROSPECTIVE HOLDERS OF NEW NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following is a general discussion of certain U.S. federal income tax considerations relevant to the exchange of the Old Notes for the New Notes. The discussion is based upon the Code, U.S.

Treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons who will hold the New Notes as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not address all of the tax consequences that may be relevant to a particular holder or to holders that may be subject to special treatment under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations, real estate investment companies, regulated investment companies, insurance companies, and broker-dealers), to holders subject to the alternative minimum tax, to U.S. expatriates, to partnerships or other pass-through entities (or investors in such entities), to persons that will hold the New Notes as part of a straddle, hedge or synthetic security transaction for U.S. federal income tax purposes or to holders that have a functional currency other than the U.S. dollar. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Prospective investors are urged to consult their own tax advisors as to the U.S. federal income, estate and gift tax consequences of acquiring, owning and disposing of the New Notes, as well as the effects of any state, local and non-U.S. tax laws.

Exchange of Old Notes for New Notes

        The exchange of the Old Notes for the New Notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the Old Notes will not be considered to differ materially in kind or extent from the New Notes. The holder will have a basis for the New Notes equal to the basis of the Old Notes and the holder's holding period for the New Notes will include the period during which the Old Notes were held. Accordingly, no material federal income tax consequences will result to holders on account of an exchange of Old Notes for New Notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

        The exchange offer is not being made to, nor will we accept surrenders of Old Notes for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        The distribution of this Prospectus and the offer and sale of the New Notes may be restricted by law in certain jurisdictions. Persons who come into possession of this Prospectus or any of the New Notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the New Notes or possess or distribute this Prospectus and, in connection with any purchase, offer or sale by you of the New Notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

        In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the New Notes issued in the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of such holders' business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a "distribution" (within the meaning of the Securities Act) of New Notes. This position does not apply to any holder that is

  •
  an "affiliate" of GCI (as defined under the Securities Act); or

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  a broker-dealer.

        All broker-dealers receiving New Notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the New Notes. Each broker-dealer receiving New Notes for its own account in the exchange offer must represent that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the New Notes. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" (as defined under the Securities Act). If a broker-dealer acquired Old Notes as a result of market-making or other trading activities, it may use this Prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of New Notes received in exchange for the Old Notes pursuant to the exchange offer. We have agreed that, for a period of 90 days after the consummation of the exchange offer, subject to extension under limited circumstances, we will use commercially reasonable efforts to keep the exchange offer registration statement effective and make this Prospectus available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of New Notes received in an exchange such as the exchange pursuant to the exchange offer, if the Old Notes for which the New Notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

        A broker-dealer intending to use this Prospectus in the resale of New Notes must so notify us on or prior to the expiration date. This notice may be given in the space provided in the letter of transmittal or may be delivered to the exchange agent.

        We may, in certain cases, issue a notice suspending use of the registration statement of which this Prospectus forms a part. If we do so, the period during which the registration statement must remain effective will be extended for a number of days equal to the number of days the registration statement was in suspense.

        We will not receive any proceeds from any sale of the New Notes by broker-dealers. Broker-dealers acquiring New Notes for their own accounts may sell the New Notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such New Notes.

        Any broker-dealer that held Old Notes acquired for its own account as a result of market-making activities or other trading activities, that received New Notes in the exchange offer, and that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. Any profit on these resales of New Notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our participation in the exchange offer, other than underwriting discounts and commissions and transfer taxes if any, of holders and will indemnify holders of the Old Notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters in connection with the New Notes offered hereby will be passed upon for us by Bonnie J. Paskvan, Corporate Counsel of General Communication, Inc., and Sherman & Howard L.L.C., Denver, Colorado. Stephen M. Brett, who is a member of the Board of Directors of General Communication, Inc., is of counsel to Sherman & Howard L.L.C. As of December 31, 2009, Mr. Brett had 46,650 shares of class A common stock of General Communication, Inc. Sherman & Howard L.L.C. will receive fees at its standard rates for legal services rendered to GCI, Inc. in connection with this offering.

EXPERTS

        The consolidated financial statements of GCI, Inc. and subsidiaries as of December 31, 2009, and for the year ended December 31, 2009, included in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

        The consolidated financial statements of GCI, Inc. and subsidiaries as of December 31, 2008, and for each of the years in the two-year period ended December 31, 2008, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2008 consolidated financial statements refers to a change in method of accounting for recording depreciation on property and equipment placed in service commencing in 2008.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC (File No. 000-05890). You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. We make available on the http://www.gci.com/ web site, free of charge, access to our annual report, quarterly reports, current reports, proxy statement and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically submit such material to the SEC. Information contained on any web site referenced in this Prospectus is not incorporated by reference herein. Our SEC filings are also available to the public from commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS

HISTORICAL FINANCIAL INFORMATION
GCI, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, YEARS ENDED
DECEMBER 31, 2009, 2008 AND 2007

        In the following discussion, GCI, Inc. and its direct and indirect subsidiaries are referred to as "we," "us" and "our."

        Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to the allowance for doubtful receivables, unbilled revenues, accrual of the USF high-cost area program subsidy, share-based compensation, reserve for future customer credits, valuation allowances for deferred income tax assets, depreciable and amortizable lives of assets, the carrying value of long-lived assets including goodwill, cable certificates and wireless licenses, our effective tax rate, purchase price allocations, the accrual of cost of goods sold (exclusive of depreciation and amortization expense ("Cost of Goods Sold")), depreciation, and contingencies and litigation. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. See also our "Cautionary Statement Regarding Forward-Looking Statements."

        GCI, Inc. was incorporated under the laws of the State of Alaska in 1997 to affect the issuance of senior notes. GCI, Inc., a wholly-owned subsidiary of GCI, received through its initial capitalization all ownership interests in subsidiaries previously held by GCI. Shares of GCI's Class A common stock are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol of GNCMA. Shares of GCI's Class B common stock are traded on the Over-the-Counter market. Shares of GCI, Inc.'s common stock are wholly owned by GCI and are not publicly traded. The GCI and GCI, Inc. consolidated financial statements include substantially the same account activity.

        The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and supplementary data as presented elsewhere in this Prospectus.

General Overview

        Through our focus on long-term results, acquisitions, and strategic capital investments, we strive to consistently grow our revenues and expand our margins. We have historically met our cash needs for operations, regular capital expenditures and maintenance capital expenditures through our cash flows from operating activities. Historically, cash requirements for significant acquisitions and major capital expenditures have been provided largely through our financing activities. The ongoing weakness in the national economy continues to negatively impact consumer confidence and spending. There are some indicators that consumer confidence might be improving; however, there is no clear indication that the economy is in a recovery. Continued stress in the economy could lead to reductions in consumer spending which could impact our revenue growth. We believe the Alaska economy continues to perform well compared to most other states at the current time. Mortgage foreclosure rates in Alaska are the lowest in the nation and the commercial real estate market is steady. Alaska appears to be relatively well positioned to weather recessionary pressures. The State of Alaska has large cash reserves that should enable it to maintain its budget for at least the next two fiscal years. This is important for Alaska's economy as the State is the largest employer and second largest source of gross state product.

The majority of our revenue is driven by the strength of the Alaska economy which appears relatively well positioned to weather the recessionary pressures, nonetheless we cannot predict the impact the economic crisis may have on us.

        Effective June 1, 2008, we purchased 100% of the outstanding stock of UUI and Unicom. The financial results of the long-distance, local access and Internet services sold to consumer and commercial customers of certain of these acquired companies are reported in the Regulated Operations segment. The financial results of the long-distance services sold to other common carrier customers and the managed broadband services components of certain of these acquired companies are included in the Network Access and Managed Broadband Services segments, respectively. Effective July 1, 2008, we closed on our purchase of 100% of the ownership interests of Alaska Wireless Communications, LLC ("Alaska Wireless") whose results are included in the Consumer segment.

Results of Operations

        The following table sets forth selected Statements of Operations data as a percentage of total revenues for the periods indicated (underlying data rounded to the nearest thousands):

				Percentage Change(1) 2009 vs. 2008	Percentage Change(1) 2008 vs. 2007
	Year Ended December 31,
(Unaudited)	2009	2008	2007
Statements of Operations Data:
Revenues:
Consumer segment	49%	45%	43%	15%	14%
Network Access segment	21%	27%	31%	(20)%	(6)%
Commercial segment	18%	20%	20%	(4)%	10%
Managed Broadband segment	8%	6%	6%	21%	29%
Regulated Operations segment	4%	2%	0%	68%	NM

Total revenues	100%	100%	100%	4%	11%
Selling, general and administrative expenses	36%	37%	34%	1%	20%
Depreciation and amortization expense	21%	20%	17%	8%	31%
Operating income	11%	8%	12%	39%	(22)%
Other expense, net	10%	9%	7%	17%	42%
Income (loss) before income taxes	1%	0%	5%	425%	(109)%
Net income (loss)	1%	(1)%	3%	204%	(125)%
Net loss attributable to the non-controlling interest	0%	0%	0%	100%	4,075%
Net income (loss) attributable to GCI, Inc.	1%	0%	3%	288%	(114)%

(1)
Percentage change in underlying data.
NM—Not meaningful.

YEAR ENDED DECEMBER 31, 2009 ("2009") COMPARED TO YEAR ENDED DECEMBER 31, 2008 ("2008")

Overview of Revenues and Cost of Goods Sold

        Total revenues increased 4% from $575.4 million in 2008 to $595.8 million in 2009. Revenue increases in our Consumer, Managed Broadband and Regulated Operations segments were partially off-set by decreases in our Network Access and Commercial segments. See the discussion below for more information by segment.

        Total Cost of Goods Sold decreased 5% from $203.1 million in 2008 to $193.7 million in 2009. Cost of Goods Sold increases in our Consumer, Managed Broadband and Regulated Operations segments were partially off-set by decreases in our Network Access and Commercial segments. See the discussion below for more information by segment.

Consumer Segment Overview

        Consumer segment revenue represented 49% of 2009 consolidated revenues. The components of Consumer segment revenue are as follow (amounts in thousands):

	2009	2008	Percentage Change
Voice	$52,654	47,042	12%
Video	110,986	105,238	5%
Data	50,327	42,692	18%
Wireless	80,958	60,660	33%

Total Consumer segment revenue	$294,925	255,632	15%

        Consumer segment Cost of Goods Sold represented 50% of 2009 consolidated Cost of Goods Sold. The components of Consumer segment Cost of Goods Sold are as follows (amounts in thousands):

	2009	2008	Percentage Change
Voice	$14,952	18,121	(17)%
Video	45,350	40,279	13%
Data	4,367	6,554	(33)%
Wireless	32,225	24,899	29%

Total Consumer segment Cost of Goods Sold	$96,894	89,853	8%

        Consumer segment earnings before depreciation and amortization expense, income tax expense, share-based compensation expense and non-cash contribution adjustment ("adjusted EBITDA"), representing 45% of 2009 consolidated adjusted EBITDA, is as follows (amounts in thousands):

	2009	2008	Percentage Change
Consumer segment adjusted EBITDA	$86,587	58,949	47%

        Selected key performance indicators for our Consumer segment follow:

	December 31,
			Percentage Change
	2009	2008
Voice:
Long-distance subscribers(1)	90,500	88,600	2%
Long-distance minutes carried (in millions)	114.7	128.6	(11)%
Total local access lines in service(2)	84,200	80,700	4%
Local access lines in service on GCI facilities(2)	75,200	68,700	9%
Video:
Basic subscribers(3)	130,500	132,500	(2)%
Digital programming tier subscribers(4)	79,600	71,900	11%
HD/DVR converter boxes(5)	81,500	67,800	20%
Homes passed	232,400	229,300	1%
Average monthly gross revenue per subscriber(6)	$70.36	$67.40	4%
Data:
Cable modem subscribers(7)	100,200	94,400	6%
Wireless:
Wireless lines in service(8)	115,100	88,700	30%
Average monthly gross revenue per subscriber(9)	$58.23	$55.23	5%

(1)
A long-distance customer is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.

(2)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

(3)
A basic cable subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased. On January 1, 2009, our Consumer segment transferred 2,900 basic cable subscribers to our Commercial segment.

(4)
A digital programming tier subscriber is defined as one digital programming tier of service delivered to an address or separate subunits thereof regardless of the number of outlets or digital programming tiers purchased. Digital programming tier subscribers are a subset of basic subscribers.

(5)
A HD/DVR converter box is defined as one box rented by a digital programming or basic tier subscriber. A digital programming or basic tier subscriber is not required to rent an HD/DVR converter box to receive service.

(6)
Year-to-date average monthly consumer video revenues divided by the average of consumer video basic subscribers at the beginning and ending of the period.

(7)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Cable modem subscribers may also be video basic subscribers though basic cable service is not required to receive cable modem service.

(8)
A wireless line in service is defined as a revenue generating wireless device.

(9)
Year-to-date average monthly consumer wireless revenues divided by the average of consumer wireless subscribers at the beginning and ending of the period.

  Consumer Segment Revenues

        The increase in voice revenue is primarily due to a $3.7 million or 82% increase in recognized support from the Universal Service Administrative Company ("USAC") and an increase in monthly recurring local service fee revenue. The increase in USAC support is primarily due to an FCC order issued in March 2009, the result of which provided uncapped support for all lines served by competitive ETCs for tribal lands or Alaska Native regions retroactive to August 2008. The issuance of this order allowed us to recognize in 2009 $674,000 in additional USAC support for services provided from August 2008 to December 2008 that is included in the revenue increase discussed above, and the removal of the cap allowed us to increase the USAC support revenue that we recognized in 2009.

        The increase in monthly recurring local service fee revenue is due to increased subscribers. The increase in voice revenue was partially offset by decreased long-distance billable minutes carried.

        The increase in video revenue is primarily due to the following:

  •
  A 4% increase in programming services revenue to $88.1 million in 2009 primarily resulting from an increase in digital programming tier subscribers in 2009 and a rate increase on certain cable service offerings beginning in August 2009, and

  •
  A 12% increase in equipment rental revenue to $21.6 million in 2009 primarily resulting from our customers' increased use of our HD/DVR converter boxes.

        The increase in data revenue is primarily due to a 19% increase in cable modem revenue to $43.4 million due to increased subscribers and their selection of more value-added features.

        The increase in wireless revenue is primarily due to the following:

  •
  An $11.9 million or 162% increase in recognized support from the USAC primarily due to the following:

  •
  Increased wireless subscribers in areas that receive USAC support,

  •
  Recognition of $3.1 million to be received from the USAC for interstate common line support for a new local access area for which we received ETC status in May 2009 of which $1.7 million was related to services provided during 2008. Collectability was not reasonably assured until we were awarded ETC status, therefore, we deferred revenue recognition until such status was confirmed,

  •
  Recognition of $1.1 million upon a change in our estimate of support to be received from the USAC for interstate common line support of which $77,000 was related to 2008. We accrue estimated program revenue quarterly and adjust our revenue as we obtain new information that changes the variables used to calculate our estimate, and

  •
  The FCC order issued in March 2009, the result of which provides uncapped support for all lines served by competitive ETCs for tribal lands or Alaska Native regions retroactive to August 2008. The issuance of this order allowed us to recognize $810,000 in additional USAC support from August 2008 to December 2008 in 2009 that is included in the revenue increase discussed above.

  •
  An increase in the number of wireless subscribers.

        The increase in wireless revenue was partially off-set by receipt of $2.8 million in July 2008 from the USAC for retroactive interstate common line support at Alaska DigiTel for which revenue was recognized in 2008.

  Consumer Segment Cost of Goods Sold

        The decrease in voice Cost of Goods Sold is primarily due to cost savings resulting from the increased deployment of local access services DLPS lines on our own facilities during 2009 and decreased voice minutes carried.

        The video Cost of Goods Sold increase is primarily due to increased channels offered to our subscribers, increased rates paid to programmers, increased costs associated with delivery of digital services offered over our HD/DVR converter boxes due to the increased number of boxes in service, an increase in digital programming tier subscribers, and the recognition of a $594,000 liability in 2009 to settle a billing issue with a cable programmer.

        The decrease in data Cost of Goods Sold is primarily due to the transition of traffic to our own facilities from leased facilities and the addition of more peering partners for Internet traffic, which was partially offset by an increase in costs due to an increased number of cable modem subscribers.

        The increase in wireless Cost of Goods Sold is primarily due to increased costs for wireless handset equipment sales associated with the increased number of wireless subscribers and the inclusion of premium wireless handsets which have higher costs in certain promotions offered in 2009. The increase was partially offset by decreased costs due to the June 4, 2008 implementation of the new distribution agreement with AT&T Mobility.

        AT&T Mobility acquired Dobson Communications Corporation ("Dobson"), including its Alaska properties, on November 15, 2007. In December 2007 we signed an agreement with AT&T Mobility that provided for an orderly transition of our wireless customers from the Dobson/AT&T network in Alaska to our wireless facilities that we began building in 2008 and are expected to be substantially completed in 2010 or 2011. The agreement required our customers to be on our wireless network by June 30, 2009, but allowed our customers to use the AT&T Mobility network for roaming during the transition period. We started transitioning our customers to our wireless facilities in November 2008. We successfully migrated all but 200 customers from the AT&T Mobility network to our network by the required transition date of June 30, 2009. The four-year transition period, which expires June 30, 2012, provides us adequate time to replace the Dobson/AT&T network in Alaska with our own wireless facilities. Under the agreement, AT&T Mobility's obligation to purchase network services from us terminated as of July 1, 2008. AT&T Mobility provided us with a large block of wireless network usage at no charge to facilitate the transition of our customers to our facilities. We will pay for usage in excess of that base transitional amount. Under the previous agreement with Dobson, our margin was fixed. Under the new agreement with AT&T Mobility, we will pay for usage in excess of the block of no charge minutes on a per minute basis. The block of wireless network usage at no charge has substantially reduced our wireless product Cost of Goods Sold beginning June 4, 2008 through December 31, 2009. We expect such reductions to continue through June 30, 2012.

  Consumer Segment Adjusted EBITDA

        The increase in adjusted EBITDA is primarily due to increased revenue as described above in "Consumer Segment Revenues," which was partially offset by increased Cost of Goods Sold as described above in "Consumer Segment Cost of Goods Sold" and an increase in the selling, general and administrative expense that was allocated to our Consumer segment primarily due to an increase in the 2008 segment margin upon which the allocation is based.

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Network Access Segment Overview

        Network access segment revenue represented 21% of 2009 consolidated revenues. The components of Network Access segment revenue are as follows (amounts in thousands):

	2009	2008	Percentage Change
Voice	$49,837	79,744	(38)%
Data	63,862	71,414	(11)%
Wireless	8,373	2,663	214%

Total Network Access segment revenue	$122,072	153,821	(21)%

        Network Access segment Cost of Goods Sold represented 14% of 2009 consolidated Cost of Goods Sold. The components of Network Access segment Cost of Goods Sold are as follows (amounts in thousands):

	2009	2008	Percentage Change
Voice	$16,522	27,149	(39)%
Data	9,444	11,539	(18)%
Wireless	1,287	1,638	(21)%

Total Network Access segment Cost of Goods Sold	$27,253	40,326	(32)%

        Network Access segment adjusted EBITDA, representing 30% of 2009 consolidated adjusted EBITDA, is as follows (amounts in thousands):

	2009	2008	Percentage Change
Network Access segment adjusted EBITDA	$57,563	73,647	(22)%

        Selected key performance indicators for our Network Access segment follow:

	December 31,
			Percentage Change
	2009	2008
Voice:
Long-distance minutes carried (in millions)	840	1,094	(23)%
Data:
Total Internet service provider access lines in service(1)	1,700	1,800	(6)%

(1)
An Internet service provider access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

  Network Access Segment Revenues

        The decrease in voice revenue is due in part to the June 4, 2008 implementation of the new distribution agreement with AT&T Mobility as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Consumer Segment Cost of Goods Sold." The voice revenue decrease also resulted from a decrease in our average rate per minute on billable minutes carried for our common carrier customers and the transition of voice traffic to dedicated networks. The average rate per minute decrease is primarily due to a change in the composition of traffic and a 3.0% interstate rate decrease mandated by federal law. Voice revenue continues to decline as expected due to increased competition in the Network Access business. The increased competition will continue to compress the rates we may charge our customers and, therefore, we expect a continued decline in Network Access segment voice revenue.

        The decrease in data revenue is primarily due to a change in the composition of traffic resulting in IRU operating leases and service agreements replacing data network service agreements.

        The increase in wireless revenue is primarily due to increased roaming revenue in 2009 primarily due to the construction of our state-wide GSM network starting in 2008 and the 2008 expansion of our CDMA network.

  Network Access Segment Cost of Goods Sold

        The decrease in voice Cost of Goods Sold is primarily due to decreased long-distance minutes carried and the movement of more traffic onto our network in lieu of carrying traffic on third party networks.

        The decrease in data Cost of Goods Sold is primarily due to a change in the composition of traffic resulting in IRU operating leases and service agreements replacing data network service agreements and a $585,000 favorable adjustment resulting from a refund of fiber repair costs. The fiber repair costs were originally recognized in the first quarter of 2008. Due to the uncertainty surrounding the recovery of the fiber repair costs, we deferred recognition until collection of the refund was reasonably assured.

  Network Access Segment Adjusted EBITDA

        The adjusted EBITDA decrease is primarily due to decreased revenue as described above in "Network Access Segment Revenues," which is partially off-set by decreased Cost of Goods Sold as described above in "Network Access Segment Cost of Goods Sold" and a decrease in the selling, general and administrative expense that was allocated to our Network Access segment primarily due to a decrease in the 2008 segment margin upon which the allocation is based.

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Commercial Segment Overview

        Commercial segment revenue represented 18% of 2009 consolidated revenues. The components of Commercial segment revenue are as follows (amounts in thousands):

	2009	2008	Percentage Change
Voice	$30,830	29,398	5%
Video	9,175	9,604	(4)%
Data	63,383	70,068	(10)%
Wireless	6,747	5,590	21%

Total Commercial segment revenue	$110,135	114,660	(4)%

        Commercial segment Cost of Goods Sold represented 27% of 2009 consolidated Cost of Goods Sold. The components of Commercial segment Cost of Goods Sold are as follows (amounts in thousands):

	2009	2008	Percentage Change
Voice	$18,563	19,581	(5)%
Video	1,956	1,551	26%
Data	28,661	34,391	(17)%
Wireless	3,065	3,957	(23)%

Total Commercial segment Cost of Goods Sold	$52,245	59,480	(12)%

        Commercial segment adjusted EBITDA, representing 12% of 2009 consolidated adjusted EBITDA, is as follows (amounts in thousands):

	2009	2008	Percentage Change
Commercial segment adjusted EBITDA	$23,174	20,710	12%

        Selected key performance indicators for our Commercial segment follow:

	December 31,
			Percentage Change
	2009	2008
Voice:
Long-distance subscribers(1)	9,500	9,700	(2)%
Total local access lines in service(2)	47,700	46,200	3%
Local access lines in service on GCI facilities(2)	19,600	18,700	5%
Long-distance minutes carried (in millions)	123.2	129.5	(5)%
Data:
Cable modem subscribers(3)	10,500	8,900	18%
Wireless:
Wireless lines in service(4)	10,300	7,600	36%

(1)
A long-distance customer is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.

(2)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

(3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

(4)
A wireless line in service is defined as a revenue generating wireless device.

  Commercial Segment Revenues

        The increase in voice revenue is primarily due to increased local access lines in service and a $1.3 million or 109% increase in recognized support from the USAC primarily due to increased local subscribers and the FCC order issued in March 2009, the result of which provides uncapped support for all lines served by competitive ETCs for tribal lands or Alaska Native regions retroactive to August 2008. The issuance of this order allowed us to recognize $386,000 in additional USAC support from

August 2008 to December 2008 in 2009 that is included in the revenue increase discussed above. The increase in voice revenue was partially off-set by decreased long-distance subscribers and decreased voice minutes carried.

        Commercial segment data revenue is comprised of monthly recurring charges for data services and charges billed on a time and materials basis largely for personnel providing on-site customer support. This latter category can vary significantly based on project activity. The decrease in data revenue is primarily due to a $7.2 million or 19% decrease in managed services project revenue partially off-set by a $1.0 million or 6% increase in Internet revenue primarily due to an increase in cable modem subscribers.

        The increase in wireless revenue is primarily due to an increase in the number of wireless subscribers.

  Commercial Segment Cost of Goods Sold

        The decrease in voice Cost of Goods Sold is primarily due to cost savings resulting from an increase in local access lines in service on our own facilities during 2009 and decreased long-distance billable minutes carried.

        The decrease in data Cost of Goods Sold is primarily due to a $5.7 million or 22% decrease in managed services project Cost of Goods Sold.

  Commercial Segment Adjusted EBITDA

        The adjusted EBITDA increase was primarily due to decreased Cost of Goods Sold as described above in "Commercial Segment Cost of Goods Sold" that was partially offset by a decrease in revenue as described above in "Commercial Segment Revenues."

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Managed Broadband Segment Overview

        Managed Broadband segment revenue, Cost of Goods Sold and adjusted EBITDA represented 8%, 6% and 10% of 2009 consolidated revenues, Cost of Goods Sold and adjusted EBITDA, respectively.

  Managed Broadband Segment Revenues

        Managed Broadband segment revenue, which includes data products only, increased 21% to $44.9 million in 2009 as compared to 2008. The increase is primarily due to increased circuits purchased by our Rural Health customers and a $5.3 million increase from our acquisition of Unicom effective June 1, 2008. The increase is partially off-set by a decrease in revenue associated with product sales.

  Managed Broadband Segment Cost of Goods Sold

        Managed Broadband segment Cost of Goods Sold increased from $10.3 million in 2008 to $11.1 million in 2009 primarily due to an increase in costs associated with the increased revenue partially off-set by a decrease in costs associated with product sales.

  Managed Broadband Segment Adjusted EBITDA

        Managed Broadband segment adjusted EBITDA increased 37% to $19.6 million in 2009 primarily due to an increase in revenue as described above in "Managed Broadband Segment Revenues."

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Regulated Operations Segment Overview

        Regulated Operations segment revenue, Cost of Goods Sold and adjusted EBITDA represented 4%, 3% and 3% of 2009 consolidated revenues, Cost of Goods Sold and adjusted EBITDA, respectively.

        Selected key performance indicators for our Regulated Operations segment follow:

	December 31,
			Percentage Change
	2009	2008
Voice:
Long-distance subscribers(1)	600	900	(33)%
Long-distance minutes carried (in thousands)	1,107	844	31%
Total local access lines in service(2)	11,100	12,100	(8)%

(1)
A long-distance subscriber is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.

(2)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

  Regulated Operations Segment Revenues

        Regulated Operations segment revenues increased from $14.3 million in 2008 to $23.8 million in 2009 primarily due to our acquisition of UUI effective June 1, 2008.

  Regulated Operations Segment Cost of Goods Sold

        Regulated Operations segment Cost of Goods Sold increased from $3.1 million in 2008 to $6.1 million in 2009 primarily due to our acquisition of UUI effective June 1, 2008.

  Regulated Operations Segment Adjusted EBITDA

        Regulated Operations segment adjusted EBITDA was $6.0 million in 2009 and $3.6 million in 2008 primarily due to our acquisition of UUI effective June 1, 2008.

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased from $210.3 million in 2008 to $212.7 million in 2009 primarily due to the following:

  •
  A $4.5 million increase in labor costs,

  •
  $4.1 million in additional expense resulting from our June 1, 2008, acquisition of UUI and Unicom,

  •
  A $1.4 million increase in our company-wide success sharing bonus accrual in 2009,

  •
  $1.1 million in additional expense incurred in 2009 for the conversion of our customers' wireless phones to our facilities, and

  •
  A $1.1 million increase in lease related expense.

        The increases were partially off-set by the following:

  •
  A $4.9 million decrease in contract labor costs,

  •
  A $4.5 million decrease in share-based compensation expense primarily due to the reversal of expense properly recognized in previous periods for certain performance-based stock options and restricted stock awards that are not expected to vest, and

  •
  The absence of $1.8 million to terminate a management agreement that was paid in 2008 upon the acquisition of our non-controlling interest in Alaska DigiTel.

        As a percentage of total revenues, selling, general and administrative expenses decreased to 36% in 2009 from 37% in 2008, primarily due to increases in revenue without a proportional increase in selling, general and administrative expenses.

Depreciation and Amortization Expense

        Depreciation and amortization expense increased 8% to $123.4 million in 2009. The increase is primarily due to our $322.3 million investment in equipment and facilities placed into service during 2008 for which a full year of depreciation was recorded in 2009, and the $182.4 million investment in equipment and facilities placed into service during the year ended December 31, 2009 for which a partial year of depreciation was recorded in 2009. The increase is partially off-set by a $12.0 million depreciation charge in 2008 to change the estimated useful life of certain assets that were decommissioned at the end of 2008.

Other Expense, Net

        Other expense, net of other income, increased 17% to $58.7 million in 2009 primarily due to the following:

  •
  A $3.7 million decrease in capitalized interest in 2009 compared to 2008,

  •
  $2.7 million in additional interest expense resulting from the Galaxy 18 capital lease commencing in May 2008, and

  •
  A $1.9 million increase in interest expense resulting from the write-off of the original issue discount on our Old Senior Credit Facility.

        The interest expense increase is partially off-set by the absence of a $921,000 loss that was recorded in 2008 relating to the fair value change on a derivative instrument.

Income Tax Expense

        GCI, Inc., as a wholly-owned subsidiary and member of the GCI controlled group of corporations, files its income tax returns as part of the consolidated group of corporations under Parent. Accordingly, all discussions regarding income taxes reflect the consolidated group's activity. Our income tax expense and deferred income tax assets are presented herein using the separate-entity method.

        Income tax expense totaled $3.9 million and $1.1 million in 2009 and 2008, respectively. Our effective income tax rate increased from 47% in 2008 to 53% in 2009 primarily due to the increase in the amount of permanent differences in 2009 as compared to our pretax net income before income tax expense.

        At December 31, 2009, we have tax net operating loss carryforwards of $211.3 million that will begin expiring in 2011 if not utilized, and alternative minimum tax credit carryforwards of $1.9 million available to offset regular income taxes payable in future years.

        We have recorded deferred tax assets of $82.7 million associated with income tax net operating losses that were generated from 1996 to 2009 and that expire from 2011 to 2029, and with charitable contributions that were converted to net operating losses in 2004 through 2009, and that expire in 2024 through 2029, respectively.

        Tax benefits associated with recorded deferred tax assets are considered to be more likely than not realizable through future reversals of existing taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards. The amount of deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced which would result in additional income tax expense. We estimate that our effective annual income tax rate for financial statement purposes will be 69% to 72% in the year ended December 31, 2010, primarily due to the large amount of permanent differences in 2010 as compared to our net income before income tax expense.

Year Ended December 31, 2008 ("2008") Compared to Year Ended December 31, 2007 ("2007")

Overview of Revenues and Cost of Goods Sold

        Total revenues increased 11% from $520.3 million in 2007 to $575.4 million in 2008. Revenue increases in our Consumer, Commercial, Managed Broadband and Regulated Operations segments were partially off-set by decreases in our Network Access segment. See the discussion below for more information by segment.

        Total Cost of Goods Sold increased 4% from $195.8 million in 2007 to $203.1 million in 2008. Cost of Goods Sold increases in our Consumer, Commercial, Managed Broadband and Regulated Operations segments were partially off-set by decreases in our Network Access segment. See the discussion below for more information by segment.

Consumer Segment Overview

        Consumer segment revenue represented 45% of 2008 consolidated revenues. The components of Consumer segment revenue are as follow (amounts in thousands):

	2008	2007	Percentage Change
Voice	$47,042	46,212	2%
Video	105,238	96,327	9%
Data	42,692	34,230	25%
Wireless	60,660	46,733	30%

Total Consumer segment revenue	$255,632	223,502	14%

        Consumer segment Cost of Goods Sold represented 44% of 2008 consolidated Cost of Goods Sold. The components of Consumer segment Cost of Goods Sold are as follows (amounts in thousands):

	2008	2007	Percentage Change
Voice	$18,121	20,364	(11)%
Video	40,279	34,301	17%
Data	6,554	5,313	23%
Wireless	24,899	28,721	(13)%

Total Consumer segment Cost of Goods Sold	$89,853	88,699	1%

        Consumer segment adjusted EBITDA, which represented 35% of 2008 consolidated adjusted EBITDA, is as follows (amounts in thousands):

	2008	2007	Percentage Change
Consumer segment adjusted EBITDA	$58,949	46,808	26%

        Selected key performance indicators for our Consumer segment follow:

	December 31,
			Percentage Change
	2008	2007
Voice:
Long-distance subscribers(1)	88,600	89,900	(2)%
Long-distance minutes carried (in millions)	128.6	135.8	(5)%
Total local access lines in service(2)	80,700	74,400	9%
Local access lines in service on GCI facilities(2)	68,700	50,700	36%
Video:
Basic subscribers(3)	132,500	128,000	4%
Digital programming tier subscribers(4)	71,900	65,800	9%
HD/DVR converter boxes(5)	67,800	50,200	35%
Homes passed	229,300	224,700	2%
Average monthly gross revenue per subscriber(6)	$67.40	$64.01	5%
Data:
Cable modem subscribers(7)	94,400	88,000	7%
Wireless:
Wireless lines in service(8)	88,700	70,000	27%
Average monthly gross revenue per subscriber(9)	$55.23	$58.29	(5)%

(1)
A long-distance customer is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.

(2)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

(3)
A basic cable subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased.

(4)
A digital programming tier subscriber is defined as one digital programming tier of service delivered to an address or separate subunits thereof regardless of the number of outlets or digital programming tiers purchased. Digital programming tier subscribers are a subset of basic subscribers.

(5)
An HD/DVR converter box is defined as one box rented by a digital programming or basic tier subscriber. A digital programming or basic tier subscriber is not required to rent an HD/DVR converter box to receive service.

(6)
Year-to-date average monthly consumer video revenues divided by the average of consumer video basic subscribers at the beginning and ending of the period.

(7)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Cable modem subscribers may also be video basic subscribers though basic cable service is not required to receive cable modem service.

(8)
A wireless line in service is defined as a revenue generating wireless device.

(9)
Year-to-date average monthly consumer wireless revenues divided by the average of consumer wireless subscribers at the beginning and ending of the period.

  Consumer Segment Revenues

        The increase in voice revenue is primarily due to a $2.8 million or 15% increase in the monthly local service network access fee and subscriber line charges as a result of increased local access lines partially offset by a $854,000 or 16% decrease in recognized support from the USAC primarily due to a change in our revenue accrual estimation to more precisely consider changes in FCC reimbursement and to consider uncertainties we believe may impact the amount of reimbursement we will receive.

        The increase in video revenue is primarily due to the following:

  •
  A 7% increase in programming services revenue to $84.5 million in 2008 primarily resulting from an increase in basic and digital programming tier subscribers in 2008, and

  •
  A 19% increase in equipment rental revenue to $19.4 million in 2008 primarily resulting from our customers' increased use of our HD/DVR converter boxes.

        The increase in data revenue is primarily due to a 26% increase in cable modem revenue to $36.4 million due to increased subscribers and their selection of more value-added features.

        The increase in wireless revenue is primarily due to an increase in the number of wireless subscribers and receipt of interstate common line support for prior periods. Due to the uncertainty in our ability to retroactively claim reimbursement under the program, we accounted for this payment as a gain contingency and, accordingly, recognized revenue only upon receipt of payment when realization was certain.

  Consumer Segment Cost of Goods Sold

        The decrease in voice Cost of Goods Sold is primarily due to cost savings resulting from the increased deployment of local access services DLPS lines on our own facilities during 2008 and decreased voice minutes carried.

        The video Cost of Goods Sold increase is primarily due to increased channels offered to our subscribers, increased rates paid to programmers, increased costs associated with delivery of digital services offered over our HD/DVR converter boxes due to the increased number of boxes in service, and increased subscribers.

        The data Cost of Goods Sold increase is primarily due to increased Internet circuit costs due to increased usage by customers and an increased number of cable modem subscribers.

        The decrease in wireless Cost of Goods Sold is primarily due to decreased costs due to the June 4, 2008 implementation of the new distribution agreement with AT&T Mobility as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Year Ended December 31, 2009 Compared to Year Ended December 31, 2008—Consumer Segment Cost of Goods Sold." The decrease was partially off-set by costs associated with the increased number of wireless subscribers.

  Consumer Segment Adjusted EBITDA

        The increase in adjusted EBITDA was primarily due to increased revenue in 2008 as described in "Consumer Segment Revenue" and reduced wireless Cost of Goods Sold as described in "Consumer Segment Cost of Goods Sold," which was partially offset by an increase in the selling, general and administrative expense that was allocated to our Consumer segment primarily due to an increase in the 2007 segment margin upon which the allocation is based.

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Network Access Segment Overview

        Network access segment revenue represented 27% of 2008 consolidated Revenues. The components of Network Access segment revenue are as follows (amounts in thousands):

	2008	2007	Percentage Change
Voice	$79,744	96,896	(18)%
Data	71,414	61,199	17%
Wireless	2,663	5,282	(50)%

Total Network Access segment revenue	$153,821	163,377	(6)%

        Network Access segment Cost of Goods Sold represented 20% of 2008 consolidated Cost of Goods Sold. The components of Network Access segment Cost of Goods Sold are as follows (amounts in thousands):

	2008	2007	Percentage Change
Voice	$27,149	31,042	(13)%
Data	11,539	12,081	(5)%
Wireless	1,638	745	120%

Total Network Access segment Cost of Goods Sold	$40,326	43,868	(8)%

        Network Access segment adjusted EBITDA, which represented 43% of 2008 consolidated adjusted EBITDA, is as follows (amounts in thousands):

	2008	2007	Percentage Change
Network Access segment adjusted EBITDA	$73,647	82,441	(11)%

        Selected key performance indicators for our Network Access segment follow:

	December 31,
			Percentage Change
	2008	2007
Voice:
Long-distance minutes carried (in millions)	1,094	1,251	(13)%
Data:
Total Internet service provider access lines in service(1)	1,800	2,600	(31)%

(1)
An Internet service provider access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

  Network Access Segment Revenues

        The decrease in voice revenue is primarily due to the June 4, 2008 implementation of the new distribution agreement with AT&T Mobility as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Year Ended December 31, 2009 Compared to Year Ended December 31, 2008—Consumer Segment Cost of Goods Sold." The voice revenue decrease also resulted from an 8% decrease in our average rate per minute on billable minutes carried for our common carrier customers and the transition of voice traffic to dedicated networks. The average rate per minute decrease is primarily due to a change in the composition of traffic and a 3.0% rate decrease mandated by federal law.

        The increase in data revenue is primarily due to an increase in circuits sold and from other common carriers moving switched voice services to data networks.

        The decrease in wireless revenue results primarily from a decrease in our rate per minute on billable minutes carried for customers roaming on our network

  Network Access Segment Cost of Goods Sold

        The decrease in voice Cost of Goods Sold is primarily due to decreased long-distance minutes carried. Partially offsetting this decrease is the absence of an $879,000 favorable adjustment based upon a refund for which negotiations were completed in 2007. In the course of business, we estimate unbilled long-distance services Cost of Goods Sold based upon minutes of use processed through our network and established rates. Such estimates are revised when subsequent billings are received, payments are made, billing matters are researched and resolved, tariffed billing periods lapse, or when disputed charges are resolved.

  Network Access Segment Adjusted EBITDA

        The adjusted EBITDA decrease was primarily due to decreased revenue as described in "Network Access Segment Revenues."

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Commercial Segment Overview

        Commercial segment revenue represented 20% of 2008 consolidated revenues. The components of Commercial segment revenue are as follows (amounts in thousands):

	2008	2007	Percentage Change
Voice	$29,398	30,761	(4)%
Video	9,604	8,018	20%
Data	70,068	61,052	15%
Wireless	5,590	4,809	16%

Total Commercial segment revenue	$114,660	104,640	10%

        Commercial segment Cost of Goods Sold represented 29% of 2008 consolidated Cost of Goods Sold. The components of Commercial segment Cost of Goods Sold are as follows (amounts in thousands):

	2008	2007	Percentage Change
Voice	$19,581	20,225	(3)%
Video	1,551	1,616	(4)%
Data	34,391	27,469	25%
Wireless	3,957	4,182	(5)%

Total Commercial segment Cost of Goods Sold	$59,480	53,492	11%

        Commercial segment adjusted EBITDA, which represented 12% of 2008 consolidated adjusted EBITDA, is as follows (amounts in thousands):

	2008	2007	Percentage Change
Commercial segment adjusted EBITDA	$20,710	16,164	28%

        Selected key performance indicators for our Commercial segment follow:

	December 31,
			Percentage Change
	2008	2007
Voice:
Long-distance subscribers(1)	9,700	10,500	(8)%
Total local access lines in service(2)	46,200	43,100	7%
Local access lines in service on GCI facilities(2)	18,700	12,500	50%
Long-distance minutes carried (in millions)	129.5	131.3	(1)%
Data:
Cable modem subscribers(3)	8,900	8,500	5%
Wireless:
Wireless lines in service(4)	7,600	7,300	4%

(1)
A long-distance customer is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.

(2)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

(3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

(4)
A wireless line in service is defined as a revenue generating wireless device.

  Commercial Segment Revenues

        The decrease in voice revenue is primarily due to decreased long-distance subscribers and decreased voice minutes carried partially off-set by increased local access lines in service.

        The increase in video revenue is primarily due to an increase in sales of cable advertising services due to the summer Olympics programming and state and federal political advertising.

        Commercial segment data revenue is comprised of monthly recurring charges for data services and charges billed on a time and materials basis largely for personnel providing on-site customer support. This latter category can vary significantly based on project activity. The increase in data revenue is primarily due to a $6.8 million or 23% increase in managed services project revenue, and a $2.7 million or 19% increase in Internet revenue primarily due to increased dedicated access service and enterprise data network service sales, and a non-recurring $500,000 credit issued to a customer in June 2007.

  Commercial Segment Cost of Goods Sold

        The decrease in voice Cost of Goods Sold resulted primarily from an increase in local access lines in service on GCI facilities.

        The increase in data Cost of Goods Sold resulted primarily from an increase in contract labor and internal labor classified as Cost of Goods Sold due to the increase in managed services project revenue discussed above under "Commercial Segment Revenues."

  Commercial Segment Adjusted EBITDA

        The adjusted EBITDA increase was primarily due to increased revenue as described in "Commercial Segment Revenues."

        See note 9 in the "Notes to Consolidated Financial Statements" included in Part II of this annual report on Form 10-K for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Managed Broadband Segment Overview

        Managed Broadband segment revenue, Cost of Goods sold and adjusted EBITDA represented 6%, 5% and 8% of 2008 consolidated revenues, Cost of Goods Sold and adjusted EBITDA, respectively.

  Managed Broadband Segment Revenues

        Managed Broadband segment revenue, which includes data products only, increased 29% to $37.0 million in 2008 as compared to 2007. The increase is primarily due to increased circuits purchased by our Rural Health and SchoolAccess® customers and revenue totaling $4.8 million from our acquisition of Unicom effective June 1, 2008. The Rural Health customer increase from 2007 to 2008 is primarily due to the addition of numerous customers with low recurring revenues. The increase is partially off-set by a $753,000 decrease in School Access revenue primarily due to the decision to temporarily stop revenue recognition for services provided to a customer whose funding from the USAC was denied. Our customer is appealing the USAC's decision; however, we have placed a reserve against the revenue as we are unable to predict the outcome of the USAC's decision.

  Managed Broadband Segment Cost of Goods Sold

        Managed Broadband segment Cost of Goods Sold increased 5% to $10.3 million in 2008 primarily due to costs associated with the increased revenue.

  Managed Broadband Segment Adjusted EBITDA

        Managed Broadband segment adjusted EBITDA increased 71% to $14.2 million in 2008 primarily due to an increase in the margin resulting from increased circuits sold to our rural health and SchoolAccess® customers.

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Regulated Operations Segment Overview

        Regulated Operations segment revenue, Cost of Goods sold and adjusted EBITDA represented 2%, 2% and 2% of 2008 consolidated revenues, Cost of Goods Sold and adjusted EBITDA, respectively.

        Selected key performance indicators for our Regulated Operations segment follow:

	December 31,
			Percentage Change
	2008	2007
Voice:
Long-distance subscribers(1)	900	NA	NA
Long-distance minutes carried (in thousands)	844	NA	NA
Total local access lines in service(2)	12,100	NA	NA

(1)
A long-distance subscriber is defined as a customer account that is invoiced a monthly long-distance plan fee or has made a long-distance call during the month.

(2)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

    NA—Not Applicable

  Regulated Operations Segment Revenues

        We completed our acquisition of UUI and Unicom effective June 1, 2008. In connection with this acquisition, we recognized revenues of $21.1 million from the acquired operations during 2008 with $14.3 million recorded in the Regulated Operations segment and the remaining revenues recorded in the Network Access and Managed Broadband segments.

  Regulated Operations Segment Cost of Goods Sold

        In connection with our acquisition of UUI and Unicom we recognized Cost of Goods Sold of $4.2 million during 2008 with $3.1 million recorded in the Regulated Operations segment and the remaining Cost of Goods Sold recorded in the Network Access and Managed Broadband segments.

  Regulated Operations Segment Adjusted EBITDA

        Regulated Operations segment adjusted EBITDA was $3.6 million in 2008.

        See note 9 in the "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus for a reconciliation of consolidated adjusted EBITDA, a non-GAAP financial measure, to consolidated income (loss) before income taxes.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased 20% to $210.3 million in 2008 primarily due to the following:

  •
  A $15.8 million increase in labor costs,

  •
  $7.5 million in additional expense resulting from our June 1, 2008, acquisition of UUI and Unicom,

  •
  A $2.3 million increase in our share-based compensation expense,

  •
  $1.8 million paid to terminate a management agreement upon the acquisition of our non-controlling interest in Alaska DigiTel,

  •
  A $1.8 million increase in our company-wide success sharing bonus accrual in 2008,

  •
  A $1.4 million increase in our facilities lease expense, and

  •
  $1.2 million in additional expense incurred in 2008 for the conversion of our customers' wireless phones to our facilities.

        The selling, general and administrative expenses increase is partially off-set by a $1.4 million decrease in bad debt expense primarily due to improvements in our collections of consumer accounts receivable.

        As a percentage of total revenues, selling, general and administrative expenses increased to 37% in 2008 from 34% in 2007, primarily due to the net increases described above without a proportional increase in revenues.

Depreciation and Amortization Expense

        Depreciation and amortization expense increased 31% to $114.4 million in 2008. The increase is primarily due to our $112.7 million investment in equipment and facilities placed into service during 2007 for which a full year of depreciation was recorded in 2008, the $322.3 million investment in equipment and facilities placed into service during the year ended December 31, 2008 for which a partial year of depreciation was recorded in 2008, and a $12.0 million depreciation charge in 2008 to reflect a decrease in the estimated useful life of certain assets decommissioned in 2008.

        Effective January 1, 2008, we prospectively changed our accounting policy for recording depreciation on our property and equipment placed in service. For assets placed in service on or after January 1, 2008, we are using a mid-month convention to recognize depreciation expense. Previous to this change, we used the half-year convention to recognize depreciation expense in the year an asset was placed in service, regardless of the month the property and equipment was placed in service. We believe the mid-month convention is preferable because it results in more precise recognition of depreciation expense over the estimated useful life of the asset. No retroactive adjustment has been made. As a result of this accounting change, our reported amount of depreciation expense has decreased $521,000, our reported operating income has increased $521,000, and our reported net loss attributable to GCI, Inc. has decreased $214,000.

Other Expense, Net

        Other expense, net of other income, increased 42% to $50.0 million in 2008 primarily due to the following:

  •
  A $13.9 million increase in interest expense to $48.3 million in 2008 due to a $6.4 million increase in interest expense on our Old Senior Credit Facility to $17.7 million resulting from additional debt from the Additional Incremental Term Loan agreement beginning in May 2008 and the increased interest rate on our Old Senior Credit Facility beginning May 2008,

  •
  $3.9 million in additional interest expense resulting from the Galaxy 18 capital lease commencing in May 2008,

  •
  A loss of $921,000 relating to the fair value change on derivative instruments, and

  •
  $906,000 of additional interest expense as a result of our acquisition of UUI in June 2008.

        The increases described above are partially offset by an increase in capitalized interest from $3.3 million in 2007 to $4.2 million in 2008.

Income Tax Expense

        Income tax expense totaled $1.1 million and $12.2 million in 2008 and 2007, respectively. Our effective income tax rate was 47% in 2008 and 2007.

Multiple System Operator Operating Statistics

        Our operating statistics include capital expenditures and customer information from our Consumer and Commercial segments which offer services utilizing our cable services' facilities.

        The standardized definition of a customer relationship is the number of customers that receive at least one level of service utilizing our cable service facilities, encompassing voice, video, and data services, without regard to which services customers purchase. At December 31, 2009, 2008 and 2007 we had 133,900, 133,400 and 129,000 customer relationships, respectively.

        The standardized definition of a revenue generating unit is the sum of all primary analog video, digital video, high-speed data, and telephony customers, not counting additional outlets. At December 31, 2009, 2008 and 2007 we had 343,200, 327,200 and 295,200 revenue generating units, respectively.

Liquidity and Capital Resources

        Our principal sources of current liquidity are cash and cash equivalents. We believe, but can provide no assurances, that we will be able to meet our current and long-term liquidity and capital requirements and fixed charges through our cash flows from operating activities, existing cash, cash equivalents, credit facilities, and other external financing and equity sources. Our TERRA-SW facilities expansion will be funded by a combination of loans and grants through RUS. Should operating cash flows be insufficient to support additional borrowings and principal payments scheduled under our existing credit facilities, capital expenditures will likely be reduced.

        While our short-term and long-term financing abilities are believed to be adequate as a supplement to internally generated cash flows to fund capital expenditures and acquisitions as opportunities arise, the continued turmoil in the global financial markets may negatively impact our ability to further access the capital markets in a timely manner and on attractive terms, which may have a negative impact on our ability to grow our business.

        We monitor the third-party depository institutions that hold our cash and cash equivalents on a daily basis. Our emphasis is primarily on safety of principal and secondarily on maximizing yield on those funds.

        Our net cash flows provided by and (used for) operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows for 2009 and 2008 included elsewhere in this Prospectus, are summarized as follows:

	2009	2008
Operating activities	$100,919	175,335
Investing activities	(125,877)	(290,967)
Financing activities	43,407	132,251

Net increase in cash and cash equivalents	$18,449	16,619

  Operating Activities

        The decrease in cash flows provided by operating activities is due primarily to the absence of $49.2 million of cash received from IRU capacity agreements that was recorded as long-term deferred revenue in 2008 and a $33.6 million increase in accounts receivable that is due to the timing of receipt of payments.

  Investing Activities

        Net cash used in investing activities consists primarily of cash paid for capital expenditures and acquisitions. Our most significant recurring investing activity has been capital expenditures and we expect that this will continue in the future. A significant portion of our capital expenditures is based on the level of customer growth and the technology being deployed. The decrease in cash flows used for investing activities is due primarily to a decrease in spending for property and equipment, including construction in progress in 2009, and the absence of any business acquisitions in 2009 compared to 2008.

  Capital Expenditures

        Our cash expenditures for property and equipment, including construction in progress, totaled $121.0 million and $221.5 million during the years ended December 31, 2009 and 2008, respectively. Our capital expenditures decreased in 2009 primarily due to decreased investment in our wireless network. We expect our 2010 expenditures for property and equipment for our core operations, including construction in progress, to total $95.0 million to $105.0 million, depending on available opportunities and the amount of cash flow we generate during 2010, and excluding our TERRA-SW project.

        We have an agreement with a customer to build-out our CDMA network to provide expanded roaming area coverage. If we fail to meet the schedule, the customer has the right to terminate the agreement and we may be required to pay up to $16.0 million as liquidated damages. We expect to meet the deadlines imposed by the build-out schedule and therefore expect our expenditures to result in an expansion of our wireless facilities rather than payment of the liquidated damages.

  Acquisitions

        We had no acquisitions in 2009. In 2008, our acquisitions consisted of the purchase of UUI and Unicom for $40.6 million, net of cash received, the purchase of the remaining minority interest in Alaska DigiTel for $10.4 million, and the purchase of Alaska Wireless for $14.5 million. In February 2010, we made the final contingent payment of $5.2 million for the Alaska Wireless acquisition, which was accrued in goodwill as of December 31, 2009.

  Financing Activities

        Net cash provided by financing activities consists primarily of our proceeds from borrowings offset by our debt repayments and any repurchases of GCI's common stock. Proceeds from borrowings fluctuate from year to year based on the amounts paid for capital expenditures and to fund acquisitions. We may use excess cash to make optional repayments on our debt or repurchase GCI's common stock depending on various factors, such as market conditions. The decrease in cash flows provided by financing activities is due primarily to reduced borrowing in 2009.

  Available Borrowings Under Senior Credit Facility

        As of December 31, 2009, we had a $75.0 million revolving credit facility under our Old Senior Credit Facility with a $25.0 million sublimit for letters of credit. We had letters of credit outstanding totaling $2.8 million, which leaves $72.2 million available for borrowing under the revolving credit facility as of December 31, 2009, if needed.

        On January 29, 2010, we replaced our Old Senior Credit Facility with a new Senior Credit Facility that provides a $75.0 million revolving credit facility and that has a maturity of January 29, 2015. The letters of credit identified in the preceding paragraph were rolled over from our Old Senior Credit Facility to our Senior Credit Facility and remain outstanding.

  Debt Covenants

        We are subject to covenants and restrictions set forth in the indentures governing our senior notes, Senior Credit Facility, RUS loans, and CoBank loans. We are in compliance with the covenants, and we believe that neither the covenants nor the restrictions in our indentures or loan documents will limit our ability to operate our business.

  Share Repurchases

        GCI's Board of Directors has authorized a common stock buyback program for the repurchase of its common stock in order to reduce its outstanding shares of common stock. Under the buyback program we had made repurchases of $68.9 million through December 31, 2007. GCI's Board of Directors authorized us to repurchase on GCI's behalf, outstanding shares of our Class A and Class B common stock in 2010. We did not repurchase any shares of GCI's common stock pursuant to the buyback program during the years ended December 31, 2009 and 2008.

Schedule of Certain Known Contractual Obligations

        The following table details future projected payments associated with certain known contractual obligations as of December 31, 2009:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More Than 5 Years
	(Amounts in thousands)
Long-term debt	$781,998	5,133	9,966	330,126	436,773
Interest on long-term debt	487,273	63,144	124,383	112,159	187,587
Capital lease obligations, including interest	148,786	11,656	23,405	23,494	90,231
Operating lease commitments	145,889	19,785	31,874	25,485	68,745
Purchase obligations	49,325	25,995	22,554	776	—

Total contractual obligations	$1,613,271	125,713	212,182	492,040	783,336

        For long-term debt included in the above table, we have included principal payments on our Senior Credit Facility, senior notes, RUS debt and CoBank Mortgage note payable. We had no amounts outstanding under our Senior Credit Facility at December 31, 2009, therefore, we estimated no future interest payments. Our 2014 Notes require semi-annual interest payments of $11.6 million through February 2014 and our Old Notes and New Notes require semi-annual interest payments of $18.3 million through November 2019. Our RUS debt and CoBank Mortgage note payable have fixed interest rates ranging from 2.0% to 6.8%. For a discussion of our senior notes, Senior Credit Facility, RUS debt and CoBank Mortgage note payable see note 6 in the accompanying "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus.

        Capital lease obligations include our obligation to lease transponder capacity on Galaxy 18. For a discussion of our capital and operating leases, see note 12 in the accompanying "Notes to Consolidated Financial Statements."

        Purchase obligations include the following:

  •
  A non-cancelable commitment to purchase hardware and software capable of providing wireless service to small markets in rural Alaska of $18.9 million,

  •
  Cancelable open purchase orders for goods and services for capital projects and normal operations totaling $11.7 million which are not included in our Consolidated Balance Sheets at December 31, 2009 included elsewhere in this Prospectus, because the goods had not been received or the services had not been performed at December 31, 2009, and

  •
  A $5.2 million contingent payment for Alaska Wireless made in February 2010.

Off-Balance Sheet Arrangements

        We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of our capital resources.

New Accounting Standards

        Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services ("deliverables") separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, "Revenue Recognition—Multiple-Element Arrangements", for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of ASU 2009-13 is not expected to have a material impact on our income statement, financial position or cash flows.

        ASU 2009-17 addresses a revision to former Statement of Financial Accounting Standard ("SFAS") No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167"). ASU 2009-17 amends previous accounting related to the consolidation of variable interest entities ("VIE") to require an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity based on whether the entity (1) has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Also, SFAS 167 requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. Enhanced disclosures are also required to provide information about an enterprise's involvement in a VIE. This statement will be effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of ASU 2009-17 is not expected to have a material impact on our income statement, financial position or cash flows.

        ASU No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" requires new disclosures and clarifies existing disclosure requirements about fair value measurement as set forth in Subtopic 820-10. The FASB's objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Subtopic 820-10 to now require that (a) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

        In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

  •
  For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

  •
  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

        ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on our income statement, financial position or cash flows.

Critical Accounting Policies

        Our accounting and reporting policies comply with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions, which are integral to understanding reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of our financial condition and results, and require management to make estimates that are difficult, subjective or complex. Most accounting policies are not considered by management to be critical accounting policies. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under GAAP. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment. Management has discussed the development and the selection of critical accounting policies with GCI's Audit Committee.

        Those policies considered to be critical accounting policies for the year ended December 31, 2009 are described below.

  Revenue Recognition

        The accounting estimates related to revenues from the high cost, rural health and schools and libraries USF programs are dependent on various inputs including current line counts, the most current rates paid to us, and our assessment of the impact of new FCC regulations, the potential outcome of FCC proceedings and the potential outcome of USAC contract reviews. Some of the inputs are subjective and based on our judgment regarding the outcome of certain variables and is subject to upward or downward adjustment in subsequent periods. Significant changes to our estimates could result in material changes to the revenues we have recorded and could have a material effect on our financial condition and results of operations.

  Allowance for Doubtful Accounts

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We also maintain an allowance for doubtful accounts based on our assessment of the likelihood that our customers will satisfactorily comply with rules necessary to obtain supplemental funding from the USAC for services provided by us under our packaged communications offerings to rural hospitals, health clinics and school districts. We base our estimates on the aging of our accounts receivable balances, financial health of specific customers, regional economic data, changes in our collections process, regulatory requirements, and our customers' compliance with USAC rules. If the financial condition of our customers were to deteriorate or if they are unable to emerge from reorganization proceedings, resulting in an impairment of their ability to make payments, additional allowances may be required. If their financial condition improves or they emerge successfully from reorganization proceedings, allowances may be reduced. Such allowance changes could have a material effect on our financial condition and results of operations.

  Impairment and Useful Lives of Intangible Assets

        We record all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value. Goodwill and indefinite-lived assets such as our cable certificates and wireless licenses are not amortized but are subject, at a minimum, to annual tests for impairment and quarterly evaluations of whether events and circumstances continue to support an indefinite useful life. Other intangible assets are amortized over their estimated useful lives primarily using the straight-line method, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of the applicability of quoted market prices in active markets and, if quoted market prices are not available and/or are not applicable, how the acquired asset will perform in the future using a discounted cash flow analysis. Estimated cash flows may extend beyond ten years and, by their nature, are difficult to determine over an extended timeframe. Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, and changes in discount rates, performance compared to peers, material and ongoing negative economic trends, and specific industry or market sector conditions. In determining the reasonableness of cash flow estimates, we review historical performance of the underlying asset or similar assets in an effort to improve assumptions utilized in our estimates. In assessing the fair value of goodwill and other intangibles, we may consider other information to validate the reasonableness of our valuations including third-party assessments. These evaluations could result in a change in useful lives in future periods and could result in write-down of the value of intangible assets. Our cable certificates, wireless licenses and goodwill assets are our only indefinite-lived intangible assets and because of the significance of these assets to our consolidated balance sheet, our annual impairment analyses and quarterly evaluations of remaining useful lives are critical. Any changes in key assumptions about the business and its prospects, changes in market conditions or other externalities, or recognition of previously unrecognized intangible assets for impairment testing purposes could result in an impairment charge and such a charge could have a material adverse effect on our results of operations.

        Adverse economic conditions have continued to impact the U.S. financial markets. Should economic conditions in the State of Alaska and other indicators deteriorate such that they impact our ability to achieve levels of forecasted operating results and cash flows, should GCI's stock price and market capitalization decline below our book value for a sustained period of time, or should other events occur indicating the carrying value of goodwill and intangible assets might be impaired, we would test our intangible assets for impairment and may recognize an impairment loss to the extent that the carrying amount exceeds such asset's fair value. Any future impairment charges could have a material adverse effect on our results of operations.

  Accruals for Unbilled Costs

        We estimate unbilled long-distance services Cost of Goods Sold based upon minutes of use carried through our network and established rates. We estimate unbilled costs for new circuits and services, and network changes that result in traffic routing changes or a change in carriers. Carriers that provide service to us regularly make network changes that can lead to new, revised or corrected billings. Such estimates are revised or removed when subsequent billings are received, payments are made, billing matters are researched and resolved, tariffed billing periods lapse, or when disputed charges are resolved. Revisions to previous estimates could either increase or decrease costs in the year in which the estimate is revised which could have a material effect on our financial condition and results of operations.

  Valuation Allowance for Net Operating Loss Deferred Tax Assets

        Our income tax policy provides for deferred income taxes to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements. We have recorded deferred tax assets of $82.7 million associated with income tax net operating losses that were generated from 1996 to 2009, and that expire from 2011 to 2029, and with charitable contributions that were converted to net operating losses in 2004 through 2009, and that expire in 2024 through 2029, respectively. Pre-acquisition income tax net operating losses associated with acquired companies are subject to additional deductibility limits. We have recorded deferred tax assets of $1.9 million associated with alternative minimum tax credits that do not expire. Significant management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that may be required against the deferred tax assets. We have not recorded a valuation allowance on the deferred tax assets as of December 31, 2009 based on management's belief that future reversals of existing taxable temporary differences and estimated future taxable income exclusive of reversing temporary differences and carryforwards, will, more likely than not, be sufficient to realize the benefit of these assets over time. In the event that actual results differ from these estimates or if our historical trends change, we may be required to record a valuation allowance on deferred tax assets, which could have a material adverse effect on our consolidated financial position or results of operations.

        Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. A complete discussion of our significant accounting policies can be found in note 1 in the accompanying "Notes to Consolidated Financial Statements" included elsewhere in this Prospectus.

Regulatory Developments

        See "Business—Regulation" for more information about regulatory developments affecting us.

Inflation

        We do not believe that inflation has a significant effect on our operations.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes. We do not hold derivatives for trading purposes. Our Old Senior Credit Facility carried interest rate risk, however, we had no outstanding debt on our Old Senior Credit Facility as of December 31, 2009. All of our material borrowings have a fixed interest rate.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder
GCI, Inc.

        We have audited the accompanying consolidated balance sheet of GCI, Inc. (an Alaska corporation) as of December 31, 2009, and the related consolidated statement of operations, stockholder's equity, and cash flows for the year ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GCI, Inc. as of December 31, 2009, and the consolidated results of their operations and their cash flows for the year in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

(signed) Grant Thornton LLP
Seattle, Washington
March 12, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
GCI, Inc.:

        We have audited the accompanying consolidated balance sheet of GCI, Inc. and subsidiaries (the Company) as of December 31, 2008 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the two year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GCI, Inc. and subsidiaries as of December 31, 2008 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1(af) to the consolidated financial statements, the Company has elected to change its method of accounting for recording depreciation on their property and equipment placed in service commencing in 2008.

(signed) KPMG LLP
Anchorage, Alaska
March 20, 2009 except for Note 13,
as to which the date is October 19, 2009

GCI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
(Amounts in thousands)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$48,142	29,693
Receivables	147,859	113,136
Less allowance for doubtful receivables	7,060	2,582

Net receivables	140,799	110,554
Deferred income taxes	17,618	7,843
Inventories	9,278	7,085
Prepaid expenses	4,491	5,960
Investment securities	895	1,563
Other current assets	4,977	647

Total current assets	226,200	163,345
Property and equipment in service, net of depreciation	823,080	793,051
Construction in progress	26,161	54,098

Net property and equipment	849,241	847,149
Cable certificates	191,565	191,565
Goodwill	73,452	66,868
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	19,561	22,976
Deferred loan and senior notes costs, net of amortization of $4,662 and $3,900 at December 31, 2009 and 2008, respectively	13,168	6,496
Other assets	18,609	10,724

Total other assets	342,322	324,596

Total assets	$1,417,763	1,335,090

(Continued)

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
(Amounts in thousands)	2009	2008
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$9,892	12,857
Accounts payable	30,697	40,497
Accrued payroll and payroll related obligations	21,874	22,632
Deferred revenue	21,404	22,095
Accrued liabilities	15,037	11,043
Accrued interest	14,821	10,224
Subscriber deposits	1,549	1,262

Total current liabilities	115,274	120,610
Long-term debt, net	771,247	708,406
Obligations under capital leases, excluding current maturities	89,279	94,029
Obligation under capital lease due to related party	1,876	1,868
Deferred income taxes	100,386	86,187
Long-term deferred revenue	52,342	49,998
Other liabilities	21,676	15,288

Total liabilities	1,152,080	1,076,386
Commitments and contingencies
Stockholder's equity:
Class A common stock (no par). Authorized 10 shares; issued and outstanding 0.1 shares at December 31, 2009 and 2008	206,622	206,622
Paid-in capital	49,165	45,468
Retained earnings	9,896	6,614

Total stockholder's equity	265,683	258,704

Total liabilities and stockholder's equity	$1,417,763	1,335,090

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(Amounts in thousands)	2009	2008	2007
Revenues	$595,811	575,442	520,311
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	193,676	203,058	195,799
Selling, general and administrative expenses	212,671	210,306	175,752
Depreciation and amortization expense	123,362	114,369	87,615
Operating income	66,102	47,709	61,145

Other income (expense):
Interest expense (including amortization and write-off of deferred loan fees)	(58,761)	(50,363)	(35,830)
Interest and investment income	111	576	544
Other	—	(217)	—

Other expense, net	(58,650)	(50,004)	(35,286)

Income (loss) before income tax expense	7,452	(2,295)	25,859
Income tax expense	3,936	1,077	12,162

Net income (loss)	3,516	(3,372)	13,697
Net loss attributable to the non-controlling interest	—	1,503	36

Net income (loss) attributable to GCI, Inc.	$3,516	(1,869)	13,733

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(Amounts in thousands, except share amounts)	Shares Of Class A Common Stock	Class A Common Stock	Paid-in Capital	Retained Earnings	Non- controlling Interest	Total
Balances at January 1, 2007	100	206,622	27,744	6,834	—	241,200
Non-controlling interest attributable to acquired subsidiary	—	—	—	—	6,514	6,514
Net income	—	—	—	13,733	(36)	13,697
Distribution to General Communication, Inc.	—	—	—	(12,038)	—	(12,038)
Contribution from General Communication, Inc.	—	—	10,060	—	—	10,060

Balances at December 31, 2007	100	206,622	37,804	8,529	6,478	259,433
Net loss	—	—	—	(1,869)	(1,503)	(3,372)
Acquisition of remaining shares of non-controlling interest	—	—	—	—	(4,975)	(4,975)
Distribution to General Communication, Inc.	—	—	—	(46)	—	(46)
Contribution from General Communication, Inc.	—	—	7,664	—	—	7,664

Balances at December 31, 2008	100	$206,622	45,468	6,614	—	258,704
Net loss	—	—	—	3,516	—	3,516
Distribution to General Communication, Inc.	—	—	—	(234)	—	(234)
Contribution from General Communication, Inc.	—	—	3,697	—	—	3,697

Balances at December 31, 2009	100	$206,622	49,165	9,896	—	265,683

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(Amounts in thousands)	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$3,516	(3,372)	13,697
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effect of acquisitions:
Depreciation and amortization expense	123,362	114,369	87,615
Deferred income tax expense	3,936	1,077	11,649
Other noncash income and expense items	14,919	8,896	7,651
Share-based compensation expense	2,804	7,278	4,944
Change in operating assets and liabilities, net of effect of acquisitions	(47,618)	47,087	(15,045)

Net cash provided by operating activities	100,919	175,335	110,511
Cash flows from investing activities:
Purchases of property and equipment, including construction period interest	(120,983)	(221,458)	(153,030)
Purchase of businesses and non-controlling interest, net of cash received	(109)	(65,335	(19,530)
Purchase of software licenses and other assets	(5,093)	(8,974)	(7,471)
Proceeds from sale of marketable securities	613	4,800	—
Purchase of marketable securities	(305)	—	—
Other	—	—	44

Net cash used in investing activities	(125,877)	(290,967)	(179,987)
Cash flows from financing activities:
Borrowing on long-term debt	3,884	114,486	10,000
Borrowing on Senior Credit Facility	30,000	30,000	50,000
Issuance of 2019 Senior Notes	421,473	—	—
Repayment of debt and capital lease obligations	(402,710)	(10,248)	(27,152)
Payment of debt issuance costs	(9,006)	(2,118)	(527)
Net contribution (distribution) to General Communication, Inc.	(234)	157	(7,349)
Other	—	(26)	(69)

Net cash provided by financing activities	43,407	132,251	24,903
Net increase (decrease) in cash and cash equivalents	18,449	16,619	(44,573)
Cash and cash equivalents at beginning of period	29,693	13,074	57,647

Cash and cash equivalents at end of period	$48,142	29,693	13,074

See accompanying notes to consolidated financial statements.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

(l) Business and Summary of Significant Accounting Principles

        In the following discussion, GCI, Inc. and its direct and indirect subsidiaries are referred to as "we," "us" and "our."

  (a)
  Business

        We offer the following services:

  •
  Origination and termination of traffic in Alaska for certain common carriers,

  •
  Cable television services throughout Alaska,

  •
  Competitive local access services throughout Alaska,

  •
  Incumbent local access services in rural Alaska,

  •
  Long-distance telephone service between Alaska and the remaining United States and foreign countries,

  •
  Sale of postpaid and prepaid wireless telephone services and sale of wireless telephone handsets and accessories,

  •
  Data network services,

  •
  Internet access services,

  •
  Wireless roaming for certain wireless carriers,

  •
  Broadband services, including our SchoolAccess® offering to rural school districts, our ConnectMD® offering to rural hospitals and health clinics, and managed video conferencing,

  •
  Managed services to certain commercial customers,

  •
  Sales and service of dedicated communications systems and related equipment,

  •
  Lease, service arrangements and maintenance of capacity on our fiber optic cable systems used in the transmission of interstate and intrastate data, switched message long-distance and Internet services within Alaska and between Alaska and the remaining United States and foreign countries, and

  •
  Distribution of white and yellow pages directories to residential and business customers in certain markets we serve and on-line directory products.

  (b)
  Principles of Consolidation

        The consolidated financial statements include the consolidated accounts of GCI, Inc. and its wholly-owned subsidiaries, as well as a variable interest entity in which we were the primary beneficiary prior to August 18, 2008 when we acquired the remaining 18.1% equity interest and voting control of Alaska DigiTel, LLC ("Alaska DigiTel"). All significant intercompany transactions between non-regulated affiliates of our company are eliminated. Intercompany revenue and expenses generated between regulated and non-regulated affiliates of the company are not eliminated in consolidation.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

  (c)
  Acquisitions

        Effective June 1, 2008, we closed on our purchase of 100% of the outstanding stock of United Utilities, Inc. ("UUI") and Unicom, Inc. ("Unicom"), which were subsidiaries of United Companies, Inc. ("UCI"). UUI, together with its subsidiary, United-KUC, Inc. ("United-KUC"), provides local telephone service to 60 rural communities in the Bethel, Alaska area. Unicom operates DeltaNet, a long-haul broadband microwave network ringing the Yukon-Kuskokwim Delta. This investment expanded our Managed Broadband services in rural Alaska. The UUI and Unicom acquisition were stock purchases but we elected to treat them as an asset purchase for income tax purposes, resulting in goodwill being deductible for tax purposes.

        Effective July 1, 2008, we closed on our purchase of 100% of the ownership interests of Alaska Wireless Communications, LLC ("Alaska Wireless"), which provides wireless and Internet services in the Dutch Harbor, Sand Point, Akutan, and Adak, Alaska areas. Such purchase was treated as an asset purchase for income tax purposes. This investment expanded our wireless services in the Aleutian Chain region of rural Alaska. We consider this business combination to be immaterial to our consolidated financial statements.

        On August 18, 2008, we exercised our option to acquire the remaining 18.1% of the equity interest and voting control of Alaska DigiTel for $10.4 million. Prior to August 18, 2008, our ability to control the operations of Alaska DigiTel was limited as required by the FCC upon their approval of our initial acquisition of 81.9% of the non-controlling equity interest obtained in January 2007. Subsequent to the acquisition of the non-controlling interest, we own 100% of the outstanding common ownership units and voting control of Alaska DigiTel. Such purchase was treated as an asset purchase for income tax purposes. We purchased Alaska DigiTel as a way to participate in the future growth of the Alaska wireless industry. We consolidated 100% of Alaska DigiTel's assets and liabilities at fair value beginning on January 1, 2007, when we determined that Alaska DigiTel was a variable interest entity of which we were the primary beneficiary. Upon our acquisition of the non-controlling interest in Alaska DigiTel on August 18, 2008, we recorded 18.1% of the change in fair value between the assets and liabilities on January 1, 2007 and the fair value of the assets and liabilities on August 18, 2008.

        On the closing date of the UUI and Unicom acquisition, $8.0 million of the purchase price was deposited in an escrow account to compensate us for any indemnification claims we may have after the acquisition and was included in the purchase price. As of December 31, 2009, $5.0 million is remaining in the escrow account. At this time, we are not aware of any indemnification claims and expect the portion of the purchase price in the escrow account to be paid to the seller in the future.

        We have agreed to make additional payments for UUI and Unicom in each of the years 2009 through 2013 that are contingent on sequential year-over-year revenue growth for specified customers. We have agreed to make an additional payment for Alaska Wireless in 2010 that is contingent on meeting certain financial conditions. During the year ended December 31, 2009, we paid an additional $109,000 to UUI. As of December 31, 2009, we have recorded an accrual of $388,000 and $5.2 million for contingent payments to UUI and to Alaska Wireless, respectively. We are unable to reasonably estimate the remaining contingent consideration amounts that may be paid for the UUI acquisition, but do not believe any amount paid will be significant.

        Our business acquisitions and the acquisition of the non-controlling interest in Alaska DigiTel were recorded with the purchase price allocated based on the fair values of the assets acquired and liabilities

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

assumed. In addition, the acquired companies' results of operations are included since the effective date of each acquisition.

        The purchase prices, including contingent payments, for our 2008 acquisitions, net of cash received of approximately $1.7 million from UUI and Unicom, are as follows (amounts in thousands):

	As Originally Reported at December 31, 2008	Adjustments	Revised Purchase Price at December 31, 2009
UUI and Unicom	$40,575	497	41,072
Alaska Wireless	$14,508	5,157	19,665
Alaska DigiTel	$10,434	—	10,434

        The purchase price for the UUI and Unicom acquisition has been finalized and allocated as of December 31, 2009 as follows (amounts in thousands):

	Originally Recorded at December 31, 2008	Adjustments	Revised Balance at December 31, 2009
Current assets	$15,008	—	15,008
Property and equipment, including construction in progress	59,629	68	59,697
Intangible assets	8,175	—	8,175
Wireless licenses	100	—	100
Goodwill	9,102	1,427	10,529
Deferred income taxes	—	679	679
Other assets	3,106	—	3,106

Total assets acquired	95,120	2,174	97,294
Current liabilities	4,916	96	5,012
Long-term debt, including current portion	43,614	—	43,614
Other long-term liabilities	4,335	1,581	5,916

Total liabilities assumed	52,865	1,677	54,542

Net assets acquired	$42,255	497	42,752

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

        The purchase price for the Alaska DigiTel acquisition has been finalized and allocated as of December 31, 2008 as follows (amounts in thousands):

Alaska DigiTel
Current assets	$2,220
Property and equipment, including construction in progress	6,015
Intangible assets	1,468
Wireless licenses	4,396
Goodwill	4,534
Other assets	1

Total assets acquired	18,634
Current liabilities	2,588
Long-term debt, including current portion	5,515
Other long-term liabilities	97

Total liabilities assumed	8,200

Net assets acquired	$10,434

        Goodwill increased $6.6 million at December 31, 2009 as compared to December 31, 2008, primarily to record a $930,000 adjustment for grant deferred revenue to the UUI and Unicom purchase price allocations and for the additional $5.2 million and $497,000 contingent payments to Alaska Wireless and UUI, respectively.

        We modified the initial preliminary UUI and Unicom purchase price allocation during 2008 by increasing current assets $548,000, decreasing property and equipment $8.5 million, increasing intangible assets $1.7 million, increasing goodwill $3.1 million, increasing other assets $695,000, increasing current liabilities $464,000, increasing long-term debt $910,000, and decreasing other long-term liabilities $3.9 million for adjustments due to the refinement of the estimated fair value.

        We modified the initial preliminary Alaska DigiTel purchase price allocation for the purchase of the non-controlling interest during 2008 by decreasing property and equipment $202,000, increasing intangible assets $503,000, decreasing goodwill $88,000, and increasing liabilities $253,000 for adjustments to the fair value of the fixed assets and intangibles due to refinement of the valuation. An adjustment to the fair value of the liabilities was due to refinement of the estimated fair value.

        All of our 2008 acquisitions resulted in goodwill which is deductible over 15 years for income tax purposes.

        Revenues from the date of acquisition, net of intercompany revenue, for our acquisitions of UUI, Unicom and Alaska Wireless are allocated to our Consumer, Network Access, Managed Broadband, and Regulated Operations segments.

        The following unaudited pro forma financial information is presented as if we had acquired the companies as of the beginning of the periods presented. The pro forma results of operations as if the

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

acquisitions occurred on January 1, 2007 or 2008 for the years ended December 31 are as follows (amount in thousands):

	(unaudited)
	2008	2007
Pro forma consolidated revenue	$588,691	546,728
Pro forma net income (loss)	$(2,932)	12,773
  (d)
  Regulatory Accounting and Regulation

        We account for our regulated operations in accordance with the accounting principles for regulated enterprises. This accounting recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, plant and equipment is depreciated over lives approved by regulators and certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years. Our cost studies and depreciation rates for our regulated operations are subject to periodic audits that could result in a change to recorded revenues.

  (e)
  Earnings per Common Share

        We are a wholly-owned subsidiary of GCI and, accordingly, are not required to present earnings per share. Our common stock is not publicly traded.

  (f)
  Investment Securities

        We have investment securities of $895,000 and $1.6 million at December 31, 2009 and 2008, respectively that are classified as trading securities. Our investments consist primarily of money market funds and U.S. government securities. Trading securities are recorded at fair value with unrealized holding gains and losses included in net income (loss) attributable to GCI, Inc. During the years ended December 31, 2009 and 2008, the change in net unrealized holding gains and losses included in earnings was a net gain (loss) of $(24,000) and $43,000, respectively.

  (g)
  Cash Equivalents

        Cash equivalents consist of overnight sweep investments and certificates of deposit which have an original maturity of three months or less at the date acquired and are readily convertible into cash.

  (h)
  Accounts Receivable and Allowance for Doubtful Receivables

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We base our estimates on the aging of our accounts receivable balances, financial health of specific customers, regional economic data, changes in our collections process, regulatory requirements, and our customers' compliance with Universal Service Administrative Company ("USAC") rules. We review our allowance for doubtful accounts methodology at least annually.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

        Depending upon the type of account receivable our allowance is calculated using a pooled basis with an allowance for all accounts greater than 120 days past due, a specific identification method, or a combination of the two methods. When a specific identification method is used, past due balances over 90 days old and balances less than 90 days old but potentially uncollectible due to bankruptcy or other issues are reviewed individually for collectability. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

  (i)
  Inventories

        Wireless handset inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the average cost method. Handset costs in excess of the revenues generated from handset sales, or handset subsidies, are expensed at the time of sale. We do not recognize the expected handset subsidies prior to the time of sale because the promotional discount decision is made at the point of sale and/or because we expect to recover the handset subsidies through service revenue.

        Inventories of other merchandise for resale and parts are stated at the lower of cost or market. Cost is determined using the average cost method.

  (j)
  Property and Equipment

        Property and equipment is stated at cost. Construction costs of facilities are capitalized. Equipment financed under capital leases is recorded at the lower of fair market value or the present value of future minimum lease payments at inception of the lease. Construction in progress represents distribution equipment and systems and support equipment and systems not placed in service on December 31, 2009 that management intends to place in service during 2010.

        Depreciation is computed using the straight-line method based upon the shorter of the estimated useful lives of the assets or the lease term, if applicable, in the following ranges:

Asset Category	Asset Lives
Telephony distribution equipment	12 years
Fiber optic cable systems	12 - 30 years
Cable television distribution equipment and systems	10 years
Support equipment and systems	3 - 5 years
Transportation equipment	3 years
Property and equipment under capital leases	12 - 20 years
Buildings	20 years

        Amortization of property and equipment under capital leases is included in Depreciation and Amortization Expense on the Consolidated Statements of Operations.

        Repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized. Accumulated depreciation is removed and gains or losses are recognized at the time of retirements, sales or other dispositions of property and equipment.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

  (k)
  Intangible Assets and Goodwill

        Goodwill, cable certificates (certificates of convenience and public necessity) and wireless licenses are not amortized. Cable certificates represent certain perpetual operating rights to provide cable services. Wireless licenses represent the right to utilize certain radio frequency spectrum to provide wireless communications services. Goodwill represents the excess of cost over fair value of net assets acquired in connection with a business acquisition. Goodwill is not allocated to our reportable segments as our Chief Operating Decision Maker does not review a balance sheet by reportable segment to make decisions about resource allocation or evaluate reportable segment performance.

        All other amortizable intangible assets are being amortized over 1 to 20 year periods using the straight-line method.

  (l)
  Impairment of Intangibles, Goodwill, and Long-lived Assets

        Cable certificates and wireless license assets are the right to solicit and service potential customers and the right to deploy and market new services, such as interactivity, wireless broadband and video, in the service areas covered by currently held cable certificate and wireless licenses. Cable certificates and wireless license assets are treated as indefinite-lived intangible assets and are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the asset with its carrying amount. If the carrying amount of the assets exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the asset becomes its new accounting basis. Impairment testing of our cable certificate and wireless license assets as of October 31, 2009 and December 31, 2008 used a direct value method.

        Our goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. We use an income approach to determine the fair values used in the goodwill impairment test. In addition, a market-based approach is used where possible to corroborate the fair values determined by the income approach.

        During the third quarter of 2009, we changed the date of our annual impairment test from the last day of the fiscal year to the last day of the tenth month of the fiscal year for all of our indefinite-lived intangibles. As we grew, it became increasingly difficult to complete the various impairment analyses in a timely manner, therefore, we believed the change in accounting principle related to the annual testing date was preferable as it provided us additional time to complete the impairment test and report the results of that test in our annual filing on Form 10-K. We believe that the change to the annual testing date did not delay, accelerate or avoid an impairment charge. We determined that this change in accounting principle was preferable under the circumstances and it did not result in adjustments to our financial statements when applied retrospectively. The annual impairment test was performed as of December 31, 2008 and was performed again as of October 31, 2009, therefore, less than 12 months elapsed between impairment tests. We completed our annual review and no impairment charge was recorded in 2009.

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of an asset group to be

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

  (m)
  Amortization and Write-off of Loan Fees

        Debt issuance costs are deferred and amortized using the effective interest method. If a refinancing or amendment of a debt instrument is a substantial modification, all or a portion of the applicable debt issuance costs are written off. If a debt instrument is repaid prior to the maturity date we will write-off a proportional amount of debt issuance costs.

  (n)
  Other Assets

        Other Assets primarily include long-term deposits, prepayments, and non-trade accounts receivable.

  (o)
  Asset Retirement Obligations

        We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred in Other Liabilities on the Consolidated Balance Sheets if the fair value of the liability can be reasonably estimated. When the liability is initially recorded, we capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we either settle the obligation for its recorded amount or incur a gain or loss upon settlement.

        The majority of our asset retirement obligation is the estimated cost to remove telephony distribution equipment and support equipment from leased property. Following is a reconciliation of the beginning and ending aggregate carrying amount of our liability for asset retirement obligation (amounts in thousands):

Balance at December 31, 2007	$4,173
Liability incurred	1,408
Additions upon acquisition of UUI, Unicom, Alaska Wireless and Alaska DigiTel	803
Accretion expense	396
Liability settled	(601)

Balance at December 31, 2008	6,179
Liability incurred	5,764
Accretion expense	634
Liability settled	(63)

Balance at December 31, 2009	$12,514

        During the years ended December 31, 2009 and 2008 we recorded additional capitalized costs of $5.8 million and $1.4 million, respectively, in Property and Equipment in Service, Net of Depreciation.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

        Certain of our network facilities are on property that requires us to have a permit and the permit contains provisions requiring us to remove our network facilities in the event that the permit is not renewed. We expect to continually renew our permits and therefore cannot estimate any liabilities associated with such agreements. A remote possibility exists that we would not be able to successfully renew a permit, which could result in us incurring significant expense in complying with restoration or removal provisions.

  (p)
  Derivatives

        We enter into derivative contracts to manage exposure to variability in cash flows from floating-rate financial instruments, particularly on our long-term debt instruments and credit facilities. We no longer have significant exposure from floating-rate financial instruments since we repaid the outstanding indebtedness under our Senior Credit Facility with the proceeds from the issuance of the 2019 Notes. We do not apply hedge accounting to our derivative instruments and therefore treat these instruments as "economic hedges." Derivative instruments are accounted for at fair value as either assets or liabilities on the balance sheet. Changes in the fair value of derivatives are recognized in earnings each reporting period.

        Derivative financial instruments are subject to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. We minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

        Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates or other market variables. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

        In the third quarter of 2008, we entered into two interest rate caps with a combined notional value of $180.0 million that mature on July 1, 2010. The initial cost of the caps was $928,000. These derivative instruments are being used to manage the interest rate risk on our Senior Credit Facility, which is indexed to the London Interbank Offered Rate ("LIBOR").

        The following is a summary of the derivative contracts outstanding in the balance sheet at December 31, 2009 (dollar amounts in thousands):

				Fair Value as of December 31,
	Number of Contracts	Notional Value	Balance Sheet Location
				2009	2008
Interest rate caps	2	$180,000	Other Assets	$—	$7

		Amount of Gain (Loss Recognized) December 31,
Derivatives not designated as hedging instruments	Location of Gain (Loss) Recognized
		2009	2008
Interest rate caps	Interest expense	$(7)	(921)

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

  (q)
  Revenue Recognition

        All revenues are recognized when the earnings process is complete. Revenue recognition is as follows:

  •
  Revenues generated from long-distance service usage and plan fees, Internet service excess usage, and managed services are recognized when the services are provided,

  •
  We recognize unbilled revenues when the service is provided based upon minutes of use processed, and/or established rates, net of credits and adjustments,

  •
  Cable television service package fees, local access and Internet service plan fees, and private line telecommunication revenues are billed in advance, recorded as Deferred Revenue on the balance sheet, and are recognized as the associated service is provided,

  •
  Certain of our wireless services offerings have been determined to be revenue arrangements with multiple deliverables. Revenues are recognized as each element is earned based on objective evidence regarding the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements. Revenues generated from wireless service usage and plan fees are recognized when the services are provided. Revenues generated from the sale of wireless handsets and accessories are recognized when title to the handset and accessories passes to the customer. As the non-refundable, up-front activation fee charged to the customer does not meet the criteria as a separate unit of accounting, we allocate the additional arrangement consideration received from the activation fee to the handset (the delivered item) to the extent that the aggregate handset and activation fee proceeds do not exceed the fair value of the handset. Any activation fees not allocated to the handset would be deferred upon activation and recognized as service revenue on a straight-line basis over the expected customer relationship period,

  •
  The majority of our equipment sale transactions involve the sale of communications equipment with no other services involved. Such equipment is subject to standard manufacturer warranties and we do not manufacture any of the equipment we sell. In such instances the customer takes title to the equipment generally upon delivery. We recognize revenue for such transactions when title passes to the customer and the revenue is earned and realizable. On certain occasions we enter into agreements to sell and satisfactorily install or integrate telecommunications equipment for a fixed fee. Customers may have refund rights if the installed equipment does not meet certain performance criteria. We defer revenue recognition until we have received customer acceptance per the contract or agreement, and all other required revenue recognition elements have been achieved. Revenues from contracts with multiple element arrangements, such as those including installation and integration services, are recognized as each element is earned based on objective evidence regarding the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements,

  •
  Technical services revenues are derived primarily from maintenance contracts on equipment and are recognized on a prorated basis over the term of the contracts,

  •
  Revenues from white and yellow page directories are recognized ratably during the period following publication, which typically begins with distribution and is complete in the month prior to publication of the next directory,

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

  •
  We account for fiber capacity Indefeasible Rights to Use ("IRU") agreements as an operating lease or service arrangement and we defer the revenue and recognize it ratably over the life of the IRU or as service is rendered,

  •
  Access revenue is recognized when earned. We participate in access revenue pools with other telephone companies. Such pools are funded by toll revenue and/or access charges regulated by the Regulatory Commission of Alaska ("RCA") within the intrastate jurisdiction and the Federal Communications Commission ("FCC") within the interstate jurisdiction. Much of the interstate access revenue is initially recorded based on estimates. These estimates are derived from interim financial information, available separation studies and the most recent information available about achieved rates of return. These estimates are subject to adjustment in future accounting periods as additional information becomes available. To the extent that a dispute arises over revenue settlements, our policy is to defer revenue collected until the dispute is resolved,

  •
  As an Eligible Telecommunications Carrier ("ETC"), we receive support from the Universal Service Fund ("USF") to support the provision of local access service in high-cost areas. We accrue estimated program revenue quarterly based on current line counts, the most current rates paid to us, our assessment of the impact of current FCC regulations, and our assessment of the potential outcome of FCC proceedings. Our estimated accrued revenue is subject to our judgment regarding the outcome of many variables and is subject to upward or downward adjustment in subsequent periods. Our ability to collect our accrued USF support is contingent upon continuation of the USF program and upon our eligibility to participate in that program, which is subject to change by future regulatory, legislative or judicial actions. We adjust revenue and the account receivable in the period the FCC makes a program change or we assess the likelihood that such a change has increased or decreased revenue. The payment from the USF is generally received approximately nine months subsequent to the services being performed. At December 31, 2009 we have $28.5 million in accounts receivable related to the USF high-cost area program. We do not recognize revenue until our ETC status has been approved by the RCA,

  •
  We receive refunds from time to time from incumbent local exchange carriers ("ILECs"), with which we do business in respect of their earnings that exceed regulatory requirements. Telephone companies that are rate regulated by the FCC using the rate of return method are required by the FCC to refund earnings from interstate access charges assessed to long-distance carriers when their earnings exceed their authorized rate of return. Such refunds are computed based on the regulated carrier's earnings in several access categories. Uncertainties exist with respect to the amount of their earnings, the refunds (if any), their timing, and their realization. We account for such refundable amounts as gain contingencies, and, accordingly, do not recognize them until realization is a certainty upon receipt,

  •
  We receive grant revenue for the purpose of building communication infrastructure in rural areas. We defer the revenue and recognize it over the life of the asset that was constructed using grant funds, and

  •
  Other revenues are recognized when the service is provided.

        We recognized $2.8 million of wireless revenue in July 2008 from USAC for interstate common line support. Due to the uncertainty in our ability to retroactively claim reimbursement under the

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

program, we accounted for this payment as a gain contingency and, accordingly, recognized revenue only upon receipt of payment when realization was certain.

  (r)
  Payments Received from Suppliers

        Our Consumer segment occasionally receives reimbursements for video services costs to promote suppliers' services, called cooperative advertising arrangements. The supplier payment is classified as a reduction of selling, general and administrative expenses if it reimburses specific, incremental and identifiable costs incurred to resell the suppliers' services. Recognition occurs upon receipt of the payment because collection is not assured.

  (s)
  Advertising Expense

        We expense advertising costs in the year during which the first advertisement appears. Advertising expenses were $4.1 million, $5.6 million and $5.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  (t)
  Leases

        Scheduled operating lease rent increases are amortized over the expected lease term on a straight-line basis. Rent holidays are recognized on a straight-line basis over the operating lease term (including any rent holiday period).

        Leasehold improvements are amortized over the shorter of their economic lives or the lease term. We may amortize a leasehold improvement over a term that includes assumption of a lease renewal if the renewal is reasonably assured. Leasehold improvements acquired in a business combination are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. Leasehold improvements that are placed in service significantly after and are not contemplated at or near the beginning of the lease term are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements made by us and funded by landlord incentives or allowances under an operating lease are recorded as deferred rent and amortized as reductions to lease expense over the lease term.

  (u)
  Interest Expense

        Material interest costs incurred during the construction period of non-software capital projects are capitalized. Interest costs incurred during the development period of a software capital project are capitalized. Interest is capitalized in the period commencing with the first expenditure for a qualifying capital project and ending when the capital project is substantially complete and ready for its intended use. We capitalized interest cost of $548,000, $4.2 million and $3.3 million during the years ended December 31, 2009, 2008 and 2007, respectively.

  (v)
  Income Taxes

        GCI, Inc., as a wholly-owned subsidiary and member of the GCI controlled group of corporations, files its income tax returns as part of the consolidated group of corporations under GCI. Accordingly,

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

all discussions regarding income taxes reflect the consolidated group's activity. Our income tax expense and deferred income tax assets are presented herein using the separate-entity method.

        Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for their future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable earnings in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

        We file federal income tax returns in the U.S. and in various state jurisdictions. We are no longer subject to U.S. or state tax examinations by tax authorities for years before 2006 except that certain U.S. federal income tax returns for years after 1997 are not closed by relevant statutes of limitations due to unused net operating losses reported on those income tax returns.

        We recognize accrued interest on unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. We did not have any unrecognized tax benefits as of December 31, 2009, 2008 and 2007, and, accordingly, we did not recognize any interest expense. Additionally, we recorded no penalties during the years ended December 31, 2009, 2008 and 2007, respectively.

  (w)
  Share-based Payment Arrangements

        We currently use the Black-Scholes-Merton option-pricing model to value stock options granted to employees. We use these values to recognize stock compensation expense for stock options. Compensation expense is recognized in the financial statements for share-based awards based on the grant date fair value of those awards. Share-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term. See note 8 for information on the assumptions we used to calculate the fair value of share-based compensation.

        We are required to report the benefits associated with tax deductions in excess of recognized compensation cost as a financing cash flow rather than as an operating cash flow.

  (x)
  Stock Options and Stock Warrants Issued for Non-employee Services

        Stock options and warrants issued in exchange for non-employee services are accounted for based upon the fair value of the consideration or services received or the fair value of the equity instruments issued using the Black-Scholes-Merton method, whichever is more reliably measurable.

        The fair value determined using these principles is charged to operating expense over the shorter of the term for which non-employee services are provided, if stated, or the stock option or warrant vesting period.

  (y)
  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires us to make estimates and assumptions that affect

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the allowance for doubtful receivables, unbilled revenues, accrual of the USF high-cost area program subsidy, share-based compensation, inventory reserves, reserve for future customer credits, valuation allowances for deferred income tax assets, depreciable and amortizable lives of assets, the carrying value of long-lived assets including goodwill, cable certificates and wireless licenses, purchase price allocations, deferred lease expense, asset retirement obligations, the accrual of Cost of Goods Sold, and the accrual of contingencies and litigation. Actual results could differ from those estimates.

  (z)
  Concentrations of Credit Risk

        Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments. At December 31, 2009 and 2008, substantially all of our cash and cash equivalents were invested in short-term liquid money instruments. At December 31, 2009 and 2008, cash balances were in excess of Federal Deposit Insurance Corporation insured limits.

        We have one major customer (see note 9). Our remaining customers are located primarily throughout Alaska. Because of this geographic concentration, our growth and operations depend upon economic conditions in Alaska.

  (aa)
  Software Capitalization Policy

        Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of five years. We capitalize certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage.

  (ab)
  Guarantees

        Certain of our customers have guaranteed levels of service. We accrue for any obligations under these guarantees as they become probable and estimable.

  (ac)
  Classification of Taxes Collected from Customers

        We report sales, use, excise, and value added taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between us and a customer on a net basis in our statements of operations. We report a certain surcharge on a gross basis in our statement of operations of $4.4 million, $4.1 million and $4.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

  (ad)
  Recently Adopted Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board ("FASB") issued ASC Topic 105 "Generally Accepted Accounting Principles" (formerly Statement of Financial Accounting Standard ("SFAS") No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles"). Topic 105 establishes the FASB Accounting Standards Codification ("Codification") as the source of authoritative GAAP recognized by the FASB and is to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification became effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the Codification impacted our financial statement disclosures beginning in the quarter ended September 30, 2009 as all references to authoritative accounting literature are referenced in accordance with the Codification. There is no change to the content of our financial statements or disclosures as a result of implementing the Codification other than updating our descriptions to describe the codified standards.

        On January 1, 2009 we adopted ASC Topic 810-10-65-1, "Consolidation" (formerly SFAS No. 160, "Non-Controlling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin ("ARB") No. 51"). Topic 810-10-65-1 requires non-controlling interests to be treated as a separate component of equity, but apart from the parent's equity, and not as a liability or other item outside of equity. This topic also specifies that consolidated net income attributable to the parent and to non-controlling interests be clearly identified and presented on the face of the consolidated statement of operations. Previously, we had reported minority interests (non-controlling interests) as a reduction in arriving at income before income tax expense. In addition, this standard specifies that changes to the parent's ownership interest while it retains a controlling financial interest should be accounted for as equity transactions. This topic also expands disclosure in the financial statements to include a reconciliation of the beginning and ending balances of the equity attributable to the parent and non-controlling owners and a schedule showing the effects of changes in a parent's ownership interest in a subsidiary on the equity attributable to the parent. The presentation and disclosure requirements of this topic were applied retrospectively for all periods presented; as a result, our statements of operations and our statement of stockholders' equity for the years ended December 31, 2008 and 2007 were recast to reflect the adoption of this topic.

  (ae)
  Recently Issued Accounting Pronouncements

        FASB Accounting Standards Update ("ASU") 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services ("deliverables") separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, "Revenue Recognition—Multiple-Element Arrangements", for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

beginning on or after June 15, 2010. The adoption of ASU 2009-13 is not expected to have a material impact on our income statement, financial position or cash flows.

        ASU 2009-17 addresses a revision to former SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167"). ASU 2009-17 amends previous accounting related to the consolidation of variable interest entities ("VIE") to require an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity based on whether the entity (1) has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Also, SFAS No. 167 requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. Enhanced disclosures are also required to provide information about an enterprise's involvement in a VIE. This statement will be effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of ASU 2009-17 is not expected to have a material impact on our income statement, financial position or cash flows.

        ASU No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" requires new disclosures and clarifies existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB's objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require that (a) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

        In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

  •
  For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

  •
  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

        ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on our income statement, financial position or cash flows.

  (af)
  Changes in Accounting Policy

        Effective January 1, 2008, we prospectively changed our accounting policy for recording depreciation on our property and equipment placed in service. For assets placed in service on or after January 1, 2008, we are using a mid-month convention to recognize depreciation expense. Previous to

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(l) Business and Summary of Significant Accounting Principles (Continued)

this change we used the half-year convention to recognize depreciation expense in the year an asset was placed in service, regardless of the month the property and equipment was placed in service. We believe the mid-month convention is preferable because it results in more precise recognition of depreciation expense over the estimated useful life of the asset. No retroactive adjustment was made. The following table sets forth the impact of this accounting change on depreciation and amortization expense, operating income (loss) and net income (loss) for the years ended December 31, 2009 and 2008 (amounts in thousands):

Year Ended December 31,	2009	2008
Depreciation and amortization expense	$321	(521)
Operating income (loss)	(321)	521
Net income (loss) attributable to GCI, Inc.	(189)	214
  (ag)
  Reclassifications

        Reclassifications have been made to the 2008 and 2007 financial statements to make them comparable with the 2009 presentation.

(2) Consolidated Statements of Cash Flows Supplemental Disclosures

        Changes in operating assets and liabilities, net effect of acquisitions, consist of (amounts in thousands):

Year ended December 31,	2009	2008	2007
Increase in accounts receivable	$(33,555)	(5,209)	(19,713)
Decrease in prepaid expenses	1,923	488	949
(Increase) decrease in inventories	(2,109)	(3,336)	1,455
(Increase) decrease in other current assets	(4,272)	(69)	1,089
Increase in other assets	(10,742)	—	—
Increase (decrease) in accounts payable	(1,889)	(4,198)	2,738
Increase (decrease) in accrued payroll and payroll related obligations	(752)	5,437	620
Increase (decrease) in deferred revenue	(787)	4,543	(2,000)
Increase in accrued interest	4,597	1,226	217
Increase (decrease) in accrued liabilities	(1,608)	2,695	(1,330)
Increase in subscriber deposits	287	84	194
Increase in long-term deferred revenue	763	49,153	—
Increase (decrease) in components of other long-term liabilities	526	(3,727)	526

	$(47,618)	47,087	(15,255)

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(2) Consolidated Statements of Cash Flows Supplemental Disclosures (Continued)

        The following items are for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

	2009	2008	2007
Net cash paid (received):
Interest, net of amount capitalized	$51,161	46,781	34,046
Income taxes paid	$—	884	293
Income taxes received	$(911)	(83)	(213)

        The following items are non-cash investing and financing activities for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

	2009	2008	2007
Non-cash additions for purchases of property and equipment	$4,427	12,124	8,965
Asset retirement obligation additions to property and equipment	$5,764	1,408	260
Assets acquired in acquisition	$6,475	—	—
Capital lease obligation incurred	$—	99,873	—
Warranty receivable applied to capital lease obligation	$465	8,415	—
Stock tender in lieu of cash on note receivable with related party	$—	—	1,740
Satellite warranty receivable	$—	8,880	—

  Additional Non-cash Financing Activities

        We received cash proceeds of $110.6 million from the $145.0 million term loan that we obtained in May 2008. We used $30.0 million of the term loan to repay the revolver portion of our Senior Credit Facility and our loan proceeds were reduced by $2.9 million for an original issue discount and $1.5 million for bank and legal fees associated with the new term loan.

(3) Receivables and Allowance for Doubtful Receivables

        Receivables consist of the following at December 31, 2009 and 2008 (amounts in thousands):

	2009	2008
Trade	$145,220	109,835
Employee	315	243
Other	2,324	3,058

Total Receivables	$147,859	113,136

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(3) Receivables and Allowance for Doubtful Receivables (Continued)

        Changes in the allowance for doubtful receivables during the years ended December 31, 2009, 2008 and 2007 are summarized below (amounts in thousands).

		Additions		Deductions
Description	Balance at beginning of year	Charged to costs and expenses	Charged to Other Accounts	Write-offs net of recoveries	Balance at end of year
December 31, 2009	$2,582	3,818	1,734	1,074	7,060

December 31, 2008	$1,657	3,471	—	2,546	2,582

December 31, 2007	$2,922	4,822	—	6,087	1,657

        Charged to Other Accounts for the year ended December 31, 2009 consists of a $914,000 adjustment recorded upon the conversion of our Alaska DigiTel customer accounts into our primary Consumer customer billing system that grossed up accounts receivable and the allowance for doubtful receivables to record termination fees for tracking purposes. Additionally, the year ended December 31, 2009 includes an adjustment of $820,000 due to the decision to temporarily stop revenue recognition for services provided to a customer whose funding from the USAC was denied. In both years we recorded accounts receivable and an allowance for doubtful receivables.

(4) Net Property and Equipment in Service

        Net property and equipment in service consists of the following at December 31, 2009 and 2008 (amounts in thousands):

	2009	2008
Land and buildings	$33,033	32,134
Telephony distribution systems	925,395	809,356
Cable television distribution systems	208,478	194,616
Support equipment	153,248	144,457
Transportation equipment	11,004	10,550
Property and equipment under capital leases	102,972	102,972

	1,434,130	1,294,085
Less accumulated depreciation	598,687	495,953
Less amortization	12,363	5,081

Net property and equipment in service	$823,080	793,051

(5) Intangible Assets and Goodwill

        As of October 31, 2009 cable certificates, wireless licenses and goodwill were tested for impairment and the fair values were greater than the carrying amounts, therefore these intangible assets were determined not to be impaired at December 31, 2009. The remaining useful lives of our cable certificates, wireless licenses and goodwill were evaluated as of October 31, 2009 and events and circumstances continue to support an indefinite useful life.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(5) Intangible Assets and Goodwill (Continued)

        There are no indicators of impairment of our intangible assets subject to amortization as of December 31, 2009.

        Other Intangible Assets subject to amortization include the following at December 31, 2009 and 2008 (amounts in thousands):

	2009	2008
Software license fees	$22,459	18,377
Customer relationships	11,217	11,467
Customer contracts	3,538	3,538
Right-of-way	783	783
Other	529	803

	38,526	34,968
Less accumulated amortization	18,965	11,992

Net other intangible assets	$19,561	22,976

        Changes in Other Intangible Assets are as follows (amounts in thousands):

Balance at December 31, 2007	$11,769
Asset additions upon acquisition of UUI, Unicom, Alaska Wireless, and the minority interest in Alaska DigiTel	10,861
Asset additions	6,303
Less amortization expense	5,948
Less asset write-off	9

Balance at December 31, 2008	22,976
Asset additions	4,772
Less amortization expense	7,628
Less asset write-off	559

Balance at December 31, 2009	$19,561

        Goodwill increased $6.6 million at December 31, 2009 as compared to December 31, 2008, primarily to record a $930,000 adjustment for grant deferred revenue to the UUI and Unicom purchase price allocations and for the additional $5.2 million and $497,000 contingent payments to Alaska Wireless and UUI, respectively.

        During the year ended December 31, 2008, goodwill increased $24.7 million, customer relationships increased $6.8 million, customer contracts increased $3.5 million, other intangible assets increased

        $542,000, and wireless licenses increased $210,000 upon the acquisition of UUI, Unicom, Alaska Wireless, and the minority interest in Alaska DigiTel. Goodwill and the wireless licenses are indefinite lived assets. The increase in other intangible assets is due to the recognition of customer relationships, contracts, and the Alaska DigiTel trademark. The intangible assets added during 2008 have a weighted average amortization period of 3.6 years.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(5) Intangible Assets and Goodwill (Continued)

        Amortization expense for amortizable intangible assets for the years ended December 31, 2009, 2008 and 2007 follow (amounts in thousands):

	Years Ended December 31,
	2009	2008	2007
Amortization expense for amortizable intangible assets	$7,628	5,948	3,332

        Amortization expense for amortizable intangible assets for each of the five succeeding fiscal years is estimated to be (amounts in thousands):

Years Ending December 31,
2010	$6,048
2011	3,980
2012	3,032
2013	1,756
2014	851

(6) Long-term Debt

        Long-term debt consists of the following (amounts in thousands):

	December 31,
	2009	2008
2019 Notes(a)	$425,000	—
2014 Notes(b)	320,000	320,000
Senior Credit Facility(c)	—	362,529
Rural Utilities Services debt(d)	34,721	35,328
CoBank Mortgage note payable(d)	2,277	3,539
Mortgage	—	490

Debt	781,998	721,886
Less unamortized discount paid on the 2019 Notes	3,460	—
Less unamortized discount paid on the 2014 Notes	2,158	2,589
Less unamortized discount paid on Senior Credit Facility	—	2,466
Less current portion of long-term debt	5,133	8,425

Long-term debt, net of unamortized discount	$771,247	708,406

        (a)   On November 3, 2009 ("Closing Date"), we completed an offering of $425.0 million in aggregate principal amount of its 8 5/8% 2019 Notes at an issue price of 99.17% ("2019 Notes") to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States in accordance with Regulation S under the Securities Act. We used the net proceeds from this offering to repay and retire the outstanding amount of $389.8 million under our Senior Credit Facility and for general corporate purposes.

        The 2019 Notes mature on November 15, 2019. Interest is payable semi-annually in cash on May 15 and November 15 of each year, beginning on May 15, 2010. The 2019 Notes are carried on our

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(6) Long-term Debt (Continued)

Consolidated Balance Sheet net of the unamortized portion of the discount, which is being amortized to Interest Expense over the term of the 2019 Notes using the effective interest method and an effective interest rate of 9.07%.

        The 2019 Notes are senior unsecured obligations which rank equally in right of payment with the existing and future senior unsecured debt, including our 2014 Notes described below, and senior in right of payment to all future subordinated indebtedness.

        The 2019 Notes were issued pursuant to an Indenture, dated as of the Closing Date, between us and Union Bank, N.A., as trustee.

        We are not required to make mandatory sinking fund payments with respect to the 2019 Notes.

        Upon the occurrence of a change of control, each holder of the 2019 Notes will have the right to require us to purchase all or any part (equal to $1,000 or an integral multiple thereof, except that no 2019 Note will be purchased in part if the remaining portion thereof would not be at least $2,000) of such holder's 2019 Notes at a purchase price equal to 101% of the principal amount of such 2019 Notes, plus accrued and unpaid interest on such 2019 Notes, if any. If we or certain of our subsidiaries engage in asset sales, we must generally either invest the net cash proceeds from such sales in our business within a period of time, prepay debt under any outstanding credit facility, or make an offer to purchase a principal amount of the 2019 Notes equal to the excess net cash proceeds, with the purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any.

        The covenants in the Indenture restrict us and certain of its subsidiaries from incurring debt, but permits debt under the Senior Credit Facility and vendor financing as long as our leverage ratio, as defined does not exceed 5.5 to one; enter into sale and leaseback transactions; pay dividends or distributions on capital stock or repurchase capital stock; issue stock of subsidiaries; make certain investments; create liens on assets to secure debt; enter into transactions with affiliates; merge or consolidate with another company; and transfer and sell assets. These covenants are subject to a number of limitations and exceptions, as further described in the Indenture. Additionally, we have agreed to file a registration statement for the 2019 Notes within 120 days of the issue date, however, if we do not file the registration statement within 120 days we are required to pay additional interest of 0.25% per annum.

        We paid closing costs totaling $9.1 million in connection with the offering, which were recorded as deferred loan costs and are being amortized over the term of the 2019 Notes. Unamortized deferred loan costs related to the Senior Credit Facility totaling $1.4 million were written off for the year ended December 31, 2009.

        We were in compliance with all 2019 Notes loan covenants at December 31, 2009.

        (b)   We pay interest of 7.25% on notes that are due in 2014 ("2014 Notes"). The 2014 Notes are an unsecured senior obligation. The 2014 Notes are carried on our Consolidated Balance Sheet net of the unamortized portion of the discount based on an effective interest rate of 7.50%, which is being amortized to Interest Expense over the term of the 2014 Notes using the effective interest method.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(6) Long-term Debt (Continued)

        The 2014 Notes are redeemable at our option, in whole or in part, on not less than thirty days nor more than sixty days notice, at the following redemption prices, plus accrued and unpaid interest (if any) to the date of redemption:

If redeemed during the twelve month period commencing February 1 of the year indicated:	Redemption Price
2010	102.417%
2011	101.208%
2012 and thereafter	100.000%

        The 2014 Notes restrict us and certain of its subsidiaries from incurring debt, but permits debt under the Senior Credit Facility and vendor financing as long as our leverage ratio, as defined does not exceed 6.0 to one. In addition, certain other debt is permitted regardless of our leverage ratio, including debt under the Senior Credit Facility not exceeding (and reduced by certain stated items):

  •
  $250.0 million, reduced by the amount of any prepayments, or

  •
  3.0 times earnings before interest, taxes, depreciation and amortization for the last four full fiscal quarters of GCI, Inc. and its subsidiaries.

        The 2014 Notes limit the ability of our subsidiaries to make cash dividend payments to us.

        Semi-annual interest payments of $11.6 million are payable in February and August of each year.

        The 2014 Notes are structurally subordinate to our Senior Credit Facility.

        Our 2014 Notes' key debt covenants require our Total Leverage Ratio (as defined) be 6.0:1.0 or less and our Senior Leverage Ratio (as defined) be 3.0:1.0 or less if our Senior Debt (as defined) is greater than $250.0 million.

        We were in compliance with all 2014 Notes loan covenants at December 31, 2009.

        (c)   In November 2009, we completed our offering of the 2019 Notes and used the net proceeds from this offering to repay the outstanding amount of $389.8 million under our Senior Credit Facility, including $349.8 million outstanding on the term loan and $40.0 million outstanding on the revolving portion of the Senior Credit Facility. The term loan was retired upon the repayment but the revolving portion was still available to us at December 31, 2009.

        The Senior Credit Facility includes a $75.0 million revolving credit facility with a $25.0 million sublimit for letters of credit. We have letters of credit outstanding totaling $2.8 million, which leaves $72.2 million available for borrowing under the revolving credit facility as of December 31, 2009 if needed.

        The revolving credit facility component of our Senior Credit Facility interest rate is LIBOR plus the following Applicable Margin set forth opposite each applicable Total Leverage Ratio below:

Total Leverage Ratio (as defined)	Applicable Margin
>3.75	4.25%
>3.25 but <3.75	3.75%
>2.75 but <3.25	3.25%
<2.75	2.75%

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(6) Long-term Debt (Continued)

        The commitment fee we are required to pay on the unused portion of the commitment is 0.5%.

        Substantially all of the Company's assets collateralize the Senior Credit Facility.

        Borrowings under the Senior Credit Facility are subject to certain financial covenants and restrictions on indebtedness, dividend payments, financial guarantees, business combinations, and other related items. Our Senior Credit Facility Total Leverage Ratio (as defined) may not exceed (i) 5.25:1.00 for the period beginning May 2, 2008 and ending on June 30, 2009, (ii) 5.00:1.00 for the period beginning on July 1, 2009, and ending on December 31, 2009, and (iii) 4.50:1.00 for the period beginning January 1, 2010, and ending on August 31, 2012; the Senior Leverage Ratio (as defined) may not exceed (i) 3.25:1.00 for the period beginning on May 2, 2008 and ending on June 30, 2009, and (ii) 3.00:1.00 for the period beginning July 1, 2009, and ending on August 31, 2012; the Fixed Charge Coverage Ratio (as defined) must be 1.0:1.0 or greater beginning December 31, 2009; and the Interest Coverage Ratio (as defined) must not be less than (i) 2.50:1.00 for the period beginning on May 2, 2008 and ending on September 30, 2009, and (ii) 2.75:1.00 for the period beginning October 1, 2009, and ending on August 31, 2012. We were in compliance with all loan covenants relating to our Senior Credit Facility at December 31, 2009.

        Our Senior Credit Facility also limits the amount of capital expenditures, excluding acquisitions, that we can incur each year based on the following (amounts in thousands):

Year Ended:	Maximum Capital Expenditure Amount
2009	$125,000
2010	$125,000
2011 and thereafter	$100,000

        If our capital expenditures for a given year are less than the maximum, the cumulative difference between the amount incurred and the maximum capital expenditure limitation may be carried over to the following year if certain levels of earnings before depreciation and amortization expense, income tax expense, share-based compensation expense and non-cash contribution adjustment ("adjusted EBITDA") are met.

        In May 2008, we had signed an agreement to add a term loan of $145.0 million ("Additional Incremental Term Loan") to our then existing Senior Credit Facility. We used $30.0 million of the proceeds to repay the revolver portion of our Senior Credit Facility and our loan proceeds were reduced by $2.9 million for an original issue discount and $1.5 million for bank and legal fees associated with the new term loan. The discount on the term loan was being amortized into interest expense using the effective interest method.

        The transaction in May 2008 to add the Additional Incremental Term Loan was a partial substantial modification of our existing Senior Credit Facility resulting in a $667,000 write-off of previously deferred loan fees during the year ended December 31, 2008 in our Consolidated Statements of Operations. Deferred loan fees of $58,000 associated with the portion of our then existing Senior Credit Facility determined not to have been substantially modified were deferred and subsequently written-off in 2009 due to the November 2009 Senior Credit Facility retirement.

        Additionally, in connection with the Additional Incremental Term Loan, we paid bank fees and other expenses of $1.6 million during 2008, of which $527,000 were immediately expensed in the twelve

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(6) Long-term Debt (Continued)

months ended December 31, 2008 and $1.1 million were deferred and subsequently written-off in 2009 due to the November 2009 Senior Credit Facility retirement.

        Our Senior Credit Facility was amended in October 2008 to allow and additional $15.0 million in capital expenditures for the year ended December 31, 2008. In connection with the October 2008 amendment to the Senior Credit Facility, we paid loan fees of $453,000 which were being amortized over the remaining life of the Senior Credit Facility and were subsequently written-off in 2009 due to the November 2009 Senior Credit Facility retirement. The October amendment to the Senior Credit Facility was determined not to be a substantial modification.

        (d)   We acquired long-term debt upon our acquisition of UUI and Unicom effective June 1, 2008, from the Rural Utility Services ("RUS") and CoBank. The long-term debt is due in monthly installments of principal based on a fixed rate amortization schedule. The interest rates on the various loans to which this debt relates range from 2.0% to 6.8%. Through UUI and Unicom, we have $17.0 million available for borrowing for specific capital expenditures under existing borrowing arrangements. Substantially all of the assets of UUI and Unicom are collateral for the amounts due to RUS and CoBank.

        Maturities of long-term debt as of December 31, 2009 are as follows (amounts in thousands):

Years ending December 31,
2010	$5,133
2011	5,004
2012	4,962
2013	5,218
2014	324,908
2015 and thereafter	436,773

781,998
Less unamortized discount paid on 2019 Notes	3,460
Less unamortized discount paid on 2014 Notes	2,158
Less current portion of long-term debt	5,133

$771,247

(7) Income Taxes

        Total income tax expense of $3.9 million, $1.1 million and $12.2 million for the years ended December 31, 2009, 2008 and 2007, respectively, was allocated to income/loss in each year. We did not record any excess tax benefit generated from stock options exercised during the years ended December 31, 2009, 2008, and 2007 since we are in a net operating loss carryforward position and the income tax deduction will not yet reduce income taxes payable. The cumulative excess tax benefits generated for stock options exercised that have not been recognized is $4.7 million at December 31, 2009.

        We have income tax receivables for federal and state alternative minimum taxes of $1.2 million and $899,000 at December 31, 2009 and 2008, respectively.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(7) Income Taxes (Continued)

        Income tax expense consists of the following (amounts in thousands):

	Years ended December 31,
	2009	2008	2007
Current tax expense:
Federal taxes	$—	—	436
State taxes	—	—	77

	—	—	513

Deferred tax expense:
Federal taxes	3,494	922	9,785
State taxes	442	155	1,864

	3,936	1,077	11,649

	$3,936	1,077	12,162

        Total income tax expense differed from the "expected" income tax expense determined by applying the statutory federal income tax rate of 35% as follows (amounts in thousands):

	Years ended December 31,
	2009	2008	2007
"Expected" statutory tax expense (benefit)	$2,608	(803)	9,050
State income taxes, net of federal expense (benefit)	456	(48)	1,585
Income tax effect of nondeductible entertainment expenses	703	725	569
Impact of non-controlling interest attributable to non-tax paying entity	—	526	13
Income tax effect of nondeductible lobbying expenses	380	424	468
Other, net	(211)	253	477

	$3,936	1,077	12,162

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(7) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2009 and 2008 are summarized below (amounts in thousands):

	2009	2008
Current deferred tax assets, net of current deferred tax liability:
Compensated absences, accrued for financial reporting purposes	$2,565	2,771
Net operating loss carryforwards	8,354	—
Workers compensation and self insurance health reserves, principally due to accrual for financial reporting purposes	580	869
Accounts receivable, principally due to allowance for doubtful accounts	2,981	980
Deferred compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(270)	966
Other	3,408	2,257

Total current deferred tax assets	$17,618	7,843

	2009	2008
Long-term deferred tax assets:
Net operating loss carryforwards	$74,345	65,890
Deferred revenue for financial reporting purposes	22,422	20,658
Alternative minimum tax credits	1,892	3,055
Deferred compensation expense for financial reporting purposes in excess of amounts recognized for tax purposes	1,093	1,274
Asset retirement obligations in excess of amounts recognized for tax purposes	1,775	1,812
Share-based compensation expense for financial reporting purposes in excess of amounts recognized for tax purposes	3,026	2,079
Other	4,132	115

Total long-term deferred tax assets	108,685	94,883

Long-term deferred tax liabilities
Plant and equipment, principally due to differences in depreciation	170,260	108,015
Intangible assets	38,811	73,000
Other	—	55

Total long-term deferred tax liabilities	209,071	181,070

Net long-term deferred tax liabilities	$100,386	86,187

        At December 31, 2009, we have tax net operating loss carryforwards of $211.3 million that will begin expiring in 2011 if not utilized, and alternative minimum tax credit carryforwards of $1.9 million available to offset regular income taxes payable in future years. Our utilization of remaining acquired net operating loss carryforwards is subject to annual limitations pursuant to Internal Revenue Code section 382 which could reduce or defer the utilization of these losses.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(7) Income Taxes (Continued)

        We are no longer subject to U.S. or state tax examinations by tax authorities for years before 2006 except that certain U.S. federal income tax returns for years after 1997 are not closed by relevant statutes of limitations due to unused net operating losses reported on those income tax returns.

        Our tax net operating loss carryforwards are summarized below by year of expiration (amounts in thousands).

Years ending December 31,	Federal	State
2011	$759	759
2018	1,937	1,911
2019	25,942	25,391
2020	44,744	43,797
2021	29,614	28,987
2022	14,081	13,788
2023	3,968	3,903
2024	544	—
2025	1,342	—
2026	337	—
2027	116	—
2028	39,535	39,097
2029	48,370	47,570

Total tax net operating loss carryforwards	$211,289	205,203

        Tax benefits associated with recorded deferred tax assets are considered to be more likely than not realizable through taxable income earned in carryback years, future reversals of existing taxable temporary differences, and future taxable income exclusive of reversing temporary differences and carryforwards. The amount of deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

(8) Stockholder's Equity

  Common Stock

        We were incorporated in 1997 and issued 100 shares of our no par Class A common stock to GCI in our initial capitalization. We received all ownership interests in subsidiaries previously held by GCI and proceeds from GCI's August 1, 1997 common stock offering. We recorded $206.6 million associated with our initial capitalization. All of our issued and outstanding Class A common stock is owned by GCI.

  Share-Based Compensation

        GCI's 1986 Stock Option Plan, as amended ("Stock Option Plan"), provides for the grant of options and restricted stock awards (collectively "award") for a maximum of 15.7 million shares of GCI Class A common stock, subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations or certain other changes in corporate structure or capitalization. If an award expires or terminates, the shares subject to the award will be available for further grants of awards under the Stock Option Plan. The Compensation Committee of GCI's Board of Directors administers

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(8) Stockholder's Equity (Continued)

the Stock Option Plan. Substantially all restricted stock awards granted vest over periods of up to three years. Substantially all options vest in equal installments over a period of five years and expire ten years from the date of grant. The requisite service period of our awards is generally the same as the vesting period. Options granted pursuant to the Stock Option Plan are only exercisable if at the time of exercise the option holder is our employee, non-employee director, or a consultant or advisor working on our behalf. New shares of GCI Class A common stock are issued when stock option agreements are exercised or restricted stock awards are made. GCI's share repurchase program as described above may include the purchase of shares issued pursuant to our Stock Option Plan.

        The fair value of restricted stock awards is determined based on the number of shares granted and the quoted price of GCI's common stock. We use a Black-Scholes-Merton option pricing model to estimate the fair value of stock options issued. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. We have reviewed our historical pattern of option exercises and have determined that meaningful differences in option exercise activity existed among employee job categories. Therefore, we have categorized these awards into two groups of employees for valuation purposes.

        We estimated the expected term of options granted by evaluating the vesting period of stock options, employee's past exercise and post-vesting employment departure behavior, and expected volatility of the price of the underlying shares.

        We estimated the expected volatility of GCI's common stock at the grant date using the historical volatility of GCI's common stock over the most recent period equal to the expected stock option term and evaluated the extent to which available information indicated that future volatility may differ from historical volatility.

        The risk-free interest rate assumption was determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. GCI and GCI, Inc. have never paid any cash dividends on GCI's common stock and we do not anticipate paying any cash dividends in the foreseeable future. Therefore, we assumed an expected dividend yield of zero.

        The following table shows our assumptions used to compute the share-based compensation expense for stock options granted during the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Expected term (years)	5.2 - 6.8	5.2 - 6.8	5.2 - 6.8
Volatility	53.6% - 59.1%	47.6% - 55.4%	41.5% - 54.3%
Risk-free interest rate	1.7% - 3.2%	1.6% - 3.4%	3.5% - 4.7%

        We estimate pre-vesting option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record share-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical pre-vesting forfeiture data.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(8) Stockholder's Equity (Continued)

        A summary of option activity under the Stock Option Plan as of December 31, 2009, and changes during the year then ended is presented below (share amounts in thousands):

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2009	6,815	$8.88
Granted	153	$6.65
Exercised	(77)	$5.52
Forfeited and retired	(5,264)	$9.34

Outstanding at December 31, 2009	1,627	$7.35	4.8	$365

Exercisable at December 31, 2009	1,051	$7.04	3.3	$363

Available for grant at December 31, 2009	4,121

        The weighted average grant date fair value of options granted during the years ended December 31, 2009, 2008 and 2007 was $3.49 per share, $3.10 per share and $7.03 per share, respectively. The total fair value of options vested during the years ended December 31, 2009, 2008 and 2007 was $110,000, $3.3 million and $3.3 million, respectively. The total intrinsic values, determined as of the date of exercise, of options exercised in the years ended December 31, 2009, 2008 and 2007 were $120,000, $214,000 and $3.5 million, respectively. We received $423,000, $416,000 and $3.3 million in cash from stock option exercises in the years ended December 31, 2009, 2008 and 2007, respectively.

        A summary of the status of nonvested shares under the Stock Option Plan as of December 31, 2009, and changes during the year ended December 31, 2009, is presented below (share amounts in thousands):

Nonvested Restricted Stock Awards	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2009	390	$12.38
Granted	1,964	$4.63
Vested	(128)	$11.23
Forfeited	(1)	$1.26

Nonvested at December 31, 2009	2,225	$5.69

        The following is a summary of our share-based compensation expense for the years ended December 31, 2009, 2008, and 2007 (in thousands):

	2009	2008	2007
Employee share-based compensation expense	$5,709	7,282	6,273
Expense reversal for performance based options and awards that are not expected to vest	(2,134)	—	—
Adjustment to fair value of liability classified awards	(771)	(4)	(1,329)

Total share-based compensation expense	$2,804	7,278	4,944

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(8) Stockholder's Equity (Continued)

        Share-based compensation expense is classified as selling, general and administrative expense in our consolidated Statements of Operations. During the third quarter of 2009, we recorded a $2.1 million decrease to share-based compensation expense when we determined that it was probable that certain performance based stock options and restricted stock awards would not vest. Unrecognized share-based compensation expense was $7.5 million relating to 1.6 million restricted stock awards and $788,000 relating to 574,000 unvested stock options as of December 31, 2009. We expect to recognize share-based compensation expense over a weighted average period of 1.6 years for stock options and 2.0 years for restricted stock awards.

        The following is a summary of activity for stock options granted not pursuant to the Stock Option Plan for the years ended December 31, 2009, 2008 and 2007 (share amounts in thousands):

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2007, 2008, and 2009	150	$6.50

Available for grant at December 31, 2009	—

        In January 2001 we entered into an aircraft operating lease agreement with a company owned by our President and CEO. The lease was amended effective January 1, 2002 and February 25, 2005. Upon signing the lease, the lessor was granted an option to purchase 250,000 shares of GCI Class A common stock at $6.50 per share, of which 150,000 shares remain available for purchase and expire on March 31, 2010.

        On August 6, 2009, GCI filed a Tender Offer Statement on Schedule TO (the "Exchange Offer") with the SEC. The Exchange Offer was an offer by GCI to eligible officers, employees and stakeholders, other than officers of GCI who also serve on GCI's Board of Directors ("Participants") to exchange, on a grant-by-grant basis, their outstanding eligible stock options that were granted under GCI's Stock Option Plan, whether vested or unvested, for shares of restricted stock of GCI Class A common stock that we granted under the Stock Option Plan ("Restricted Stock"). Generally, eligible options included all options issued pursuant to the Stock Option Plan between January 1, 1999, and February 15, 2009, excluding any options that vest based on EBITDA performance ("Eligible Options"). GCI accepted for cancellation, Eligible Options to purchase 5,241,700 shares of GCI Class A common stock from 166 Participants, representing approximately 86% of the options eligible for exchange in the offer with a fair value of $6.2 million as of the date of the exchange. GCI issued 1,908,890 shares of Restricted Stock to Participants, with a fair value of $7.1 million as of the date of the exchange, in each case, in accordance with the terms of the Exchange Offer.

        In accordance with the terms of the Restricted Stock agreement, one-half of the Restricted Stock received in exchange for eligible options will vest on December 20, 2011 with the remainder vesting on February 28, 2012. The number of shares of Restricted Stock that were offered in exchange for each eligible option was equal to the lesser of (i) a number of shares of Restricted Stock having a fair value equal to 100% of the fair value of the eligible options exchanged for shares of Restricted Stock, or (ii) a number of shares of Restricted Stock equal to 40% of the number of shares issuable pursuant to the eligible options surrendered.

        The exchange of stock options for Restricted Stock was treated as a modification of the stock options. The remaining unamortized stock compensation expense related to the original options will

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(8) Stockholder's Equity (Continued)

continue to be amortized over the vesting period of the Restricted Stock. The compensation expense for the incremental difference between the fair value of the Restricted Stock and the fair value of the original options on the date of modification, reflecting the current facts and circumstances on the modification date, will be amortized over the vesting period of the Restricted Stock. The incremental share-based compensation expense related to the modification, net of estimated forfeitures, is $940,000, of which $122,000 was expensed in the year ending December 31, 2009. We used a lattice model to value the options exchanged for Restricted Stock for purposes of determining our incremental share-based compensation.

  Employee Stock Purchase Plan

        In 1986, GCI adopted an Employee Stock Purchase Plan (the "GCI 401(k) Plan") qualified under Section 401 of the Internal Revenue Code of 1986. The 401(k) Plan provides for acquisition of GCI's Class A common stock at market value as well as various mutual funds. The GCI 401(k) Plan permits each employee who has completed one year of service to elect to participate. Eligible employees could elect to reduce their compensation by up to 50 percent of such compensation (subject to certain limitations) up to a maximum of $16,500 during the year ended December 31, 2009 and will be able to elect to reduce their compensation by up to 50 percent of such compensation (subject to certain limitations) or elect contributions to the Roth option of the GCI 401(k) plan up to a combined maximum of $16,500 during the year ended December 31, 2010.

        Eligible employees were allowed to make catch-up contributions of no more than $5,500 during the year ended December 31, 2009 and will be able to make such contributions limited to $5,500 during the year ended December 31, 2010. We do not match employee catch-up contributions.

        We may match up to 100% of employee salary reductions on after tax contributions in any amount, decided by GCI's Board of Directors each year, but not more than 10 percent of any one employee's compensation will be matched in any year. Matching contributions vest over the initial six years of employment. For the year ended December 31, 2009, the combination of pre-tax contributions, after tax contributions and matching contributions could not exceed the lesser of 100 percent of an employee's compensation or $49,000 (determined after salary reduction). For the year ended December 31, 2008, the combination of pre-tax contributions, after tax contributions and matching contributions could not exceed the lesser of 100 percent of an employee's compensation or $46,000 (determined after salary reduction).

        Employee contributions receive up to 100% matching and employees self-direct their matching investment. Our matching contributions allocated to participant accounts totaled $6.4 million, $5.8 million, and $5.5 million for the years ended December 31, 2009, 2008, and 2007, respectively. We used cash to fund all of our employer-matching contributions during the years ended December 31, 2009, 2008 and 2007.

        Employees of our subsidiaries UUI and Unicom who meet certain age and length of service requirements may participate in a profit sharing and 401(k) deferred contribution plan. We may match up to 100% of employee salary reductions up to the first 4% of an employee's contribution. The annual contribution to the profit sharing plan is at the discretion of the UUI and Unicom Board of Directors. Matching contributions totaled $174,000 and $104,000 for the year ended December 31, 2009 and from the period from June 1, 2008 through December 31, 2008, respectively. Subsequent to December 31,

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(8) Stockholder's Equity (Continued)

2009, the profit sharing and 401(k) deferred contribution plans of UUI and Unicom were merged in the GCI 401(k) Plan.

(9) Industry Segments Data

        Our reportable segments are business units that offer different products and are each managed separately.

        A description of our five reportable segments follows:

        Consumer—We offer a full range of voice, video, data and wireless services to residential customers.

        Network Access—We offer a full range of voice, data and wireless services to common carrier customers.

        Commercial—We offer a full range of voice, video, data and wireless services to small businesses, local, national and global businesses, governmental entities and public and private educational institutions.

        Managed Broadband—We offer data services to rural school districts, hospitals and health clinics through our SchoolAccess® and ConnectMD® initiatives and managed video conferencing.

        Regulated Operations—We offer voice and data services to residential, business, and governmental customers in areas of rural Alaska.

        Corporate related expenses including engineering, information technology, accounting, legal and regulatory, human resources, and other general and administrative expenses for the years ended December 31, 2009, 2008, and 2007 are allocated to our Consumer, Network Access, Commercial, and Managed Broadband segments using segment margin for the years ended December 31, 2008, 2007, and 2006, respectively. Bad debt expense for the years ended December 31, 2009, 2008, and 2007 is allocated to our Consumer, Network Access, Commercial and Managed Broadband segments using a combination of specific identification and allocations based upon segment revenue for the years ended December 31, 2009, 2008 and 2007, respectively. Corporate related expenses and bad debt expense are specifically identified for our Regulated Operations segment and therefore, are not included in the allocations.

        We evaluate performance and allocate resources based on adjusted EBITDA. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in note 1. Intersegment sales are recorded at cost plus an agreed upon intercompany profit.

        We earn all revenues through sales of services and products within the United States. All of our long-lived assets are located within the United States of America, except 82% of our undersea fiber optic cable systems which transit international waters and all of our satellite transponders.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(9) Industry Segments Data (Continued)

        Summarized financial information for our reportable segments for the years ended December 31, 2009, 2008 and 2007 follows (amounts in thousands):

	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Total Reportable Segments
2009
Revenues:
Intersegment	$—	419	5,729	—	192	6,340
External	294,925	122,072	110,135	44,875	23,804	595,811

Total revenues	294,925	122,491	115,864	44,875	23,996	602,151

Cost of Goods Sold:
Intersegment	419	600	2,694	—	192	3,905
External	96,894	27,253	52,245	11,135	6,149	193,676

Total Cost of Goods Sold	97,313	27,853	54,939	11,135	6,341	197,581

Contribution:
Intersegment	(419)	(181)	3,035	—	—	2,435
External	198,031	94,819	57,890	33,740	17,655	402,135

Total contribution	197,612	94,638	60,925	33,740	17,655	404,570

Less SG&A	112,883	38,348	35,363	14,450	11,627	212,671
Plus share-based compensation	1,145	891	549	219	—	2,804
Plus non-cash contribution expense	294	201	98	47	—	640

Adjusted EBITDA	$86,587	57,563	23,174	19,556	6,028	192,908

2008
Revenues:
Intersegment	$84	916	5,808	—	157	6,965
External	255,632	153,821	114,660	37,047	14,282	575,442

Total revenues	255,716	154,737	120,468	37,047	14,439	582,407

Cost of Goods Sold:
Intersegment	656	685	2,821	125	97	4,384
External	89,853	40,326	59,480	10,265	3,134	203,058

Total Cost of Goods Sold	90,509	41,011	62,301	10,390	3,231	207,442

Contribution:
Intersegment	(572)	231	2,987	(125)	60	2,581
External	165,779	113,495	55,180	26,782	11,148	372,384

Total contribution	165,207	113,726	58,167	26,657	11,208	374,965

Less SG&A	110,364	43,057	36,191	13,132	7,562	210,306
Plus share-based compensation	2,891	2,443	1,392	552	—	7,278
Plus non-cash contribution expense	199	177	76	28	—	480
Plus non-controlling interest	661	589	253	—	—	1,503
Plus other expense	(217)	—	—	—	—	(217)

Adjusted EBITDA	$58,949	73,647	20,710	14,230	3,586	171,122

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(9) Industry Segments Data (Continued)

	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Total Reportable Segments
2007
Revenues:
Intersegment	$—	2,978	5,471	—	—	8,449
External	223,502	163,377	104,640	28,792	—	520,311

Total revenues	223,502	166,355	110,111	28,792	—	528,760

Cost of Goods Sold:
Intersegment	2,067	1,303	2,487	—	—	5,857
External	88,699	43,868	53,492	9,740	—	195,799

Total Cost of Goods Sold	90,766	45,171	55,979	9,740	—	201,656

Contribution:
Intersegment	(2,067)	1,675	2,984	—	—	2,592
External	134,803	119,509	51,148	19,052	—	324,512

Total contribution	132,736	121,184	54,132	19,052	—	327,104

Less SG&A	89,723	38,859	36,060	11,110	—	175,752
Plus share-based compensation	1,715	1,775	1,069	385	—	4,944
Plus non-controlling interest	13	16	7	—	—	36

Adjusted EBITDA	$46,808	82,441	16,164	8,327	—	153,740

        A reconciliation of reportable segment revenues to consolidated revenues follows (amounts in thousands):

Years ended December 31,	2009	2008	2007
Reportable segment revenues	$602,151	582,407	528,760
Less intersegment revenues eliminated in consolidation	6,340	6,965	8,449

Consolidated revenues	$595,811	575,442	520,311

        A reconciliation of reportable segment adjusted EBITDA, to consolidated income (loss) before income taxes follows (amounts in thousands):

Years ended December 31,	2009	2008	2007
Reportable segment adjusted EBITDA	$192,908	171,122	153,740
Less depreciation and amortization expense	123,362	114,369	87,615
Less share-based compensation expense	2,804	7,278	4,944
Less non-cash contribution expense	640	480	—
Less net loss attributable to non-controlling interest	—	1,503	36
Plus other expense	—	217	—

Consolidated operating income	66,102	47,709	61,145
Less other expense, net	58,650	50,004	35,286

Consolidated income (loss) before income taxes	$7,452	(2,295)	25,859

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

(9) Industry Segments Data (Continued)

        Assets at December 31, 2009, 2008 and 2007 and capital expenditures for the years ended December 31, 2009, 2008 and 2007 are not allocated to reportable segments as our Chief Operating Decision Maker does not review a balance sheet or capital expenditures by segment to make decisions about resource allocations or to evaluate segment performance.

        We earn revenues included in the Network Access segment from a major customer. We earned revenues from our major customer, net of discounts, of $64.5 million, $65.0 million and $71.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. As a percentage of total revenues, our major customer's revenues totaled 11%, 11% and 14% for the years ended December 31, 2009, 2008 and 2007, respectively.

(10) Financial Instruments

  Fair Value of Financial Instruments

        The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 2009 and 2008 the fair values of cash and cash equivalents, net receivables, current portion of notes receivable, accounts payable, accrued payroll and payroll related obligations, accrued interest, accrued liabilities, and subscriber deposits approximate their carrying value due to the short-term nature of these financial instruments. The carrying amounts and estimated fair values of our financial instruments at December 31, 2009 and 2008 follow (amounts in thousands):

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current and long-term debt and capital lease obligations	$872,294	834,152	817,160	723,403
Other liabilities	72,770	71,623	63,867	63,727

        The following methods and assumptions were used to estimate fair values:

        Current and long-term debt and capital lease obligations: The fair value of our 2019 Notes, 2014 Notes, RUS debt, CoBank mortgage note payable, and capital leases are valued based on quoted market prices on the same or similar issues or on the current rates offered to us of the same remaining maturities. The fair value of our Senior Credit Facility is estimated to approximate the carrying value because the instrument is subject to variable interest rates.

        Other Liabilities: Deferred compensation liabilities are carried at fair value, which is the amount payable as of the balance sheet date. Asset retirement obligations are recorded at their fair value and, over time, the liability is accreted to its present value each period. Lease escalation liabilities are valued at the discounted amount of future cash flows using quoted market prices on current rates offered to us. Our non-employee share-based compensation awards are reported at their fair value at each reporting period.

  Fair Value Measurements

        Fair Value Measurements and Disclosures under ASC Topic 820 "Fair Value Measurements and Disclosures" establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. Level 1 inputs, the highest priority, are quoted prices in active markets

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(10) Financial Instruments (Continued)

for identical assets or liabilities. Level 2 inputs reflect other than quoted prices included in Level 1 that are either observable directly or through corroboration with observable market data. Level 3 inputs are unobservable inputs, due to little or no market activity for the asset or liability, such as internally-developed valuation models. We have applied the provisions of Topic 820 to our trading securities, the assets of our deferred compensation plan (primarily money market funds and mutual funds) and interest rate caps.

        Assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 were as follows (amounts in thousands):

	Fair Value Measurement at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2009 Assets
Money market funds	$12	—	—
U.S. government and agency obligations	883	—	—
Deferred compensation plan assets (money market funds)	1,522	—	—
Derivative financial instruments	—	—	—

Total assets at fair value	$2,417	—	—
December 31, 2008 Assets
Money market funds	$590	—	—
U.S. government and agency obligations	973	—	—
Derivative financial instruments	—	7	—

Total assets at fair value	$1,563	7	—

        The valuation of our marketable securities, money market funds, and mutual funds are determined using quoted market prices in active markets utilizing market observable inputs. Derivative financial instruments are valued using mid-market quotations in active markets that are based on actual bid/ask quotations shown on reliable electronic information screens as of December 31, 2009.

(11) Related Party Transactions

        We entered into a long-term capital lease agreement in 1991 with the wife of our President and CEO for property occupied by us. The leased asset was capitalized in 1991 at the owner's cost of $900,000 and the related obligation was recorded in the accompanying financial statements. The lease agreement was amended in April 2008 and we have increased our existing capital lease asset and liability by $1.3 million to record the extension of this capital lease. The amended lease terminates on September 30, 2026.

        In January 2001 we entered into an aircraft operating lease agreement with a company owned by our President and CEO. The lease was amended effective January 1, 2002 and February 25, 2005. The lease term is month-to-month and may be terminated at any time upon one hundred and twenty days written notice. The monthly lease rate is $75,000. Upon signing the lease, the lessor was granted an

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(11) Related Party Transactions (Continued)

option to purchase 250,000 shares of GCI Class A common stock at $6.50 per share, of which 150,000 shares remain and were exercisable at December 31, 2008. We paid a deposit of $1.5 million in connection with the lease. The deposit will be repaid to us upon the earlier of six months after the agreement terminates, or nine months after the date of a termination notice. The lessor may sell to us the stock arising from the exercise of the stock option or surrender the intrinsic value of the right to purchase all or a portion of the stock option to repay the deposit, if allowed by our debt instruments in effect at such time.

(12) Commitments and Contingencies

  Operating Leases as Lessee

        We lease business offices, have entered into site lease agreements and use satellite transponder and fiber capacity and certain equipment pursuant to operating lease arrangements. Many of our leases are for multiple years and contain renewal options. Rental costs, including immaterial amounts of contingent rent expense, under such arrangements amounted to $29.5 million, $35.7 million and $34.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

  Capital Leases as Lessee

        We entered into a long-term capital lease agreement in 1991 with the wife of our President and CEO for property occupied by us as further described in note 11.

        On March 31, 2006, through our subsidiary GCI Communication Corp. we entered into an agreement to lease transponder capacity on Intelsat, Ltd.'s ("Intelsat") Galaxy 18 spacecraft that successfully launched on May 21, 2008. We are also leasing capacity on the Horizons 1 satellite, which is owned jointly by Intelsat and JSAT International, Inc. The leased capacity replaced our existing transponder capacity on Intelsat's Galaxy XR satellite.

        The Intelsat Galaxy 18 C-band and Ku-Band transponders are being leased over an expected term of 14 years. The present value of the lease payments, excluding telemetry, tracking and command services and back-up protection, was $98.6 million. We recorded a capital lease obligation and an addition to our Property and Equipment at December 31, 2008.

        In June 2008 Galaxy XR was taken out of service resulting in the removal of the remaining $8.8 million net book value and the recognition of an $8.8 million warranty receivable. We applied $8.4 million of the warranty receivable to offset our cash obligation relating to the capital lease during the year ended December 31, 2008, resulting in an outstanding warranty receivable of $465,000 as of December 31, 2008. During the year ended December 31, 2009, we applied the remaining $465,000 of the warranty receivable to offset our cash obligation.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(12) Commitments and Contingencies (Continued)

        A summary of future minimum lease payments (amounts in thousands) follows:

Years ending December 31:	Operating	Capital
2010	$19,785	11,656
2011	17,152	11,672
2012	14,722	11,732
2013	13,402	11,742
2014	12,083	11,752
2015 and thereafter	68,745	90,232

Total minimum lease payments	$145,889	148,786

Less amount representing interest		52,872
Less current maturity of obligations under capital leases		4,759

Long-term obligations under capital leases, excluding current maturity		$91,155

        The leases generally provide that we pay the taxes, insurance and maintenance expenses related to the leased assets. Several of our leases include renewal options, escalation clauses and immaterial amounts of contingent rent expense. We expect that in the normal course of business leases that expire will be renewed or replaced by leases on other properties.

  Operating Leases as Lessor and IRU Revenue

        We enter into lease or service arrangements for IRU capacity on our fiber optic cable systems with third parties and for many of these leases or service arrangements, we received up-front cash payments. We have $52.9 million in deferred revenue at December 31, 2009 representing cash received from customers for which we will recognize revenue in the future. The arrangements under operating lease or service arrangements expire on various dates through 2029. The revenue will be recognized over the term of the agreements.

        A summary of minimum future lease or service arrangement cash receipts including IRUs and the provision of certain other service are as follows (amounts in thousands):

Years ending December 31,
2010	$7,006
2011	6,753
2012	6,142
2013	6,075
2014	5,581
2015 and thereafter	41,770

Total minimum future service revenues	$73,327

        The cost of assets that are leased to customers is $251.5 million and $226.0 million as of December 31, 2009 and 2008, respectively. The carrying value of assets leased to customers is $166.2 million and $152.1 million as of December 31, 2009 and 2008, respectively.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(12) Commitments and Contingencies (Continued)

  Letters of Credit

        We have letters of credit totaling $2.8 million outstanding under our Senior Credit Facility as follows:

  •
  $2.4 million to secure payment of certain access charges associated with our provision of telecommunications services within the State of Alaska,

  •
  $282,000 to meet obligations associated with our insurance arrangements, and

  •
  $100,000 to secure right of way access.

  Wireless Service Equipment Obligation

        We have entered into an agreement to purchase hardware, software, and equipment capable of providing wireless service to small markets in rural Alaska as a reliable substitute for standard wire line service. The agreement has a total remaining commitment of $18.9 million. We paid $5.2 million in 2009 and expect to pay $4.0 million and $14.9 million during the years ended December 31, 2010, and 2011, respectively.

  IRU Purchase Commitment

        On July 31, 2006, through our subsidiary GCI Communication Corp. we entered into an agreement to purchase IRU capacity in the Kodiak-Kenai Cable Company, LLC's marine-based fiber optic cable system linking Anchorage to Kenai, Homer, Kodiak and Seward, Alaska. The new system was placed into service in December 2006. We accepted the first installment of our IRU capacity in December 2006 and the second installment in January 2009. We have committed to purchase a minimum of $3.4 million to $5.3 million in additional IRU capacity in two installments through 2013.

  Guaranteed Service Levels

        Certain customers have guaranteed levels of service with varying terms. In the event we are unable to provide the minimum service levels we may incur penalties or issue credits to customers.

  Self-Insurance

        We are self-insured for losses and liabilities related primarily to health and welfare claims up to $200,000 per incident and $2.0 million per lifetime per beneficiary above which third party insurance applies. A reserve of $1.1 million and $1.9 million was recorded at December 31, 2009 and 2008, respectively, to cover estimated reported losses, estimated unreported losses based on past experience modified for current trends, and estimated expenses for settling claims. We are self-insured for losses and liabilities related to workers' compensation claims up to $500,000 on a per claim basis above which third party insurance applies. A reserve of $72,000 and $157,000 was recorded at December 31, 2009 and 2008, respectively, to cover estimated reported losses and estimated expenses for investigating and settling claims. Actual losses will vary from the recorded reserves. While we use what we believe are pertinent information and factors in determining the amount of reserves, future additions to the reserves may be necessary due to changes in the information and factors used.

        We are self-insured for damage or loss to certain of our transmission facilities, including our buried, undersea, and above-ground transmission lines. If we become subject to substantial uninsured

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(12) Commitments and Contingencies (Continued)

liabilities due to damage or loss to such facilities, our financial position, results of operations or liquidity may be adversely affected.

  Litigation, Disputes, and Regulatory Matters

        We are involved in various lawsuits, billing disputes, legal proceedings, and regulatory matters that have arisen from time to time in the normal course of business. While the ultimate results of these items cannot be predicted with certainty we do not expect, at this time, that the resolution of them will have a material adverse effect on our financial position, results of operations or liquidity.

        In addition, in September 2008, the FCC's Office of Inspector General ("OIG") initiated an investigation regarding Alaska DigiTel's compliance with program rules and requirements under the Lifeline Program. The request covers the period beginning January 1, 2004 through August 31, 2008 and relates to the amounts received for Lifeline service. Alaska DigiTel was an Alaska based wireless communications company of which we acquired an 81.9% equity interest on January 2, 2007 and the remaining 18.1% equity interest on August 18, 2008 and was subsequently merged with one of our wholly owned subsidiaries in April 2009. Prior to August 18, 2008, our control over the operations of Alaska DigiTel was limited as required by the FCC upon its approval of our initial acquisition completed in January 2007. We intend to fully comply with this request on behalf of Alaska DigiTel and the GCI companies as affiliates. The OIG investigation is still pending, and we presently are unable to assess the ultimate resolution of this matter.

  Universal Service

        The USF pays ETCs to support the provision of local service in high cost areas. Under FCC regulations and RCA orders, GCI is an authorized ETC for purposes of providing wireless and wireline telephone service in Anchorage, Juneau, Fairbanks, and the MTA study area (which includes the Matanuska-Susitna Valley) and other small areas throughout Alaska. Without ETC status, we would not qualify for USF support in these areas or other rural areas where we propose to offer wireline and wireless local services, and our revenue for providing local services in these areas would be materially adversely affected.

        On May 1, 2008, the FCC issued an order adopting the recommendation of the Joint Board to impose a state-by-state interim cap on high cost funds to be distributed to competitive ETCs. As part of the revised policy, the FCC adopted a limited exception from the cap for competitive ETCs serving tribal lands or Alaska Native regions. While the operation of the cap will generally reduce the high cost fund amounts available to competitive ETCs as new competitive ETCs are designated and as existing competitive ETCs acquire new customers, providers like us who serve tribal lands or Alaska Native regions were provided some relief. On March 5, 2009, the FCC issued an additional order waiving a previously adopted limitation to the exception, the result of which was to provide uncapped support for all lines served by competitive ETCs for tribal lands or Alaska Native regions during the time the interim cap is in effect. The uncapped support for tribal lands or Alaska Native regions and the cap for all other regions will be in place until the FCC takes action on proposals for long term reform. On April 8, 2009, the FCC issued a Notice of Inquiry to review aspects of its high cost support program. Comments were filed on May 8, 2009, and replies were filed on June 8, 2009. We cannot predict at this time the outcome of this proceeding or its affect on high cost support available to us.

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(12) Commitments and Contingencies (Continued)

  Cable Service Rate Reregulation

        Federal law permits regulation of basic cable programming services rates. However, Alaska law provides that cable television service is exempt from regulation by the RCA unless 25% of a system's subscribers request such regulation by filing a petition with the RCA. At December 31, 2009, only the Juneau system is subject to RCA regulation of its basic service rates. No petition requesting regulation has been filed for any other system. The Juneau system serves 7% of our total basic service subscribers at December 31, 2009.

  Dobson Resale Agreement

        AT&T Mobility, LLC ("AT&T Mobility") acquired Dobson Communications Corporation ("Dobson"), including its Alaska properties, on November 15, 2007. In December 2007 we signed an agreement with AT&T Mobility that provided for an orderly transition of our wireless customers from the Dobson/AT&T network in Alaska to our wireless facilities that we began building in 2008 and are expected to be substantially completed in 2010 or 2011. The agreement required our customers to be on our wireless network by June 30, 2009, but allowed our customers to use the AT&T Mobility network for roaming during the transition period. We successfully migrated all but 200 customers from the AT&T Mobility network to our network by the required transition date of June 30, 2009. The four-year transition period, which expires June 30, 2012, provides us adequate time to replace the Dobson/AT&T network in Alaska with our own wireless facilities. Under the agreement, AT&T Mobility's obligation to purchase network services from us terminated as of July 1, 2008. AT&T Mobility provided us with a large block of wireless network usage at no charge to facilitate the transition of our customers to our facilities. We will pay for usage in excess of that base transitional amount. Under the previous agreement with Dobson, our margin was fixed. Under the new agreement with AT&T Mobility, we will pay for usage in excess of the block of no charge minutes on a per minute basis. The block of wireless network usage at no charge is expected to substantially reduce our wireless product Cost of Goods Sold during the approximate four year period beginning June 4, 2008 and ending June 30, 2012.

  Rural Health Care Division Revenue

        We have a customer who participates in the Rural Health Care Division support program that is operated by the USAC. We have been providing service to this customer pursuant to a contract since July 1, 2008, however, our customer has not received a funding commitment from the USAC. Although we believe all of the revenue recognition requirements have been met, our history with this program demonstrates that the majority of our customers receive funding commitments, and there are sufficient funds available under this program, in the event that this funding commitment is not approved, we would be required to establish a reserve for these revenues. At December 31, 2009, we have recorded accounts receivable of $16.8 million for this agreement.

  CDMA Network Expansion

        During 2007 Alaska DigiTel and GCI signed an agreement with a customer to build-out Alaska DigiTel's CDMA network with various milestones through 2012 to provide expanded roaming area coverage. If we fail to meet the schedule, the customer has the right to terminate the agreement and we may be required to pay up to $16.0 million as liquidated damages. We expect to meet the deadlines

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(12) Commitments and Contingencies (Continued)

imposed by the build-out schedule and therefore expect our expenditures to result in an expansion of our wireless facilities rather than payment of the liquidated damages.

  Alaska Wireless Contingent Payment

        On July 1, 2008 we completed the acquisition of all of the ownership interests in Alaska Wireless. We made an initial payment on the acquisition date and an additional payment of $5.2 million in February 2010 that was contingent on the achievement of certain financial conditions and was accrued at December 31, 2009.

(13) Non-controlling Interest

        On January 1, 2009 we adopted ASC Topic 810-10-65-1, "Consolidation" (formerly SFAS No. 160, "Non-Controlling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin ("ARB") No. 51") as noted in Note 1 (ah). As a result of the required retrospective application of the presentation and disclosure provisions our income (loss) before income tax expense changed from $(792) previously reported to $(2,295) for the year ended December 31, 2008 and from $25,895 previously reported to $25,859 for the year ended December 31, 2007. Our net income (loss) previously reported was $(1,869) and is now $(3,372) for the year ended December 31, 2008 and our net income (loss) previously reported was $13,733 and is now $13,697 for the year ended December 31, 2007. There was no change in total stockholder's equity as of December 31, 2008. For the year ended December 31, 2007, total stockholder's equity as previously reported was $252,955 and is now $259,433. There were no adjustments to the consolidated statements of cash flows for the years ended December 31, 2008 and 2007.

(14) Fluctuations in Fourth Quarter Results of Operations (Unaudited)

        The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2009 and 2008 (amounts in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2009
Total revenues	$148,689	148,796	150,816	147,510
Operating income	$13,512	18,559	20,730	13,301
Net income (loss) attributable to GCI, Inc.	$354	2,564	4,336	(3,738)
2008
Total revenues	$134,674	142,461	151,660	146,647
Operating income	$9,714	14,045	15,980	7,970
Net income (loss) attributable to GCI, Inc.	$436	1,832	265	(4,402)

        During the fourth quarter of 2009, we recognized $1.9 million in interest expense resulting from the write- off of the original issue discount on our Senior Credit Facility, our interest expense increased $1.0 million due to the issuance of $425.0 million in additional Senior Notes, we recognized $1.0 million in interest expense resulting from the write-off of deferred loan costs on our Senior Credit Facility, we recorded an $862,000 adjustment to decrease wireless revenue to correct the accrual of

GCI, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements (Continued)

(14) Fluctuations in Fourth Quarter Results of Operations (Unaudited) (Continued)

wireless plan fee and usage revenue reported in prior quarters, and we recorded a $760,000 increase to the Allowance for Doubtful Accounts to reserve for a certain customer account receivable.

        During the fourth quarter of 2008, we recognized additional expense of $1.6 million related to the conversion of customer wireless phones to our facilities, $1.8 million in compensation related costs, additional depreciation due to the build out of our wireless facilities, and a reduction in revenues due to continuing implementation of the new distribution agreement with AT&T Mobility.

(15) Subsequent Events

        In January 2010 the U.S. Department of Agriculture's RUS approved our wholly-owned subsidiary, UUI's application for an $88.2 million loan/grant combination to extend terrestrial broadband service for the first time to Bristol Bay and the Yukon-Kuskokwim Delta, an area in Alaska roughly the size of the state of North Dakota. Upon completion, UUI's project, TERRA-Southwest ("TERRA-SW"), will be able to serve 9,089 households and 748 businesses in the 65 covered communities. The project will also be able to serve numerous public/non-profit/private community anchor institutions and entities, such as regional health care providers, school districts, and other regional and Alaska native organizations. The RUS award, consisting of a $44.2 million loan and a $44.0 million grant, will be made under the RUS Broadband Initiatives Program established pursuant to the American Recovery and Reinvestment Act. The grant portion of the award will fund backbone network facilities that we would not otherwise be able to construct within our return-on-investment requirements. UUI expects to start construction on TERRA-SW in 2010 and complete the project by the end of 2012.

        On January 29, 2010, GCI Holdings, Inc., our wholly owned subsidiary, entered into a Second Amended and Restated Credit and Guarantee Agreement with Calyon New York Branch, as administrative agent, Royal Bank of Canada, as syndication agent, and CoBank, ACB, Union Bank of California, N.A. and Wells Fargo Bank, N.A., as documentation agents ("amended Senior Credit Facility"). The amended Senior Credit Facility provides a $75.0 million revolving credit facility with a $25.0 million sublimit for letters of credit. The amended Senior Credit Facility replaced the Senior Credit Facility described in Note 6(c). The interest rate under the amended Senior Credit Facility is LIBOR plus a margin dependent upon our Total Leverage Ratio ranging from 2.5% to 4.0%. The amended Senior Credit Facility will mature on January 29, 2015. The terms of the amended Senior Credit Facility include customary representations and warranties, customary affirmative and negative covenants and customary events of default. At any time after the occurrence of an event of default under the amended Senior Credit Facility, the lenders may, among other options, declare any amounts outstanding under the amended Senior Credit Facility immediately due and payable and terminate any commitment to make further loans under the amended Senior Credit Facility. The obligations under the amended Senior Credit Facility are secured by a security interest on substantially all of the assets of GCI Holdings, Inc. and the subsidiary guarantors, and on the stock of GCI Holdings, Inc.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representatives. This Prospectus does not offer to sell or ask for offers to buy any of the securities other than those to which this Prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this Prospectus is current only as of its date.

$425,000,000

OFFER TO EXCHANGE
8 5/8% Senior Notes
due 2019
for
8 5/8% Senior Notes
due 2019

PROSPECTUS

                                             , 2010

Dealer Prospectus Delivery Obligation

Until                                    , all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The bylaws of GCI, Inc. (the "Company") provide for indemnification of directors and officers (and their respective heirs and personal representatives) of GCI, Inc. against all losses, damages, costs and expenses incurred in connection with any action, suit or proceeding (civil or criminal) brought against such person by reason of the fact that he or she is or was a director or officer of GCI, Inc. or served any other enterprise in which GCI, Inc. is a creditor as a director or officer at the request of GCI, Inc. GCI, Inc. will only indemnify an officer or director upon a determination by a majority vote of the disinterested members of the board of directors, by a majority vote of the shareholders of GCI, Inc. or by independent legal counsel that the person to be indemnified has met the applicable standard of conduct. No indemnification will be made in respect of any claim, issue or matter as to which the director or officer is adjudged to be liable for negligence or misconduct.

        The articles of incorporation of GCI, Inc. provide that directors will not be liable to GCI, Inc. for monetary damages for breach of a fiduciary duty unless such breach involves a breach of the duty of loyalty, bad faith, intentional misconduct, a knowing violation of law or the derivation by such director of an improper personal benefit. GCI, Inc.'s bylaws further provide that no officer or director will be liable to GCI, Inc. for acts or omissions in good faith, provided such person exercised the same degree of care and skill that a prudent person would have exercised in the conduct of his or her own affairs.

        As of the date of this Registration Statement, GCI, Inc. had not received any notice or request regarding indemnification of any officer or director of GCI, Inc.

Item 21.    Exhibits and Financial Statement Schedules

        The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description
3.1	Articles of Incorporation of the Company(12)
3.2	Bylaws of the Company(12)
4.1	Certified copy of the General Communication, Inc. Amendment No. 1, dated as of June 25, 2007, to the Amended and Restated 1986 Stock Option Plan(33)
4.2	Indenture for 8 5/8% Senior Notes due 2019 dated as of November 3, 2009, between The Company, as Issuer, and Union Bank, N.A., as Trustee(45)
4.3	Form of 8 5/8% Senior Notes due 2019 (included in Exhibit 4.2)
5.1	Opinion of Sherman & Howard L.L.C., as to the legality of the securities being registered.*
5.2	Opinion of Bonnie J. Paskvan, Corporate Counsel to GCI, Inc., as to the legality of the securities being registered.*
10.3	Westin Building Lease(3)
10.4	Duncan and Hughes Deferred Bonus Agreements(4)
10.5	Compensation Agreement between General Communication, Inc. and William C. Behnke dated January 1, 1997(13)
10.6	Order approving Application for a Certificate of Public Convenience and Necessity to operate as a Telecommunications (Intrastate Interexchange Carrier) Public Utility within Alaska(2)

Exhibit No.	Description
10.13	MCI Carrier Agreement between MCI Telecommunications Corporation and General Communication, Inc. dated January 1, 1993(5)
10.14	Contract for Alaska Access Services Agreement between MCI Telecommunications Corporation and General Communication, Inc. dated January 1, 1993(5)
10.15	Promissory Note Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13, 1993(6)
10.16	Deferred Compensation Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13, 1993(6)
10.17	Pledge Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13, 1993(6)
10.20	The GCI Special Non-Qualified Deferred Compensation Plan(7)
10.21	Transponder Purchase Agreement for Galaxy X between Hughes Communications Galaxy, Inc. and GCI Communication Corp.(7)
10.25	Licenses:(3)
10.25.1	214 Authorization
10.25.2	International Resale Authorization
10.25.3	Digital Electronic Message Service Authorization
10.25.11	Certificate of Convenience and Public Necessity—Telecommunications Service (Local Exchange) dated July 7, 2000(29)
10.26	ATU Interconnection Agreement between GCI Communication Corp. and Municipality of Anchorage, executed January 15, 1997(12)
10.29	Asset Purchase Agreement, dated April 15, 1996, among General Communication, Inc., ACNFI, ACNJI and ACNKSI(8)
10.30	Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and Alaska Cablevision, Inc.(8)
10.31	Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and McCaw/Rock Homer Cable System, J.V.(8)
10.32	Asset Purchase Agreement, dated May 10, 1996, between General Communication, Inc., and McCaw/Rock Seward Cable System, J.V.(8)
10.33	Amendment No. 1 to Securities Purchase and Sale Agreement, dated October 31, 1996, among General Communication, Inc., and the Prime Sellers Agent(9)
10.34	First Amendment to Asset Purchase Agreement, dated October 30, 1996, among General Communication, Inc., ACNFI, ACNJI and ACNKSI(9)
10.36	Order Approving Arbitrated Interconnection Agreement as Resolved and Modified by Order U-96-89(5) dated January 14, 1997(12)
10.37	Amendment to the MCI Carrier Agreement executed April 20, 1994(12)
10.38	Amendment No. 1 to MCI Carrier Agreement executed July 26, 1994(11)
10.39	MCI Carrier Addendum—MCI 800 DAL Service effective February 1, 1994(11)

Exhibit No.	Description
10.40	Third Amendment to MCI Carrier Agreement dated as of October 1, 1994(11)
10.41	Fourth Amendment to MCI Carrier Agreement dated as of September 25, 1995(11)
10.42	Fifth Amendment to the MCI Carrier Agreement executed April 19, 1996(12)
10.43	Sixth Amendment to MCI Carrier Agreement dated as of March 1, 1996(11)
10.44	Seventh Amendment to MCI Carrier Agreement dated November 27, 1996(14)
10.45	First Amendment to Contract for Alaska Access Services between General Communication, Inc. and MCI Telecommunications Corporation dated April 1, 1996(14)
10.46	Service Mark License Agreement between MCI Communications Corporation and General Communication, Inc. dated April 13, 1994(13)
10.47	Radio Station Authorization (Personal Communications Service License), Issue Date June 23, 1995(13)
10.50	Contract No. 92MR067A Telecommunications Services between BP Exploration (Alaska), Inc. and GCI Network Systems dated April 1, 1992(14)
10.51	Amendment No. 03 to BP Exploration (Alaska) Inc. Contract No. 92MRO67A effective August 1, 1996(14)
10.52	Lease Agreement dated September 30, 1991 between RDB Company and General Communication, Inc.(2)
10.54	Order Approving Transfer Upon Closing, Subject to Conditions, and Requiring Filings dated September 23, 1996(13)
10.55	Order Granting Extension of Time and Clarifying Order dated October 21, 1996(13)
10.58	Employment and Deferred Compensation Agreement between General Communication, Inc. and John M. Lowber dated July 1992(13)
10.59	Deferred Compensation Agreement between GCI Communication Corp. and Dana L. Tindall dated August 15, 1994(13)
10.60	Transponder Lease Agreement between General Communication Incorporated and Hughes Communications Satellite Services, Inc., executed August 8, 1989(6)
10.61	Addendum to Galaxy X Transponder Purchase Agreement between GCI Communication Corp. and Hughes Communications Galaxy, Inc. dated August 24, 1995(13)
10.62	Order Approving Application, Subject to Conditions; Requiring Filing; and Approving Proposed Tariff on an Inception Basis, dated February 4, 1997(13)
10.66	Supply Contract Between Submarine Systems International Ltd. And GCI Communication Corp. dated as of July 11, 1997.(15)
10.67	Supply Contract Between Tyco Submarine Systems Ltd. And Alaska United Fiber System Partnership Contract Variation No. 1 dated as of December 1, 1997.(15)
10.71	Third Amendment to Contract for Alaska Access Services between General Communication, Inc. and MCI Telecommunications Corporation dated February 27, 1998(16)

Exhibit No.	Description
10.80	Fourth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom.(17)
10.89
Fifth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc., formerly known as MCI Telecommunications Corporation dated August 7, 2000#(18)
10.90
Sixth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc., formerly known as MCI Telecommunications Corporation dated February 14, 2001#(18)
10.91
Seventh Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc., formerly known as MCI Telecommunications Corporation dated March 8, 2001#(18)
10.100	Contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated March 12, 2002#(21)
10.102	First Amendment to Lease Agreement dated as of September 2002 between RDB Company and GCI Communication Corp. as successor in interest to General Communication, Inc.(22)
10.103
Agreement and plan of merger of GCI American Cablesystems, Inc. a Delaware corporation and GCI Cablesystems of Alaska, Inc. an Alaska corporation each with and into GCI Cable, Inc. an Alaska corporation, adopted as of December 10, 2002(22)
10.104	Articles of merger between GCI Cablesystems of Alaska, Inc. and GCI Cable, Inc., adopted as of December 10, 2002(22)
10.105	Aircraft lease agreement between GCI Communication Corp., and Alaska corporation and 560 Company, Inc., an Alaska corporation, dated as of January 22, 2001(22)
10.106	First amendment to aircraft lease agreement between GCI Communication Corp., and Alaska corporation and 560 Company, Inc., an Alaska corporation, dated as of February 8, 2002(22)
10.108	Bonus Agreement between General Communication, Inc. and Wilson Hughes(23)
10.109	Eighth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc.#(23)
10.110	Settlement and Release Agreement between General Communication, Inc. and WorldCom, Inc.(23)
10.112	Waiver letter agreement dated as of February 13, 2004 for Credit, Guaranty, Security and Pledge Agreement(24)
10.113	Indenture dated as of February 17, 2004 between GCI, Inc. and The Bank of New York, as trustee(24)

Exhibit No.	Description
10.114	Registration Rights Agreement dated as of February 17, 2004, among GCI, Inc., and Deutsche Bank Securities Inc., Jefferies & Company, Inc., Credit Lyonnais Securities (USA), Inc., Blaylock & Partners, L.P., Ferris, Baker Watts, Incorporated, and TD Securities (USA), Inc., as Initial Purchasers(24)
10.121
First amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated July 24, 2002#(26)
10.122
Second amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated December 31, 2003(26)
10.123
Third amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated February 19, 2004#(26)
10.124
Fourth amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated June 30, 2004#(26)
10.126	Audit Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of February 3, 2005)(27)
10.127	Nominating and Corporate Governance Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of February 3, 2005)(27)
10.128
Fifth amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated January 22, 2005#(27)
10.129	Ninth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc.#(28)
10.130
Amended and Restated Credit Agreement among GCI Holdings, Inc. and Calyon New York Branch as Administrative Agent, Sole Lead Arranger, and Co-Bookrunner, The Initial Lenders and Initial Issuing Bank Named Herein as Initial Lenders and Initial Issuing Bank, General Electric Capital Corporation as Syndication Agent, and Union Bank of California, N.A., CoBank, ACB, CIT Lending Services Corporation and Wells Fargo Bank, N.A. as Co-Documentation Agents, dated as of August 31, 2005(28)
10.131	Amended and Restated 1986 Stock Option Plan of General Communication, Inc. as of June 7, 2005(28)
10.132	Amendment No. 1 to $150 Million EBITDA Incentive Program dated December 30, 2005(29)
10.134	Full-time Transponder Capacity Agreement with PanAmSat Corporation dated March 31, 2006#(30)
10.135
Tenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Network Services)#(31)

Exhibit No.	Description
10.136	Reorganization Agreement among General Communication, Inc., Alaska DigiTel, LLC, The Members of Alaska DigiTel, LLC, AKD Holdings, LLC and The Members of Denali PCS, LLC dated as of June 16, 2006 (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(32)
10.137
Second Amended and Restated Operating Agreement of Alaska DigiTel, LLC dated as of January 1, 2007 (We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(32)
10.138
Sixth amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated September 20, 2006(33)
10.139
Seventh amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated January 17, 2007#(33)
10.140	General Communication, Inc. Director Compensation Plan dated June 29, 2006(33)
10.141
Eleventh Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Network Services)#(35)
10.142
Third Amendment to the Amended and Restated Credit Agreement among GCI Holdings, Inc., GCI Communication Corp., GCI Cable, Inc., GCI Fiber Communication Co., Potter View Development Co., Inc., and Alaska United Fiber System Partnership, GCI, Inc., the banks, financial institutions, and other lenders party hereto and Calyon New York Branch as Administrative Agent, dated as of September 14, 2007(36)
10.143
Joinder Agreement dated as of September 28, 2007 among BNP Paribas, U.S. Bank National Association, GCI Holdings, Inc., GCI Communication Corp., GCI Cable, Inc., GCI Fiber Communication Co., Potter View Development Co., Inc., and Alaska United Fiber System Partnership, GCI, Inc., and Calyon New York Branch as Administrative Agent(36)
10.144	Strategic Roaming Agreement dated as of October 30, 2007 between Alaska DigiTel, LLC. And WirelessCo L.P.#(37)
10.145
CDMA Build-out Agreement dated as of October 30, 2007 between Alaska DigiTel, LLC. and WirelessCo L.P. (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(37)
10.146	Long-term de Facto Transfer Spectrum Leasing agreement between Alaska DigiTel, LLC. and SprintCom, Inc.#(37)

Exhibit No.	Description
10.147	Twelfth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Network Services) dated November 19, 2007 (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(37)
10.148
Stock Purchase Agreement dated as of October 12, 2007 among GCI Communication Corp., United Companies, Inc., Sea Lion Corporation and Togiak Natives LTD. (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)(37)
10.149
Fourth Amendment to the Amended and Restated Credit Agreement dated as of May 2, 2008 by and among GCI Holdings, Inc., the other parties thereto and Calyon New York Branch, as administrative agent, and the other Lenders party thereto(38)
10.150	Second Amendment to Lease Agreement dated as of April 8, 2008 between RDB Company and GCI Communication Corp. as successor in interest to General Communication, Inc.(39)
10.151	Audit Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of April 27, 2007)(39)
10.152	Nominating and Corporate Governance Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of April 27, 2007)(39)
10.153
Thirteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formally known as MCI WorldCom Network Services) dated January 16, 2008#(39)
10.154
Fourteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formally known as MCI WorldCom Network Services) dated May 15, 2008(40)
10.155	Contract for Alaska Access Services between the Company and Verizon, dated January 1, 1993(41)
10.156	Third Amendment to Contract for Alaska Access Services between the Company and Verizon, dated February 27, 1998(41)
10.157	Fourth Amendment to Contract for Alaska Access Services between the Company and Verizon, dated January 1, 1999(41)
10.158
Fifth Amendment to the Amended and Restated Credit Agreement dated as of October 17, 2008 by and among Holdings, Inc. the other parties thereto and Calyon New York Branch, as administrative agent, and the other Lenders party thereto(42)
10.159	Amendment to Deferred Bonus Agreement dated December 31, 2008 by and among the Company, the Employer and Mr. Duncan(43)

Exhibit No.	Description
10.160	Amendment to Deferred Compensation Agreement dated December 31, 2008 by and among the Company, the Employer and Mr. Duncan(43)
10.161
First Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated February 15, 2008#(46)
10.162	Second Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated April 9, 2008#(46)
10.163	Third Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated June 4, 2008#(46)
10.164	Fourth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated June 4, 2008#(46)
10.165
Fifth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated September 30, 2008#(46)
10.166
Sixth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated October 31, 2008#(46)
10.167
Seventh Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated November 6, 2008#(46)
10.168	Eighth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated June 8, 2009#(46)
10.169
Fifteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services Inc., d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc. which was formerly known as MCI Worldcom Network Services) dated May 5, 2009#(46)
10.170
Second Amended and Restated Credit Agreement dated as of January 29, 2010 by and among GCI Holdings, Inc., the other parties thereto and Calyon New York Branch, as administrative agent, and the other Lenders party thereto(47)
10.171
Sixteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc. which was formerly known as MCI WorldCom Network Services) dated October 13, 2009#(48)
10.172
Seventeenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Newtork Services) dated December 8, 2009#(48)

Exhibit No.	Description
12	Calculation of Ratio of Earnings to Fixed Charges (set forth on page 13 of the prospectus forming a part of this Registration Statement)
14	Code Of Business Conduct and Ethics (originally reported as exhibit 10.118)(25)
16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated August 17, 2009(44)
18.1	Letter regarding change in accounting principle(39)
18.1	Letter regarding change in accounting principle(46)
21.1	Subsidiaries of the Registrant(48)
23.1	Consent of KPMG LLP*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
23.4	Consent of Bonnie J. Paskvan, Corporate Counsel to GCI, Inc. (included in Exhibit 5.2)
24.1	Power of attorney (included on Signature Page of this Registration Statement)
25.1	Statement of Eligibility and Qualification on Form T-1 of Union Bank, N.A., as trustee of the 8 5/8% Senior Notes due 2019.*
99	Additional Exhibits:
99.1	The Articles of Incorporation of GCI Communication Corp.(1)
99.2	The Bylaws of GCI Communication Corp.(1)
99.7	The Bylaws of GCI Cable, Inc.(10)
99.8	The Articles of Incorporation of GCI Cable, Inc.(10)
99.15	The Bylaws of GCI Holdings, Inc.(13)
99.16	The Articles of Incorporation of GCI Holdings, Inc.(13)
99.27	The Partnership Agreement of Alaska United Fiber System(15)
99.28	The Bylaws of Potter View Development Co., Inc.(19)
99.29	The Articles of Incorporation of Potter View Development Co., Inc.(19)
99.34	The Bylaws of GCI Fiber Communication, Co., Inc.(20)
99.35	The Articles of Incorporation of GCI Fiber Communication, Co., Inc.(20)
99.36	Form of Letter of Transmittal with respect to exchange offer*
99.37	Form of Notice of Guaranteed Delivery with respect to exchange offer*
99.38	Letter to Beneficial Holders with respect to exchange offer*
99.39	Broker-Dealer Letter with respect to exchange offer*

#
CONFIDENTIAL PORTION has been omitted pursuant to a request for confidential treatment by us to, and the material has been separately filed with, the Securities and Exchange Commission. Each omitted Confidential Portion is marked by three asterisks.

*
Filed herewith.

Exhibit Reference	Description
1	Incorporated by reference to the Annual Report of General Communication, Inc. (for purposes of this Exhibit Reference, "Parent") on Form 10-K for the year ended December 31, 1990
2	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1991
3	Incorporated by reference to Parent's Registration Statement on Form 10 (File No. 0-15279), mailed to the Securities and Exchange Commission on December 30, 1986
4	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1989.
5	Incorporated by reference to Parent's Current Report on Form 8-K dated June 4, 1993.
6	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1993.
7	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1995.
8	Incorporated by reference to Parent's Form S-4 Registration Statement dated October 4, 1996.
9	Incorporated by reference to Parent's Current Report on Form 8-K dated November 13, 1996.
10	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1996.
11	Incorporated by reference to Parent's Current Report on Form 8-K dated March 14, 1996, filed March 28, 1996.
12	Incorporated by reference to Parent's Form S-3 Registration Statement (File No. 333-28001) dated May 29, 1997.
13	Incorporated by reference to Parent's Amendment No. 1 to Form S-3/A Registration Statement (File No. 333-28001) dated July 8, 1997.
14	Incorporated by reference to Parent's Amendment No. 2 to Form S-3/A Registration Statement (File No. 333-28001) dated July 21, 1997.
15	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.
16	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.
17	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999.
18	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001.
19	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2001.

Exhibit Reference	Description
20	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.
21	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2002.
22	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.
23	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003.
24	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.
25	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004.
26	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004.
27	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2005.
28	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2005.
29	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed March 16, 2006.
30	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2006.
31	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2006.
32	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed March 19, 2007.
33	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2007.
34	Incorporated by reference to the Company's Form S-8 filed with the SEC on July 27, 2007.
35	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2007.
36	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2007.
37	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed March 7, 2008.
38	Incorporated by reference to the Company's Report on Form 8-K for the period May 2, 2008 filed May 8, 2008.
39	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2008.

Exhibit Reference	Description
40	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2008.
41	Incorporated by reference to the Company's Report on Form 8-K for the period September 19, 2008 filed on September 22, 2008.
42	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2008.
43	Incorporated by reference to the Company's Report on Form 8-K for the period December 31, 2008 filed January 6, 2009.
44	Incorporated by reference to the Company's Report on Form 8-K for the period August 11, 2009 filed on August 17, 2009.
45	Incorporated by reference to the Company's Report on Form 8-K for the period November 3, 2009 filed on November 5, 2009
46	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2009.
47	Incorporated by reference to the Company's Report on Form 8-K for the period January 29, 2010 filed February 3, 2010.
48	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed March 12, 2010.

        In accordance with Regulation S-K 601(b)(4)(iii)(A), the Registrant agrees to file applicable agreements with the Securities and Exchange Commission upon request.

Item 22.    Undertakings

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            (iii)  To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        C.    The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        D.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Anchorage, State of Alaska, on March 26, 2010.

GCI, INC.
By:	/s/ G. WILSON HUGHES G. Wilson Hughes, President (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald A. Duncan, John M. Lowber and Steven D. Miller, Esq., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD A. DUNCAN Ronald A. Duncan	Director	March 26, 2010
/s/ G. WILSON HUGHES G. Wilson Hughes	President and Director (Principal Executive Officer)	March 26, 2010
/s/ JOHN M. LOWBER John M. Lowber	Chief Financial Officer, Senior Vice President, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	March 26, 2010

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of the Company(12)
3.2	Bylaws of the Company(12)
4.1	Certified copy of the General Communication, Inc. Amendment No. 1, dated as of June 25, 2007, to the Amended and Restated 1986 Stock Option Plan(33)
4.2	Indenture for 8 5/8% Senior Notes due 2019 dated as of November 3, 2009, between The Company, as Issuer, and Union Bank, N.A., as Trustee(45)
4.3	Form of 8 5/8% Senior Notes due 2019 (included in Exhibit 4.2)
5.1	Opinion of Sherman & Howard L.L.C., as to the legality of the securities being registered.*
5.2	Opinion of Bonnie J. Paskvan, Corporate Counsel to GCI, Inc., as to the legality of the securities being registered.*
10.3	Westin Building Lease(3)
10.4	Duncan and Hughes Deferred Bonus Agreements(4)
10.5	Compensation Agreement between General Communication, Inc. and William C. Behnke dated January 1, 1997(13)
10.6	Order approving Application for a Certificate of Public Convenience and Necessity to operate as a Telecommunications (Intrastate Interexchange Carrier) Public Utility within Alaska(2)
10.13	MCI Carrier Agreement between MCI Telecommunications Corporation and General Communication, Inc. dated January 1, 1993(5)
10.14	Contract for Alaska Access Services Agreement between MCI Telecommunications Corporation and General Communication, Inc. dated January 1, 1993(5)
10.15	Promissory Note Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13, 1993(6)
10.16	Deferred Compensation Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13, 1993(6)
10.17	Pledge Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13, 1993(6)
10.20	The GCI Special Non-Qualified Deferred Compensation Plan(7)
10.21	Transponder Purchase Agreement for Galaxy X between Hughes Communications Galaxy, Inc. and GCI Communication Corp.(7)
10.25	Licenses:(3)
10.25.1	214 Authorization
10.25.2	International Resale Authorization
10.25.3	Digital Electronic Message Service Authorization
10.25.11	Certificate of Convenience and Public Necessity—Telecommunications Service (Local Exchange) dated July 7, 2000(29)

Exhibit No.	Description
10.26	ATU Interconnection Agreement between GCI Communication Corp. and Municipality of Anchorage, executed January 15, 1997(12)
10.29	Asset Purchase Agreement, dated April 15, 1996, among General Communication, Inc., ACNFI, ACNJI and ACNKSI(8)
10.30	Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and Alaska Cablevision, Inc.(8)
10.31	Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and McCaw/Rock Homer Cable System, J.V.(8)
10.32	Asset Purchase Agreement, dated May 10, 1996, between General Communication, Inc., and McCaw/Rock Seward Cable System, J.V.(8)
10.33	Amendment No. 1 to Securities Purchase and Sale Agreement, dated October 31, 1996, among General Communication, Inc., and the Prime Sellers Agent(9)
10.34	First Amendment to Asset Purchase Agreement, dated October 30, 1996, among General Communication, Inc., ACNFI, ACNJI and ACNKSI(9)
10.36	Order Approving Arbitrated Interconnection Agreement as Resolved and Modified by Order U-96-89(5) dated January 14, 1997(12)
10.37	Amendment to the MCI Carrier Agreement executed April 20, 1994(12)
10.38	Amendment No. 1 to MCI Carrier Agreement executed July 26, 1994(11)
10.39	MCI Carrier Addendum—MCI 800 DAL Service effective February 1, 1994(11)
10.40	Third Amendment to MCI Carrier Agreement dated as of October 1, 1994(11)
10.41	Fourth Amendment to MCI Carrier Agreement dated as of September 25, 1995(11)
10.42	Fifth Amendment to the MCI Carrier Agreement executed April 19, 1996(12)
10.43	Sixth Amendment to MCI Carrier Agreement dated as of March 1, 1996(11)
10.44	Seventh Amendment to MCI Carrier Agreement dated November 27, 1996(14)
10.45	First Amendment to Contract for Alaska Access Services between General Communication, Inc. and MCI Telecommunications Corporation dated April 1, 1996(14)
10.46	Service Mark License Agreement between MCI Communications Corporation and General Communication, Inc. dated April 13, 1994(13)
10.47	Radio Station Authorization (Personal Communications Service License), Issue Date June 23, 1995(13)
10.50	Contract No. 92MR067A Telecommunications Services between BP Exploration (Alaska), Inc. and GCI Network Systems dated April 1, 1992(14)
10.51	Amendment No. 03 to BP Exploration (Alaska) Inc. Contract No. 92MRO67A effective August 1, 1996(14)
10.52	Lease Agreement dated September 30, 1991 between RDB Company and General Communication, Inc.(2)
10.54	Order Approving Transfer Upon Closing, Subject to Conditions, and Requiring Filings dated September 23, 1996(13)

Exhibit No.	Description
10.55	Order Granting Extension of Time and Clarifying Order dated October 21, 1996(13)
10.58	Employment and Deferred Compensation Agreement between General Communication, Inc. and John M. Lowber dated July 1992(13)
10.59	Deferred Compensation Agreement between GCI Communication Corp. and Dana L. Tindall dated August 15, 1994(13)
10.60	Transponder Lease Agreement between General Communication Incorporated and Hughes Communications Satellite Services, Inc., executed August 8, 1989(6)
10.61	Addendum to Galaxy X Transponder Purchase Agreement between GCI Communication Corp. and Hughes Communications Galaxy, Inc. dated August 24, 1995(13)
10.62	Order Approving Application, Subject to Conditions; Requiring Filing; and Approving Proposed Tariff on an Inception Basis, dated February 4, 1997(13)
10.66	Supply Contract Between Submarine Systems International Ltd. And GCI Communication Corp. dated as of July 11, 1997.(15)
10.67	Supply Contract Between Tyco Submarine Systems Ltd. And Alaska United Fiber System Partnership Contract Variation No. 1 dated as of December 1, 1997.(15)
10.71	Third Amendment to Contract for Alaska Access Services between General Communication, Inc. and MCI Telecommunications Corporation dated February 27, 1998(16)
10.80	Fourth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom.(17)
10.89
Fifth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc., formerly known as MCI Telecommunications Corporation dated August 7, 2000#(18)
10.90
Sixth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc., formerly known as MCI Telecommunications Corporation dated February 14, 2001#(18)
10.91
Seventh Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc., formerly known as MCI Telecommunications Corporation dated March 8, 2001#(18)
10.100	Contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated March 12, 2002#(21)
10.102	First Amendment to Lease Agreement dated as of September 2002 between RDB Company and GCI Communication Corp. as successor in interest to General Communication, Inc.(22)
10.103
Agreement and plan of merger of GCI American Cablesystems, Inc. a Delaware corporation and GCI Cablesystems of Alaska, Inc. an Alaska corporation each with and into GCI Cable, Inc. an Alaska corporation, adopted as of December 10, 2002(22)

Exhibit No.	Description
10.104	Articles of merger between GCI Cablesystems of Alaska, Inc. and GCI Cable, Inc., adopted as of December 10, 2002(22)
10.105	Aircraft lease agreement between GCI Communication Corp., and Alaska corporation and 560 Company, Inc., an Alaska corporation, dated as of January 22, 2001(22)
10.106	First amendment to aircraft lease agreement between GCI Communication Corp., and Alaska corporation and 560 Company, Inc., an Alaska corporation, dated as of February 8, 2002(22)
10.108	Bonus Agreement between General Communication, Inc. and Wilson Hughes(23)
10.109	Eighth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc.#(23)
10.110	Settlement and Release Agreement between General Communication, Inc. and WorldCom, Inc.(23)
10.112	Waiver letter agreement dated as of February 13, 2004 for Credit, Guaranty, Security and Pledge Agreement(24)
10.113	Indenture dated as of February 17, 2004 between GCI, Inc. and The Bank of New York, as trustee(24)
10.114
Registration Rights Agreement dated as of February 17, 2004, among GCI, Inc., and Deutsche Bank Securities Inc., Jefferies & Company, Inc., Credit Lyonnais Securities (USA), Inc., Blaylock & Partners, L.P., Ferris, Baker Watts, Incorporated, and TD Securities (USA), Inc., as Initial Purchasers(24)
10.121
First amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated July 24, 2002#(26)
10.122
Second amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated December 31, 2003(26)
10.123
Third amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated February 19, 2004#(26)
10.124
Fourth amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated June 30, 2004#(26)
10.126	Audit Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of February 3, 2005)(27)
10.127	Nominating and Corporate Governance Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of February 3, 2005)(27)
10.128
Fifth amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated January 22, 2005#(27)

Exhibit No.	Description
10.129	Ninth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI WorldCom Network Services, Inc.#(28)
10.130
Amended and Restated Credit Agreement among GCI Holdings, Inc. and Calyon New York Branch as Administrative Agent, Sole Lead Arranger, and Co-Bookrunner, The Initial Lenders and Initial Issuing Bank Named Herein as Initial Lenders and Initial Issuing Bank, General Electric Capital Corporation as Syndication Agent, and Union Bank of California, N.A., CoBank, ACB, CIT Lending Services Corporation and Wells Fargo Bank, N.A. as Co-Documentation Agents, dated as of August 31, 2005(28)
10.131	Amended and Restated 1986 Stock Option Plan of General Communication, Inc. as of June 7, 2005(28)
10.132	Amendment No. 1 to $150 Million EBITDA Incentive Program dated December 30, 2005(29)
10.134	Full-time Transponder Capacity Agreement with PanAmSat Corporation dated March 31, 2006#(30)
10.135
Tenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Network Services)#(31)
10.136
Reorganization Agreement among General Communication, Inc., Alaska DigiTel, LLC, The Members of Alaska DigiTel, LLC, AKD Holdings, LLC and The Members of Denali PCS, LLC dated as of June 16, 2006 (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(32)
10.137
Second Amended and Restated Operating Agreement of Alaska DigiTel, LLC dated as of January 1, 2007 (We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(32)
10.138
Sixth amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated September 20, 2006(33)
10.139
Seventh amendment to contract for Alaska Access Services between Sprint Communications Company L.P. and General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp. dated January 17, 2007#(33)
10.140	General Communication, Inc. Director Compensation Plan dated June 29, 2006(33)
10.141
Eleventh Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Network Services)#(35)

Exhibit No.	Description
10.142	Third Amendment to the Amended and Restated Credit Agreement among GCI Holdings, Inc., GCI Communication Corp., GCI Cable, Inc., GCI Fiber Communication Co., Potter View Development Co., Inc., and Alaska United Fiber System Partnership, GCI, Inc., the banks, financial institutions, and other lenders party hereto and Calyon New York Branch as Administrative Agent, dated as of September 14, 2007(36)
10.143
Joinder Agreement dated as of September 28, 2007 among BNP Paribas, U.S. Bank National Association, GCI Holdings, Inc., GCI Communication Corp., GCI Cable, Inc., GCI Fiber Communication Co., Potter View Development Co., Inc., and Alaska United Fiber System Partnership, GCI, Inc., and Calyon New York Branch as Administrative Agent(36)
10.144	Strategic Roaming Agreement dated as of October 30, 2007 between Alaska DigiTel, LLC. And WirelessCo L.P.#(37)
10.145
CDMA Build-out Agreement dated as of October 30, 2007 between Alaska DigiTel, LLC. and WirelessCo L.P. (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(37)
10.146	Long-term de Facto Transfer Spectrum Leasing agreement between Alaska DigiTel, LLC. and SprintCom, Inc.#(37)
10.147
Twelfth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Network Services) dated November 19, 2007 (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)#(37)
10.148
Stock Purchase Agreement dated as of October 12, 2007 among GCI Communication Corp., United Companies, Inc., Sea Lion Corporation and Togiak Natives LTD. (Nonmaterial schedules and exhibits to the Reorganization Agreement have been omitted pursuant to Item 601b.2 of Regulation S-K. We agree to furnish supplementally to the Commission upon request a copy of any omitted schedule or exhibit.)(37)
10.149
Fourth Amendment to the Amended and Restated Credit Agreement dated as of May 2, 2008 by and among GCI Holdings, Inc., the other parties thereto and Calyon New York Branch, as administrative agent, and the other Lenders party thereto(38)
10.150	Second Amendment to Lease Agreement dated as of April 8, 2008 between RDB Company and GCI Communication Corp. as successor in interest to General Communication, Inc.(39)
10.151	Audit Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of April 27, 2007)(39)
10.152	Nominating and Corporate Governance Committee Charter (as revised by the board of directors of General Communication, Inc. effective as of April 27, 2007)(39)

Exhibit No.	Description
10.153	Thirteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formally known as MCI WorldCom Network Services) dated January 16, 2008#(39)
10.154
Fourteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formally known as MCI WorldCom Network Services) dated May 15, 2008(40)
10.155	Contract for Alaska Access Services between the Company and Verizon, dated January 1, 1993(41)
10.156	Third Amendment to Contract for Alaska Access Services between the Company and Verizon, dated February 27, 1998(41)
10.157	Fourth Amendment to Contract for Alaska Access Services between the Company and Verizon, dated January 1, 1999(41)
10.158
Fifth Amendment to the Amended and Restated Credit Agreement dated as of October 17, 2008 by and among Holdings, Inc. the other parties thereto and Calyon New York Branch, as administrative agent, and the other Lenders party thereto(42)
10.159	Amendment to Deferred Bonus Agreement dated December 31, 2008 by and among the Company, the Employer and Mr. Duncan(43)
10.160	Amendment to Deferred Compensation Agreement dated December 31, 2008 by and among the Company, the Employer and Mr. Duncan(43)
10.161
First Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated February 15, 2008#(46)
10.162	Second Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated April 9, 2008#(46)
10.163	Third Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated June 4, 2008#(46)
10.164	Fourth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated June 4, 2008#(46)
10.165
Fifth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated September 30, 2008#(46)
10.166
Sixth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated October 31, 2008#(46)

Exhibit No.	Description
10.167	Seventh Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated November 6, 2008#(46)
10.168	Eighth Amendment to the Full-Time Transponder Capacity Agreement (Pre-Launch) between Intelsat Corporation, formerly known as PanAmSat Corporation, and GCI Communication Corp. dated June 8, 2009#(46)
10.169
Fifteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services Inc., d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc. which was formerly known as MCI Worldcom Network Services) dated May 5, 2009#(46)
10.170
Second Amended and Restated Credit Agreement dated as of January 29, 2010 by and among GCI Holdings, Inc., the other parties thereto and Calyon New York Branch, as administrative agent, and the other Lenders party thereto(47)
10.171
Sixteenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc. which was formerly known as MCI WorldCom Network Services) dated October 13, 2009#(48)
10.172
Seventeenth Amendment to Contract for Alaska Access Services between General Communication, Inc. and its wholly owned subsidiary GCI Communication Corp., and MCI Communications Services, Inc. d/b/a Verizon Business Services (successor-in-interest to MCI Network Services, Inc., which was formerly known as MCI WorldCom Newtork Services) dated December 8, 2009#(48)
12	Calculation of Ratio of Earnings to Fixed Charges (set forth on page 13 of the prospectus forming a part of this Registration Statement)
14	Code Of Business Conduct and Ethics (originally reported as exhibit 10.118)(25)
16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated August 17, 2009(44)
18.1	Letter regarding change in accounting principle(39)
18.1	Letter regarding change in accounting principle(46)
21.1	Subsidiaries of the Registrant(48)
23.1	Consent of KPMG LLP*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
23.4	Consent of Bonnie J. Paskvan, Corporate Counsel to GCI, Inc. (included in Exhibit 5.2)
24.1	Power of attorney (included on Signature Page of this Registration Statement)
25.1	Statement of Eligibility and Qualification on Form T-1 of Union Bank, N.A., as trustee of the 8 5/8% Senior Notes due 2019.*
99	Additional Exhibits:

Exhibit No.	Description
99.1	The Articles of Incorporation of GCI Communication Corp.(1)
99.2	The Bylaws of GCI Communication Corp.(1)
99.7	The Bylaws of GCI Cable, Inc.(10)
99.8	The Articles of Incorporation of GCI Cable, Inc.(10)
99.15	The Bylaws of GCI Holdings, Inc.(13)
99.16	The Articles of Incorporation of GCI Holdings, Inc.(13)
99.27	The Partnership Agreement of Alaska United Fiber System(15)
99.28	The Bylaws of Potter View Development Co., Inc.(19)
99.29	The Articles of Incorporation of Potter View Development Co., Inc.(19)
99.34	The Bylaws of GCI Fiber Communication, Co., Inc.(20)
99.35	The Articles of Incorporation of GCI Fiber Communication, Co., Inc.(20)
99.36	Form of Letter of Transmittal with respect to exchange offer*
99.37	Form of Notice of Guaranteed Delivery with respect to exchange offer*
99.38	Letter to Beneficial Holders with respect to exchange offer*
99.39	Broker-Dealer Letter with respect to exchange offer*

#
CONFIDENTIAL PORTION has been omitted pursuant to a request for confidential treatment by us to, and the material has been separately filed with, the Securities and Exchange Commission. Each omitted Confidential Portion is marked by three asterisks.

*
Filed herewith.

Exhibit Reference	Description
1	Incorporated by reference to the Annual Report of General Communication, Inc. (for purposes of this Exhibit Reference, "Parent") on Form 10-K for the year ended December 31, 1990
2	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1991
3	Incorporated by reference to Parent's Registration Statement on Form 10 (File No. 0-15279), mailed to the Securities and Exchange Commission on December 30, 1986
4	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1989.
5	Incorporated by reference to Parent's Current Report on Form 8-K dated June 4, 1993.
6	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1993.
7	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1995.
8	Incorporated by reference to Parent's Form S-4 Registration Statement dated October 4, 1996.

Exhibit Reference	Description
9	Incorporated by reference to Parent's Current Report on Form 8-K dated November 13, 1996.
10	Incorporated by reference to Parent's Annual Report on Form 10-K for the year ended December 31, 1996.
11	Incorporated by reference to Parent's Current Report on Form 8-K dated March 14, 1996, filed March 28, 1996.
12	Incorporated by reference to Parent's Form S-3 Registration Statement (File No. 333-28001) dated May 29, 1997.
13	Incorporated by reference to Parent's Amendment No. 1 to Form S-3/A Registration Statement (File No. 333-28001) dated July 8, 1997.
14	Incorporated by reference to Parent's Amendment No. 2 to Form S-3/A Registration Statement (File No. 333-28001) dated July 21, 1997.
15	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.
16	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.
17	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999.
18	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001.
19	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2001.
20	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.
21	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2002.
22	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.
23	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003.
24	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.
25	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2004.
26	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004.
27	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2005.
28	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2005.

Exhibit Reference	Description
29	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed March 16, 2006.
30	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2006.
31	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2006.
32	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed March 19, 2007.
33	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2007.
34	Incorporated by reference to the Company's Form S-8 filed with the SEC on July 27, 2007.
35	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2007.
36	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2007.
37	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed March 7, 2008.
38	Incorporated by reference to the Company's Report on Form 8-K for the period May 2, 2008 filed May 8, 2008.
39	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2008.
40	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2008.
41	Incorporated by reference to the Company's Report on Form 8-K for the period September 19, 2008 filed on September 22, 2008.
42	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2008.
43	Incorporated by reference to the Company's Report on Form 8-K for the period December 31, 2008 filed January 6, 2009.
44	Incorporated by reference to the Company's Report on Form 8-K for the period August 11, 2009 filed on August 17, 2009.
45	Incorporated by reference to the Company's Report on Form 8-K for the period November 3, 2009 filed on November 5, 2009.
46	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2009.
47	Incorporated by reference to the Company's Report on Form 8-K for the period January 29, 2010 filed February 3, 2010.
48	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed March 12, 2010.

        In accordance with Regulation S-K 601(b)(4)(iii)(A), the Registrant agrees to file applicable agreements with the Securities and Exchange Commission upon request.